    As filed with the Securities and Exchange Commission on January 29, 2001
                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       Securities and Exchange Commission
                              Washington, DC 20549

                                --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                --------------

                             PETROCORP INCORPORATED
             (Exact name of registrant as specified in its charter)

            Texas                          1311                 76-0380430
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)      Classification Code)    Identification No.)

                                6733 South Yale
                             Tulsa, Oklahoma 74136
                                 (918) 491-4500
              (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                                --------------

                              Gary R. Christopher
                     President and Chief Executive Officer
                                6733 South Yale
                             Tulsa, Oklahoma 74136
                                 (918) 491-4500
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                --------------

                                   Copies to:

             Frederic Dorwart                   J. Vincent Kendrick
             Tamara R. Wagman                    Howard B. Hacker
         Frederic Dorwart, Lawyers   Akin, Gump, Strauss, Hauer, Feld, L.L.P.
             124 E. 4th Street           1900 Pennzoil Place--South Tower
           Tulsa, Oklahoma 74103               711 Louisiana Street
              (918) 583-9922                   Houston, Texas 77002
                                                  (713) 220-5800

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
 Title of each class of
    Securities to be     Amount to be       Proposed maximum         Proposed maximum          Amount of
       registered         registered    offering price per share aggregate offering price registration fee(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value..................  4,108,968(1)           $10.00               $41,089,680(2)          $10,272.42
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, par value $0.01 per share, of PetroCorp Incorporated, a Texas corporation, estimated to be issuable in connection with the merger of Southern Mineral Corporation, a Nevada corporation, into PetroCorp Acquisition Company, a Delaware corporation and a direct wholly-owned subsidiary of PetroCorp, as described in the Agreement and Plan of Merger, dated December 22, 2000, attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement.

(2) Pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to
    (x) 4,108,968, the maximum number of shares of PetroCorp common stock issuable in connection with the merger multiplied by (y) $10.00, the average of the high and low sale prices per share of PetroCorp common stock reported in the consolidated reporting system of the American Stock Exchange on January 24, 2001.

(3) The registration fee for the securities to be registered has been calculated in accordance with Section 6(b) of the Securities Act.

                                --------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SOUTHERN MINERAL LOGO

[PETROCORP LOGO]    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

   To our shareholders:

   The boards of directors of PetroCorp Incorporated and Southern Mineral Corporation have agreed on a merger transaction involving our two companies. We are sending you this document to ask you to vote in favor of the merger transaction and related matters.

   In exchange for each share of Southern Mineral stock, Southern Mineral shareholders will receive merger consideration of $4.71 per share in cash or, if the shareholder timely elects, in PetroCorp common stock based on an exchange ratio of .471, subject to adjustment and proration as described below. Southern Mineral shareholders will not receive as a result of stock elections more than 4,000,000 PetroCorp shares. If the Southern Mineral shareholders elect to receive more than 4,000,000 shares of PetroCorp stock, the 4,000,000 shares available for issuance will be prorated among shareholders electing to receive stock, and PetroCorp has agreed to sell up to 108,968 shares, in addition to the 4,000,000 shares, to two affiliated shareholders who have agreed to buy that number of shares equal to their pro rata reduction. If Southern Mineral shareholders do not elect to receive at least 3,000,000 shares of PetroCorp common stock, PetroCorp will not be obligated to complete the merger. However, PetroCorp may waive this condition to the merger closing.

   The per share merger consideration will be decreased by the amount, if any, by which certain Southern Mineral transaction costs incurred since the signing of the merger agreement exceed $3,300,000, divided by 15,980,815, which represents Southern Mineral shares outstanding and reserved for issuance on the exercise of outstanding options and warrants on the date of the merger agreement. The per share merger consideration will be increased by the amount, if any, by which such transaction costs are less than $2,300,000, divided by 15,980,815. The exchange ratio, which represents the fraction of a PetroCorp share issuable for each share of Southern Mineral stock for which a valid stock election is received subject to proration, will be adjusted so that it equals the per share merger consideration divided by 10. As of the date of this
document, Southern Mineral has incurred approximately $     in such transaction
costs, and we do not anticipate that the per share merger consideration will be adjusted as a result of such costs.

   Like other Southern Mineral shareholders, holders of shares issued through the exercise of warrants will receive cash as merger consideration except to the extent such shareholders have made valid stock elections prior to the expiration of the stock election period described in this document. After the merger, holders of Southern Mineral warrants will be entitled to receive, for each share of Southern Mineral stock underlying such warrant, the per share merger consideration in cash, without interest, less the applicable warrant exercise price.

   We cannot complete the merger unless both companies' shareholders approve
it. We have scheduled special meetings for you on              , 2001, to vote
on the merger agreement. The meetings will be held:

For PetroCorp shareholders:  For Southern Mineral shareholders:
1:00 p.m., local time        9:00 a.m., local time
Bank of Oklahoma Tower       The Doubletree Hotel
One Williams Center          400 Dallas Street
Tulsa, Oklahoma              Houston, Texas

   This document is a prospectus of PetroCorp relating to the issuance of PetroCorp common stock in connection with the merger and a proxy statement for both PetroCorp and Southern Mineral to use in soliciting proxies for our shareholder meetings. It contains answers to frequently asked questions and a summary description of the merger, followed by a more detailed discussion of the merger and related matters. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. You should also consider the matters discussed under "Risk Factors" beginning on page 23 of this document. We urge you to review carefully this entire document.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

   This document is dated            , 2001, and is being first mailed to
shareholders on or about             , 2001.

                          SOUTHERN MINERAL CORPORATION
                       1201 Louisiana Street, Suite 3350
                              Houston, Texas 77002

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                        , 2001
                               ----------------

To the Shareholders of
Southern Mineral Corporation:

   A Special Meeting of shareholders of Southern Mineral Corporation will be held at The Doubletree Hotel, 400 Dallas Street, Houston, Texas, at 9:00 a.m.,
local time, on         , 2001 for the following purposes:

      (1) To consider and vote upon a proposal to approve the merger agreement among PetroCorp Incorporated, PetroCorp Acquisition Company, which is a newly-formed, wholly-owned subsidiary of PetroCorp, and Southern Mineral, relating to the merger of Southern Mineral into PetroCorp Acquisition and the transactions contemplated by the merger agreement, including the merger; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Holders of record of shares of Southern Mineral common stock at the close of
business on            , 2001 are entitled to notice of and to vote at the
meeting and any adjournment thereof.

   You are cordially invited to attend the meeting. Your vote is important to ensure your representation at the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly. The delivery of the proxy does not preclude you from voting in person if you attend the meeting. No additional postage is necessary if mailed in the United States. If you desire to revoke your proxy,
you may do so at any time before the vote as discussed on page    of this
document. If you do not vote, it will have the same effect as voting against the merger agreement and the merger.

   After careful consideration, the Southern Mineral board of directors has determined that the merger agreement and the transactions contemplated by it are fair and in the best interests of Southern Mineral and its shareholders. Accordingly, members of the Southern Mineral board of directors participating in the decision have approved, and recommend that the shareholders vote at the special meeting to approve, the merger agreement and the transactions contemplated by it, including the merger.

   Under Nevada law, you are or may not be entitled to assert dissenters' rights under the Nevada Revised Statutes as further described in the enclosed proxy statement.

   Please do not send any Southern Mineral stock certificates at this time. If the merger is approved by the shareholders of Southern Mineral and if the other conditions to the merger are satisfied or waived, forms to be used to exchange your shares of Southern Mineral common stock for shares of PetroCorp common stock and/or cash will be mailed to you after the consummation of the merger.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Steven H. Mikel
                                          Steven H. Mikel
                                          President and Chief Executive
                                           Officer
   Houston, Texas
       , 2001

                             PETROCORP INCORPORATED
                             6733 South Yale Avenue
                             Tulsa, Oklahoma 74136

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                       , 2001

                               ----------------

To the Shareholders of
PetroCorp Incorporated:

   A Special Meeting of shareholders of PetroCorp Incorporated will be held at the Tulsa Room, 9th Floor, Bank of Oklahoma Tower, One Williams Center, Tulsa,
Oklahoma, at 1:00 p.m., local time, on         , 2001 for the following
purposes:

      (1) To consider and vote upon a proposal to approve the merger agreement among PetroCorp, Southern Mineral Corporation and PetroCorp Acquisition Company, which is a newly-formed, wholly-owned subsidiary of PetroCorp, and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock; and

      (2) To transact such other business as may be properly brought before the meeting and any adjournments thereof.

   Holders of record of shares of PetroCorp common stock at the close of
business on            , 2001 are entitled to notice of and to vote at the
meeting and any adjournment thereof.

   You are cordially invited to attend the meeting. Your vote is important to ensure your representation at the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly. The delivery of the proxy does not preclude you from voting in person if you attend the meeting. No additional postage is necessary if mailed in the United States. If you desire to revoke your proxy,
you may do so at any time before the vote as discussed on page    of this
document.

   After careful consideration, the PetroCorp board of directors has determined that the terms of the merger agreement and the transactions contemplated by it, including the issuance of PetroCorp common stock, are fair and in the best interests of PetroCorp and its shareholders. The members of the PetroCorp board of directors have unanimously approved, and recommend that the shareholders vote to approve, the merger agreement and the transactions contemplated by it at the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Gary R. Christopher
                                          Gary R. Christopher
                                          President and Chief Executive
                                           Officer

Tulsa, Oklahoma
    , 2001

                               TABLE OF CONTENTS

Proposed Merger -- Your Vote Is Important.................................. COV
References to Additional Information.......................................  ii
Questions and Answers about the Merger.....................................   1
Summary....................................................................   6
Risk Factors...............................................................  23
Forward-looking Statements.................................................  30
The Merger.................................................................  31
  Background of the Merger.................................................  31
  Reasons for the Merger; Recommendations of the Board of Directors........  33
  Accounting Treatment.....................................................  36
  Regulatory Approvals.....................................................  36
  U. S. Federal Income Tax Consequences of the Merger......................  36
  Dissenter's Rights.......................................................  37
  Opinion of Southern Mineral's Financial Advisor..........................  39
Directors and Management of PetroCorp Following the Merger.................  49
Interests of Certain Persons in the Merger.................................  49
Legal Proceedings..........................................................  50
Cancellation, Delisting and Deregistration of Southern Mineral Common
 Stock.....................................................................  50
Federal Securities Law Consequences........................................  50
The Merger Agreement.......................................................  51
  The Merger...............................................................  51
  Conversion of Southern Mineral Shares....................................  51
  Potential Adjustments to the Cash Per Share Merger Consideration and the
   Exchange Ratio..........................................................  51
  Southern Mineral Stock Elections; Minimum and Maximum Share Issuances....  52
  Exchange of Shares.......................................................  52
  Director Nominees........................................................  53
  Representations and Warranties...........................................  53
  Material Covenants.......................................................  53
  Conditions to Closing....................................................  56
  Termination..............................................................  57
  Termination Fees and Expenses............................................  57
  Amendment and Waiver.....................................................  57
Other Agreements...........................................................  58
  Southern Mineral Shareholder Agreements..................................  58
  PetroCorp Shareholder Agreements.........................................  58
  Shelf Registration.......................................................  58
Comparison of Shareholders' Rights.........................................  59
  Authorized Capital Stock.................................................  59
  Directors................................................................  59
  Amendment of Bylaws......................................................  60
  Amendment of Articles....................................................  60
  Removal of Directors.....................................................  60
  Filling Vacancies of the Board of Directors..............................  61
  Shareholder Meetings.....................................................  61
  Quorum...................................................................  62
  Preemptive Rights........................................................  62
  Voting by Shareholders...................................................  62
  Cumulative Voting........................................................  63
  Shareholder Action without a Meeting.....................................  63
  Approval by Shareholders of a Merger, Share Exchange or Sale of All
   Assets..................................................................  64

  Business Combinations....................................................  64
  Indemnification of Directors and Officers................................  65
  Limitation of Liability of Directors and Officers........................  67
  Shareholder Rights Plan..................................................  67
The Shareholder Meetings...................................................  69
  Information about the Shareholder Meetings and Voting....................  69
  Time and Place of the Shareholder Meetings...............................  69
  Proposals................................................................  69
  Record Date for the Special Meetings.....................................  69
  Outstanding Shares Held on Record Date...................................  69
  Shares Entitled to Vote at the Meetings..................................  69
  Quorum Requirement for the Meetings......................................  69
  Shares Beneficially Owned by PetroCorp and Southern Mineral Directors and
   Executive Officers as of Record Date....................................  70
  Votes Necessary at the Meetings to Approve PetroCorp and Southern Mineral
   Proposals...............................................................  70
  Voting by Proxy..........................................................  70
  Revoking Your Proxy......................................................  71
  Other Voting Matters.....................................................  71
  Other Business; Adjournments and Postponements...........................  71
The Companies..............................................................  72
  Southern Mineral.........................................................  72
  PetroCorp................................................................  86
Southern Mineral Warrant Holders...........................................  89
Shareholder Proposals......................................................  90
Where You Can Find More Information........................................  91
Ownership of PetroCorp, Southern Mineral and PetroCorp After the Merger....  93
Legal and Tax Matters......................................................  96
Experts....................................................................  96
Independent Public Accountants.............................................  96
Other Matters..............................................................  96
Unaudited Pro Forma Combined Financial Statements.......................... F-2
Southern Mineral Corporation Historical Financial Statements............... F-9

 Annex A............ Agreement and Plan of Merger
 Annex B............ Shareholder Agreement of Kaiser-Francis Oil Company
 Annex C............ Shareholder Agreement of St. Paul Fire and Marine
                     Insurance Company
 Annex D............ Shareholder Agreement of Donald H. Weise, Jr. and DHW
                     Energy, Inc.
 Annex E............ Shareholder Agreement of Thomas R. Fuller and Michmatt,
                     Inc.
 Annex F............ Shareholder Agreement of CoMac Partners, L.P., CoMac
                     Endowment Fund, L.P., CoMac International N.V., CoMac
                     Opportunities Fund, L.P. and Carol Ann Coughlin.
 Annex G............ Form of Southern Mineral Rule 145 Affiliate Letter
 Annex H............ Opinion of Petrie Parkman & Co., Inc., dated December 22,
                     2000
 Annex I............ General Corporation Law of Nevada -- Dissenter's Rights
 Annex J............ PetroCorp 1999 Annual Report on Form 10-K
 Annex K............ PetroCorp Quarterly Report on Form 10-Q for the period ending September 30, 2000
 Annex L............ Southern Mineral Series B Perpetual Warrant Agreement

                      REFERENCES TO ADDITIONAL INFORMATION

   This document incorporates important business and financial information about PetroCorp that is not included in or delivered with this document. PetroCorp and Southern Mineral file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. This information is available without charge to you upon written or oral request at the applicable company's address and telephone number listed on page
6. See also "Where You Can Find More Information" beginning on page 91. To obtain timely delivery, you must request the information no later than
          , 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the merger?

A: The proposed merger will combine the businesses of PetroCorp and Southern
   Mineral, with Southern Mineral merging into PetroCorp Acquisition Company, a wholly-owned subsidiary of PetroCorp. Following the merger, the separate corporate existence of Southern Mineral will cease and PetroCorp Acquisition will succeed to all of its rights and obligations. PetroCorp Acquisition will remain a wholly-owned subsidiary of PetroCorp. The merger agreement, which is a contract among PetroCorp, Southern Mineral and PetroCorp Acquisition, is attached to this document as Annex A. You should read the merger agreement carefully in its entirety because it is the legal document setting forth the parties' rights.

Q: Why are PetroCorp and Southern Mineral proposing the merger?

A: Our companies are proposing the merger because we believe that the combined company will be able to compete more effectively for, and secure, growth opportunities, including accessing capital resources adequate to pursue a more expansive exploration and development plan. The combined company expects to benefit from combining the companies' operations in their core operating area, the Gulf Coast region, while also benefiting from greater diversity of operations in the Gulf Coast region and the added diversity of properties in the Canadian region. We also believe that the merger will result in improved shareholder liquidity, including the opportunity it gives Southern Mineral shareholders to receive cash payments for their Southern Mineral shares at a fair price or to continue as a shareholder of the larger and more diverse combined company. Please read the more detailed description of our reasons for the merger on pages 33 through 36.

Q: Where will the new company be headquartered?

A: After the merger, PetroCorp and its subsidiaries, including PetroCorp
   Acquisition, will continue to maintain their headquarters in Tulsa, Oklahoma.

Q: What will happen to Southern Mineral shares in the merger?

A: In exchange for each share of Southern Mineral stock, Southern Mineral shareholders will receive merger consideration of $4.71 per share in cash or, if the shareholder timely elects, in PetroCorp common stock based on an exchange ratio of .471, subject to adjustment and proration as described below. The per share merger consideration will be decreased by the amount, if any, by which certain Southern Mineral transaction costs incurred since the signing of the merger agreement exceed $3,300,000, divided by 15,980,815, which represents Southern Mineral shares outstanding and reserved for issuance on the exercise of outstanding options and warrants on the date of the merger agreement. The per share merger consideration will be increased by the amount, if any, by which such transaction costs are less than $2,300,000, divided by 15,980,815. The exchange ratio, which represents the fraction of a PetroCorp share issuable for each share of Southern Mineral stock for which a valid stock election is received subject to proration, will be adjusted so that it equals the per share merger consideration divided by 10. As of the date of this document, Southern
   Mineral has incurred approximately $     in such transaction costs, and we
   do not anticipate that the per share merger consideration will be adjusted as a result of such costs.

Q: What happens if PetroCorp's and Southern Mineral's shareholders approve the merger and Southern Mineral's shareholders elect to receive more than 4,000,000 or less than 3,000,000 shares of PetroCorp stock?

A: Regardless of the number of shares of PetroCorp common stock desired by Southern Mineral shareholders, Southern Mineral shareholders will not receive as a result of stock elections more than 4,000,000 shares in the merger. If the Southern Mineral shareholders elect to receive more than 4,000,000 shares of PetroCorp stock, the 4,000,000 shares available for issuance will be prorated among shareholders electing to receive stock, and PetroCorp has agreed to sell up to 108,968 shares in addition to the 4,000,000 shares, to two affiliated shareholders who have agreed to buy that number of shares equal to their pro rata reduction in connection with their entering into shareholder agreements agreeing to support the merger. For example, if Southern Mineral shareholders make elections to receive 5,000,000 shares of PetroCorp stock in the merger, each shareholder electing stock will receive only 80% (4,000,000 / 5,000,000) of the number of PetroCorp shares requested. Any merger consideration that is not paid in PetroCorp stock will be paid in cash. If Southern Mineral shareholders do not elect to receive at least 3,000,000 shares of PetroCorp common stock, PetroCorp will not be obligated to complete the merger. However, PetroCorp may waive this condition to the merger closing.

Q: How do I elect whether I receive cash, PetroCorp stock or a combination of PetroCorp stock and cash in exchange for my Southern Mineral common stock?

A: If the Southern Mineral and PetroCorp shareholders approve the merger at the special meetings, shortly after the special meetings, each Southern Mineral shareholder will receive a stock election form pursuant to which she may designate the number of shares, if any, she desires to have converted into PetroCorp common stock, subject to the possible oversubscription proration described in the previous answer. Each share of Southern Mineral common stock which has not been designated to be converted into PetroCorp common stock will automatically be converted into the right to receive, upon payment of the exercise price, the per share merger consideration in cash, without interest.

Q: When and to where do my election forms have to be returned?

A: Your stock election forms will be due to PetroCorp's exchange agent 20 days following their mailing to you -- PetroCorp will publicly announce this date once it is established -- and until that time any election may be changed. Southern Mineral and PetroCorp may agree to extend the final deadline for receipt of stock elections.

Q: What are the Southern Mineral Series B Perpetual Warrants?

A: In connection with its plan of reorganization effective as of August 1, 2000, Southern Mineral issued to its common shareholders, option holders and warrant holders, warrants to purchase a total of approximately 3,667,000 shares of Southern Mineral common stock, allowing them to increase their ownership from approximately 22% up to 40%. The warrants are for a perpetual term with an exercise price of $4.21 per share, subject to adjustment for stock splits, stock dividends and other recapitalization events. The Southern Mineral Series B Perpetual Warrant Agreement is Annex L to this document and additional information respecting the warrants, including how to exercise the warrants, may be found on page 89.

Q: Can Southern Mineral warrant holders receive PetroCorp stock in the merger?

A: Southern Mineral warrant holders can receive PetroCorp stock in connection with the merger only if, prior to the expiration of the merger stock election period, they exercise their warrants (including paying the applicable exercise price) and, as a shareholder, make a valid stock election as provided in the merger agreement. Southern Mineral shareholders who do not make a valid stock election prior to the expiration of the stock election period will receive their merger consideration in cash. Southern Mineral warrant holders of record will receive a stock election package similar to that of Southern Mineral shareholders. The package will contain written instructions as to how such warrant holders may exercise their warrants in time to make valid stock elections in the merger as Southern Mineral shareholders.

Q: What will happen to Southern Mineral warrants that are not exercised before the merger is consummated?

A: In accordance with the terms of the Southern Mineral warrants, if the merger is completed, PetroCorp and PetroCorp Acquisition will assume each Southern Mineral warrant outstanding immediately prior to the merger and holders of those warrants will be entitled to receive, after payment of the applicable exercise price, for each share of Southern Mineral stock underlying such warrant, the per share merger consideration in cash, without interest. If the merger is completed, PetroCorp does not intend to take any steps to maintain any market for the Southern Mineral warrants which are not exercised prior to the merger.

Q: What will happen to Southern Mineral options in the merger?

A: When the companies are merged, Southern Mineral stock option plans, and each outstanding stock option held by any current or former employee, director or consultant, will be assumed by PetroCorp. All outstanding stock options will vest and become immediately exercisable. Each outstanding option will be converted into an option to purchase a number of shares of PetroCorp stock equal to the product of the number of Southern Mineral shares underlying such option multiplied by the exchange ratio of .471, as adjusted. The option holder may elect, by written notice to Southern Mineral prior to the merger, to receive cash, in which case the option will represent the right to receive an amount in cash equal to the product of the number of shares underlying the option multiplied by the positive difference, if any, between $4.71, as adjusted, and the exercise price.

Q: What will happen to shares of PetroCorp common stock in the merger?

A: Nothing. Each outstanding share of PetroCorp common stock will remain outstanding as a share of PetroCorp common stock.

Q: When are the shareholders' meetings?

A: Each company's meeting of shareholders will take place on         , 2001.
   The time and location of each meeting is specified on the cover page of this document.

Q: What will happen at the shareholders' meetings?

A: At the Southern Mineral meeting, Southern Mineral common shareholders will vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger. At the PetroCorp meeting, PetroCorp shareholders will vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock. We cannot complete the merger unless, among other things, both company's shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

Q: What do I need to do to vote?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. In order to assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend your meeting in person. The members of the Southern Mineral board of directors recommend that Southern Mineral shareholders vote for the merger agreement and the transactions contemplated by the merger agreement, including the merger. The members of the PetroCorp board of directors unanimously recommend that PetroCorp shareholders vote for the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock.

Q: Are there risks associated with the merger that I should consider in deciding how to vote?

A: Yes. There are significant risks associated with the merger. Many of these risks are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the more detailed description of the risks associated with the merger on pages 23 through 29.

Q: When do you expect to complete the merger?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our shareholders at the shareholder meetings, are fulfilled or waived. We are required under the merger agreement to complete the merger before May 31, 2001, although we hope to complete it sooner.

Q: Should I send in my Southern Mineral stock certificates now?

A: No. After the merger is completed, we will send a letter of transmittal that must be used by Southern Mineral shareholders to transmit their Southern Mineral stock certificates in order to receive cash and/or PetroCorp stock. You should not send in any Southern Mineral stock certificates until you receive these written instructions and the letter of transmittal.

Q: Will Southern Mineral shareholders be able to trade the PetroCorp common stock that they receive in the merger?

A: Yes. The PetroCorp common stock issued in the merger will be listed on the American Stock Exchange under the symbol "PEX." However, persons who are affiliates of Southern Mineral will not be able to sell the PetroCorp shares received in the merger unless they comply with Rule 145 under the Securities Act.

Q: May I change my vote even after returning a proxy card?

A: Yes. If you are a Southern Mineral shareholder and want to change your vote, you may do so at any time before the Southern Mineral meeting by sending to the Secretary of Southern Mineral a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Southern Mineral a written revocation prior to the Southern Mineral meeting or by voting in person at the Southern Mineral shareholders meeting. Similarly, if you are a PetroCorp shareholder and want to change your vote, you may do so at any time before the PetroCorp meeting by sending to the Secretary of PetroCorp a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of PetroCorp a written revocation prior to the PetroCorp meeting or by voting in person at the PetroCorp meeting. Southern Mineral shareholders that require assistance in changing or revoking a proxy should contact American Stock Transfer & Trust Company, Southern Mineral's transfer agent for the merger, at
   (800) 937-5449. PetroCorp shareholders that require assistance in changing or revoking a proxy should contact Corporate Stock Transfer, Inc., PetroCorp's transfer agent for the merger, at (303) 282-4800.

Q: How do I vote my shares if my shares are held in "street name"?

A: You should vote this proxy in accordance with the instructions provided to you by your broker. Your broker will not vote your shares unless the broker receives appropriate instructions from you.

Q: What happens if I choose not to submit a proxy or to vote?

A: If a Southern Mineral shareholder does not submit a proxy or vote at the Southern Mineral shareholder meeting, it will have the same effect as a vote against adoption and approval of the merger agreement and approval of the merger. If a PetroCorp shareholder does not submit a proxy or vote at the PetroCorp shareholder meeting, it will not count for purposes of determining if the merger agreement and the merger have been approved. However, abstentions by shareholders present at the meeting will have the same legal effect as votes against either proposal.

Q: What are the tax consequences of the merger to me?

A: If Southern Mineral does not receive an opinion of Akin, Gump, Strauss,
   Hauer & Feld, LLP, counsel to Southern Mineral, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, neither company will be obligated to complete the merger, but they may waive this condition to the merger closing. No ruling has been made, nor will be sought from the Internal Revenue Service or any state taxing agency as to the tax consequences of the merger. Assuming the merger qualifies as a tax-free reorganization and is consummated, if you are a Southern Mineral shareholder, your exchange of shares of Southern Mineral common stock for shares of PetroCorp common stock generally will not cause you to recognize any taxable gain or loss. A Southern Mineral shareholder will, however, recognize taxable gain or loss on any cash payment received pursuant to the merger. Please review carefully the information under the caption "U.S. Federal Income Tax Consequences of the Merger" beginning on page 36 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q: Am I entitled to dissenters' rights?

A: Under Texas law, holders of PetroCorp common stock are not entitled to dissenters' rights in connection with the merger. Under Nevada law, Southern Mineral shareholders are entitled to dissenters' rights in connection with the merger. In order to preserve their dissenters' rights, Southern Mineral shareholders must follow strictly the Nevada law regarding dissenters' rights. For further description of these rights and the procedures you must follow to exercise your dissenters' rights, see page 37, as well as Annex I which contains a copy of the Nevada dissenters' rights statutes.

Q: Will the rights of a Southern Mineral shareholder change as a result of the merger?

A: Yes. Unlike Southern Mineral, which is a Nevada corporation, PetroCorp is a
   Texas corporation and is governed by Texas law. In addition, PetroCorp shareholder rights are governed by PetroCorp's articles of incorporation and bylaws, while Southern Mineral shareholder rights are governed by Southern Mineral's articles of incorporation and bylaws. Some of the Southern Mineral shareholders will become PetroCorp shareholders as a result of the merger and, accordingly, the rights of such shareholders will instead be governed by PetroCorp's articles of incorporation and bylaws. Please read carefully the summary of the material differences between the rights of PetroCorp shareholders and Southern Mineral shareholders under the heading "Comparison of Shareholders' Rights" on page 59.

Q: If I have more questions about the merger or the two companies, where can I find answers?

A: In addition to reading this document, its annexes and the documents we have incorporated in this document by reference, you can find more information about the merger or about the two companies in our companies' filings with the SEC and, in the case of PetroCorp, with the AMEX. You may also contact Gary R. Christopher at PetroCorp or Michael E. Luttrell at Southern Mineral for additional information.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger more fully, and for a more complete description of the legal terms of the merger, we recommend that you read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on page 91. Each item in this summary includes a page reference directing you to a more complete description of that item. We have included the merger agreement as Annex A to this document. It is the legal document that governs the merger and we encourage you to read it.

The Companies (page 72)

   Southern Mineral Corporation
   1201 Louisiana Street, Suite 3350
   Houston, Texas 77002
   (713) 658-9444

   Southern Mineral is an independent oil and gas exploration and production company headquartered in Houston, Texas, and engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily in the Gulf Coast region of the United States, in Canada and in Ecuador. As of December 31, 1999, Southern Mineral had estimated proved reserves of approximately 52.3 billion cubic feet of natural gas and 7.2 million barrels of oil, or an aggregate, on an equivalent basis, of approximately 96 billion cubic feet, 88% of which was classified as proved developed.

   PetroCorp Incorporated
   6733 South Yale
   Tulsa, Oklahoma 74136
   (918) 491-4500

   PetroCorp is an independent oil and gas exploration and production company with reserves and producing properties located in the Gulf Coast and the Mid-Continent areas of the United States and in the province of Alberta, Canada. As of December 31, 1999, PetroCorp had estimated proved reserves of approximately
76.0 million cubic feet of natural gas and 4.6 million barrels of oil, or an aggregate, on an equivalent basis, of approximately 104 billion, 89% of which was classified as proved developed. PetroCorp Acquisition is a wholly-owned subsidiary of PetroCorp recently formed for the sole purpose of effecting the merger.

The Merger (page 31)

   We propose a merger transaction in which Southern Mineral will merge into PetroCorp Acquisition. Following the merger, the separate corporate existence of Southern Mineral will cease and PetroCorp Acquisition will succeed to and assume all of the rights and obligations of Southern Mineral. Southern Mineral shareholders will become PetroCorp shareholders to the extent they receive PetroCorp common stock in exchange for their Southern Mineral common stock.

   What You Will Receive in the Merger (page 51)

   In exchange for each share of Southern Mineral stock, Southern Mineral shareholders will receive merger consideration of $4.71 per share in cash or, if the shareholder timely elects, in PetroCorp common stock based on an exchange ratio of .471, subject to adjustment and proration as described below. The per share merger consideration will be decreased by the amount, if any, by which certain Southern Mineral transaction costs incurred since the signing of the merger agreement exceed $3,300,000, divided by 15,980,815, which represents Southern Mineral shares outstanding and reserved for issuance on the exercise of outstanding options and warrants on the date of the merger agreement. The per share merger consideration will be increased by the amount, if any, by which such transaction costs are less than $2,300,000, divided by 15,980,815. The exchange ratio, which represents the fraction of a PetroCorp share issuable for each share of Southern Mineral stock for which a valid stock election is received subject to proration, will be adjusted so that it equals the per share merger consideration divided by 10. As of the date of this document, Southern Mineral
has incurred approximately $     in such transaction costs, and we do not
anticipate that the per share merger consideration will be adjusted as a result of such costs.

   Southern Mineral shareholders will not receive as a result of stock elections more than 4,000,000 shares of PetroCorp common stock in the merger. If the Southern Mineral shareholders elect to receive more than 4,000,000 shares of PetroCorp common stock, the 4,000,000 shares available for issuance will be prorated among shareholders electing to receive stock, and PetroCorp has agreed to sell up to 108,968 shares, in addition to the 4,000,000 shares, to two affiliated shareholders who have agreed to buy that number of shares equal to their pro rata reduction in connection with their entering into shareholder agreements agreeing to support the merger. If Southern Mineral shareholders do not elect to receive at least 3,000,000 shares of PetroCorp common stock, PetroCorp will not be obligated to complete the merger. However, PetroCorp may waive this condition to the merger closing.

   Former Southern Mineral shareholders will own between approximately 26% and 32% of the shares of PetroCorp common stock outstanding after the merger, depending on how many stock elections Southern Mineral shareholders make.

   Each share of PetroCorp common stock will remain issued and outstanding as one share of PetroCorp common stock. Current PetroCorp shareholders will own between approximately 74% and 68% of the shares of PetroCorp common stock outstanding after the merger, depending on how many stock elections Southern Mineral shareholders make.

  Election Process for Southern Mineral Shareholders (page 52)

   If the Southern Mineral and PetroCorp shareholders approve the merger at the special meetings, shortly after the special meetings Southern Mineral shareholders will receive stock election forms pursuant to which they may designate the number of shares they desire to have converted into PetroCorp common stock, subject to proration to the extent Southern Mineral shareholders submit stock election forms to receive more than 4,000,000 shares of PetroCorp stock. Each share of Southern Mineral common stock which has not been designated to be converted into PetroCorp common stock will automatically be converted into the right to receive the per share merger consideration in cash.

   Dissenters' Rights (page 37)

   Under Nevada law, Southern Mineral shareholders are entitled to dissenters' rights in connection with the merger. In order to preserve their dissenters' rights, Southern Mineral shareholders must follow strictly the Nevada law regarding dissenters' rights. For further description of these rights, see page and Annex I, which contains a copy of the Nevada dissenters' statutes.

   Holders of PetroCorp common stock are not entitled to dissenters' rights in connection with the merger.

   Material Tax Consequences (page 36)

   If Southern Mineral does not receive an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Southern Mineral, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, neither company will be obligated to complete the merger, but they may waive this condition to the merger closing. Assuming the merger qualifies as a tax-free reorganization and is consummated, if you are a Southern Mineral shareholder, your exchange of shares of Southern Mineral common stock for shares of PetroCorp common stock generally will not cause you to recognize any taxable gain or loss. A Southern Mineral shareholder will, however, recognize taxable gain or loss on any cash payment received pursuant to the merger.

   Southern Mineral shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. Federal, state and local and foreign income and other tax laws in their particular circumstances. It is a condition to the merger that Southern Mineral receive an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will be based on customary assumptions and customary representations made by, among others, Southern Mineral, PetroCorp and PetroCorp Acquisition. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service or from any state taxing agency as to the tax consequences of the merger.

   Because shares of PetroCorp common stock will remain unchanged, the merger should not cause a PetroCorp shareholder to recognize any taxable gain or loss for U.S. federal income tax purposes.

   This tax treatment may not apply to certain shareholders. Determining the actual tax consequences of the merger to you may be complicated. These consequences will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

   Accounting Treatment (page 36)

   The merger will be accounted for under the purchase method for accounting and financial reporting purposes.

   Financing the Transaction (page 87)

   PetroCorp plans to finance the merger through existing lines of credit. Receipt of financing is not a condition to the merger.

Management and Operations after the Merger (page 49)

   After the merger, the combined companies will be known as PetroCorp and will be headquartered in Tulsa, Oklahoma. The PetroCorp management and board of directors will continue to manage the business of PetroCorp, including the business of PetroCorp Acquisition, which will succeed to the rights and obligations of Southern Mineral. PetroCorp's day-to-day operations will continue to be managed by employees of Kaiser-Francis Oil Company pursuant to a management agreement with Kaiser-Francis.

   PetroCorp's board has passed resolutions expanding its board by two seats to a total of nine members, effective as of the date of the merger, and nominating individuals designated by the Southern Mineral board to fill the newly created vacancies immediately after the merger. The Southern Mineral board has designated Thomas R. Fuller and Paul J. Coughlin, III to fill the newly created vacancies and serve until PetroCorp's 2003 annual meeting of shareholders, at which time they will be subject to being renominated as a director at the discretion of PetroCorp's board; provided, however, that if at any time after Southern Mineral's selection of such directors, either director appointed by Southern Mineral is unable to serve as a director, the other remaining Southern Mineral director will nominate and elect a replacement director.

Our Reasons for the Merger (page 33)

   Our companies are proposing the merger because we believe that the combined company will be able to compete more effectively for, and secure, growth opportunities, including accessing capital resources adequate to pursue a more expansive exploration and development plan. The combined company expects to benefit from combining the companies' operations in their core operating area, the Gulf Coast region, while also benefiting from greater diversity of operations in the Gulf Coast region and the added diversity of properties in the Canadian region.

Opinion of Southern Mineral's Financial Advisor (page 39)

   On December 22, 2000, Petrie Parkman & Co., Inc., Southern Mineral's financial advisor, delivered to the Southern Mineral board its written opinion as to the fairness from a financial point of view, as of that date and based upon and subject to the matters set forth therein, of the merger consideration to the holders of Southern Mineral common stock. We have attached this opinion as Annex H to this document. You should read this opinion in its entirety to understand the assumptions made, procedures followed, matters considered and limits of the scope of the review undertaken by Petrie Parkman in rendering its opinion.

   Petrie Parkman provided its opinion to Southern Mineral's board of directors for its use and benefit and addresses only the fairness from a financial point of view of the merger consideration to the holders of Southern Mineral common stock. The Petrie Parkman opinion is not a recommendation to any Southern Mineral shareholder as to how that shareholder should vote at the meeting.

Our Recommendations to Shareholders (pages 33-36)

   Southern Mineral Shareholders. The members of the Southern Mineral board of directors participating in the decision, each of whom is independent and not otherwise employed by or affiliated with Southern Mineral, approved the merger and recommend that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   PetroCorp Shareholders. The members of the PetroCorp board of directors unanimously approved the merger and unanimously recommend that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock in connection with the merger.

Special Meetings (page 69)

   We will hold the Southern Mineral special meeting on         , 2001, at 9:00
a.m., local time, at The Doubletree Hotel, 400 Dallas Street, Houston, Texas. At the Southern Mineral meeting, we will ask the Southern Mineral shareholders to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   We will hold the PetroCorp special meeting on         , 2001, at 1:00 p.m.,
local time, at the Tulsa Room, 9th Floor, Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma. At the PetroCorp meeting, we will ask the PetroCorp shareholders to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock in connection with the merger.

   Record Date; Voting Power (pages 69-70)

   You may vote at your shareholders' meeting if you owned shares of PetroCorp
or Southern Mineral common stock at the close of business on               ,
2001. For each share of common stock that you own on that date, you will have one vote on each proposal to be presented at the meeting. On the record date,
             shares of PetroCorp common stock, and             shares of
Southern Mineral common stock were outstanding.

   Votes Required (page 70)

   Approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the approval of the holders of a majority of the outstanding shares of Southern Mineral common stock entitled to vote on the merger. As of the record date, Southern Mineral directors
collectively owned          shares of Southern Mineral common stock,
representing approximately       % of the shares of Southern Mineral common
stock outstanding as of the record date. Certain persons, solely in their capacity as shareholders of Southern Mineral, are parties to the Southern Mineral shareholder agreements pursuant to which they have agreed to vote their shares of Southern Mineral common stock in favor of the merger,
representing approximately       % of the shares of Southern Mineral common
stock outstanding as of the record date. As of the record date, Southern
Mineral executive officers collectively owned          shares, representing
approximately       % of the outstanding shares of Southern Mineral common
stock. These individuals are not a party to any such voting or shareholder agreement but they have indicated that they intend to vote their outstanding shares of Southern Mineral common stock in favor of the merger proposal.

   Approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock, the amendment to PetroCorp's bylaws increasing the number of directors by two and the appointment of designees of the Southern Mineral board to fill the two newly created vacancies, requires approval by the holders of a majority of all outstanding shares of PetroCorp common stock present (in person or by proxy) at a meeting at which a quorum is present. As of the record date,
PetroCorp directors collectively owned           shares of PetroCorp common
stock, representing approximately     % of the shares of PetroCorp common stock
outstanding as of the record date. Certain persons, solely in their capacity as shareholders of PetroCorp, are parties to the PetroCorp shareholder agreement
pursuant to which they have agreed to vote their           outstanding shares
of PetroCorp common stock in favor of the merger, representing approximately
      % of the shares of PetroCorp common stock outstanding as of the record date. As of the record date, PetroCorp executive officers (other than those officers who are also directors) collectively owned shares representing
approximately       % of the outstanding shares of PetroCorp common stock.
These individuals are not a party to any such voting agreement but they have indicated that they intend to vote their outstanding shares of PetroCorp common stock in favor of the PetroCorp proposals.

Material Differences in the Rights of Shareholders (page 59)

   As a result of the merger, some or all of the shareholders of Southern Mineral may become shareholders of PetroCorp. As shareholders of PetroCorp, their rights will no longer be governed by Nevada law but will become governed by Texas law, as well as PetroCorp's articles of incorporation and bylaws. See
pages    through    for summaries of certain material differences between the
rights of PetroCorp shareholders and Southern Mineral shareholders.

Interests of Certain People in the Merger that are Different from Your Interests (page 49)

 Southern Mineral

   You should be aware that certain officers and directors of Southern Mineral have interests in the merger that may be different from, or in addition to, yours. In consideration for entering into a shareholder agreement with PetroCorp, in the event Southern Mineral shareholders make valid stock elections to receive more than 4,000,000 shares of PetroCorp stock, stock held by Thomas R. Fuller, Donald H. Weise, and persons and entities affiliated with them, will not be reduced pro rata to the extent of the oversubscription. As a consequence, PetroCorp may issue up to 108,968 shares of PetroCorp common stock to these shareholders in lieu of cash. Southern Mineral has an employee retention and severance plan which provides for a total of

$325,000 in bonuses to be paid to certain Southern Mineral executive officers should the merger with PetroCorp be consummated. In addition, if such executive officers are terminated by PetroCorp subsequent to the merger, they will also receive $487,500 in aggregate severance payments.

 PetroCorp

   In August, 1999, PetroCorp and Kaiser-Francis, the largest shareholder of PetroCorp, entered into a management agreement under which Kaiser-Francis agreed to provide management, technical and administrative support for all of PetroCorp's operations in the United States and Canada. In the event of the merger, Kaiser-Francis will assume these same management functions with respect to the combined company for which it will receive additional revenue. Other than the Kaiser-Francis management agreement, PetroCorp has not identified any interests of its directors, officers or affiliates in the merger other than as directors, officers or affiliates or as shareholders of PetroCorp.

Material Provisions of the Merger Agreement (pages 51-57)

   We have included the merger agreement as Annex A to this document. It is the legal document that governs the merger and we encourage you to read it.

   Conditions to the Merger (page 56)

   We will complete the merger only if a number of conditions are satisfied or waived including, among others:

  .PetroCorp's and Southern Mineral's shareholders approve the merger agreement;

  .Southern Mineral shareholders elect to receive at least 3,000,000
   PetroCorp shares in the merger;

  . Southern Mineral receives an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Southern Mineral, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986;

  . the representations and warranties contained in the merger agreement are accurate, except insofar as the inaccuracy would not have a materially adverse effect, and the parties have fulfilled in all material respects their covenants and other agreements;

  .no law, rule, regulation or court order prohibits the merger;

  . there has been no change that would have a material adverse effect on either Southern Mineral or PetroCorp; and

  .all necessary consents from third parties have been obtained.

   No Solicitation (page 55)

   Southern Mineral has agreed not to initiate any discussions with another party regarding a business combination while the merger is pending.

   Termination of the Agreement (page 57)

   Southern Mineral and PetroCorp may, by mutual agreement, terminate the merger agreement at any time, even after the shareholders have approved the merger. In addition, either party may terminate the agreement:

  .if the other party is in material breach of the merger agreement;

  .if a statute, rule, court order, regulation or executive order permanently prohibits the merger;

  . if either the PetroCorp or Southern Mineral shareholders fail to approve the merger at a duly held meeting of shareholders; or

  .if the merger has not been consummated on or before May 31, 2001.

   In addition, Southern Mineral has the right to terminate the merger agreement if the Southern Mineral board has received a superior proposal which the board of directors has resolved to accept. PetroCorp may terminate the merger agreement if the Southern Mineral board fails to reject a superior proposal within 30 days of receipt.

   Termination Fees (page 57)

   If Southern Mineral terminates the merger agreement because it is accepting a superior proposal, it is required to pay PetroCorp $2,350,000.

   PetroCorp will pay Southern Mineral $250,000 if the merger does not occur for any reason other than:

  . a breach by Southern Mineral of its representations, warranties, covenants or obligations under the merger agreement;

  . Southern Mineral shareholders failing to approve the merger at a duly held meeting of shareholders;

  . Southern Mineral or PetroCorp having a material adverse change in their financial conditions, businesses or operations;

  . Southern Mineral not obtaining the necessary consents and waivers to consummate the merger; or

  . PetroCorp electing to terminate the merger agreement because the Southern Mineral board has not rejected a superior proposal within 30 days of receipt.

Regulatory Approvals (page 36)

   No filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 was required in connection with the merger. Neither Southern Mineral nor PetroCorp is aware of a material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate laws of Texas and Nevada.

Risks Associated with the Merger (see page 23)

   You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors." These risks include the possible difficulties in combining two companies that have previously operated independently.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Shares of PetroCorp are listed on the American Stock Exchange under the symbol "PEX" and Southern Mineral's shares are quoted on the OTC Bulletin Board under the symbol "SMOP.OB". On December 21, 2000, the last trading day before we announced the merger, shares of PetroCorp common stock closed at $9.875 per share and shares of Southern Mineral common stock closed at $3.125 per share.
On      , 2001, the most recent practicable date before the mailing of this
document, shares of PetroCorp common stock closed at $     per share and shares
of Southern Mineral common stock closed at $     per share.

   Based on an exchange ratio in the merger of .471 (subject to possible adjustment) shares of PetroCorp common stock per share of Southern Mineral common stock, the market value of the consideration that Southern Mineral shareholders will receive in the merger for shares of PetroCorp common stock would be $4.65 based on the closing price of shares of PetroCorp on December
21, 2000, and $     per share based on the closing price of shares of PetroCorp
common stock on      , 2001. Of course, the market price of shares of PetroCorp will fluctuate prior to and after the merger, whereas the exchange ratio is fixed. See page 23 with regard to risk factors related to this fluctuation. You should obtain current stock price quotations for PetroCorp and Southern Mineral common stock.

   Historical Market Prices of PetroCorp and Southern Mineral

   The following table sets forth the high and low trading prices per share of the PetroCorp common stock on the AMEX and the Southern Mineral common stock on the OTC Bulletin Board and, prior to August 4, 1999, the Nasdaq National Market. High and low prices for Southern Mineral stock have been adjusted to reflect a five for one reverse split effected on August 1, 2000.

                                                  PetroCorp   Southern Mineral
                                                 Common Stock   Common Stock
                                                 ------------ -----------------
                                                  High   Low    High     Low
                                                 ------ ----- -------- --------
1999
First Quarter................................... $ 5.88 $5.19 $   5.00 $   1.25
Second Quarter.................................. $ 6.13 $4.38 $   2.95 $   1.55
Third Quarter................................... $ 7.50 $5.50 $   2.65 $   1.10
Fourth Quarter.................................. $ 6.88 $5.75 $   1.70 $   0.45
2000
First Quarter................................... $ 6.75 $5.25 $   2.42 $   0.78
Second Quarter.................................. $ 7.25 $5.50 $   3.13 $   0.78
Third Quarter................................... $ 9.88 $7.00 $   4.19 $   2.73
Fourth Quarter.................................. $10.19 $8.63 $   4.00 $   2.91
2001
First Quarter (through January 24).............. $10.63 $9.69 $   4.22 $   3.99

   No History of Dividends and No Dividends Expected in the Foreseeable Future

   Neither PetroCorp nor Southern Mineral is currently paying dividends on its common stock. After the merger, PetroCorp expects that it will retain all available earnings generated by its operations for the development and growth of the business. Therefore, PetroCorp does not anticipate paying cash dividends on its common stock in the foreseeable future. The debt instruments of both PetroCorp and Southern Mineral limit their ability to pay dividends on their common stock.

            SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it together with the historical consolidated financial statements of PetroCorp and Southern Mineral and the related notes incorporated by reference in this document and delivered as an Annex with this prospectus. All amounts are in thousands, except per share amounts.

   The historical financial information reflects the following items that you should consider in making period-to-period comparisons:

PetroCorp

  . On August 3, 1999, as part of a restructuring plan, PetroCorp entered into the Kaiser-Francis management agreement. As a result of the restructuring, PetroCorp terminated 52 employees in 1999 and one employee in 2000, but several employees terminated in 1999 elected to defer receipt of their termination benefits until 2000. PetroCorp closed its Houston, Oklahoma City and Calgary offices.

Southern Mineral

  . On October 29, 1999, Southern Mineral and its wholly-owned subsidiaries (other than Southern Mineral's Canadian subsidiary, Neutrino Resources, Inc.) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code, in order to facilitate the restructuring of Southern Mineral's long-term debt, revolving credit, trade debt and other obligations. Southern Mineral and its subsidiaries emerged from bankruptcy on August 1, 2000. All debts of Southern Mineral, except those of Neutrino, as of October 29, 1999 were stayed by the bankruptcy petitions, and were subject to compromise pursuant to such proceedings until August 1, 2000. Southern Mineral operated as a debtor-in-possesion subject to the bankruptcy court's supervision and orders.

  . Weighted average shares outstanding and per share calculations have been adjusted to reflect the five for one reverse split of Southern Mineral stock effected on August 1, 2000.

                                   PetroCorp
                                  (unaudited)

                                                               For the nine
                                                               months ended
                                                              September 30,
                                                             -----------------
                                                               2000     1999
                                                             --------  -------
Statement of Operations Data:
Revenues:
  Oil and gas............................................... $ 26,847  $18,099
  Plant processing..........................................    1,526    1,332
  Other.....................................................      317      162
                                                             --------  -------
                                                               28,690   19,593
                                                             --------  -------
Expenses:
  Production costs..........................................    6,144    4,806
  Depreciation, depletion and amortization..................    6,748    8,222
  General and administrative................................    1,389    2,701
  Restructuring costs.......................................     (500)   3,490
  Other operating expenses..................................      253      210
                                                             --------  -------
                                                               14,034   19,429
                                                             --------  -------
Income (loss) from operations...............................   14,656      164
                                                             --------  -------
Other income (expenses):
  Investment income.........................................      524      352
  Interest expense..........................................   (2,831)  (2,821)
  Other income (expenses)...................................      293     (142)
                                                             --------  -------
                                                              (2,014)   (2,611)
                                                             --------  -------
Income (loss) before income taxes...........................   12,642   (2,447)
                                                             --------  -------
Income tax provision (benefit):
  Current...................................................    2,511       --
  Deferred..................................................    2,785   (1,439)
                                                             --------  -------
                                                                5,296   (1,439)
                                                             --------  -------
Income (loss) from continuing operations....................    7,346   (1,008)
                                                             ========  =======
Income (loss) from continuing operations per common share:
  Basic..................................................... $   0.85  $ (0.12)
  Diluted................................................... $   0.84  $ (0.12)
Cash dividends declared per common share.................... $     --  $    --
Cash Flow Data:
  Cash provided by operating activities..................... $ 17,551  $ 7,909
  Cash used in investing activities.........................   (6,037)  (2,960)
  Cash provided by financing activities.....................  (12,326)    (574)
  Effect of exchange rate on cash...........................     (178)      82
Balance Sheet Data (at end of period):
  Total assets.............................................. $103,931
  Long-term debt, net of current maturities.................   34,426
  Shareholders' equity......................................   48,453

                                    For the Year Ended December 31,
                              ------------------------------------------------
                                1999      1998      1997      1996      1995
                              --------  --------  --------  --------  --------
Statement of Operations
 Data:
Revenues:
  Oil and gas...............  $ 25,162  $ 23,621  $ 33,502  $ 29,718  $ 24,448
  Plant processing..........     1,785     1,550     1,420     1,658     1,880
  Other.....................       179        36       172       170     1,037
                              --------  --------  --------  --------  --------
                                27,126    25,207    35,094    31,546    27,365
                              --------  --------  --------  --------  --------
Expenses:
  Production costs..........     6,733     7,344     7,793     6,660     7,304
  Depreciation, depletion
   and amortization              9,906    16,568    17,065    12,433    13,300
  Oil and gas property
   valuation adjustment                   33,600                         8,500
  General and
   administrative...........     4,311     4,482     4,846     4,542     5,544
  Restructuring costs.......     3,643
  Other operating expenses..       281       265       367       333       256
                              --------  --------  --------  --------  --------
                                24,874    62,259    30,071    23,968    34,904
                              --------  --------  --------  --------  --------
Income (loss) from
 operations.................     2,252   (37,052)    5,023     7,578    (7,539)
                              --------  --------  --------  --------  --------
Other income (expenses):
  Investment and other
   income...................       585     1,151       558     1,910     1,470
  Interest expense..........    (3,865)   (3,622)   (3,528)   (3,391)   (3,917)
  Other income (expenses)...     (132)        14       (47)      (46)     (159)
                              --------  --------  --------  --------  --------
                                (3,412)   (2,457)   (3,017)   (1,527)   (2,606)
                              --------  --------  --------  --------  --------
Income (loss) before income
 taxes......................    (1,160)  (39,509)    2,006     6,051   (10,145)
Income tax provision
 (benefit)..................      (954)  (15,114)      136     1,807      (608)
                              --------  --------  --------  --------  --------
Income (loss) from
 continuing operations .....  $   (206) $(24,395) $  1,870  $  4,244  $ (9,537)
                              ========  ========  ========  ========  ========
Income (loss) from
 continuing operations per
 share -- basic.............  $  (0.02) $  (2.82) $   0.22  $   0.49  $  (1.11)
                              ========  ========  ========  ========  ========
Income (loss) from
 continuing operations per
 share -- diluted...........  $  (0.02) $  (2.82) $   0.22  $   0.49  $  (1.11)
                              ========  ========  ========  ========  ========
Weighted average number of
 common shares -- basic.....     8,658     8,637     8,586     8,585     8,585
Weighted average number of
 common shares --  diluted..     8,658     8,699     8,688     8,669     8,585
Balance Sheet Data (at
 December 31):
  Working capital...........  $  3,642  $  2,080  $  2,638  $  1,946  $  6,344
  Total assets..............   105,395   103,992   130,924   122,864   114,839
  Long-term debt............    43,410    47,305    42,192    33,462    36,513
  Shareholders' equity......    42,363    40,744    66,557    65,665    61,521

                                Southern Mineral

                            Nine Months
                               Ended
                           September 30,             Year Ended December 31,
                          -----------------  -------------------------------------------
                           2000      1999     1999      1998     1997     1996     1995
                          -------  --------  -------  --------  -------  -------  ------
                            (Unaudited)
Revenue:
 Oil and gas............  $24,103  $ 18,411  $25,865  $ 21,722  $13,790  $11,780  $2,044
 Gain (loss) on sales of
  properties and other
  assets................      (36)   12,181   11,976      (250)     413      453     170
                          -------  --------  -------  --------  -------  -------  ------
                           24,067    30,592   37,841    21,472   14,203   12,233   2,214
Expenses:
 Production.............    6,313     6,634    8,898     8,518    3,682    2,742     656
 Exploration............      458     1,965    2,501     3,635    1,776      262     221
 Impairment.............       --       210    8,686     9,344    2,838      603
 Depreciation, depletion
  and amortization          5,905     8,370   12,302    10,505    4,211    2,875     792
 General and
  administrative........    2,589     3,134    3,926     3,622    2,308    1,682     819
 Restructuring and
  bankruptcy expenses       5,188     1,280    4,388
                          -------  --------  -------  --------  -------  -------  ------
                           20,453    21,593   40,701    35,624   14,815    8,164   2,488
                          -------  --------  -------  --------  -------  -------  ------
Income (loss) from
 operations.............    3,614     8,999   (2,860)  (14,152)    (612)   4,069    (274)
Other income, expenses
 and deductions
 Interest and other
 income.................      133        79      456       330      328      286     146
 Interest and debt
  expense...............   (1,879)   (5,273)  (6,236)   (5,362)  (1,591)  (1,242)     --
                          -------  --------  -------  --------  -------  -------  ------
 Income (loss) before
  income taxes and
  extraordinary gain....    1,868     3,805   (8,640)  (19,184)  (1,875)   3,113    (128)
Provision (benefit) for
 foreign, federal and
 state income taxes
 Current provision
 (benefit)..............      (85)      316      575         6      304      400       9
 Deferred provision
  (benefit).............    1,770      (735)  (3,457)   (2,781)    (130)     279
                          -------  --------  -------  --------  -------  -------  ------
                            1,685      (419)  (2,882)   (2,775)     174      679       9
                          -------  --------  -------  --------  -------  -------  ------
Income (loss) from
 continuing operations
 before extraordinary
 gain...................  $   183  $  4,224  $(5,758) $(16,409) $(2,049) $ 2,434  $ (137)
                          =======  ========  =======  ========  =======  =======  ======
Extraordinary gain from
 extinguishment of debt,
 net of tax.............    8,259        --       --        --       --       --      --
                          -------  --------  -------  --------  -------  -------  ------
Net income (loss) from
 continuing operations..  $ 8,442  $  4,224  $(5,758) $(16,409) $(2,049) $ 2,434  $ (137)
                          =======  ========  =======  ========  =======  =======  ======
Income (loss) per share
 from continuing
 operations --  basic...  $  0.04  $   1.65  $ (2.25) $  (6.60) $ (1.10) $  1.70  $(0.10)
                          =======  ========  =======  ========  =======  =======  ======
Income (loss) per share
 from continuing
 operations --
 diluted................  $  0.04  $   1.18   $(2.25) $  (6.60) $ (1.10) $  1.65  $(0.10)
                          =======  ========  =======  ========  =======  =======  ======
Weighted average number
 of shares
 outstanding -- basic
 (1)                        5,070     2,564    2,568     2,484    1,822    1,443   1,140
Weighted average number
 of shares
 outstanding --
  diluted (1)               5,084     3,576    2,568     2,484    1,822    1,467   1,140
Balance Sheet Data (at
 end of period):
 Working capital
  (deficit).............  $  (422) $(25,375) $(1,777) $(21,198) $10,499  $ 2,235  (3,889)
 Liabilities subject to
  compromise                   --        --   61,269        --       --       --      --
 Total assets...........   83,785   111,120   94,734   128,290   61,875   24,386  21,667
 Long-term debt, less
  current portion          19,746    52,170       --    77,310   41,400    3,900   9,920
 Shareholders' equity...   49,365    20,087   11,024    14,727   16,480   18,634   5,181

       SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

   The pro forma combined balance sheet data as of September 30, 2000 gives effect to the merger as if it occurred on that date. The pro forma combined income statement data gives effect to the merger as if it occurred on January 1, 1999. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this summary pro forma combined financial data in conjunction with the "Unaudited Pro Forma Combined Financial Statements" and notes thereto beginning on page F-2.

Based on 4,000,000 shares issued:

                                            Nine Months Ended
                                              September 30,      Year Ended
                                                  2000        December 31, 1999
                                            ----------------- -----------------
Revenues:
  Oil and gas.............................      $ 50,950           $49,937
  Plant processing........................         1,526             1,785
  Other...................................           317               179
                                                --------           -------
                                                  52,793            51,901
                                                --------           -------
Expenses:
  Production costs........................        12,457            15,384
  Depreciation, depletion and
   amortization...........................        12,382            19,455
  General and administrative..............         3,978             8,237
  Restructuring costs.....................         4,688             8,031
  Other operating expenses................           253               281
                                                --------           -------
                                                  33,758            51,388
                                                --------           -------
Income from operations....................        19,035               513
                                                --------           -------
Other income (expenses):
  Investment income.......................           657             1,041
  Interest expense........................        (5,303)          (10,891)
  Other income (expenses).................           293              (132)
                                                --------           -------
                                                  (4,353)           (9,982)
                                                --------           -------
Income (loss) before income taxes.........        14,682            (9,469)
Income tax provision (benefit):
  Current.................................         2,426               575
  Deferred................................         4,620            (4,097)
                                                --------           -------
                                                   7,046            (3,522)
                                                --------           -------
Income (loss) from continuing operations..      $  7,636           $(5,947)
                                                ========           =======
Per Share Information:
Income (loss) from continuing
 operations -- basic......................      $   0.60           $ (0.47)
                                                ========           =======
Income (loss) from continuing
 operations -- diluted....................      $   0.60           $ (0.47)
                                                ========           =======
Balance Sheet Data (at end of period)
Total assets..............................      $189,541
Long-term debt............................        64,172
Shareholders equity.......................        87,378

Based on 3,000,000 shares issued:

                                           Nine Months Ended
                                             September 30,      Year Ended
                                                 2000        December 31, 1999
                                           ----------------- -----------------
Revenues:
  Oil and gas.............................     $ 50,950           $49,937
  Plant processing........................        1,526             1,785
  Other...................................          317               179
                                               --------           -------
                                                 52,793            51,901
                                               --------           -------
Expenses:
  Production costs........................       12,457            15,384
  Depreciation, depletion and
   amortization...........................       12,404            19,494
  General and administrative..............        3,978             8,237
  Restructuring costs.....................        4,688             8,031
  Other operating expenses................          253               281
                                               --------           -------
                                                 33,780            51,427
                                               --------           -------
Income (loss) from operations.............       19,013               474
                                               --------           -------
Other income (expenses):
  Investment income.......................          657             1,041
  Interest expense........................       (5,659)          (11,365)
  Other income (expenses).................          293              (132)
                                               --------           -------
                                                 (4,709)          (10,456)
                                               --------           -------
Income (loss) before income taxes.........       14,304            (9,982)
Income tax provision (benefit):
  Current.................................        2,426               575
  Deferred................................        4,477            (4,292)
                                               --------           -------
                                                  6,903            (3,717)
                                               --------           -------
Net income (loss).........................     $  7,401           $(6,265)
                                               ========           =======
Per Share Information:
Income (loss) from continuing
 operations -- basic......................     $   0.63           $ (0.54)
                                               ========           =======
Income (loss) from continuing
 operations -- diluted....................     $   0.63           $ (0.54)
                                               ========           =======
Balance Sheet Data (at end of period)
Total assets..............................     $185,854
Long-term debt............................       70,172
Shareholders' equity......................       77,628

                           COMPARATIVE PER SHARE DATA

   The following table summarizes the per share information for our companies concerning net income (loss) from continuing operations, cash dividends declared and book value on both a historical, pro forma combined and equivalent basis. You should read the table together with the financial information for PetroCorp and Southern Mineral included in this document. Please also note that we computed:

  . the historical book value per share amounts by dividing each company's shareholders' equity by its actual common shares outstanding as of September 30, 2000 and December 31, 1999;

  . the pro forma combined book value per share amounts by dividing pro forma shareholders' equity by the pro forma number of common shares of PetroCorp outstanding as of September 30, 2000, assuming the merger occurred on that date;

  . the pro forma combined per Southern Mineral equivalent share amounts by multiplying the pro forma combined share amounts by the exchange ratio of .471 for each share of Southern Mineral common stock; and

  . Southern Mineral per share calculations to reflect the five for one reverse split of Southern Mineral stock effected on August 1, 2000.

   The pro forma comparative per share data, which is derived from the Unaudited Pro Forma Combined Financial Statements and notes thereto, beginning on page F-2, does not purport to represent the results that PetroCorp would have achieved if the merger had taken place earlier or of the results of operations of PetroCorp after the merger.

                                           Nine Months Ended
                                             September 30,      Year Ended
                                                 2000        December 31, 1999
                                           ----------------- -----------------
PetroCorp Historical -- Per Common Share
 Net income (loss) from continuing
  operations
  Basic...................................       $0.85            $(0.02)
  Diluted.................................       $0.84            $(0.02)
 Cash dividends...........................       $  --            $   --
 Book value...............................       $5.57            $ 4.89
Southern Mineral Historical -- Per Common
 Share
 Net income (loss) from continuing
  operations
  Basic...................................       $0.04            $(2.25)
  Diluted.................................       $0.04            $(2.25)
 Cash dividends...........................       $  --            $   --
 Book value...............................       $4.04            $ 4.25
Pro Forma Combined (4 million shares) --
  Per Common Share
 Net income (loss) from continuing
  operations
  Basic...................................       $0.60            $(0.47)
  Diluted.................................       $0.60            $(0.47)
 Cash dividends...........................       $  --            $   --
 Book value...............................       $6.89
Pro Forma Combined (4 million shares) --
  Per Southern Mineral Equivalent Common
 Share
 Net income (loss) from continuing
  operations
  Basic...................................       $0.28            $(0.22)
  Diluted.................................       $0.28            $(0.22)
 Cash dividends...........................       $  --            $   --
 Book value...............................       $3.25

                                           Nine Months Ended
                                             September 30,      Year Ended
                                                 2000        December 31, 1999
                                           ----------------- -----------------
Pro Forma Combined (3 million shares) --
 Per Common Share
 Net income (loss) from continuing
  operations:
  Basic...................................       $0.63            $(0.54)
  Diluted.................................       $0.63            $(0.54)
 Cash dividends...........................       $  --            $   --
 Book value...............................       $6.64
Pro Forma Combined (3 million shares) --
 Per Southern Mineral Equivalent Common
 Share
 Net income (loss) from continuing
  operations:
  Basic...................................       $0.30            $(0.25)
  Diluted.................................       $0.30            $(0.25)
 Cash dividends...........................       $  --            $   --
 Book value...............................       $3.13

             PRO FORMA OIL AND GAS RESERVES INFORMATION (UNAUDITED)

   The following table summarizes information with respect to estimates of proved oil and gas reserves and the estimated discounted future net cash flows before income taxes for these reserves as of December 31, 1999 for PetroCorp, Southern Mineral and on a pro forma combined basis. It represents the present value of the estimated future net cash flows before income taxes and general administrative overhead and has not been adjusted for outstanding loans that may exist or cash on hand or undistributed income. These future net cash flows are discounted at a rate of 10% per annum. For additional information relating to reserves, see "Risk Factors" in this document and in PetroCorp's SEC filings included in and incorporated by reference into this document.

                                                            Southern Pro Forma
                                                  PetroCorp Mineral  Combined
                                                  --------- -------- ---------
                                                     (dollars in thousands)
Proved Developed:
 Oil (million barrels)...........................    4,367     6,560   10,927
 Gas (million cubic feet)........................   65,932    44,492  110,422
  Total proved developed (Million cubic feet
   equivalent)...................................   92,134    83,850  175,984
Proved Undeveloped:
 Oil (million barrels)...........................      214       685      899
 Gas (million cubic feet)........................   10,427     7,815   18,242
  Total proved undeveloped (million cubic feet
   equivalent)...................................   11,711    11,925   23,636
Total Proved Reserves (million cubic feet
 equivalent) ....................................  103,845    95,775  199,620
Present value of estimated future net cash flows
 before income taxes............................. $118,747  $100,627 $219,374

                                  RISK FACTORS

   In considering whether to vote in favor of the merger transaction involving our companies, you should consider all of the information we have included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In addition, you should pay particular attention to the following risks related to the merger and the combined company. The risks below are not meant to be an exhaustive list of all possible risks that should be considered in deciding whether to vote for or against the merger.

Risks Relating to the Merger

The per share merger consideration will not be adjusted due to changes in the price of PetroCorp or Southern Mineral common stock, and as a result, Southern Mineral shareholders receiving stock may receive less value for their shares.

   In exchange for each share of Southern Mineral stock, Southern Mineral shareholders will receive merger consideration of $4.71 per share in cash or, if the shareholder timely elects, in PetroCorp common stock based on an exchange ratio of .471, subject to adjustment and proration as described in "The Merger Agreement-- Potential Adjustments to the Cash Per Share Merger Consideration and the Exchange Ratio" on page 51. The exchange ratio will not be adjusted as a result of any decrease or increase in the price of PetroCorp common stock. Therefore, because the market price of PetroCorp common stock is subject to fluctuation, the value at the time of the merger of the consideration to be received by the Southern Mineral shareholders that make valid stock elections will depend on the market price of PetroCorp common stock at that time and may be lower than the market price of PetroCorp common stock on the date of this document or the date of the special meetings. The business, operations or prospects of PetroCorp, regulatory considerations, general market and economic conditions and other factors may affect the price of PetroCorp common stock. Most of those factors are beyond our control. You are encouraged to obtain current market quotations for PetroCorp common stock. For historical and current market prices of PetroCorp common stock, see "Comparative Per Share Market Price and Dividend Information" on page 20.

We may not realize the benefits of integrating our companies.

   Although the PetroCorp board of directors and the Southern Mineral board of directors considered the potential complementary effects of combining our companies' assets and operations, integrating our businesses involves a number of risks, including:

  . the possibility that management may be distracted from regular business concerns by the need to integrate operations;

  .  unforeseen difficulties in integrating operations and systems; and

  . the possibility that Kaiser-Francis may not be able to assume all employee and management responsibilities for the business and assets of the combined company pursuant to the PetroCorp management agreement discussed on page 87.

   Any of these could lead to potential adverse short-term or long-term effects on operating results. As a result, we may not realize any of the anticipated benefits of the merger.

We have incurred and will incur charges and expenses as a result of the merger.

   PetroCorp and Southern Mineral expect to incur approximately $3.5 million of costs related to the merger. These expenses will include severance and related costs upon completion of the merger, investment banking expenses, legal and accounting fees, printing expenses, transition and integration costs and other related charges. See "Interests of Certain Persons in the Merger -- Southern Mineral" on page 49. The companies may also incur additional unanticipated expenses in connection with the merger.

Some directors, officers and affiliates of the companies have interests in the merger that are different from your interests.

   Two directors of Southern Mineral are parties to agreements, or participate in other arrangements, that give them interests in the merger that are different from your interests. See "Interests of Certain Persons in the Merger -- Southern Mineral" on page 49. Southern Mineral shareholders should consider these interests in connection with their vote on the merger, including whether these interests may have influenced those directors to recommend or support the merger.

   Also, in August, 1999, Kaiser-Francis, the majority shareholder of PetroCorp, and PetroCorp entered into a management agreement under which Kaiser-Francis agreed to provide management, technical and administrative support for all of PetroCorp's operations in the United States and Canada. In the event of the merger, Kaiser-Francis will assume these same management functions for the combined company for which it will receive additional revenue. See "Interests of Certain Persons in the Merger--PetroCorp" on page 49.

Risks Related to PetroCorp after the Merger

It may be difficult for PetroCorp to replace Kaiser-Francis if PetroCorp desires to terminate the Kaiser-Francis management agreement or Kaiser-Francis terminates the agreement.

   PetroCorp has no employees, and all of its technical and corporate services are provided by Kaiser-Francis pursuant to a management agreement. As a result, PetroCorp does not have full control over its operations. Either PetroCorp or Kaiser-Francis may terminate the Kaiser-Francis management agreement at any time upon six months notice. If the agreement is terminated, and if we are unable to engage third parties to perform these services and have to replicate facilities, services or employees that we are not using fulltime, or are not able to engage a third party at costs similar to those charged by Kaiser-Francis, PetroCorp's costs would increase. PetroCorp cannot assure you that it can find another contractor to provide substantially similar services at the same rates or that we could replicate such services on such basis.

Kaiser-Francis and its affiliates may have conflicts of interest with us and, accordingly, you.

   Kaiser-Francis is engaged in the business of exploring for oil and gas, acquiring producing oil and gas reserves, buying and selling oil and gas, operating oil and gas wells for its own account and for the account of others, drilling oil and gas wells for its own account and for the account of others, buying and selling drilling rigs and rig parts, and owning and operating real estate investments. Kaiser-Francis and its subsidiaries explore for and produce oil and gas in some of the same geographic areas in which we operate. Kaiser-Francis is not required to pursue a business strategy that will favor PetroCorp business opportunities over the business opportunities of Kaiser-Francis or any of its affiliates (or any other competitor of PetroCorp's acquired by Kaiser-Francis). In fact, Kaiser-Francis may have financial motives to favor itself.

   PetroCorp and Kaiser-Francis and its affiliates share and, therefore, will compete for, the time and effort of Kaiser-Francis personnel who provide services to PetroCorp. Officers of Kaiser-Francis and its affiliates do not, and will not be required to, spend any specified percentage or amount of time on our business. Since these shared officers function as both PetroCorp representatives and those of Kaiser-Francis and its affiliates, conflicts of interest could arise between Kaiser-Francis and its affiliates, on the one hand, and PetroCorp or you, on the other.

   In instances in which an actual or potential conflict of interest arises between us, on the one hand, and Kaiser-Francis or its affiliates, on the other hand, there may be a benefit to Kaiser-Francis or its affiliates in which neither PetroCorp nor you will share. Such conflicts may arise in situations which include:

  . compensation paid to Kaiser-Francis, which includes incentive payments and reimbursements for reasonable general and administrative expenses;

  . payments to Kaiser-Francis and its affiliates for any services rendered to PetroCorp or on its behalf;

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

  . Kaiser-Francis's determination of which direct and indirect costs PetroCorp must reimburse;

  . decisions to enter into and the terms of transactions between PetroCorp and Kaiser-Francis or any of its affiliates, including transactions involving joint ventures, acquisitions and gathering and transportation; and

  . the acquisition or operation of businesses by Kaiser-Francis or its affiliates that would compete with PetroCorp.

Oil price declines and volatility could adversely affect our revenues, cash flows and profitability.

   PetroCorp's revenues, profitability and future rate of growth depend substantially upon the prevailing prices of oil and gas. Prices for oil and gas fluctuate dramatically. Factors that can cause this fluctuation include:

  .  worldwide and domestic supplies of oil and gas,

  .  weather conditions,

  . the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

  .  political instability or armed conflict in oil-producing regions,

  .  the price and level of foreign imports,

  .  the level of consumer demand,

  .  the price and availability of alternative fuels,

  .  the availability of pipeline capacity, and

  .  domestic and foreign governmental regulations and taxes.

   PetroCorp is unable to predict the long-term effects of these and other conditions on the prices of oil and gas. Lower oil and gas prices may reduce the amount of oil and gas PetroCorp produces, which may adversely affect PetroCorp's revenues and operating income. Significant reductions in oil and gas prices may require PetroCorp to reduce its capital expenditures. Reducing drilling will make it more difficult for PetroCorp to replace the reserves it produces.

If PetroCorp is not able to replace reserves, it may not be able to sustain current production rates.

   As is customary in the oil and gas exploration and production industry, PetroCorp's future success depends largely upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless PetroCorp replaces the reserves it produces through successful development, exploration or acquisition, its proved reserves will decline over time. In addition, approximately 11% by volume of its total estimated proved reserves at December 31, 1999, and 12% by volume of Southern Mineral's total estimated proved reserves at December 31, 1999 were undeveloped. By their nature, undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. PetroCorp cannot assure you that it can successfully find and produce reserves economically in the future.

   PetroCorp's increased reserve base will make it more difficult to find exploration and acquisition opportunities to replace production. Drilling levels required to replace reserves will likely increase PetroCorp's exposure to drilling risk.

If PetroCorp does not make significant capital expenditures, it may not be able to exploit reserves.

   PetroCorp must make substantial capital expenditures in connection with the exploration, development and production of its oil and gas properties. Historically, PetroCorp has funded our capital expenditures through a combination of internally generated funds, equity issuances and long-term debt financing arrangements and sale of non-core assets. From time to time, PetroCorp has used short-term and long-term bank debt, generally as a working capital facility. At September 30, 2000, on a pro forma basis with four million shares issued, the combined company had cash reserves of $4.2 million and negative working capital of $8.4 million. Based on three million shares issued, the combined company would have cash reserves of $0.2 million and negative working capital of $12.4 million as of September 30, 2000. Without successful enhancement, exploitation or acquisition activities, our reserves and revenues will decline over time, PetroCorp anticipates that its oil and gas capital expenditures, for the combined company will be approximately $6 million for drilling and recompletion activity in 2001. PetroCorp intends to finance its capital expenditures primarily with funds provided by operations and borrowings under its credit agreement, to be supplemented from time to time with funds obtained from additional equity offerings. PetroCorp's ability to obtain additional debt and equity financing upon acceptable terms will be dependent upon a number of economic factors that are beyond the control of PetroCorp, such as the prevailing price of commodities and the general condition of the economy. If PetroCorp's cash flow from operations and availability under existing credit facilities are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to allow it to fund its continued growth. PetroCorp will utilize up to approximately $16 million of the total $50 million currently available under its existing credit facility to effect the merger. PetroCorp has a $75 million credit facility with a current borrowing base limitation of $58 million.

PetroCorp's industry experiences numerous operating risks. Insurance may not be adequate to protect PetroCorp against all these risks.

   The oil business involves a variety of operating risks, including:

  .  fires and explosions;

  .  uncontrollable flows of oil and formation water;

  .  natural disasters; and

  . environmental hazards such as oil spills, pipeline ruptures and discharges of toxic gases.

   If any of these events occur, we could incur substantial losses as a result of:

   .  injury or loss of life;

   . severe damage to and destruction of property, natural resources and equipment;

   .  pollution and other environmental damage;

   .  regulatory investigation and penalties;

   .  clean-up responsibilities;

   .  suspension of our operations;

   .  repairs to resume operations; and

   .  loss of productive energy.

   PetroCorp maintains insurance against some, but not all, potential risks and losses affecting its operations. PetroCorp cannot assure you that its insurance will be adequate to cover all of its losses or liabilities. Also, PetroCorp cannot predict the continued availability of insurance at economical prices.

PetroCorp's operations are subject to numerous risks of oil and gas drilling and production activities.

   Oil and gas drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil and gas reserves will be found. The cost of drilling and completing wells is often uncertain. Oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

  .  unexpected drilling conditions;

   .  pressure or irregularities in formations;

  .  equipment failures or accidents;

  . shortages in experienced labor or shortages or delays in the delivery of equipment;

  .  blowouts and surface cratering;

  .  pipe or cement failures;

  .  casing collapse; and

  .  embedded oil field drilling and service tools.

PetroCorp's articles of incorporation, bylaws and rights plan discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.

   Certain provisions of PetroCorp's articles of incorporation and bylaws and provisions of the Texas Business Corporation Act may have the effect of delaying or preventing a change in control. PetroCorp's directors are elected to staggered terms. Also, PetroCorp's articles of incorporation authorize PetroCorp's board of directors to issue preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights of those shares as the board may determine, and PetroCorp has available authorized but unissued common stock. In addition, PetroCorp has adopted a rights plan, as further described on page 67, which could, alone or in combination with the articles of incorporation and the bylaws, discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock.

Estimates of proved reserves may change.

   The calculations of proved reserves of oil and gas included in this document have been prepared by independent petroleum engineers retained by PetroCorp and Southern Mineral. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretations and judgment and the assumptions used regarding quantities of recoverable oil and natural gas reserves and prices for crude oil and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in our estimates, and these variances may be significant. Any significant variance from the assumptions used could result in the actual quantity of our reserves and future net cash flow being materially different from the estimates in our reserve reports. In addition, results of drilling, testing and production and changes in crude oil and natural gas prices after the date of the estimate may result in substantial upward or downward revisions.

PetroCorp's success in future acquisitions is uncertain.

   PetroCorp expects to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to PetroCorp. The successful acquisition of producing properties involves an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond PetroCorp's control. This assessment is necessarily inexact and its accuracy is uncertain. In connection with this assessment, PetroCorp will perform a review of the subject properties it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. PetroCorp may in many cases assume pre-closing liabilities, including environmental liabilities, and will likely acquire interests in properties on an "as is" basis. There can be no assurance that PetroCorp's acquisitions will be successful. The failure of PetroCorp to successfully complete acquisitions could have a material adverse effect on PetroCorp.

Hedging activities could result in losses to PetroCorp.

   PetroCorp and Southern Mineral use, and it is expected that PetroCorp will continue to use, energy swap arrangements and financial futures to reduce sensitivity to oil and gas price volatility. If PetroCorp's reserves are not produced at the rates estimated by PetroCorp due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, PetroCorp will be required to satisfy obligations it may have under fixed price sales and hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which PetroCorp enters into fixed price sales and hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used and actual results experienced could materially adversely affect anticipated profit margins and PetroCorp's ability to manage the risk associated with fluctuations in oil and gas prices.

   Additionally, fixed price sales and hedging contracts limit the benefits PetroCorp will realize if actual prices rise above the contract prices. Based upon prices in effect at September 30, 2000, the fair value (loss) of the crude oil and natural gas hedging instruments were unrealized losses of $0.5 million for PetroCorp and $1.4 million for Southern Mineral. In addition, fixed price sales and hedging contracts are subject to the risk that the counter-party may prove unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse financial effect on PetroCorp.

PetroCorp's significant indebtedness could have important adverse consequences to you.

   After the merger PetroCorp will have a substantial amount of indebtedness. At September 30, 2000, on a pro forma basis with 4,000,000 shares issued, PetroCorp's total long-term debt outstanding would have been approximately $64.2 million and PetroCorp would have had a long-term debt to total capitalization ratio of 73 percent. Based on 3,000,000 shares issued, PetroCorp's total long-term debt outstanding would be $70.2 million and its long-term debt to total capitalization ratio would be 90 percent as of September 30, 2000. PetroCorp may incur additional indebtedness under PetroCorp's credit facility. As of January 26, 2001, PetroCorp owed approximately $8.5 million under its credit facility. Upon the closing, on a pro forma basis, if 3,000,000 shares are issued in the merger, PetroCorp expects it will have no more than approximately $16 million outstanding under its credit facility, leaving approximately $42 million of remaining credit availability. Additionally, the merger agreement provides that PetroCorp shall assume certain debt of Southern Mineral which, as of September 30, 2000, equaled $20 million. After the merger, this assumed debt may be refinanced under PetroCorp's existing credit facility. Our significant indebtedness could have important consequences to you. For example:

  . PetroCorp's ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

  . a portion of PetroCorp's cash flow from operations must be utilized for the payment of interest on PetroCorp's indebtedness and will not be available for financing capital expenditures or other purposes;

  . PetroCorp's level of indebtedness and the covenants governing PetroCorp's current indebtedness could limit PetroCorp's flexibility in planning for, or reacting to, changes in PetroCorp's business because financing options may be limited or prohibited;

  . PetroCorp's level of indebtedness may make PetroCorp more vulnerable during periods of low oil and gas prices or in the event of a downturn in PetroCorp's business because of PetroCorp's fixed debt service obligations;

  . the terms of PetroCorp's credit facilities require PetroCorp to make interest and principal payments and to maintain stated financial covenants; and

  . if the requirements of PetroCorp's credit facilities are not satisfied, the lenders under these facilities would be entitled to accelerate the payment of all outstanding indebtedness under this facility and, in such event, PetroCorp cannot assure you that it would have sufficient funds available or could obtain the financing required to meet its obligations.

Costs to comply with environmental laws are significant.

   Environmental and other governmental laws, some of which are applied retroactively, have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells and related facilities. PetroCorp may expend significant financial and managerial resources to comply with environmental laws. Increasingly strict environmental laws and enforcement policies, and claims for damages to property, employees, other persons and the environment resulting from our operations, could cause us to incur substantial costs and liabilities.

Marketability of PetroCorp's production may be affected by factors beyond its control.

   The marketability of PetroCorp's production depends in part upon the availability, proximity and capacity of oil and gas gathering systems, pipelines and processing facilities. Most of PetroCorp's oil and gas will be delivered through gathering systems and pipelines that are not owned by PetroCorp. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect PetroCorp's ability to produce and market its oil and gas.

A small number of shareholders will control PetroCorp.

   Upon completion of the merger, directors, executive officers and principal shareholders of PetroCorp, and their affiliates, will beneficially own approximately

  . 63.4% of PetroCorp's outstanding common stock, including 37.0% owned by Kaiser-Francis, if 3,000,0000 shares of PetroCorp stock are issued in the merger, and

  . 58.3% of PetroCorp's outstanding common stock, including 34.1% owned by Kaiser-Francis, if 4,000,0000 shares of PetroCorp stock are issued in the merger.

Accordingly, these shareholders, as a group, will be able to control the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in PetroCorp's articles of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of PetroCorp common stock will be able to affect the management or direction of PetroCorp. These factors may also have the effect of delaying or preventing a change in the management or voting control of PetroCorp, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of PetroCorp common stock.

Future sales of PetroCorp common stock may result in a decrease in value to existing shareholders.

   After the merger, assuming no additional issuances of common stock prior to the merger, PetroCorp will have between approximately 11,707,619 and 12,707,619 shares of common stock outstanding. Of those shares, from approximately 8,224,509 to 9,224,509 shares of common stock will be freely transferable without restriction except with regard to certain transactions by affiliates. Future sales of substantial amounts of common stock, or the perception that these sales could occur, may affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

   This document includes "forward-looking statements" made by both PetroCorp and Southern Mineral within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding oil and gas reserve estimates, planned capital expenditures, expected oil and gas production, Southern Mineral's and PetroCorp's financial positions, business strategy and other plans and objectives for future operations, expected future expenses, realization of deferred tax assets, the proposed acquisition of Southern Mineral, the parties' abilities to meet the closing conditions in the merger agreement and the combined entity's future operations. In addition to these statements, forward-looking statements may be included within this document under the following captions:

   .  ""Risk Factors"

   .  ""PetroCorp Reasons for the Merger"

   .  ""Southern Mineral Reasons for the Merger"

   .  ""Recommendations of the Board of Directors"

   .  ""Opinion of Southern Mineral's Financial Advisor"

   Although we believe the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance that our expectations will prove to have been correct. Factors that could cause actual results to differ materially from expected results, include:

   . uncertainties relating to the proposed business combination with Southern Mineral;

   .  our substantial indebtedness;

   .  fluctuations in the prices of oil and gas;

   .  need to replace reserves;

   .  substantial capital requirements;

   .  uncertainties inherent in estimating quantities of oil and gas reserves;

   . projecting future rates of production and the timing of development expenditures;

   .  operating risks;

   .  restrictions imposed by lenders;

   .  the effects of governmental and environmental regulation;

   .  pending or future litigation; and

   .  conflicts of interest our officers and directors may have.

   We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this document and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business.

                                   THE MERGER

Background of the Merger

   PetroCorp's business strategy includes continuously identifying and reviewing opportunities to acquire assets, divisions and companies. Consistent will PetroCorp's strategy, it was presented with the opportunity to enter into a transaction with Southern Mineral prior to, during and after Southern Mineral's bankruptcy reorganization.

   On October 29, 1999, Southern Mineral filed for protection under Chapter 11 of the U. S. Bankruptcy Code. Southern Mineral and its creditors reached a negotiated reorganization arrangement in early July 2000. On August 1, 2000, Southern Mineral successfully emerged from bankruptcy with a restructured balance sheet and a reorganized board of directors. The terms of the reorganization called for the holders of Southern Mineral's debentures to exchange the debentures for 78% of the common equity of Southern Mineral with the remaining 22% to go to prior equity owners of Southern Mineral. Shareholders, option holders and warrant holders of record on July 24, 2000, received approximately 3,667,000 warrants allowing them to increase their ownership from 22% to up to 40% of the outstanding common stock. The new warrants are for a perpetual term with an exercise price of $4.21 per share, subject to adjustment for certain customary anti-dilution stock splits, stock dividends and other recapitalization events. Southern Mineral's board of directors was restructured with five of seven new members appointed by the creditors' committee or by large former debenture holders.

   On August 9, 2000, the newly restructured Southern Mineral board met with representatives of Petrie Parkman & Co., Inc. and FirstEnergy Capital Corp. At that meeting, the board directed management to engage the services of Petrie Parkman and FirstEnergy as financial advisors to evaluate strategies to maximize shareholder value. Petrie Parkman was directed to undertake an evaluation of strategic alternatives available to Southern Mineral, and FirstEnergy was directed to evaluate strategies related to Neutrino Resources, Southern Mineral's wholly- owned Canadian subsidiary, in connection with a possible stand-alone Canadian transaction.

   Petrie Parkman identified and provided to Southern Mineral a list of companies that might provide Southern Mineral with one or more strategic opportunities, including joint ventures, mergers, acquisitions and divestitures. After further review, Petrie Parkman was authorized and directed to contact various companies to determine the type and level of interest these companies might have in a possible transaction involving Southern Mineral. Based on the information received from such companies, Southern Mineral directed Petrie Parkman to conduct a more extensive inquiry and request the most desirable candidates to deliver written expressions of interest.

   Southern Mineral's board determined that the written expression of interest received from PetroCorp on September 6, 2000, proposing a merger, provided one of the desirable potential transactions.

   On October 11, 2000, the Southern Mineral board met and representatives of FirstEnergy made presentations regarding the Canadian process and representatives of Petrie Parkman made a presentation regarding the status of the U.S. process.

   On October 19, 2000, Gary R. Christopher, president and chief executive officer of PetroCorp, met with representatives of Petrie Parkman and with Michael E. Luttrell, chief financial officer of Southern Mineral, and Steven H. Mikel, president and chief executive officer of Southern Mineral. The meeting was conducted in the offices of Petrie Parkman in Houston. Mr. Christopher described in more detail the businesses and goals of PetroCorp. Mr. Christopher also discussed the oil and gas business in general and the possibility of combining Southern Mineral and PetroCorp in the future to create a larger independent public oil and gas company with more potential growth prospects and access to capital markets. The parties agreed to explore the possibility of such a transaction and agreed to exchange further information with each other. The parties discussed in detail their respective properties, financial position, objectives and philosophies. The parties agreed to enter into discussions regarding a proposed merger structure and to conduct further due diligence investigations. During the final weeks of October and into early November, there were general discussions regarding proposed structures and merger consideration. On November 8, 2000, PetroCorp submitted a revised proposal to Southern Mineral to merge in exchange for stock and cash.

   On November 10, 2000, the Southern Mineral board again met with representatives of FirstEnergy and Petrie Parkman to discuss the status of current efforts relative to their respective engagements. During the meeting, Petrie Parkman discussed with the board of directors a revised stock and cash proposal from PetroCorp dated November 9, 2000, together with five other oral or written proposals. Following a general discussion, the board directed management and Petrie Parkman to focus most of their efforts on discussions with the management and board of PetroCorp.

   Following the board meeting on November 10, 2000, representatives of Petrie Parkman held several telephonic discussions with Mr. Christopher and his associates regarding possible structures for a combination.

   On November 24, 2000, PetroCorp sent a letter of intent directed to Petrie Parkman as Southern Mineral's financial advisor. While the letter of intent was unacceptable in the opinion of Southern Mineral's management, it provided a framework for further discussion. On November 28, 2000, Mr. Mikel transmitted a response to Mr. Christopher's letter of November 24, 2000. In his response, Mr. Mikel outlined numerous deal points that he felt would be required before the Southern Mineral board would be willing to commit Southern Mineral's time and resources to any further discussions, analysis and negotiations. On November 30, 2000, Mr. Christopher and Mr. Mikel and their associates and representatives of Petrie Parkman held a conference call concerning several aspects of the transaction structure, including the amount of stock and cash consideration. During the ensuing few days, there were numerous conversations, discussions and negotiations conducted between Southern Mineral and PetroCorp management as well as their legal and financial advisors. On December 6, 2000, Mr. Christopher transmitted to Mr. Mikel a revised letter of intent providing merger consideration in the amount of $4.71 per Southern Mineral common share payable in cash, PetroCorp common stock or a combination of the two.

   On December 8, 2000, the Southern Mineral board of directors met to discuss the letter of intent submitted by PetroCorp. Following a presentation on the status of these negotiations by members of management and representatives of Petrie Parkman, the board authorized management to execute the letter of intent, which included, among other things, provisions relating to the exchange of confidential information, and other due diligence matters, and directed the management of Southern Mineral to continue to discuss, analyze and negotiate a possible merger with PetroCorp. During the next two weeks, Southern Mineral personnel and representatives of various consulting firms conducted and concluded the due diligence on PetroCorp. On December 14, 2000, various members of Southern Mineral's management and board, plus representatives of its consulting groups and financial advisor, attended an all-day meeting in PetroCorp's offices in Tulsa, Oklahoma. At the same time, Southern Mineral's counsel initiated the drafting of an agreement and plan of merger among PetroCorp, PetroCorp Acquisition Company and Southern Mineral. On December 22, 2000, the Southern Mineral board met with management and representatives of Petrie Parkman to discuss the PetroCorp transaction. Management reported on the results of its due diligence. Southern Mineral management then presented its views of the proposed transaction and recommended that the board accept the agreement to merge with PetroCorp. Southern Mineral's legal counsel presented a summary of the terms of the merger agreement and discussed various legal issues with the board. Petrie Parkman presented its financial analyses and delivered to the Southern Mineral board its written opinion that, as of December 22, 2000 and based upon and subject to the matters set forth in such opinion, the merger consideration to be received by the holders of Southern Mineral common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Southern Mineral common stock. The Petrie Parkman opinion is attached as Annex H to this document and should be read in its entirety. Following additional discussion on the merits of the proposed transactions, the members of the Southern Mineral board participating in the decision approved the terms of the merger, merger agreement, voting agreements, affiliated agreements and the transactions contemplated thereby and agreed to recommend the merger to the shareholders of Southern Mineral.

   Following the approval by Southern Mineral's board and the approval of PetroCorp's board of the merger, Southern Mineral and PetroCorp each executed the agreement and plan of merger and later that day issued a press release publicly announcing that PetroCorp and Southern Mineral had entered into the merger agreement. All of the shareholder agreements were executed concurrent with the merger agreement except for St Paul's shareholder agreement, which was executed on January 5, 2001.

Reasons for the Merger; Recommendations of the Board of Directors

PetroCorp Reasons for the Merger

   The members of PetroCorp's board of directors have unanimously determined that the merger agreement and the merger are fair to and in the best interest of its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock, the PetroCorp board of directors consulted with PetroCorp's legal advisors and its management, as well as the acquisitions department and other financial and engineering personnel of Kaiser-Francis. The PetroCorp board of directors considered a number of material factors, including:

  . Increased Financial Strength, Critical Mass and Scope. The merger will give PetroCorp increased size, which could allow it to aggressively compete for and secure future growth opportunities both in the United States and Canada.

  . Increased Shareholder Liquidity and Diversity. The merger will increase the PetroCorp shareholder base, resulting in greater liquidity for shares and the reduction of ownership by any individual or block of shareholders.

  . Expanded Prospect Portfolio. The merger will expand PetroCorp's existing portfolio with several new targets distributed across core areas where both companies have achieved high rates of return.

  . Enhanced Reserve Base and Growth Potential. The merger will increase PetroCorp's reserves by approximately 75% and expand potential reserve growth.

  . Increased Cash Flows Stability. The combination of the two producing property portfolios will decrease the reliance on cash flow from any individual well or area, reducing operational risk.

  . Geographic and Operational Efficiencies. Southern Mineral's properties and prospects complement, and are located in the same core areas as, PetroCorp's, resulting in economic and operational efficiencies.

  . Leverage of Existing Expertise and Infrastructure. The merger will enable PetroCorp to more fully use its existing technical and operational expertise and in-place infrastructure through its management agreement with Kaiser-Francis, in the United States and in Canada. The PetroCorp management agreement with Kaiser-Francis allows PetroCorp to add Southern Mineral's reserves at a per mcf level of general and administrative expense below Southern Mineral's current levels.

  . Ability to Grow While Incurring Comparatively Less Debt. By giving merger consideration consisting of part cash and part PetroCorp common stock, PetroCorp is able to acquire substantial oil and gas reserves, on favorable terms at a time of high oil and gas prices, with less debt than would otherwise be required.

   This discussion of the factors considered by the PetroCorp board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the PetroCorp board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative significance to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different significance to different factors.

   For the reasons discussed above, the members of the PetroCorp board of directors have determined that the terms of the merger are fair to, and in the best interests of, PetroCorp and the PetroCorp shareholders. Accordingly, the members of the PetroCorp board of directors unanimously recommend that PetroCorp shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock.

Southern Mineral Reasons for the Merger

   The members of the Southern Mineral board of directors participating in the decision, each of which is an independent director, have unanimously determined that the merger agreement is fair to and in the best interests of Southern Mineral and its shareholders. Accordingly, the board has approved the merger agreement and the transactions contemplated thereby, including the merger and the transactions contemplated by the shareholder agreements. In reaching these decisions, the board consulted with senior management, as well as its legal counsel, independent accountants and financial advisors and considered several factors, including but not limited to, the following:

  . Synergies Created by the Merger. The synergies created by the merger, including the opportunities for costs savings and economies of scale, should result in an improved financial condition and improved results of operations of the combined company. PetroCorp's business platform provides the ready-made operating resources and experience, inventory of properties, and strategic plan for Southern Mineral, which recently restructured its operations. In turn, Southern Mineral provides PetroCorp with additional high-quality properties and related cash flow.

  . Complementary Assets. Both PetroCorp and Southern Mineral have operations in the Gulf Coast region and own oil and gas properties in Alberta, Canada. The combined company expects to benefit from combining its operations in this core operating area while also benefiting from greater diversity of operations in the Gulf Coast region and the added diversity of properties in the Canadian region.

  . Premium to Trading Price. The consideration offered under the transaction represented approximately a 49% premium over the average closing price of Southern Mineral's common stock for the 20 trading days preceding the announcement of the merger.

  . Adequate Capital Resources and Liquidity. After the merger, Southern Mineral anticipates that the combined company will have access to capital resources adequate to pursue a more expansive exploration and development plan. In addition to cash on hand, substantial cash flows from operations and funds available under an existing credit facility, we anticipate that the combined company will be able to access the private and public capital markets with equity and debt offerings on more favorable terms than would have been available to Southern Mineral as a separate company.

  . Ability to Consider Competing Offers. The merger agreement does not preclude the initiation of competing offers by other potential bidders. If another party delivers an unsolicited offer to Southern Mineral, the Southern Mineral board may consider and accept it if the offer is superior to the merger from a financial point of view and the board determines in good faith that it is required to further investigate such offer to comply with its fiduciary duty imposed by law. If the board accepts a superior offer, Southern Mineral is required to pay PetroCorp a cash termination fee of $2,350,000. As of the date of this document, Southern Mineral has not received any competing offers.

  . Taxation. The transaction is expected to be a tax-free reorganization for Southern Mineral shareholders. Accordingly, each Southern Mineral shareholder will pay taxes only on that portion of the merger consideration she or he receives in cash.

  . Increased Critical Mass and Scope. The combined company's ability to compete should be substantially enhanced by the merger, which will create a larger, better capitalized, more widely-held company, with greater operational strengths and exploration and development opportunities.

  . Business Strategy/Hiring and Evaluating Staff. The merger will provide Southern Mineral with immediate access to substantial additional expertise and infrastructure, including experienced personnel and proprietary information. Southern Mineral's recent bankruptcy reorganization required it to divest certain non-core assets and to substantially reduce its technical and administrative staff. In order to realize its growth potential, Southern Mineral would have to expand its strategic plan beyond the bankruptcy reorganization context, and hire and retain substantial additional personnel to implement and execute that plan. After the merger, the combined company will continue to have access to and utilize the staff of Kaiser-Francis under its management agreement with PetroCorp.

  . Increased Stability of Cash Flows and Growth Potential Through Diversification. Following the transaction, the production value of the combined company's properties will be dispersed among a greater number of properties. This diversification of operations over a greater number of properties is expected to mitigate risks inherent in operating a small number of properties in a concentrated area. The combined company will also have a larger prospect inventory, which is expected to provide the combined company with a greater ability to sustain growth.

  . Increased Shareholder Liquidity. The PetroCorp common stock to be received by the Southern Mineral shareholders will be listed on the AMEX and will be more widely traded than shares of Southern Mineral common stock. This will result in enhanced liquidity for our shareholders. Listing on the AMEX, as compared to Southern Mineral's current listing on the OTC Bulletin Board, also exposes Southern Mineral shareholders to a larger investor population as certain larger institutions limit their investments to companies listed with a national exchange or market. Additionally, if Southern Mineral's shareholders do not elect to receive PetroCorp stock, they will receive cash in exchange for their shares of Southern Mineral stock.

   In reaching its determination approving the merger for submission to the shareholders, the Southern Mineral board also considered and evaluated information presented by the management of Southern Mineral with respect to the transaction. In this regard, the Southern Mineral board considered, among other things, information relating to:

  . the results of operations, financial and operating performance, financial condition and prospects of and the opportunities available to PetroCorp, Southern Mineral and the combined company, and the risks involved in attempting to grow Southern Mineral as an independent company;

  . the reserves, asset quality and cost structure of PetroCorp and Southern Mineral;

  .  the strategic and financial alternatives available to Southern Mineral;

  . the results and scope of the due diligence review conducted by Southern Mineral's management with respect to PetroCorp's business, properties, operations and prospects;

  . historical, recent and potential future trading prices and trading multiples of the common stock of PetroCorp and Southern Mineral;

  .  historical, recent and potential future commodity prices of oil and gas;

  .  the terms of the merger agreement;

  . the financial analyses and written opinion of Petrie Parkman dated December 22, 2000 with respect to the fairness from a financial point of view, as of December 22, 2000 and based upon and subject to the matters set forth in such opinion, of the merger consideration to the holders of Southern Mineral common stock; and

  . the advice of outside counsel to Southern Mineral with respect to the fiduciary duties and obligations of the disinterested members of the board in considering the transaction.

   The board also considered the option of remaining independent versus the relative merits of the combination with PetroCorp.

   Based on all of these matters, and such other matters as the members of the Southern Mineral board of directors deemed relevant, the members of the board participating in the decision approved the merger and recommended the merger agreement and the merger for approval to its shareholders.

   The foregoing discussion of the information and factors considered by the Southern Mineral board is not intended to be exhaustive, but we believe it includes all material factors it considered. In addition, in reaching the determination to approve and recommend the merger agreement and the merger to its shareholders, the Southern Mineral board did not assign any relative or specific weight to the foregoing factors which were considered, and individual directors may have given differing significance to the various factors.

   The Southern Mineral board realized that there are risks associated with the merger, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The board also considered factors such as the volatility of oil and gas commodity prices, the relative volatility of both companies' stock prices, the uncertainty in estimating oil and gas reserves and future exploration and development risks. These factors are discussed more fully in this document on page 23 under "Risk Factors".

Accounting Treatment

   The merger will be accounted for as a purchase. Under this accounting method, PetroCorp will record Southern Mineral's assets and liabilities at their fair values, and, if the purchase price exceeds the total of these fair market values, PetroCorp will record the excess as goodwill. PetroCorp will include the revenues and expenses of Southern Mineral in PetroCorp's financial statements from the date of the consummation of the merger.

Regulatory Approvals

   No filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 was required in connection with the merger. Neither Southern Mineral nor PetroCorp is aware of a material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate laws of Texas and Nevada.

U.S. Federal Income Tax Consequences of the Merger

   The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to Southern Mineral shareholders. This discussion addresses only those shareholders who hold their shares of Southern Mineral common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Southern Mineral shareholders in light of their individual circumstances, or to Southern Mineral shareholders that are subject to rules, such as:

  .  financial institutions;

  .  mutual funds;

  .  tax-exempt organizations;

  .  insurance companies;

  .  dealers in securities or foreign currencies;

  . traders in securities who elect to apply a mark-to-market method of accounting;

  .  foreign holders;

  . persons who hold shares of Southern Mineral common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

  . holders who acquired their shares of Southern Mineral common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

   The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed. Southern Mineral shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.

   It is a condition to the closing of the merger that Southern Mineral receive an opinion from its tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion is based on customary assumptions and representations made by, among others, Southern Mineral, PetroCorp and PetroCorp Acquisition. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service or any state taxing authority as to the tax consequences of the merger.

   Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of shares of Southern Mineral common stock that receive shares of PetroCorp common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash they receive as part of the merger consideration. Each shareholder's aggregate tax basis in the shares of PetroCorp common stock received in the merger will be the same as such shareholder's aggregate tax basis in the shares of Southern Mineral common stock surrendered in the merger increased by any gain recognized and, decreased by any cash received and the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the shares of PetroCorp common stock received in the merger by a holder of shares of Southern Mineral common stock will include the holding period of shares of Southern Mineral common stock that such shareholder surrendered in the merger. A holder of shares of Southern Mineral common stock that receives cash in lieu of a fractional share of PetroCorp common stock will recognize gain or loss equal to the difference between the amount of cash received and such shareholder's tax basis in the shares of Southern Mineral common stock allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual shareholder, any of this capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held his shares of Southern Mineral common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

   Because shares of PetroCorp common stock will remain unchanged in the merger, the merger will not cause PetroCorp shareholders to recognize any gain or loss. No gain or loss will be recognized by PetroCorp, Southern Mineral or PetroCorp Acquisition.

Dissenters' Rights

   Under Nevada law, Southern Mineral shareholders are entitled to dissenters' rights in the merger. A copy of the applicable Nevada statutes regarding dissenters' rights are attached to this document as Annex I. Southern Mineral shareholders who are considering exercising dissenters' rights should review the statute carefully, particularly the steps required to perfect dissenters' rights. No provision under Nevada law provides a shareholder the right to later withdraw and demand payment if the shareholder does not comply with the statutory requirements. Set forth below is a summary of the steps to be taken by a holder of record to exercise the right to dissent. This summary should be read in conjunction with the full text of the attached statute.

   To exercise your right to dissent:

  . before the vote is taken, you must deliver written notice to the Southern Mineral secretary stating that you intend to demand payment for your shares if the merger is completed; and

  . you must NOT vote your shares in favor of the merger either by proxy or in person.

   If you send written notice of your intent to dissent before the vote on the merger, Southern Mineral must send you a written dissenters' notice within 10 days after the merger is effective telling you:

  . where your demand for payment must be sent and where and when your stock certificates must be deposited;

  .  what happens if you own shares but do not have the stock certificate;
     and

  . the date by which Southern Mineral must receive the demand form, which must be between 30 and 60 days after notice delivery, and providing you:

  .  a form to demand payment; and

  .  a copy of the statute.

   Your failure to demand payment in the proper form or deposit your certificates as described in the dissenters' notice will terminate your right to receive payment for your Southern Mineral shares. Your rights as a Southern Mineral shareholder will continue until those rights are cancelled or modified by the completion of the merger.

   If you acquired your shares before the merger was made public, within 30 days of receipt of a properly executed demand for payment, Southern Mineral must pay you what it determines to be the fair market value plus interest for your shares. Payment must be accompanied by specific financial records of Southern Mineral, a statement of Southern Mineral's fair value estimate, including how interest was calculated, information regarding your right to challenge the fair value estimate, and copies of relevant portions of the Nevada Revised Statutes.

   If you acquired your shares after the merger was first made public, you are only entitled to receive payment of the amount Southern Mineral estimates is the fair value of your shares if you accept that estimate. If you wish to contest that estimate, you may do so, but you will receive no payment until the contest is resolved

   Within 30 days from the receipt of the fair value payment or notice, you may notify Southern Mineral in writing of your own fair value estimate and demand payment of the amount not yet paid. Failure to demand payment within 30 days of receipt of payment or notice terminates your right to challenge Southern Mineral's calculation of fair value. If you and Southern Mineral cannot agree on fair market value within 60 days after Southern Mineral receives a shareholder demand, Southern Mineral must commence legal action seeking court determination of fair market value. If Southern Mineral fails to commence a legal action within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount they demanded. Proceedings instituted by Southern Mineral will be in Washoe County, Nevada. Costs of legal action will be assessed against Southern Mineral, unless the court finds that the dissenters' acted arbitrarily, vexatiously or not in good faith, in which case costs will be equitably distributed. Attorneys' and expert fees may be awarded in such amount as the court deems equitable against any party the court determines has acted wrongfully.

Opinion of Southern Mineral's Financial Advisor

   Southern Mineral engaged Petrie Parkman & Co., Inc. as its financial advisor on August 18, 2000 in connection with a possible transaction involving Southern Mineral. On December 22, 2000, Petrie Parkman delivered to the Southern Mineral board of directors its written opinion that, as of that date and based upon and subject to the matters set forth in such opinion, the merger consideration described in the merger agreement to be received by the holders of Southern Mineral common stock was fair from a financial point of view to the holders of Southern Mineral common stock.

   Pursuant to an engagement letter between Petrie Parkman and Southern Mineral dated August 18, 2000, Southern Mineral agreed to pay to Petrie Parkman a transaction fee based on the transaction value and conditioned upon closing of a merger. Assuming the merger is consummated at the merger consideration described in the merger agreement, Southern Mineral and Petrie Parkman estimate that Petrie Parkman's transaction fee will be equal to approximately $1,140,000. In addition, Southern Mineral also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses related to its rendering of financial advisory and investment banking services to Southern Mineral, including the fees and expenses of its legal counsel. Southern Mineral also agreed to indemnify Petrie Parkman and its affiliates, the respective directors, officers, partners, agents and employees of Petrie Parkman and its affiliates, and controlling persons for certain losses, claims, damages, liabilities and expenses related to or arising out of its engagement as financial advisor.

   The full text of Petrie Parkman's opinion dated December 22, 2000, which contains a description of the assumptions made, procedures followed, matters considered and limits of the scope of review undertaken by Petrie Parkman in rendering its opinion, is attached as Annex H to this document and is incorporated in this document by reference. The summary of the Petrie Parkman opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Southern Mineral shareholders are encouraged to, and should, read the Petrie Parkman opinion carefully in its entirety.

   Petrie Parkman's opinion was provided to the Southern Mineral board for its use and benefit and addresses only the fairness from a financial point of view of the merger consideration to the holders of Southern Mineral common stock. Petrie Parkman's opinion does not address the merits of the underlying decision by Southern Mineral to engage in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote at the special meeting. Petrie Parkman's opinion and its presentation to the Southern Mineral board on December 22, 2000 were among many factors taken into consideration by the Southern Mineral board in making its determination to approve and recommend the transaction described in the merger agreement.

   In arriving at its opinion, Petrie Parkman, among other things:

  1. reviewed certain publicly available business and financial information relating to PetroCorp and Southern Mineral, including

    . Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, and

    . Quarterly Reports on Form 10-Q and related unaudited financial statements for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  2. reviewed certain estimates of Southern Mineral's reserves, including

    . estimates of proved and probable oil and gas reserves prepared by Netherland, Sewell & Associates, Inc. (as to United States and Ecuador reserves only) as of July 1, 2000, and

    . estimates of proved and probable oil and gas reserves prepared by Chapman Petroleum Engineering Ltd. (as to Canadian reserves only) as of July 1, 2000;

  3. reviewed certain estimates of PetroCorp's reserves, including

    . estimates of proved and probable oil and gas reserves prepared by Huddleston & Co., Inc. as of January 1, 2000, and

    . updated unaudited estimates of proved and probable oil and gas reserves prepared by the management and staff of PetroCorp as of October 1, 2000;

  4. analyzed certain historical and projected financial and operating data of

    .  PetroCorp prepared by the management and staff of PetroCorp, and

    . Southern Mineral prepared in conjunction with, and approved by, the management and staff of Southern Mineral;

  5. discussed the current and projected operations and prospects of PetroCorp and Southern Mineral with the management and staff of PetroCorp and Southern Mineral, respectively;

  6. reviewed the trading history of PetroCorp common stock and Southern Mineral common stock;
  7. compared recent stock market capitalization indicators for PetroCorp and Southern Mineral with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

  8. compared the financial terms of the merger with the financial terms of certain other transactions that Petrie Parkman deemed to be relevant;

  9. participated in certain discussions and negotiations among the representatives of Southern Mineral, PetroCorp and their financial and legal advisors;

  10. reviewed a draft dated December 21, 2000 of the merger agreement; and

  11. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman had deemed necessary or appropriate.

   In preparing its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to it. Petrie Parkman further relied upon the assurances of the management of Southern Mineral and PetroCorp that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect.

   With respect to projected financial and operating data, Petrie Parkman assumed that the data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of Southern Mineral and PetroCorp, respectively, relating to the future financial and operational performance of each company.

   With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Southern Mineral or PetroCorp or their respective engineering consultants relating to the oil and gas properties of Southern Mineral and PetroCorp, respectively.

   Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Southern Mineral or PetroCorp nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with such an evaluation or appraisal. In addition, Petrie Parkman did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of Southern Mineral or PetroCorp.

   In developing its opinion, Petrie Parkman relied upon Southern Mineral as to certain legal, tax, and accounting aspects of the transaction described in the merger agreement. Consistent with the merger agreement, Petrie Parkman assumed that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   Petrie Parkman assumed, based on discussions with the management and staff of Southern Mineral, that no adjustments to the merger consideration will be required under the merger agreement on the basis of the transaction costs incurred by Southern Mineral. Petrie Parkman also assumed that the merger agreement executed and delivered by the parties contained identical financial and economic terms and otherwise was substantially similar to the draft merger agreement reviewed by Petrie Parkman. Petrie Parkman further assumed that the merger will be consummated on the terms and conditions contemplated in the merger agreement.

   Petrie Parkman was not asked to consider, and its opinion does not address, the after-tax consequences of the merger to any particular shareholder of Southern Mineral or the price at which PetroCorp common stock will actually trade following the announcement or consummation of the merger.

   Petrie Parkman's opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date of its opinion and the condition and prospects, financial and otherwise, of PetroCorp and Southern Mineral as they had been represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described above.

   The following is a summary of the financial analyses performed by Petrie Parkman in connection with the preparation of the Petrie Parkman opinion and presented to the Southern Mineral board of directors on December 22, 2000.

   This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Petrie Parkman.

   Historical Stock Trading Ratio Analysis. Petrie Parkman analyzed the historical ratios of the closing prices of Southern Mineral common stock divided by corresponding closing prices of PetroCorp common stock for the period from August 4, 2000, the first full day of trading after the announcement by Southern Mineral that the order confirming its plan of reorganization became effective, to December 19, 2000. The average stock trading ratio for the period from August 4, 2000 to December 19, 2000 was 0.353 as compared to the exchange ratio of .471 shares of common stock of PetroCorp per share of common stock of Southern Mineral, unadjusted for transaction costs, applicable to the stock portion of the merger consideration.

   Discounted Cash Flow Analysis - Southern Mineral. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value range per share of Southern Mineral common stock. Petrie Parkman calculated the net present value of after-tax cash flows of Southern Mineral's oil and gas reserve assets based on the proved and probable reserve estimates referred to above and for its non-reserve assets utilizing information provided by Southern Mineral.

   Petrie Parkman evaluated five scenarios in which the principal variables were oil and gas prices. The five pricing scenarios, which were referred to by Petrie Parkman as "Pricing Case I", "Pricing Case II", "Pricing Case III", the "Strip Pricing Escalated Case", and the "Strip Pricing Flat Case" were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The Strip Pricing Escalated Case and the Strip Pricing Flat Case were based upon the average of oil and gas futures contract prices quoted on the New York Mercantile Exchange. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks. Year 2000 oil prices utilized in the analysis for Pricing Cases I, II, III, Strip Pricing Escalated and Strip Pricing Flat were based on the blended average of actual oil prices from October 1, 2000 through December 19, 2000 and benchmark scenarios for the remainder of 2000. Projected benchmark prices for Pricing Cases I, II and III of $19.00, $21.00 and $23.00 per barrel, respectively, were escalated at the rate of 3% per year starting in 2001. The Strip Pricing Escalated Case assumed benchmark oil prices of $26.30, $23.20, $22.01, $21.22 and $20.92 for the years 2001, 2002, 2003, 2004 and 2005, respectively, and was escalated annually following the year 2005 at the rate of 3%. Benchmark oil prices for the Strip Pricing Flat Case were projected to be the same as the Strip Pricing Escalated Case through 2005, with prices held constant thereafter.

   Year 2000 gas prices utilized in the analysis for Pricing Cases I, II, III, Strip Pricing Escalated and Strip Pricing Flat were based on the blended average of actual gas prices from October 1, 2000 through December 19, 2000 and benchmark scenarios for the remainder of 2000. Projected benchmark prices for Pricing Cases I, II and III of $2.50, $3.00 and $3.50 per million British thermal units, respectively, were escalated at the rate of 3% per year starting in 2001. The Strip Pricing Escalated Case assumed benchmark gas prices of $6.07, $4.37 and $3.86 for the years 2001, 2002 and 2003 respectively, and was escalated annually following the year 2003 at the rate of 3%. Benchmark gas prices for the Strip Pricing Flat Case were projected to be the same as the Strip Pricing Escalated Case through 2003, with prices held constant thereafter. Operating and capital costs were escalated at 3% per year starting in year 2001.

   Applying various after-tax discount rates ranging from 10.0% to 40.0% depending on reserve category to the after-tax cash flows, assuming a carry-over of Southern Mineral's existing tax position as of December 31, 1999 and deducting long term debt of $19.7 million and adding net working capital of $0.2 million, the discounted cash flow analysis indicated the following equity reference value ranges per fully-diluted share of Southern Mineral common stock as compared to the merger consideration, unadjusted for transaction costs, valued at $4.71 per share.

                         Pricing Case  Pricing Case
                               I            II       Pricing Case III Strip Pricing Esc. Strip Pricing Flat
                         ------------- ------------- ---------------- ------------------ ------------------
Equity Reference Value
  Range per Common
   Share................ $2.78 - $3.29 $3.60 - $4.23  $4.44 - $5.18     $4.87 - $5.59      $4.57 - $5.18

   Property Transactions Analysis - Southern Mineral. Petrie Parkman reviewed selected publicly available information for 78 announced oil and gas property transactions and proprietary information for two oil and gas property acquisition transactions between January 1997 and December 2000 in the Gulf Coast region of the United States and in Canada. Petrie Parkman calculated the purchase price of reserves per unit of equivalent reserves for the acquired assets in each transaction. For purposes of this analysis, equivalency is used to compare quantities of oil with quantities of gas using a one barrel of oil to six thousand cubic feet of gas conversion ratio, or Mcfe6. Based on a review of the purchase price of reserves per unit of equivalent reserves, Petrie Parkman determined benchmark ranges of purchase prices to Southern Mineral's corresponding proved reserve figures in order to yield enterprise reference value ranges for Southern Mineral's proved reserves. The number of transactions per region and the maximum, mean and minimum purchase prices for these transactions are set forth in the following table.

                                            Gulf
                                            Coast Canada
                                            ----- ------
            Number of Transactions.........  47     33
            Purchase Price of Reserves /
             Proved
              Reserves ($/Mcfe6)
                Maximum.................... $1.63 $1.29
                Mean....................... $0.86 $0.81
                Minimum.................... $0.20 $0.52

Petrie Parkman selected benchmark ranges of purchase price per unit of equivalent reserves of $0.81 to $1.00 for Southern Mineral's proved U.S. assets and $0.80 to $0.90 for Southern Mineral's proved Canadian assets. Petrie Parkman applied the benchmark ranges of purchase price per unit to Southern Mineral's proved reserve figures and, after adjusting for Southern Mineral's non-reserve assets, determined an enterprise reference value range. Petrie Parkman then deducted long-term debt of $19.7 million and added net working capital of

$0.2 million to such enterprise reference value range and divided the resulting figure by the fully-diluted number of shares of Southern Mineral common stock outstanding to arrive at an equity reference value range per fully-diluted share of Southern Mineral common stock of $2.95 to $3.90 as compared to the merger consideration, unadjusted for transaction costs, valued at $4.71 per share.

   Company Transaction Analysis - Southern Mineral. Petrie Parkman reviewed selected publicly available information on the following 18 company acquisition transactions and offers for control involving companies in the oil and gas exploration and production industry that were announced between January 1997 and December 2000:

Acquirer or Bidder for Control  Target                       Date of Announcement
------------------------------  ------                       --------------------
Stone Energy Corporation        Basin Exploration, Inc.            10/30/00
Key Production Company, Inc.    Columbus Energy Corp.               8/29/00
Forest Oil Corporation          Forcenergy Inc                      7/10/00
Anderson Exploration Ltd.       Ulster Petroleums Ltd.              4/17/00
Union Oil Company of
 California                     Titan Exploration, Inc.            12/14/99
Prize Energy Corp.              Vista Energy Resources, Inc.       10/11/99
Calpine Corporation             Sheridan Energy, Inc.               8/25/99
Talisman Energy Inc.            Rigel Energy Corporation            8/23/99
St. Mary Land and Exploration
 Company                        King Ranch Energy, Inc.             6/27/99
Santa Fe Energy Resources,
 Inc.                           Snyder Oil Corporation              1/14/99
Pogo Producing Company          Arch Petroleum Inc.                 5/29/98
Lomak Petroleum, Inc.           Domain Energy Corp.                 5/12/98
Seneca Resources Corp.          HarCor Energy, Inc.                 3/31/98
Chesapeake Energy Corp.         Hugoton Energy Corp.               11/13/97
Belco Oil & Gas Corp.           Coda Energy, Inc.                   11/3/97
Meridian Resources Corp.        Cairn Energy USA                     7/8/97
Louis Dreyfus Natural Gas
 Corp.                          American Exploration Company        6/24/97
Forcenergy Inc                  Convest Energy Corporation          6/20/97

   Using publicly available information, Petrie Parkman calculated purchase price equity multiples of estimated current year discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of estimated current year earnings before interest, taxes, depreciation, depletion and amortization and exploration expense, or EBITDX, for the target company in each transaction. Petrie Parkman also calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, multiples of equivalent proved reserves for the target company in each transaction and multiples of standardized measure of future net cash flows (referred to as "Standardized Value") for the target company in each transaction. The minimum, median, mean, and maximum implied multiples in these transactions are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the recent transactions.

                                     Implied Multiples in Recent
                                             Transactions
                                     ----------------------------   Benchmark
                                     Minimum Median Mean  Maximum     Range
                                     ------- ------ ----- ------- -------------
Purchase Price / Current Year's
 Estimated Discretionary Cash
 Flow...............................   3.7x   5.7x   5.4x   9.2x    2.0x - 3.0x
Total Investment / Current Year's
 Estimated EBITDX...................   2.4x   5.7x   6.2x  10.8x    3.0x - 4.0x
Implied Purchase Price of
 Reserves / Equivalent Proved
 Reserves ($/Mcfe6).................  $0.57  $1.10  $1.20  $2.25  $1.00 - $1.25
Implied Purchase Price of
 Reserves / Standardized Value......   0.6x   1.2x   1.3x   2.4x    0.9x - 1.1x

Petrie Parkman applied the benchmark multiples to Southern Mineral's current year estimated discretionary cash flow and EBITDX, equivalent proved reserves, and Standardized Value to determine enterprise reference value ranges.

   Petrie Parkman also performed a premium analysis for the same universe of company acquisition transactions and offers for control, which compared the offer price per target company share with the target company's share price measured one day and 30 days prior to the public announcement of the offer. The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's stock price stated as a percentage above the target company's stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums, for these periods were as follows:

                                          Implied Premiums in Recent
                                                 Transactions
                                          ---------------------------- Benchmark
                                          Minimum Median Mean  Maximum   Range
                                          ------- ------ ----  ------- ---------
One Day Prior............................  -9.8%    8.3% 11.5%  66.9%  17% - 21%
30 Days Prior............................  -5.3%   11.5% 20.1%  74.7%  20% - 25%

   Petrie Parkman applied the range of benchmark premiums to the corresponding prices of Southern Mineral common stock at one day and 30 days prior to the public announcements of the offer to determine enterprise reference value ranges.

   After selecting a composite enterprise reference value range and deducting long-term debt of $19.7 million, adding net working capital of $0.2 million and dividing by the fully-diluted number of shares of Southern Mineral common stock outstanding, the resulting equity reference value range per fully-diluted share was $3.98 to $5.17 as compared to the merger consideration, unadjusted for transaction costs, valued at $4.71 per share.

   Capital Market Comparison - Southern Mineral. Using publicly available information, Petrie Parkman calculated market capitalization multiples of estimated current year's and estimated 2001 discretionary cash flow for six publicly traded companies. Petrie Parkman also calculated enterprise value multiples of estimated current year's and estimated 2001 EBITDX, proved reserves, and Standardized Value for those companies. In each case, multiples of estimated discretionary cash flow and EBITDX were based upon published equity research analyst estimates. Petrie Parkman defined market capitalization for purposes of this analysis as the market value of common equity as of December 19, 2000. Petrie Parkman determined the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

   Based upon Petrie Parkman's view of the comparability of operating and financial characteristics, Petrie Parkman selected the following companies for this analysis:

   .  3TEC Energy Corporation                .  Bellwether Exploration Company
   .  Clayton Williams Energy, Inc.          .  Hallwood Energy Corporation
   .  Key Production Company, Inc.           .  Remington Oil & Gas
                                          Corporation

The minimum, median, mean and maximum multiples for the six companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                             Comparable Company
                                                  Multiples
                                         ---------------------------  Benchmark
Measure                                  Minimum Median Mean Maximum    Range
-------                                  ------- ------ ---- ------- -----------
Market Capitalization / 2000
 Estimated Discretionary Cash Flow......  1.5x    3.2x  3.1x  4.6x   2.0x - 3.0x
Market Capitalization / 2001
 Estimated Discretionary Cash Flow......  1.3x    2.9x  2.8x  4.4x   1.5x - 2.5x

                                    Comparable Company Multiples
                                    ----------------------------   Benchmark
Measure                             Minimum Median Mean  Maximum     Range
-------                             ------- ------ ----- ------- -------------
Enterprise Value / 2000
 Estimated EBITDX..................   3.5x   4.1x   4.1x   4.7x    3.5x - 4.0x
Enterprise Value / 2001
 Estimated EBITDX..................   2.8x   3.5x   3.8x   5.2x    3.0x - 3.5x
Enterprise Value / Proved Reserves
 ($/Mcfe6).........................  $0.84  $1.76  $1.76  $2.84  $1.00 - $1.20
Enterprise Value / Standardized
 Value.............................   0.9x   1.5x   1.6x   2.6x    1.0x - 1.1x

   From the enterprise reference value ranges implied by applying the benchmark multiples to Southern Mineral's estimated current year and 2001 estimated discretionary cash flow, estimated current year and 2001 estimated EBITDX, proved reserves and Standardized Value, Petrie Parkman determined a composite enterprise reference value range. After deducting long term debt of $19.7 million and adding net working capital of $0.2 million to the composite enterprise reference value range and dividing by the fully-diluted number of shares of Southern Mineral common stock outstanding, the equity reference value range per fully-diluted share of Southern Mineral common stock was $3.98 to $4.77 as compared to the merger consideration, unadjusted for transaction costs, valued at $4.71 per share.

   Discounted Cash Flow Analysis - PetroCorp. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value range per share of PetroCorp common stock. Petrie Parkman calculated the net present value of after-tax cash flows of PetroCorp's oil and gas reserve assets based on the proved and probable reserve estimates referred to above and for its non-reserve assets utilizing information provided by PetroCorp.

   Petrie Parkman evaluated the same five pricing scenarios and used the same operating and capital cost escalation assumptions that were used in the Southern Mineral Discounted Cash Flow Analysis.

   Applying various after-tax discount rates ranging from 10.0% to 40.0% depending on reserve category to the after-tax cash flows, assuming a carry-over of PetroCorp's existing tax position as of December 31, 1999 and deducting long term debt of $34.4 million and adding net working capital of $6.2 million, the discounted cash flow analysis indicated the following equity reference value ranges per share of PetroCorp common stock, on a fully-diluted basis.

                                                         Pricing Case
                         Pricing Case I Pricing Case II       III       Strip Pricing Esc. Strip Pricing Flat
                         -------------- --------------- --------------- ------------------ ------------------
Equity Reference Value
  Range per Common
   Share................ $6.37 - $7.21   $8.21 - $9.28  $10.05 - $11.34  $11.45 - $12.72    $10.68 - $11.71

   Property Transactions Analysis - PetroCorp. Petrie Parkman reviewed selected publicly available information for 155 announced oil and gas property transactions and proprietary information for six oil and gas property acquisition transactions between January 1997 and December 2000 in the Mid-Continent, Gulf Coast, and Rocky Mountain regions of the United States, and in Canada. Petrie Parkman calculated the purchase price of reserves per unit of equivalent reserves for the acquired assets in each transaction. Based on a review of the purchase price of reserves per unit of equivalent reserves, Petrie Parkman determined benchmark ranges of purchase prices to PetroCorp's corresponding proved reserve figures in order to yield enterprise reference value ranges for PetroCorp's proved reserves. The number of transactions per region and the maximum, mean and minimum purchase prices for these transactions are set forth in the following table.

                                   Mid    Gulf   Rocky
                                Continent Coast Mountain Canada
                                --------- ----- -------- ------
         Number of
          Transactions.........    36      47      45      33
         Purchase Price of
          Reserves / Proved
           Reserves ($/Mcfe6)
             Maximum...........   $1.42   $1.63  $1.39   $1.29
             Mean..............   $0.77   $0.86  $0.75   $0.81
             Minimum...........   $0.21   $0.20  $0.30   $0.52

Petrie Parkman selected benchmark ranges of purchase price per unit of equivalent reserves of $0.90 to $1.10 for PetroCorp's proved U.S. assets and $0.85 to $1.15 for PetroCorp's proved Canadian assets. Petrie Parkman applied the benchmark ranges of purchase price per unit to PetroCorp's proved reserve figures and, after adjusting for PetroCorp's non-reserve assets, determined an enterprise reference value range. Petrie Parkman then deducted long-term debt of $34.4 million and added net working capital of $6.2 million to such enterprise reference value range and divided the resulting figure by the fully-diluted number of shares of PetroCorp common stock outstanding to arrive at an equity reference value range per fully-diluted share of PetroCorp common stock of $7.67 to $10.53.

   Company Transaction Analysis - PetroCorp. Petrie Parkman reviewed selected publicly available information on the same 18 company acquisition transactions and offers for control that were reviewed in the Southern Mineral Company Transaction Analysis.

   Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of estimated current year discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of estimated current year earnings before interest, taxes, depreciation, depletion and amortization and exploration expense, or EBITDX, for the target company in each transaction. Petrie Parkman also calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, multiples of equivalent proved reserves for the target company in each transaction and multiples of standardized measure of future net cash flows (referred to as "Standardized Value") for the target company in each transaction. The minimum, median, mean and maximum implied multiples in these transactions are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the recent transactions.

                                    Implied Multiples in Recent
                                            Transactions
                                    ----------------------------   Benchmark
                                    Minimum Median Mean  Maximum     Range
                                    ------- ------ ----- ------- -------------
Purchase Price / Current Year's
 Estimated Discretionary Cash
 Flow..............................   3.7x   5.7x   5.4x   9.2x    2.5x - 3.5x
Total Investment / Current Year's
 Estimated EBITDX..................   2.4x   5.7x   6.2x  10.8x    3.5x - 4.5x
Implied Purchase Price of Reserves
 / Equivalent
 Proved Reserves ($/Mcfe6) ........  $0.57  $1.10  $1.20  $2.25  $1.00 - $1.35
Implied Purchase Price of Reserves
 / Standardized Value..............   0.6x   1.2x   1.3x   2.4x    0.9x - 1.1x

   Petrie Parkman applied the benchmark multiples to PetroCorp's current year estimated discretionary cash flow and EBITDX, equivalent proved reserves, and Standardized Value to determine enterprise reference value ranges.

   Petrie Parkman also performed a premium analysis for the same universe of company acquisition transactions and offers for control, which compared the offer price per target company share with the target company's share price measured one day and 30 days prior to the public announcement of the offer. The minimum, median, mean and maximum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's stock price stated as a percentage above the target company's stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums, for these periods were as follows:

                                          Implied Premiums in Recent
                                                 Transactions
                                          ---------------------------- Benchmark
                                          Minimum Median Mean  Maximum   Range
                                          ------- ------ ----  ------- ---------
One Day Prior............................  -9.8%    8.3% 11.5%  66.9%  17% - 21%
30 Days Prior............................  -5.3%   11.5% 20.1%  74.7%  20% - 25%

   Petrie Parkman applied the range of benchmark premiums to the corresponding prices of PetroCorp common stock to determine enterprise reference value ranges.

   After selecting a composite enterprise reference value range and deducting long-term debt of $34.4 million, adding net working capital of $6.2 million and dividing by the fully-diluted number of shares of PetroCorp common stock outstanding, the resulting equity reference value range per fully-diluted common share was $9.80 to $11.49.

   Capital Market Comparison - PetroCorp. Using publicly available information, Petrie Parkman calculated market capitalization multiples of estimated current year's and estimated 2001 discretionary cash flow for six publicly traded companies. Petrie Parkman also calculated enterprise value multiples of estimated current year's and estimated 2001 EBITDX, proved reserves, and Standardized Value for those companies. In each case, multiples of estimated discretionary cash flow and EBITDX were based upon published equity research analyst estimates. Petrie Parkman defined market capitalization for purposes of this analysis as the market value of common equity as of December 19, 2000. Petrie Parkman determined the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

   Based upon Petrie Parkman's view of the comparability of operating and financial characteristics, Petrie Parkman selected the following companies for this analysis:

   .  3TEC Energy Corporation                .  Bellwether Exploration Company
   .  Clayton Williams Energy, Inc.          .  Hallwood Energy Corporation
   .  Key Production Company, Inc.           .  Remington Oil & Gas
                                          Corporation

   The minimum, median, mean and maximum multiples for the six companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                     Comparable Company Multiples
                                     ----------------------------   Benchmark
Measure                              Minimum Median Mean  Maximum     Range
-------                              ------- ------ ----- ------- -------------
Market Capitalization / 2000
 Estimated Discretionary
 Cash Flow..........................   1.5x   3.2x   3.1x   4.6x    3.5x - 4.0x
Market Capitalization / 2001
 Estimated Discretionary
 Cash Flow..........................   1.3x   2.9x   2.8x   4.4x    3.0x - 4.0x
Enterprise Value / 2000 Estimated
 EBITDX.............................   3.5x   4.1x   4.1x   4.7x    3.5x - 4.0x
Enterprise Value / 2001 Estimated
 EBITDX ............................   2.8x   3.5x   3.8x   5.2x    3.0x - 4.0x
Enterprise Value / Proved Reserves
 ($/Mcfe6) .........................  $0.84  $1.76  $1.76  $2.84  $1.00 - $1.25
Enterprise Value / Standardized
 Value..............................   0.9x   1.5x   1.6x   2.6x    1.2x - 1.4x

   From the enterprise reference value ranges implied by applying the benchmark multiples to PetroCorp's estimated current year and 2001 estimated discretionary cash flow, estimated current year and 2001 estimated EBITDX, proved reserves and Standardized Value, Petrie Parkman determined a composite enterprise reference value range. After deducting long term debt of $34.4 million and adding net working capital of $6.2 million to the composite enterprise reference value range and dividing by the fully-diluted number of shares of PetroCorp common stock outstanding, the equity reference value range per fully-diluted share of PetroCorp common stock was $9.80 to $12.06.

   The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the Southern Mineral board. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

   In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

   In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

   No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Southern Mineral, PetroCorp or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

   Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Southern Mineral selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Petrie Parkman has in the past provided financial advisory services to Southern Mineral and has received customary fees for these services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Southern Mineral and PetroCorp for its account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Directors and Management of PetroCorp Following the Merger

   After the merger, the combined companies will be known as PetroCorp and will be headquartered in Tulsa, Oklahoma. The PetroCorp management and board of directors will continue to manage the business of PetroCorp, including the business of PetroCorp Acquisition, which will succeed to the rights and obligations of Southern Mineral. PetroCorp's day-to-day operations will continue to be managed by employees of Kaiser-Francis Oil Company pursuant to the management agreement with Kaiser-Francis.

   PetroCorp's board has passed resolutions expanding its board by two seats to a total of nine members effective as of the date of the merger and nominating individuals designated by the Southern Mineral board to fill the newly created vacancies immediately after the merger. The Southern Mineral board has designated Paul J. Coughlin, III and Thomas R. Fuller to fill the newly created vacancies, and serve until PetroCorp's 2003 annual meeting of shareholders, at which time they will be subject to being renominated as a director at the discretion of PetroCorp's board; provided, however, that if at any time after Southern Mineral's selection of such directors, either director appointed by Southern Mineral is unable to serve as a director, the other remaining Southern Mineral director will nominate and elect a replacement director.

Interests of Certain Persons in the Merger

 Southern Mineral

   Arrangements with Messrs. Fuller and Wiese. In considering the recommendation of the Southern Mineral board of directors with respect to the merger, you should be aware that Thomas R. Fuller and Donald H. Weise, directors of Southern Mineral, have interests in the merger which provide them with the following benefits that are in addition to their interests as shareholders of Southern Mineral. In consideration for entering into a shareholder agreement with PetroCorp, Mr. Fuller's and Mr. Weise's stock elections, if any, will not be treated the same as other Southern Mineral shareholders if Southern Mineral shareholders make valid stock elections to receive more than 4,000,000 shares of PetroCorp stock. If such an oversubscription occurs, the stock elections of the Southern Mineral shareholders will be proportionately reduced to the extent of the oversubscription. However, PetroCorp has agreed to sell, and Messrs. Fuller and Weise and certain of their affiliates have agreed to buy, that number of shares equal to their pro rata reduction. As a consequence, PetroCorp may issue up to approximately 108,968 shares, in addition to the 4,000,000 shares, of PetroCorp common stock to these directors in lieu of cash.

   Employee Retention and Severance Plan. Southern Mineral has an employee retention and severance plan which, together with employment agreements and other arrangements approved by the bankruptcy court as part of the plan of reorganization, provide for bonuses and performance incentives to be paid to certain executive officers and key employees, including all full-time employees at the time the bankruptcy plan became effective, in the event of a merger and in the event their employment is terminated in connection with the merger.

   Except for Messrs. Fuller and Wiese, who will be appointed by the board to serve as directors of PetroCorp for two years, PetroCorp does not intend to retain any other members of the Southern Mineral board or any Southern Mineral employees, other than potentially certain operational employees, following the merger.

 PetroCorp

   In August, 1999, Kaiser-Francis, the largest shareholder of PetroCorp, owning 49.7% of PetroCorp's common stock outstanding as of January 25, 2001, and PetroCorp entered into a management agreement under which Kaiser-Francis agreed to provide management, technical and administrative support for all of PetroCorp's operations in the United States and Canada. In the event of the merger, Kaiser-Francis will assume these same management functions for the combined company for which it will receive additional revenue. Other than the management agreement with Kaiser-Francis, PetroCorp has not identified any interests of its directors or officers in the merger which are in conflict with those of PetroCorp shareholders.

   Our boards of directors knew about these interests, and considered them, in approving the merger and recommending that our shareholders approve the merger.

Legal Proceedings

   Southern Mineral is, from time to time, a party to litigation arising in the normal course of its business operations. Based on information currently available, management of Southern Mineral believes that it is not a party to any litigation the results of which it expects to have a material adverse effect on its business, financial position or results of operations.

   PetroCorp is, from time to time, a party to litigation arising in the normal course of its business operations. Based on information currently available, management of PetroCorp believes that it is not a party to any litigation the results of which it expects to have a material adverse effect on its business, financial position or results of operations.

Cancellation, Delisting and Deregistration of Southern Mineral Common Stock

   If the merger is completed, the shares of Southern Mineral common stock will be cancelled, delisted from the OTC Bulletin Board and deregistered under the Exchange Act. After the merger, holders of Southern Mineral warrants will be entitled to receive for each share of Southern Mineral stock underlying such warrant the per share merger consideration in cash, without interest after payment of any applicable exercise price. PetroCorp's stock will continue to be listed on the AMEX under the trading symbol "PEX".

Federal Securities Law Consequences

   All shares of PetroCorp common stock that Southern Mineral shareholders will receive in the merger will be freely transferable, except for shares of PetroCorp common stock that are received by persons who are deemed to be "affiliates" of Southern Mineral under the Securities Act at the time of the Southern Mineral shareholder meeting. These affiliates may resell the shares of PetroCorp common stock they receive in the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Southern Mineral for the above purposes generally include individuals or entities that control, are controlled by or are under common control with Southern Mineral, and include directors and certain executive officers of Southern Mineral. The merger agreement requires that Southern Mineral use commercially reasonable efforts to cause each of these affiliates to deliver to PetroCorp, within 30 days of the date of entering into the merger agreement (and in any event prior to the effective time), a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the shares of PetroCorp common stock issued to them in the merger in violation of the Securities Act or the related SEC rules. A copy of the form affiliate letter is attached as Annex G.

   This document does not cover any resales of the PetroCorp common stock received in the merger, and no person is authorized to make any use of this document in connection with any such resales.

                              THE MERGER AGREEMENT

   The following summarizes the material terms of the merger agreement, a copy of which we have attached as Annex A to this document and is incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

   Under the merger agreement, Southern Mineral will merge into PetroCorp Acquisition Company, a wholly-owned subsidiary of PetroCorp. The merger will become effective when we have filed certificates of merger with the Secretaries of State of Delaware and Nevada. We will make such filings five business days after the end of the Southern Mineral shareholders' stock election period further described below under "Southern Mineral Stock Elections; Minimum and Maximum Share Issuances" or, if later, after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived.

Conversion of Southern Mineral Shares

   At the effective time of the merger:

  . each issued and outstanding share of Southern Mineral stock (excluding shares held in treasury or owned by PetroCorp or its subsidiaries) will be converted into the right to receive the per share merger consideration of $4.71 in cash or, if the shareholder timely elects, in PetroCorp common stock based on an exchange ratio of .471, subject to the potential adjustment described in "Potential Adjustments to Merger Consideration" below.

  . each share of Southern Mineral stock will be cancelled, delisted and deregistered.

  . each warrant to purchase shares of Southern Mineral stock outstanding immediately prior to the effective time of the merger will remain outstanding and will be assumed by PetroCorp and represent the right to receive, upon exercise of such warrant (including the payment of the applicable exercise price), an amount of cash (without interest) equal to the product of the number of Southern Mineral shares underlying such warrant immediately prior to the effective time of the merger, multiplied by the per share merger consideration of $4.71 subject to the potential adjustment described below, being the amount of merger consideration such holder would have been entitled to receive had such warrant holder become a Southern Mineral shareholder immediately prior to the effective time of the merger.

  . each option to purchase shares of Southern Mineral stock outstanding immediately prior to the effective time of the merger will remain outstanding and will be assumed by PetroCorp and converted into an option to purchase a number of shares of PetroCorp stock equal to the product of the number of Southern Mineral shares underlying such option multiplied by the exchange ratio of .471, subject to the potential adjustment described below, unless the option holder elects by written notice to Southern Mineral prior to the effective time of the merger to receive cash; in which case, the option will represent the right to receive an amount in cash equal to the product of the number of shares underlying the option multiplied by the positive difference, if any, between the per share merger consideration of $4.71, subject to the potential adjustment described below, and the exercise price.

     Under Nevada law, Southern Mineral shareholders are entitled to exercise dissenter's rights and to receive an appraisal of the value of their shares. See "The Merger -- Dissenter's Rights."

Potential Adjustments to the Cash Per Share Merger Consideration and the Exchange Ratio

   The cash per share merger consideration of $4.71 will be:

  . decreased by the amount by which certain Southern Mineral transaction costs exceed $3,300,000, divided by 15,980,815, which represents all Southern Mineral shares outstanding and reserved for issuance on the exercise of outstanding options and warrants on the date of the merger agreement; or

  . increased by the amount by which such transaction costs are less than $2,300,000, divided by 15,980,815.

   The exchange ratio of .471 shares of PetroCorp stock for each share of Southern Mineral Stock will also be adjusted to equal the cash per share merger consideration divided by 10. As of the date of this document, Southern Mineral
has incurred approximately $       in such transaction costs, and we do not
anticipate having to adjust the merger consideration as a result of such costs.

   The Southern Mineral transaction costs that can affect the merger consideration are:

  . employee retention, severance and sales bonus expenses payable in connection with the merger;

  .  financial advisor fees payable to Petrie Parkman and FirstEnergy
     Capital; and

  . printing, registration, accounting and legal fees and expenses related to the merger and incurred or reasonably expected to be incurred from and after December 22, 2000, the date on which we signed the merger agreement, and the effective time of the merger.

Southern Mineral Stock Elections; Minimum and Maximum Share Issuances

   If PetroCorp and Southern Mineral shareholders each approve the merger, Southern Mineral shareholders will be sent a stock election form shortly after the Southern Mineral shareholders meeting. Each Southern Mineral shareholder desiring to receive any portion of its merger consideration in the form of PetroCorp stock will need to deliver a valid stock election form to PetroCorp's exchange agent within 20 days following the date on which the forms were mailed -- PetroCorp will publicly announce this date once it is established -- and until that time any election may be changed. Southern Mineral and PetroCorp may agree to extend the final deadline for receipt of stock elections.

   Southern Mineral shareholders will not receive as a result of stock elections more than 4,000,000 shares of PetroCorp stock pursuant to the merger. If Southern Mineral shareholders elect to receive more than 4,000,000 shares of PetroCorp stock in the merger, the 4,000,000 shares of PetroCorp stock available for issuance will be prorated among shareholders electing to receive stock, and PetroCorp has agreed to sell up to 108,968 shares, in addition to the 4,000,000 shares, to two affiliated shareholders who have agreed to buy that number of shares equal to their pro rata reduction in connection with entering into shareholder agreements agreeing to support the merger. For example, if Southern Mineral shareholders elect to receive 5,000,000 PetroCorp shares in the merger, each shareholder electing stock will receive only 80% (4,000,000 / 5,000,000) of the number of PetroCorp shares requested. Any merger consideration that is not paid in PetroCorp stock will be paid in cash. If Southern Mineral shareholders do not elect to receive at least 3,000,000 shares of PetroCorp stock, PetroCorp's conditions to closing will not be satisfied and the merger likely will not be consummated, although PetroCorp could waive that condition. For additional information, refer to "Conditions to Closing" below.

Exchange of Shares

   As soon as practicable after the effective time of the merger, the exchange agent will mail you a letter of transmittal and instructions for exchanging your Southern Mineral stock certificates for cash, or, if a proper election is made, PetroCorp stock or a combination of cash and PetroCorp stock. PetroCorp's exchange agent is Corporate Stock Transfer, Inc.

   Holders of Southern Mineral stock will not be entitled to receive any dividends or other distributions payable by PetroCorp until their Southern Mineral certificates are surrendered for exchange as provided in the merger agreement. Upon surrender, however, such holders will receive accumulated dividends and distributions without interest. Holders of unexchanged shares of Southern Mineral stock will have no further claim upon the exchange agent six months after the effective time of the merger or for such longer time as PetroCorp determines and will thereafter look only to PetroCorp and PetroCorp Acquisition for payment in respect of Southern Mineral shares.

   Fractional shares of PetroCorp stock will not be issued to holders of Southern Mineral stock. For each fractional share of PetroCorp stock that would otherwise be issued, the holder will instead receive an amount of money equal to such fraction multiplied by the cash per share merger consideration of $4.71, as adjusted.

Director Nominees

   Prior to the effective time of the merger, PetroCorp will amend its bylaws to create two vacancies on its board, which will be filled by Messrs. Fuller and Coughlin, persons selected by Southern Mineral's board of directors to serve from the effective time of the merger until the second annual meeting of PetroCorp shareholders after the effective time of the merger. If one of Southern Mineral's board representatives ceases to serve on PetroCorp's board of directors for any reason, the remaining Southern Mineral board representative will appoint his successor.

Representations and Warranties

   The merger agreement contains various representations and warranties of PetroCorp and Southern Mineral, relating, among other things, to the following:

  . their incorporation, existence, good standing, capitalization, corporate power and similar corporate matters;

  . their authorization, execution, delivery and performance and the enforceability of the merger agreement and related agreements;

  . the absence of conflicts, violations and defaults under their certificate or articles of incorporation and bylaws and other material agreements and documents;

  . the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

  .  compliance with environmental laws; and

  . certain matters regarding the oil and gas properties and operations of each party.

   All representations and warranties of PetroCorp and Southern Mineral expire at the effective time of the merger, or, if sooner, the termination of the merger agreement, subject to any claims a party may have under the merger agreement.

Material Covenants

 Conduct of Business Pending the Merger

   From the date of the merger agreement until the closing, Southern Mineral and PetroCorp have agreed to continue to operate their respective businesses according to their customary course of business, subject to exceptions included in the merger agreement.

 Additional Covenants

   The merger agreement also provides that, from the date of the merger agreement until the closing, Southern Mineral and PetroCorp will not, without the consent of the other:

  .  declare, set aside, authorize or pay any dividend or other distribution;

  . split, combine or reclassify their outstanding stock or issue or authorize or propose the issuance of any other securities in respect of or in substitution for any of their shares;

  . redeem, acquire, or otherwise encumber any of their, or of their subsidiaries, shares, or any rights, warrants or options to acquire any such shares or other securities, other than the issuance of shares upon the exercise of options or warrants outstanding on the date of the merger agreement;

  .  amend their charter or bylaws;

  . merge or consolidate with, or purchase a substantial equity interest in, any other entity or make any acquisition of assets, except that Southern Mineral may engage in such transactions to the extent they do not exceed $100,000 individually or $3,000,000 in the aggregate, and PetroCorp may engage in such transactions to the extent they are not material to PetroCorp;

  . sell, lease, license, mortgage or otherwise encumber, any of their assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to such party;

  . incur any indebtedness other than indebtedness incurred in the ordinary course of business consistent with past practice that is prepayable at any time without premium or penalty;

  . enter into, amend, terminate or waive any provision of, any agreement or arrangement with any related party; or

  . take any action which would prevent the merger from constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Additionally Southern Mineral has agreed not to take any of following actions without the consent of PetroCorp:

  . enter into or adopt any new, or amend any existing, severance plan or arrangement, or any existing employee benefit plan or employment or consulting agreement;

  .  alter its corporate structure or ownership;

  . increase the compensation payable or to become payable to its officers or employees;

  . grant or award any stock options or other equity-based incentive awards other than to directors and employees;

  . take any action with respect to accounting policies or procedures for tax or accounting purposes, or make or change any election with respect to taxes, except that Southern Mineral can elect to forgo the carryback of net operating losses;

  . make or agree to make any new capital expenditure in excess of $100,000 individually or $3,000,000 in the aggregate except for capital expenditures in the ordinary course of business consistent with past practice to repair or replace casualty losses;

  . pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms; or

  . settle or compromise any material federal, state, local or foreign tax liability.

 Other Agreements

   The merger agreement contains certain covenants and agreements of PetroCorp and Southern Mineral customary for transactions like the merger relating to, among other things:

  . the preparation of the registration statement of which this document is a part, and including in this document the recommendation by Southern Mineral and PetroCorp's boards that their respective shareholders vote to approve the merger;

  . listing of the PetroCorp stock to be issued pursuant to the merger on the AMEX;

  . Southern Mineral using commercially reasonable efforts to cause each of its affiliates, which generally includes Southern Mineral officers, directors and holders of at least 5% of the outstanding shares of its common stock, to execute and deliver to PetroCorp an affiliate agreement prior to the effective time of the merger wherein each of Southern Mineral's affiliates will agree to comply with the applicable requirements of Rule 145;

  . if any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation becomes applicable to the transactions contemplated by the merger agreement, each party will take any actions as are commercially reasonable so that the merger may close as promptly as practicable; and

  .  each party using best efforts to consummate the merger.

 Employee Matters

   Neither PetroCorp nor any Southern Mineral employee will be obligated to continue any employment relationship or any specific terms of employment for any specific period of time after the merger. PetroCorp does not anticipate continuing to employ any Southern Mineral employees following the merger, other than potentially certain operational employees. PetroCorp will sponsor Southern Mineral's employee benefit plans after the merger, and will satisfy all obligations under Southern Mineral's employee benefit plans. After the merger, PetroCorp may amend, modify or terminate any Southern Mineral employee benefit plans. To the extent PetroCorp makes available any of its employee benefit plans, programs or policies to any Southern Mineral employee:

  . PetroCorp will credit service with Southern Mineral for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service under such plan, program or policy; and

  . PetroCorp will cause any welfare benefit plans to provide credit for any copayments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods.

   At the reasonable request of PetroCorp, Southern Mineral will amend or terminate any of its employee benefit plans at or immediately prior to the effective time of the merger (whichever PetroCorp may request) and will take such other steps as PetroCorp may reasonably request to facilitate the administration after the effective time of the merger of PetroCorp's compensation and benefit plans, programs and arrangements.

   Within 30 days after the effective time of the merger, PetroCorp will file a registration statement on Form S-8 or other appropriate form with the SEC to register PetroCorp stock issuable upon exercise of the assumed Southern Mineral options and will use commercially reasonable efforts to cause the registration statement to remain effective, and to maintain the current status of the prospectus or prospectuses contained therein, until the exercise or expiration of the options.

 Indemnification

   PetroCorp will indemnify the present and former directors, officers and employees of Southern Mineral and its respective subsidiaries against all losses, damages, costs, expenses and liabilities arising out of the transactions contemplated by the merger agreement existing at or before the effective date of the merger, including actions taken in connection with the merger. All indemnification in favor of such person under Southern Mineral's charter documents will remain in effect. PetroCorp will also be obligated to advance expenses pursuant to reimbursement agreements.

   For six years after the effective date of the merger, PetroCorp will maintain Southern Mineral's existing directors' and officers' liability insurance policies covering the existing directors and officers to the extent related to liabilities prior to the merger. The coverage will be at least as favorable as the existing coverages, but PetroCorp will not be required to spend over 200% of the annual premium paid by Southern Mineral for its existing coverage.

 No Solicitation

   Southern Mineral has agreed that it will immediately cease and cause to be ceased any existing activities, discussions or negotiations for a merger or similar transaction and it will not solicit, initiate or encourage any proposal for a merger or similar transaction. This includes engaging in negotiations with or giving any nonpublic information to any person that has made or may be considering making such a proposal.

   However, if required by their fiduciary duties under law, the merger agreement permits Southern Mineral to furnish information to, and enter into negotiations with, any party that makes an unsolicited proposal for a merger or similar transaction if the Southern Mineral board has determined that the proposal is superior from a financial point of view, and the board determines in good faith that it is required to investigate further such proposal to comply with its fiduciary duty imposed by law.

   Southern Mineral has agreed to inform PetroCorp of any merger or similar proposal or any discussions or negotiations regarding such a proposal. Southern Mineral has also agreed to use all reasonable efforts to keep PetroCorp informed of the status and terms of any developments with respect to such discussions or negotiations. If Southern Mineral accepts a superior offer (as more particularly described in the merger agreement) and terminates the merger agreement, it must pay PetroCorp $2,350,000. In addition, PetroCorp will have the right to terminate the merger agreement if Southern Mineral fails to reject such an offer within 30 days, but in such an instance, neither party will pay any termination or break-up fee.

Conditions to Closing

   The obligations of PetroCorp and Southern Mineral to effect the merger are subject to fulfillment or waiver of the following conditions:

  . the effectiveness of the registration statement of which this document is a part;

  . the absence of any preliminary or permanent injunction or order by any federal or state court in the United States of competent jurisdiction prohibiting the consummation of the merger;

  . approval for listing on the AMEX of the PetroCorp shares to be issued in the merger;

  . Southern Mineral shareholders having elected to receive at least 3,000,000 PetroCorp shares in the merger;

  . Southern Mineral having received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Southern Mineral, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code; and

  . approval of the merger by the PetroCorp shareholders and the Southern Mineral shareholders.

   The obligation of Southern Mineral to effect the merger is also subject to the fulfillment of the following conditions:

  . the accuracy of the representations and warranties of PetroCorp, without regard to materiality qualifiers, unless such inaccuracy would not have a material adverse effect on PetroCorp or its subsidiaries and PetroCorp having performed in all material respects its obligations and covenants;

  . PetroCorp obtaining all consents, waivers, approvals, authorizations or orders required for the consummation of the merger, except for those which would not reasonably be expected to adversely affect the closing of the merger; and

  . PetroCorp having no change in its financial condition, business or operations which amounts to a material adverse effect on its business.

   The obligation of PetroCorp to effect the merger is also subject to the fulfillment of the following conditions:

  . the accuracy of the representations and warranties of Southern Mineral, without regard to materiality qualifiers, unless such inaccuracy would not have a material adverse effect on Southern Mineral or its subsidiaries and Southern Mineral having performed in all material respects its obligations and covenants;

  . Southern Mineral obtaining all consents, waivers, approvals, authorizations or orders required for the consummation of the merger, except for those which would not reasonably be expected to adversely affect the closing of the merger; and

  . Southern Mineral having no change in its financial condition, business or operations which amounts to a material adverse effect on its business.

Termination

   Southern Mineral and PetroCorp may terminate the merger agreement by mutual written consent. In addition, either party may terminate the agreement as follows:

  . if the other party is in material breach of the merger agreement and this breach is not cured in all material respects within 10 business days after notice of the breach;

  . if a statute, rule, regulation or executive order will have been enacted prohibiting the consummation of the merger substantially on the terms contemplated by the merger agreement;

  . if a final and non-appealable order, decree, ruling or other act of a court or other competent authority restrains or prevents the consummation of the merger;

  . if the PetroCorp or Southern Mineral shareholders fail to approve the merger at a duly held meeting of shareholders; or

  .  if the merger has not been consummated on or before May 31, 2001.

   In addition, Southern Mineral has the right to terminate the merger agreement if the Southern Mineral board has received a superior proposal which the board of directors has resolved to accept, and PetroCorp may terminate the merger agreement if the Southern Mineral board fails to reject a superior proposal within 30 days of receipt.

   If the merger agreement is terminated by PetroCorp other than for a breach by Southern Mineral of its representations, warranties, covenants or agreements, PetroCorp has agreed not to make an attempt to acquire the securities of Southern Mineral for two years following the termination of the merger agreement.

Termination Fees and Expenses

   If Southern Mineral terminates the merger agreement because it is accepting a superior proposal, it is required to pay PetroCorp $2,350,000.

   PetroCorp will pay Southern Mineral $250,000 if the merger does not occur for any reason other than:

  . a breach by Southern Mineral of its representations, warranties, covenants or obligations under the merger agreement;

  . Southern Mineral shareholders failing to approve the merger at a duly held meeting of shareholders;

  . Southern Mineral or PetroCorp having a material adverse change in their financial conditions, businesses or operations;

  . Southern Mineral not obtaining the necessary consents and waivers to consummate the merger; or

  . PetroCorp electing to terminate the merger agreement because the Southern Mineral board has not rejected a superior proposal within 30 days of receipt.

   If the merger agreement is terminated by reason of a willful breach by a party of its representations, warranties, covenants or agreements, in addition to other remedies available to the non-breaching party, the breaching party will be required to reimburse the non-breaching party for all out-of-pocket costs and expenses incurred by the non-breaching party in connection with the merger.

Amendment and Waiver

   The merger agreement may be amended or supplemented in writing before the effective time of the merger by Southern Mineral and PetroCorp except as otherwise provided by law. The law provides that after the PetroCorp and Southern Mineral shareholders approve the merger, there may not be any change materially adverse to the PetroCorp or Southern Mineral shareholders without further approval of the PetroCorp and Southern Mineral shareholders.

                                OTHER AGREEMENTS

Southern Mineral Shareholder Agreements

   In connection with the execution and delivery of the merger agreement, PetroCorp entered into shareholder agreements with Thomas R. Fuller, Donald H. Weise and Paul J. Coughlin, III, who are directors and shareholders of Southern Mineral, and persons and entities related to them. The Fuller group owned 105,861 shares and options and warrants for an additional 143,027 shares; the Weise group owned 103,341 shares and options and warrants for an additional 141,512 shares; and the Coughlin group owned 1,730,243 shares of the 12,231,934 shares of Southern Mineral stock outstanding on December 31, 2000. These shareholders agreed:

  .  to vote their shares of Southern Mineral stock in favor of the merger;

  .  not to solicit alternative takeover proposals for Southern Mineral; and

  . not to sell or otherwise dispose of any of their shares of Southern Mineral stock.

   The agreements signed by the Weise and Fuller groups also have the effect of ensuring that, if Southern Mineral shareholders make valid stock elections to receive more than 4,000,000 shares of PetroCorp stock, the stock elections of these two groups will not be prorated downward. As a consequence, PetroCorp may issue up to approximately 108,968 additional shares of PetroCorp common stock to these shareholders in lieu of cash. The shareholder agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

PetroCorp Shareholder Agreements

   In connection with the execution and delivery of the merger agreement, Southern Mineral entered into shareholder agreements with St. Paul Fire and Marine Insurance Company and Kaiser-Francis. St. Paul owned 1,738,000 shares, and Kaiser-Francis owned 4,327,457 shares of the 8,707,619 shares of PetroCorp stock outstanding on January 25, 2001. These shareholders agreed:

  .  to vote their shares of PetroCorp stock in favor of the merger;

  . not to solicit alternative proposals for a PetroCorp merger or consolidation; and

  . not to sell or otherwise dispose of any of their shares of PetroCorp stock.

   The shareholder agreement signed by Kaiser-Francis also stipulates that Kaiser-Francis will amend its management agreement with PetroCorp by removing the provisions granting Kaiser-Francis royalties on new oil and gas prospects in exchange for being compensated for certain services to be rendered by Kaiser-Francis which are currently not contemplated in the management agreement.

   In the shareholder agreement signed by St. Paul, Southern Mineral agreed that its two nominees to be selected to serve on the PetroCorp board after the merger will not have served as executive officers of Southern Mineral.

   The shareholder agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Shelf Registration

   Pursuant to shareholder agreements and affiliate letters, as applicable, Messrs. Fuller, Weise and Coughlin and other Southern Mineral affiliates may make a written request that PetroCorp effect a shelf registration statement pursuant to Rule 415 of the Securities Act registering the transfer of the shares they receive in the merger. Upon receipt of such request, PetroCorp must give written notice to all other affiliates, and all such holders have the right to include registrable securities in the shelf registration subject to blackout periods imposed by the underwriters and other limitations.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

   As a result of the merger, the holders of Southern Mineral common stock who elect to receive PetroCorp stock will become holders of PetroCorp common stock. The rights of the shareholders of PetroCorp will be governed by applicable Texas law, including the Texas Business Corporation Act, and by PetroCorp's articles of incorporation and bylaws. Southern Mineral shareholders will cease to be governed by applicable Nevada law and the articles of incorporation and bylaws of Southern Mineral.

   The following is a summary of the material differences between the rights of PetroCorp shareholders and Southern Mineral shareholders. The following summaries do not purport to provide a complete description of the specific rights of PetroCorp shareholders under Texas law and PetroCorp's articles of incorporation and bylaws as compared with the rights of Southern Mineral shareholders under Nevada law, Southern Mineral's articles of incorporation and bylaws. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing corporate instruments of PetroCorp and Southern Mineral to which shareholders are referred and the applicable Texas and Nevada laws.

Authorized Capital Stock

   The total number of authorized shares of capital stock of PetroCorp is 26,000,000, consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

   The total number of authorized shares of capital stock of Southern Mineral is 55,000,000, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Directors

   Under Texas law, the board of directors consists of one or more members, which number is stated in the articles of incorporation or bylaws. The number may by changed by amendment to the articles of incorporation or bylaws, or as provided in the articles of incorporation. Texas law permits, but does not require, a classified board of directors with staggered terms under which the board of directors is divided into two or three classes as nearly equal as possible and are elected for terms of two or three years, respectively.

   The board of directors of PetroCorp currently has seven members which number will be increased to nine at the effective time of the merger. Pursuant to the merger agreement, Messrs. Fuller and Coughlin of Southern Mineral will be added to PetroCorp's board. The PetroCorp bylaws provide that the PetroCorp board of directors will be fixed at seven and then may be increased or decreased from time to time by amendment of the bylaws. Amendment of the bylaws may occur through the affirmative vote of not less than two thirds of the shareholders entitled to vote or an affirmative vote of a majority of directors in office. The PetroCorp board of directors is divided into three separate classes, consisting, as nearly as possible, of equal numbers of directors, with one class being elected annually.

   Nevada law permits, but does not require a classified board of directors with staggered terms. Southern Mineral's bylaws do not create a classified board of directors.

   The Southern Mineral board of directors has seven members. The Southern Mineral bylaws provide that the Southern Mineral board of directors will consist of seven members until the first annual or special meeting after August 1, 2001, and thereafter the Southern Mineral board of directors may, by resolution, increase or decrease the number of directors, provided that:

  .  such number shall be no more than twelve and shall be at least one, and

  . no amendment to the Bylaws may shorten the term of any incumbent director.

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Amendment of Bylaws

   Under Texas law, the board of directors may amend, repeal or adopt a corporation's bylaws, unless the articles of incorporation reserve this power exclusively to the shareholders, or the shareholders in amending, repealing or adopting a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may always amend, repeal or adopt the corporation's bylaw even though the bylaws may be amended, repealed or adopted by the board of directors, unless the articles of incorporation or bylaws provide otherwise.

   The PetroCorp articles of incorporation expressly authorizes the PetroCorp board of directors to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the shareholders. However, bylaws adopted or amended by the board and any powers thereby conferred may be amended, altered, or repealed by at least a majority vote of the shareholders.

   Under Nevada law, the directors are authorized to adopt, amend and repeal the bylaws, subject to bylaws, if any, adopted by shareholders.

   In addition to any affirmative vote required by law, the Southern Mineral articles of incorporation provided the bylaws may be altered, amended, repealed or rescinded by either

   . an affirmative vote of at least a majority of the then-authorized board of directors, or

   .  by a majority vote of the shareholders.

Amendment of Articles

   Under Texas law, an amendment to the articles of incorporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote on the matter. The articles of incorporation may provide for a different vote, but not less than a majority of the shares entitled to vote on that matter. The PetroCorp articles do not so provide and thus changes to the PetroCorp articles of incorporation requires a two thirds vote of the shareholders.

   Under Nevada law, a corporation's board and its shareholders may amend the corporation's articles of incorporation if the board of directors recommends the amendment and the holders of at least a majority of shares of stock entitled to vote approve the amendment.

   In addition to any affirmative vote required by law, the Southern Mineral articles of incorporation may be altered, amended, repealed or rescinded by at least a majority vote of the then-combined voting power of the then-outstanding voting stock (common and preferred stock, voting pursuant to the terms of such preferred stock); provided however that any change to Articles II (Definitions), VI (Election of Directors) or VII (Amendment of Corporate Documents) requires a vote of at least two-thirds of the voting stock unless the proposed change has been recommended by at least two-thirds of the then-authorized number of directors. Notwithstanding any provisions in the articles to the contrary, if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power of such class.

Removal of Directors

   Under Texas law, a corporation may provide for the removal of a director or the entire board of directors with or without cause in its articles of incorporation or bylaws.

   Under the PetroCorp bylaws, any director or the entire board of directors may be removed with or without cause by the holders of two-thirds of the shares then entitled to vote at an election of directors.

   Under Nevada law, any director or the entire board may be removed, with or without cause, by the holders of a two-thirds majority of the shares then entitled to vote at an election of directors. In addition, if the holders of a class or series of shares are entitled to elect a director, then removal is by two-thirds vote of that class.

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   Under the Southern Mineral articles of incorporation, any director, may be removed from office only at a meeting of shareholders called for such purpose, and by the affirmative vote of holders of not less than two-thirds of the then holders of that class or series of stock.

Filling Vacancies of the Board of Directors

   Under Texas law, any vacancy occurring in the board of directors may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors, although less than a quorum. A directorship to be filled by reason of an increase in the number of directors may be filled by the shareholders or by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. If shareholders of any class or series of shares or group of classes or series of shares are entitled to elect any directors, any vacancies may be filled by a majority vote of the directors elected by such class, series, or group remaining in office or by vote of the shareholders of the outstanding shares of such class, series, or group.

   The PetroCorp bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The bylaws further provide that if the PetroCorp articles of incorporation entitle the holders of any class or classes of stock or series thereof to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled only by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

   Under Nevada law, unless otherwise provided in the articles of incorporation, vacancies, including those caused by newly-created directorships, may be filled by a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum.

   Except for the rights relating to any series of preferred stock to elect directors, the Southern Mineral articles of incorporation provide that newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the board resulting from death, resignation, disqualification, removal or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum.

   Both the PetroCorp bylaws and the Southern Mineral articles of incorporation provide that any director elected to fill vacancies or newly created directorships shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and qualified.

Shareholder Meetings

   Under Texas law, the president, the board of directors, other persons authorized in the bylaws or articles of incorporation, or the shareholders of not less than 10% of all of the shares entitled to vote have the right to call a special shareholders' meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10%, in which event, special meetings of the shareholders may be called by the holders of at least the percentage of shares so specified in the articles of incorporation, but in no event may the articles of incorporation provide for a number of shares greater than 50% that would be required to call a special meeting.

   The PetroCorp articles do not alter the statutory rule described herein. Its bylaws provide that a special meeting of the shareholders may be called by the chairman of the board and chief executive officer, the president, any one of the directors or holders of at least 10% of all the shares entitled to vote at the proposed special meeting.

   Nevada law provides no separate provision for the calling of a special meeting. Special meetings are called in accordance with the bylaws of the company or the requirements of a specific provision of Nevada law.

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

   The Southern Mineral bylaws provide that special meetings of shareholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of shareholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Quorum

   Under Texas law, with respect to any action by the directors, a majority of the number of directors fixed by the articles of incorporation or the bylaws shall constitute a quorum for the transaction of business. With respect to any meeting of shareholders, a quorum shall be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

   Under Nevada law, unless the articles of incorporation or bylaws provide otherwise, a majority of the directors then in office constitute a quorum. With respect to meetings of shareholders, unless the articles of incorporation or bylaws provide otherwise, a majority of the voting power, present in person or by proxy, constitutes a quorum.

   Pursuant to both the PetroCorp bylaws and the Southern Mineral bylaws, a quorum for the transaction of business at any meeting of the board of directors consists of a majority of the entire board of directors.

   Under both the PetroCorp and Southern Mineral bylaws, a quorum for the transaction of business at any shareholder meeting consists of the holders of a majority of the shares of voting stock issued and outstanding and entitled to vote, present in person or represented by proxy.

Preemptive Rights

   Under Texas law, shareholders of a corporation have a preemptive right to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, except to the extent limited or denied by statute or by the articles of incorporation.

   Under Nevada law, for corporations organized before October 1, 1991, except to the extent limited or denied by the articles of incorporation, shareholders have a statutorily limited preemptive right to acquire unissued shares, treasury shares, or securities convertible into such shares.

   Both the PetroCorp and Southern Mineral articles of incorporation expressly deny preemptive rights.

Voting by Shareholders

   Under Texas law, with respect to any action to be taken by the shareholders of a corporation, a vote of the majority of the shares entitled to vote and represented at a meeting at which a quorum is present shall be sufficient to take action, unless the vote of a greater number is required by law, articles of incorporation or bylaws.

   Under Nevada law, with respect to any action taken by the stockholders of the corporation other than the election of directors, unless otherwise provided in the articles of incorporation or the bylaws, the action is taken if at a meeting which a quorum is present the votes cast in favor of the action exceed those against it. Directors are elected by a plurality.

   Under the PetroCorp bylaws, unless otherwise required by law, the PetroCorp articles of incorporation or the PetroCorp bylaws, action by PetroCorp shareholders is taken by the vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present.

   Pursuant to the Southern Mineral bylaws, action by Southern Mineral shareholders is taken by the vote of the holders of a majority of the stock represented and entitled to vote at a shareholders meeting at which a quorum is present, subject to applicable law, the Southern Mineral articles of incorporation or the Southern Mineral bylaws.

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   Nevada's control share act, Sections 78.378 through 78.3793 of Nevada
Revised Statutes, generally prohibits an acquirer from voting shares of a Nevada corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the corporation's stockholders, excluding shares as to which the acquirer exercises voting rights. The ownership thresholds are at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more of all of the outstanding voting power. The thresholds are computed based on the number of shares directly or indirectly held by the acquirer individually or in association with others. The control share act only applies to Nevada corporations doing business directly or through an affiliated corporation in Nevada with at least 200 stockholders of record, at least 100 of whom have addresses in Nevada. The act applies to all such corporations unless the articles of incorporation or bylaws in effect on the tenth day following the crossing the thresholds described above provide otherwise. If the corporation's articles or bylaws in effect on such tenth day so provide, the corporation may call for redemption certain of the acquirer's shares if the stockholders do not grant full voting rights or the acquirer fails to timely deliver information to the corporation. Unless the articles of incorporation or bylaws in effect on the tenth day following acquisition of such majority provide otherwise, if an acquirer's shares are accorded full voting rights and the acquirer has acquired control shares with at least a majority of all the voting power, any stockholder of record who has not voted for approval of voting rights is entitled to demand payment for the fair value of his or her shares, which is generally not less than the highest price per share paid in the transaction subjecting the acquirer to the control share act.

Cumulative Voting

   Under Texas law, cumulative voting is available unless prohibited by a corporation's articles of incorporation.

   Under Nevada law, articles of incorporation may provide for cumulative voting in director elections. In order to exercise the right of cumulative voting, one or more of the shareholders requesting cumulative voting must give written notice that cumulative voting is desired, in advance of the meeting, to the president or the secretary of the corporation. Since the articles of incorporation of Southern Mineral are silent regarding culmulative voting, it does not have cumulative voting.

   Both the PetroCorp and Southern Mineral bylaws prohibit cumulative voting.

Shareholder Action without a Meeting

   Under Texas law, any action that may be taken at a meeting of the shareholders may be taken without a meeting if written consent thereto is signed by all the holders of shares entitled to vote on the action. The articles of incorporation of a Texas corporation may provide that action by written consent in lieu of a meeting may be taken by the holders of that number of shares which, under the corporation's articles of incorporation, would be required to take the action which is the subject of the consent at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

   The PetroCorp bylaws provide for any action which may be taken at a shareholder meeting to be taken without a meeting if written consent or consents setting forth the action to be taken are signed by shareholders of all the shares entitled to vote on the action.

   Under Nevada law, unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

   The Southern Mineral bylaws provide that any action, except election of directors, which may be taken by the vote of the stockholders at a meeting, may be taken without a meeting if authorized by the written consent

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of stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the articles of incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

Approval by Shareholders of a Merger, Share Exchange or Sale of All Assets

   Under Texas law, a plan of merger, a share exchange, or a sale of all or substantially all of the assets of a corporation not in the regular course of business requires shareholder approval by at least a two-thirds vote of the outstanding shares entitled to vote on the matter, unless the articles of incorporation require a lesser number. However, unless the articles of incorporation provide otherwise, shareholder approval is not required in a merger where

  .  the corporation is the sole surviving corporation in the merger;

  . the articles of incorporation will not differ from the articles of incorporation before the merger

  . each shareholder of the corporation whose shares were outstanding immediately before the merger will hold the same number of shares with identical rights after the merger

  . the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares that the corporation will issue as a result of the merger, if any, does not exceed 20% of the voting power of the total number of voting shares outstanding immediately before the merger

  . the number of participating shares, plus the number of participating shares issued as a result of the merger, will not exceed by more than 20% the total number of participating shares of the corporation outstanding immediately before the merger; and the board of directors adopts a resolution approving the plan of merger; or where the merger is of a corporation with or into a direct or indirect wholly owned subsidiary of the corporation and after the merger the corporation or its successor is a direct or indirect wholly owned subsidiary of a holding company and other requirements are met. A shareholder shall have the right to dissent to any merger where shareholder approval was required and the shareholder was entitled to vote on the merger. A shareholder shall have the right to dissent to a plan of exchange where the shareholder's shares are to be acquired, or to a merger if the shareholder was entitled to vote on the matter. However, under certain conditions, the shareholder shall not have a right to dissent to a merger where there is a single surviving or new corporation, nor to a share exchange.

   Under Nevada law, generally a plan of merger or exchange must be recommended by the board of directors and approved by a majority of the voting power unless the articles of incorporation or the board of directors require a greater vote. Written notice stating the purpose, or one of the purposes, of the meeting is to consider the plan, together with a copy or a summary of the plan, shall be given to each shareholder of record, whether or not such shareholder is entitled to vote at the meeting, within the time and in the manner for the giving of notice of meetings of shareholders. Nevada law also provides dissenters' rights as further described under "Dissenters' Rights" on page 37.

   Neither the PetroCorp articles of incorporation nor the Southern Mineral articles of incorporation vary their respective state laws regarding the above.

Business Combinations

   Under Texas law, certain business combinations between public corporations and affiliated shareholders (or any affiliate or associate of the affiliated shareholder) are prohibited during the three year period immediately following the affiliated shareholders share acquisition unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires the shares. Such a vote of the shareholders is not required for business combinations where

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  .  the board of directors of the issuing public corporation approves the business combination or the acquisition of shares by the affiliated shareholder prior to the affiliated shareholder becoming an affiliated shareholder;

  . the affiliated shareholder was affiliated before December 31, 1996 and continued as such through the transaction;

  . the affiliated shareholder became affiliated through transfer of shares by will or intestate succession;

  . the affiliated shareholder became affiliated inadvertently and subsequently divests itself of shares;

  . the issuing public corporation combines with a domestic wholly owned subsidiary, if the domestic subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder's beneficial ownership of voting shares in the issuing public corporation; or

  . the issuing public corporation's articles of incorporation elect not to be governed by this particular Texas statute. An affiliated shareholder is a person other than the issuing public corporation or its subsidiary that beneficially owns 20% or more of the outstanding voting shares of the issuing public corporation, or within the preceding three years was such an owner.

   PetroCorp's articles of incorporation do not provide for exemption from the Texas business combination voting requirements.

   Sections 78.411 to 78.444 of the Nevada Revised Statutes restrict the ability of a Nevada corporation having at least 200 stockholders of record to engage in any "combination" with an "interested stockholder" for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. The statute also puts certain restrictions on such combinations after the three year period expires. An "interested stockholder" means the beneficial owner of 10% or more of the voting power of the corporation and certain affiliates and associates of the corporation. For purposes of this computation various attribution rules will deem a person to be the owner of stock considered under the statute to be under that person's control even though not actually owned by that person. A "combination" is broadly defined to include almost all, if not all, but relatively minor transactions. A merger would be considered a combination.

   The Southern Mineral articles of incorporation also include an election to be governed by the business combination statute.

   The Nevada business combination statute is not applicable to the merger.

Indemnification of Directors and Officers

   Under the Texas law, a corporation may indemnify a director against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection with a proceeding, if it is determined by the requisite vote of directors or shareholders or by legal counsel that the person:

  .  conducted himself in good faith;

  . reasonably believed, in the case of official conduct as a director, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was not opposed to the corporation's best interests; and

  . in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

  . A director may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable

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

     to the corporation, except that indemnification may be provided if it is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect to any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

  . Under the Texas law, a corporation must indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful in the defense of the proceeding. Under certain circumstances a corporation may pay or reimburse a director for reasonable expenses incurred in advance of the final disposition of the proceeding.

  . A corporation may also indemnify and advance expenses to any officer, employee, agent or certain other persons serving at the request of the corporation to the extent permitted by law, the articles of incorporation, bylaws, action of directors or contract.

  . A corporation may purchase insurance on behalf of such persons against any liability asserted against him and incurred in or arising out of such person's capacity with respect to the corporation.

   The PetroCorp bylaws provide that PetroCorp must indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Texas law and that PetroCorp has the power to purchase and maintain liability insurance for such persons as permitted by the Texas law.

   Nevada law provides that a corporation may indemnify any person who was, or is, or is threatened to be made a party in a completed, pending, or threatened proceeding, whether civil, criminal, administrative, or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee, or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorney's fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

   With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue, or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

   Unless indemnification is ordered by a court in an action by or in the right of the corporation, the indemnification determination must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. The articles of incorporation, bylaws, or an agreement made by the corporation may, however, provide for payment to an officer or director of the expenses of defending an action as incurred and in advance of final disposition upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

   Nevada law also provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in the defense of any action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

   Indemnification, unless ordered by a court in an action by or in the right of the corporation or for advancement of expenses subject to an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification, may not be made to or on behalf of

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any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

   The Southern Mineral bylaws provide that Southern Mineral must indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Nevada law and that Southern Mineral has the power to purchase and maintain liability insurance for such persons as permitted by the Nevada law.

Limitation of Liability of Directors and Officers

   Texas law permits a corporation to include in its articles of incorporation a provision that a director of the corporation is not liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such a provision cannot eliminate or limit the liability of a director for:

  . a breach of a director's duty of loyalty to the corporation or its shareholders;

  . an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  . a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  . an act or omission for which the liability of a director is expressly provided for by statute. A director who votes for or assents to a distribution that is not permitted by statute and who did not use ordinary care or good faith reliance on appropriate information to make the decision is jointly and severally liable to the corporation for the amount by which the distributed amount exceeds the amount permitted by statute; however, if the distribution would have been permitted by statute on any date after the date of the vote or assent, the director shall have no liability.

Under Texas law, an officer is not liable for discharging any duty or power in good faith and with ordinary care in reliance on reports, opinions, information or statements prepared or presented by other officers or employees of the corporation, including members of the board of directors; or legal counsel, accountants or other persons believed to have expertise in the matter.

   Nevada law provides that the articles of incorporation may contain a provision which limits the liability of directors or officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. The limitation of liability does not apply to acts or omissions which involved intentional misconduct, fraud, a knowing violation of law, or payment of a dividend in violation of Nevada law. Such provision limits recourse for money damages which might otherwise be available to the corporation or its shareholders for certain acts or omissions in breach of fiduciary duty by individuals while acting as officers or directors. Although this provision would not prohibit injunctive or similar actions against directors or officers, the practical effect of such relief would be limited.

   The PetroCorp and Southern Mineral articles both contain provisions which eliminate director liability to the fullest extent provided by law.

Shareholder Rights Plan

   On November 12, 1998, the PetroCorp board of directors adopted a shareholder rights plan. Under the plan, each shareholder of record at the close of business on November 23, 1998 received one Series A Preferred Stock Purchase Right for each share of common stock held. Approximately 8,656,019 million rights were distributed. The rights expire on November 12, 2008.

   Each right entitles the shareholder to purchase 1/1000 of a preferred share for a purchase price of $24.00. Each such fraction of a preferred share has terms designed to make it essentially equivalent to one share of common stock. The rights will become exercisable only in the event a person or group acquires 55% or more of PetroCorp's common stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 55% of the common stock. Prior to such an event, the rights are evidenced by and traded in tandem with the common stock.

   If a person or group acquires a 55% or larger position in PetroCorp, each right (except those held by the acquiring party) will then entitle its holder to purchase, at a price of $24, fractional shares of preferred stock having a value equal $48, or twice the purchase price, with each fractional preferred share valued at the market price of common stock. The effect will be to entitle the holder to buy PetroCorp common stock at 50% of the market price.

   Also, if following an acquisition of 55% or more of PetroCorp's common stock, PetroCorp is acquired by that person or group in a merger or other business combination transaction, each right would entitle its holder to purchase common stock of the acquiring company having a value of twice the purchase price. The effect will be to entitle the PetroCorp shareholder to buy stock in the acquiring company at 50% of its market price.

   PetroCorp may redeem the rights at $.001 per right at any time on or prior to the tenth business day following the acquisition of 55% or more of its common stock by a person or group or commencement of a tender offer for such 55% ownership.

   Southern Mineral does not have any shareholder rights plans.

                            THE SHAREHOLDER MEETINGS

Information about the Shareholder Meetings and Voting

   The PetroCorp and Southern Mineral boards are using this document to solicit proxies from their shareholders for use at the special meetings.


Time and Place of the Shareholder Meetings

PetroCorp:              Southern Mineral:
1:00 p.m., local time   9:00 a.m., local time
Tulsa Room, 9th Floor   The Doubletree Hotel
Bank of Oklahoma Tower  400 Dallas Street
One Williams Center     Houston, Texas 77002
Tulsa, Oklahoma 74172

Proposals

   PetroCorp shareholders will vote on a proposal to approve the merger agreement and the transactions contemplated by the merger agreement including the merger, the issuance of PetroCorp common stock in connection with the merger, the amendment to PetroCorp's bylaws increasing the number of directors by two and the appointment of designees by the Southern Mineral board to fill the two newly created vacancies for a period of two years.

   Southern Mineral shareholders will vote on a proposal to approve the merger agreement and the transactions contemplated by the merger agreement including the merger.

Record Date for the Special Meetings

   You may vote at your shareholders' meeting if you owned shares of PetroCorp
or Southern Mineral common stock at the close of business on               ,
2001.

Outstanding Shares Held on Record Date

   On the record date,              shares of PetroCorp common stock, and
            shares of Southern Mineral common stock were outstanding.

Shares Entitled to Vote at the Meetings

   For each share of common stock that you own on that date, you will have one vote on each proposal to be presented at the meeting. Shares of common stock deemed beneficially held by PetroCorp or Southern Mineral or their subsidiaries will not be voted.

Quorum Requirement for the Meetings

   The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum. If a quorum is not represented at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy vote for adjournment. Abstentions and broker non-votes count as present for establishing a quorum. Shares of common stock held by PetroCorp or Southern Mineral or their subsidiaries do not count towards a quorum. A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares of common stock and no instruction is given.

Shares Beneficially Owned By PetroCorp and Southern Mineral Directors and Executive Officers As Of Record Date

   Executive officers and directors of PetroCorp collectively own      shares
of PetroCorp common stock. Executive officers and directors of Southern
Mineral collectively own      shares of Southern Mineral common stock. These
shares represent approximately    % of the shares of PetroCorp common stock
outstanding as of record date and    % of Southern Mineral shares as of record
date. These individuals are not a party to a shareholder agreement, with the exception of Messrs. Coughlin, Weise and Fuller, but they have indicated that they intend to vote their outstanding shares of common stock in favor of the proposals.

Votes Necessary at the Meetings to Approve PetroCorp and Southern Mineral Proposals

   Approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the approval of the holders of a majority of the outstanding shares of Southern Mineral common stock entitled to vote on the merger. Southern Mineral directors collectively own shares of Southern Mineral common stock, representing approximately
      % of the shares of Southern Mineral common stock outstanding as of the record date. Certain persons, solely in their capacity as shareholders of Southern Mineral, are parties to the Southern Mineral shareholder agreements pursuant to which they have agreed to vote their shares of Southern Mineral
common stock in favor of the merger, representing approximately       % of the
shares of Southern Mineral common stock outstanding as of the record date. As
of            , 2001, Southern Mineral executive officers collectively owned
         shares, representing approximately       % of the outstanding shares
of Southern Mineral common stock. These individuals are not a party to any such voting or shareholder agreement but they have indicated that they intend to vote their outstanding shares of Southern Mineral common stock in favor of the merger proposal.

   Approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock requires approval by the holders of a majority of all outstanding shares of PetroCorp common stock present, in person or by proxy, at a meeting at which a quorum is present. PetroCorp directors collectively own
shares of PetroCorp common stock, representing approximately       % of the
shares of PetroCorp common stock outstanding as of the record date. Certain persons, solely in their capacity as shareholders of PetroCorp, are parties to the PetroCorp shareholder agreements pursuant to which they have agreed to vote their shares of PetroCorp common stock in favor of the merger,
representing approximately       % of the shares of Corp common stock
outstanding as of the record date. As of            , 2001, PetroCorp
executive officers collectively owned          shares, representing
approximately       % of the outstanding shares of PetroCorp common stock.
These individuals are not a party to any such voting or shareholder agreement but they have indicated that they intend to vote their outstanding shares of PetroCorp common stock in favor of the merger proposal.

Voting By Proxy

   You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always revoke your proxy by changing your vote prior to or at your meeting.

   You may vote by proxy by completing, signing, dating and returning the card in the enclosed envelope.

   The members of the PetroCorp board of directors unanimously approved and recommend that you vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of PetroCorp common stock in connection with the merger, the amendment to PetroCorp's bylaws increasing the number of directors by two and the appointment of designees of the Southern Mineral board to fill the two newly created vacancies.

   The members of the Southern Mineral board of directors participating in the decision approved and recommend that you vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

   Approval by Southern Mineral and PetroCorp shareholders of the merger agreement and the transactions contemplated by the merger agreement, are conditions to consummation of the merger.

Revoking Your Proxy

   You may revoke your proxy before it is voted by:

    .  submitting a new proxy with a later date,

    . notifying your company's Secretary in writing before your shareholder's Meeting that you have revoked your proxy; or

    . voting in person, or notifying the Secretary orally of your wish to revoke your proxy, at your shareholder's meeting.

Other Voting Matters

   Voting in Person. If you plan to attend your meeting and wish to vote in person, we will give you a ballot at your meeting. However, if your shares of common stock are held in the name of a brokerage firm or trustee, you must obtain from the firm or trustee an account statement, letter or other evidence of your beneficial ownership of the common shares.

   People with Disabilities. We can provide reasonable assistance to help you participate in your shareholder's meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary of your company at least two weeks before your shareholder's meeting at the number or address
provided on page    .

   Proxy Solicitation. We will each pay our own costs of soliciting proxies, including the reasonable expenses of brokers, banks, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to the solicitation of proxies by use of the mail, solicitation may be made by telephone and facsimile and PetroCorp and Southern Mineral may utilize the services of some of their respective officers and employees to solicit proxies personally. Such officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expense of such solicitation by officers and employees to be nominal.

   You should submit your proxy without delay by mail. Also will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

   Do not send in any Southern Mineral stock certificates with your proxy cards. If Southern Mineral shareholders submit stock election forms covering at least 3,000,000 shares of PetroCorp stock and if the other conditions to the merger are satisfied or waived, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates promptly after the closing of the merger.

Other Business; Adjournments and Postponements

   We currently are not aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned or postponed meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

   Adjournments or postponements of the shareholder meetings may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

                                 THE COMPANIES

Southern Mineral

 Overview and History

   Southern Mineral is an independent oil and gas company headquartered in Houston, Texas, and engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast of the United States, in Canada and in Ecuador.

   Southern Mineral was incorporated in 1937 as a vehicle to consolidate mineral tracts retained as its parent company lumbered large tracts of southern Mississippi forestlands. For the next 50 years, Southern Mineral was largely a passive participant in the oil and gas business, merely granting leases on its spread of mineral interests in Mississippi. In the mid-1980s, Southern Mineral became a more active participant in the oil and gas business, redeploying its significant cash flow from revenues derived from the Poplarville Field in southern Mississippi into exploration activities. For the next ten years, Southern Mineral pursued the sole strategy of exploration for oil and gas. As a result of generally poor results, Southern Mineral changed its focus beginning in 1995 to one of a more balanced program of acquisitions, exploitation and exploration.

   Southern Mineral completed a series of acquisitions over the next few years, including, among others, the following:

  . Diverse GP III. In April 1995, Southern Mineral acquired Diverse Production Co., subsequently named SMC Production Co., whose primary asset was a 18.906% general partnership interest in Diverse GP III. At the time of the acquisition, Diverse GP III owned interests in over four hundred oil and gas properties located in eleven states. As a result of the acquisition, Southern Mineral's proven reserves more than doubled from its January 1, 1995, reported reserves.

  . Big Escambia Creek, Alabama. During 1997 and 1998, Southern Mineral acquired working interests in the Big Escambia Creek Field and the surrounding area in a series of six transactions. The largest acquisition was the purchase of BEC Energy in May 1997, for $10.6 million. Thereafter, Southern Mineral acquired additional working interests in the area for $12.1 million. The Big Escambia Creek Field represents Southern Mineral's largest asset in terms of reserves with approximately 2.2 million barrels of oil equivalent proved reserves as of December 31, 1999. In addition to sales of oil and gas, Southern Mineral earned $779,000 in revenues during 1999 from the sale of sulfur from the field.

  . Amerac Energy. In January 1998, Southern Mineral issued 3,333,333 shares for all the outstanding shares of Amerac Energy. At January 1, 1998, Amerac had proved reserves of 32.7 billion cubic feet of gas equivalent. Subsequent to the acquisition, Southern Mineral sold a number of non-strategic Amerac properties, and the remainder became a part of Southern Mineral's U.S. oil and gas asset base.

  . Neutrino Resources. In July 1998, Southern Mineral acquired, for cash, all of the outstanding shares of Neutrino Resources, an independent oil and gas company located in Calgary, Canada, for a total purchase price of $57,198,000, including assumption of debt and working capital deficit. Following the acquisition, Southern Mineral consolidated its other Canadian assets into Neutrino, and began to operate in Canada exclusively through Neutrino. Neutrino's principal assets at December 31, 1999 were in the Pine Creek Field and the Inverness/Swan Hills Field in central and southern Alberta, Canada. At year-end 1999, Neutrino's proved reserves totaled 3.9 million barrels of liquids (oil, condensate and natural gas liquids) and 18.8 billion cubic feet of natural gas. In 1999, Southern Mineral's Canadian production was approximately 494,000 barrels of liquids and 2,300 million cubic feet of natural gas. In March 2000, Neutrino sold its interests in Inverness and Swan Hills in Alberta, Canada, for $9.0 million.

   Southern Mineral endured poor operating results in 1998 and its financial condition at the end of 1998 resulted in Southern Mineral's independent auditors, in their opinion on the 1998 financial statements, disclosing their substantial doubt about Southern Mineral's ability to continue as a going concern. In February 1999, the Southern Mineral board retained CIBC World Markets Corp. as independent advisors to assist in evaluating various strategic alternatives for maximizing shareholder value.

   On July 21, 1999, Southern Mineral announced that its board had approved a restructuring of Southern Mineral that involved a $20.6 million equity infusion, the sale of the Brushy Creek and Texan Garden Fields in Texas and an exchange offer for its 6.875% Convertible Subordinated Debentures due 2007. However, based upon discussions with certain of the holders of its debentures, the Southern Mineral board concluded that the restructuring could not be consummated on the terms previously contemplated.

   On October 29, 1999, Southern Mineral and its wholly-owned subsidiaries (other than Neutrino) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code, in order to facilitate the restructuring of Southern Mineral's long-term debt, revolving credit, trade debt and other obligations. The filings were made in the U.S. Bankruptcy Court for the Southern District of Texas, Victoria Division. Southern Mineral emerged from bankruptcy on August 1, 2000. All debts of Southern Mineral, except those of Neutrino Resources, Inc., as of October 29, 1999 were stayed by the bankruptcy petitions, and were subject to compromise pursuant to such proceedings until August 1, 2000. Southern Mineral operated as a debtor-in-possession subject to the bankruptcy court's supervision and orders.

   Southern Mineral decided to seek protection because it concluded that a restructuring of its indebtedness could not be completed without the protection and assistance of the bankruptcy court. The timing of the bankruptcy filing was imposed by several factors, including the possible acceleration of Southern Mineral's $16.1 million of indebtedness by its domestic bank creditors and the inability of Southern Mineral to reach a satisfactory compromise with its debenture holders regarding the consideration to be received in a previously proposed restructuring. The bankruptcy petitions were filed in order to preserve cash and to give Southern Mineral the opportunity to restructure its debt.

 Corporate Overview

   The following table shows Southern Mineral's principal subsidiaries and equity investments, including their domicile and our percentage ownership in each:

                                                                      Percentage
                            Entity                           Domicile Ownership
                            ------                           -------- ----------
   BEC Energy...............................................  Texas      100%
   SMC Ecuador.............................................. Delaware    100%
   SMC Production...........................................  Texas      100%
   Neutrino Resources....................................... Alberta     100%
   Spruce Hills Production.................................. Delaware    100%

 Canadian Operations

   Approximately 49% of Southern Mineral's oil and gas revenues during the year ended December 31, 1999 were derived from Canadian properties. The costs and revenues associated with Southern Mineral's Canadian operations are denominated in Canadian dollars. Southern Mineral prepares its consolidated financial statements in U.S. dollars. Fluctuations in the value of the two currencies may cause currency translation losses for Southern Mineral or reduced revenues and earnings, or both, with respect to its Canadian operations. Southern Mineral cannot predict the effect of exchange rate fluctuations upon future operating results.

 Customers

   We usually sell our oil and gas in the spot market or on such other bases that may be impacted by the effect of changes in current market prices. Sales of oil and gas to customers accounting for 10% or more of our revenues were as follows periods ended (in thousands):

                                              Nine Months          Year
                                             ------------- --------------------
                                             September 30,
                  Customer                       2000       1999   1998   1997
                  --------                   ------------- ------ ------ ------
G C Marketing Company.......................    $   --     $   -- $   -- $2,267
Damsco Distribution.........................     2,822      4,117  3,747  1,656
Diasu Oil & Gas Co. ........................        --         --     --  1,631
Global Petroleum Marketing..................     1,472      2,931     --     --
Canpet Energy Group.........................     3,319      2,793     --     --

 Oil and Gas Reserve Information

   At December 31, 1999, Southern Mineral held working interests in 431 gross wells in the continental United States, 863 in Ecuador and 1,359 in Canada. Approximately 45.4% of Southern Mineral's proved reserves are oil and liquids, and approximately 54.6% are gas, measured in energy equivalent barrels of oil (natural gas is converted at the rate of six thousand cubic feet of gas for each barrel of oil).

   The following table reflects the estimated proved reserves of Southern Mineral at December 31, 1999. The oil and gas reserves are principally onshore in the continental United States, Canada and Ecuador. Southern Mineral's reserve information has been based on estimates prepared by or audited by independent petroleum engineers. Netherland, Sewell & Associates, Inc. prepared the domestic and Ecuador reserve estimates. Chapman Petroleum Engineering Ltd. prepared most of the Canadian reserve estimates, while Gilbert Laustsen Jung Associates Ltd. prepared the remaining Canadian reserve estimates as of such dates. The year-end estimates as of December 31, 1999 were negatively affected relative to amounts previously reported due to downward revisions of previous estimates. The downward revisions, totaling 492,816 barrels of oil equivalent, related to properties in the U.S. totaling 368,500 barrels of oil equivalent and in Canada totaling 124,316 barrels of oil equivalent. The U.S. revisions resulted from differences in interpretation between the current and predecessor independent engineering firms. The Canadian revisions resulted primarily from decreased production performance in 1999. These differences, many of which relate to classification of reserves within the different oil and gas reserve categories (i.e. proved, probable and possible) are due to the numerous engineering, geological and operational assumptions that generally are derived from limited data. Southern Mineral's U.S. oil reserves (including oil, condensate and natural gas liquids) have been prepared using average oil prices received by Southern Mineral of $24.31 per barrel and gas reserves were prepared using average prices received by Southern Mineral of $2.12 per million cubic feet. The Canadian reserves have been prepared using average oil prices received by Southern Mineral of $22.34 per barrel and average natural gas prices of $2.02 per million cubic feet. Ecuador reserves were prepared using an average oil price of $24.16 per barrel. See "Risk Factors -- Estimates of proved reserves may change" on page 25, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 77 and "Notes to the Consolidated Financial Statements" beginning on page F-6.

                                 U.S.              Ecuador              Canada               Total
                         -------------------- ------------------ -------------------- --------------------
                                      Gas                 Gas                 Gas                  Gas
                                    (million            (million            (million             (million
                            Oil      cubic       Oil     cubic      Oil      cubic       Oil      cubic
                         (Barrels)   feet)    (Barrels)  feet)   (Barrels)   feet)    (Barrels)   feet)
                         --------- ---------- --------- -------- --------- ---------- --------- ----------
Proved Reserves......... 2,960,728 33,490,082  331,729     --    3,952,000 18,818,000 7,244,457 52,308,082
                         ========= ==========  =======    ===    ========= ========== ========= ==========
Proved Developed
 Reserves............... 2,668,623 25,940,224  331,729     --    3,559,476 18,552,200 6,559,828 44,492,424
                         ========= ==========  =======    ===    ========= ========== ========= ==========

   The following table sets forth the standardized measure of discounted future net cash flows from projected production of Southern Mineral's proved oil and gas reserves as of December 31, 1999 (in thousands):

                                        United
                                        States   Ecuador   Canada     Total
                                       --------  -------  --------  ---------
Future cash inflows................... $142,872  $ 8,015  $127,246  $ 278,133
Future production and development
 costs................................  (54,919)  (5,091)  (42,959)  (102,969)
Future income taxes...................   (8,806)      --   (24,916)   (33,722)
                                       --------  -------  --------  ---------
  Future net cash flows...............   79,147    2,924    59,371    141,442
10% Annual discount...................  (34,506)    (839)  (24,842)   (60,187)
                                       --------  -------  --------  ---------
Standardized measure of discounted
 future net cash flows................ $ 44,641  $ 2,085  $ 34,529  $  81,255
                                       ========  =======  ========  =========

 Production

   The following table sets forth certain information concerning Southern Mineral's annual net oil and gas production and average price information for the periods ended:

                                               Nine Months      Year Ended
                                                  Ended        December 31,
                                              September 30, -------------------
                                                  2000        1999      1998
                                              ------------- --------- ---------
Production:
Oil and natural gas liquids (Barrels)
 U.S.........................................     267,630     326,584   406,920
 Ecuador.....................................      27,042      35,473    28,592
 Canada......................................     237,523     494,350   321,040
                                                ---------   --------- ---------
    Total....................................     532,195     856,407   756,552
                                                =========   ========= =========
Gas (million cubic feet)
 U.S.........................................   1,944,301   3,095,456 4,219,528
 Ecuador.....................................          --          --        --
 Canada......................................   1,124,171   2,299,527 2,212,983
                                                ---------   --------- ---------
    Total....................................   3,068,472   5,394,983 6,432,511
                                                =========   ========= =========
Average sales prices:
Oil and natural gas liquids (Barrels)
 U.S.........................................   $   26.81   $   15.30 $   12.11
 Ecuador.....................................       31.33       17.60     10.15
 Canada......................................       24.04       15.28     10.51
                                                ---------   --------- ---------
 Average.....................................   $   25.80   $   15.39 $   11.36
                                                =========   ========= =========
Gas ($ per million cubic feet)
 U.S.........................................   $    3.38   $    2.21 $    2.13
 Canada......................................        2.81        1.90      1.42
                                                ---------   --------- ---------
 Average.....................................   $    3.17   $    2.08 $    1.89
                                                =========   ========= =========
Average costs ($ per million cubic feet)
Operating expenses and production taxes......   $    1.01   $    0.84 $    0.78
Depreciation, depletion and amortization.....        0.94        1.15      0.96

 Productive Wells Statistics

   The following table sets forth information concerning productive wells in which Southern Mineral has an interest as of September 30, 2000. In the following data "Gross" refers to the total wells in which Southern Mineral has a working interest and "Net" refers to gross wells multiplied by the percentage of the working interest owned by Southern Mineral.

                                                  Oil        Gas        Total
                                              ----------- ---------- -----------
                                              Gross  Net  Gross Net  Gross  Net
                                              ----- ----- ----- ---- ----- -----
      U.S....................................   204  39.5  276  23.5   480  63.0
      Canada................................. 1,085  47.0  252  11.0 1,337  58.0
      Ecuador................................   855  85.5   --    --   855  85.5
                                              ----- -----  ---  ---- ----- -----
      Total.................................. 2,144 172.0  528  34.5 2,672 206.5
                                              ===== =====  ===  ==== ===== =====

 Development and Exploratory Wells Drilled

   The following table sets forth the drilling results of wells in which Southern Mineral has a working interest for the periods ended:

                                          Nine Months
                                             Ended      Year Ended December 31,
                                         September 30,  -----------------------
                                             2000          1999        1998
                                         -------------- ----------- -----------
                                         Gross   Net    Gross  Net  Gross  Net
                                         -------------- ----- ----- ----- -----
      Exploratory:
       Oil..............................     --      --   --     --    2  1.002
       Gas..............................      4    .065    8  2.620    1   .250
       Dry..............................      1    .250    1   .500    6  2.586
      Development:
       Oil..............................     30   4.252   11   .457   11   .970
       Gas..............................      3    .504   13   .426   26  2.588
       Dry..............................      3   1.085   --     --    5  2.135
      Total:
       Productive.......................     37   4.821   32  3.503   40  4.810
       Dry..............................      4   1.335    1   .500   11  4.721

 Developed and Undeveloped Leasehold Acreage

   The following table shows Southern Mineral's leasehold interest in developed and undeveloped oil and gas acreage as of September 30, 2000. In the following data "Gross" refers to the total acres in which Southern Mineral has a working interest and "Net" refers to gross acres multiplied by the percentage of the working interest owned by Southern Mineral.

                                       Developed Acreage    Undeveloped Acreage
                                     --------------------- ---------------------
                                     Gross Acres Net Acres Gross Acres Net Acres
                                     ----------- --------- ----------- ---------
   United States
   Alabama..........................   11,539      2,346         --         --
   Arkansas.........................       --         --      1,799        450
   Colorado.........................    1,920         21         --         --
   Kansas...........................    1,360         53         --         --
   Louisiana........................   34,728      2,780        392        131
   Mississippi......................    2,880         84         --         --
   Montana..........................      160          2         --         --
   New Mexico.......................   18,720        227         --         --
   North Dakota.....................      800         48         --         --
   Oklahoma.........................   13,380        578         --         --
   Oregon...........................       80         80         --         --
   Texas............................   80,125      9,072     18,300     14,153
   Utah.............................    5,120        228     20,880      4,391
   Wyoming..........................   70,699        811         --         --
                                       ------      -----     ------     ------

                                      Developed Acreage    Undeveloped Acreage
                                    --------------------- ---------------------
                                    Gross Acres Net Acres Gross Acres Net Acres
                                    ----------- --------- ----------- ---------
       Total -- United States......   241,511    16,330      41,371    19,125
                                      =======    ======     =======    ======
   Canada
   Alberta.........................   155,824     1,320     111,734    22,641
   Saskatchewan....................     2,815       252       5,347     5,188
   British Columbia................     7,415       547      12,046       813
   Manitoba........................     2,180     2,020         120        --
                                      -------    ------     -------    ------
       Total -- Canada.............   168,234     4,139     129,247    28,642
                                      =======    ======     =======    ======
   Ecuador                             15,400     1,540     279,819    27,982
                                      -------    ------     -------    ------
       Total Leasehold Acreage.....   425,145    22,009     450,437    75,749
                                      =======    ======     =======    ======

   Developed acreage consists of lease acres spaced or assignable to production on which wells have been drilled or completed to a point that would permit production of commercial quantities of oil or gas.

 Competition

   There is a high degree of competition in the oil and gas exploration and production industry. Consequently, Southern Mineral competes with many other entities for capital and desirable potential acquisitions and exploration and development prospects. Southern Mineral's competitors include the major integrated oil companies, as well as numerous independent oil and gas companies and other producers of energy sources and fuels. Many of these competitors have capital resources and other competitive advantages much greater than that of Southern Mineral, and may therefore be better able than Southern Mineral to withstand and compete during adverse market conditions. Southern Mineral's ability to generate revenues and reserves in the future will be dependent upon, among other things, its success in competing with these competitors, as to which there can be no assurances.

 Legal Proceedings

   Southern Mineral management is involved in several lawsuits arising in the ordinary course of business. Management believes that the outcome of such proceedings will not have a material adverse effect in the aggregate on Southern Mineral's financial position or results of operations.


Management's Discussion and Analysis of Financial Condition and Results of Operations

   In addition to the above discussion, the following is intended to assist you in understanding our financial condition and results of operations for each of the nine-month periods ended September 30, 2000 and 1999, and for each of the years ended December 31, 1999, 1998 and 1997. This discussion should be read together with the selected consolidated financial data and the consolidated financial statements and related footnotes included in this offering memorandum. The following information contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry which involve risks and uncertainties.

 Accounting Policies

   We use the successful efforts method of accounting for oil property acquisition, exploration, development, and production activities. Property acquisition, exploration well and development well costs are capitalized as incurred. Unsuccessful exploration well costs are subsequently charged to exploration expense. Other exploration costs, including geological and geophysical costs, the costs of retaining unproved property and costs to operate and maintain wells and equipment are expensed as incurred. Capitalized costs are amortized by field using the units-of-production method. Acquisition costs are amortized based on proved reserves. Development costs are amortized based on proved developed reserves. Capitalized costs of unproved properties are excluded from amortization until such time as proved reserves are established or impairment is determined. Statement of Financial Accounting Standards No. 133, as amended, or SFAS 133, establishes accounting and reporting standards for derivative instruments and hedging activities. We have not determined the impact SFAS 133 may have on our financial statements. We are required to adopt SFAS 133 during 2001.

 External Factors

   Our results of operations and the period to period comparability of our financial results are affected by external factors, including changes in the price of crude oil. Oil prices have historically been highly volatile. See "Risk Factors -- Risks Related to PetroCorp after the Merger."

 Results of operations for the year ended December 31, 1999 as compared to the year ended December 31, 1998

   Oil and gas revenues for 1999, were $25,865,000, up 19% compared to oil and gas revenues for the same period in 1998 of $21,722,000. The increase in revenues reflects higher production volumes of crude oil and natural gas liquids and increased natural gas and crude oil prices. The higher production volumes are primarily the result of the inclusion of Neutrino for an entire year in 1999 compared to six months of 1998 offset by decreased production related to properties sold during 1999.

   Natural gas production for 1999 was 5,395 million cubic feet, a 16% decrease as compared to production for the same period in 1998 of 6,433 million cubic feet. Southern Mineral's crude oil and natural gas liquids production for 1999 increased 13% to 856,407 barrels as compared to 756,552 barrels for the same period in 1998. Production levels for 1999, when compared to 1998, reflect increased production from Neutrino beginning in July 1998, offset by decreased production related to property sales from Neutrino in the fourth quarter of 1998, the domestic mineral and royalty interests in the first quarter of 1999 and the Brushy Creek and Texan Gardens Field in the third quarter of 1999.

   Average realized natural gas prices for 1999 increased 10% to $2.08 per thousand cubic feet compared to $1.89 per thousand cubic feet in the same period of 1998. During 1999, crude oil prices increased 35% to $15.39 per barrel, compared to $11.36 per barrel in the same period in 1998.

   Gain on sale of properties in 1999 was $11,976,000 compared to a loss of $250,000 in 1998. The 1999 gain is primarily the result of sales of mineral interests in the first quarter and Brushy Creek and Texan Garden Fields in the third quarter of 1999.

   Production costs, including production and ad valorem taxes, increased in 1999 to $8,898,000, up 4% from $8,518,000 in the same period in 1998, due in part to the acquisition of Neutrino, which occurred in July 1998. On a cost per thousand cubic feet equivalent basis, production costs in 1999 increased to $0.84 per thousand cubic feet equivalent, or up 8% from $0.78 per thousand cubic feet equivalent in 1998.

   Exploration, dry hole and lease impairment expenses decreased for 1999 to $2,501,000, compared to $3,635,000 in the same period of 1998. The 1999 expense is primarily from impairments of properties held for sale and non-producing properties. The amount recorded for 1998 was due primarily to a dry hole drilled in Lafourche Parish, Louisiana in which Southern Mineral had a 93% working interest. Since Southern Mineral uses the successful efforts method of accounting, exploration expenses may vary greatly from period to period based upon the level of exploration activity.

   Depreciation, depletion and amortization expense for 1999 increased to $12,302,000, up 17% from $10,505,000 in 1998. Southern Mineral computes depreciation and depletion on each producing property using the unit-of-production method. Since this method employs estimates of remaining reserves, depreciation and depletion expenses may vary from period to period because of revisions to reserve estimates, production rates and other factors. Depreciation, depletion and amortization expense increased in 1999 to $1.15 per thousand cubic feet equivalent, up 20% from $0.96 per thousand cubic feet equivalent in 1998. The increase reflects inclusion of Neutrino beginning in July 1998 at a higher per unit average depletion cost and the sales of primarily natural gas properties of Neutrino in the fourth quarter of 1998, the domestic mineral and royalty interests in the first quarter of 1999 and the Brushy Creek Field in the third quarter of 1999, all with lower per unit average depletion costs.

   General and administrative expenses increased to $3,926,000 in 1999, up 8% from $3,622,000 in 1998. However, on a cost per thousand cubic feet equivalent basis, general and administrative expenses increased 12% for 1999 to $0.37 per thousand cubic feet equivalent from $0.33 per thousand cubic feet equivalent in the same period of 1998. The increase in general and administrative expenses for 1999, when compared to 1998, is not as great as would have been expected due to the full year effect of Neutrino. Significant reductions in work force through attrition and layoffs have occurred in 1999. In 1998 Southern Mineral accrued and paid bonuses of $360,000 with no corresponding amounts in 1999.

   Impairment of proved oil and gas properties decreased to $8,686,000, down 7% compared to $9,344,000 in 1998. The 1999 impairments were primarily $3,386,000 to reflect revision of previous estimates and $5,300,000 to adjust Neutrino's cost basis in Inverness and Swan Hills Fields to their net realized value based on the estimated sales price received in 2000. Significant declines in world oil prices during 1998 resulted in a writedown in the book value of a number of proved oil and gas properties during the fourth quarter of 1998.

   Restructuring and bankruptcy costs were $4,388,000 in 1999 compared to no such costs in 1998. The Southern Mineral board concluded that the proposed restructuring plan as filed with the SEC on July 21, 1999 could not be consummated on the terms contemplated. Therefore, the estimated costs associated with the restructuring of approximately $1,372,000 were expensed during the third and fourth quarters of 1999. Since Southern Mineral's filing for bankruptcy on October 29, 1999, it has incurred approximately $553,000 related to the bankruptcy. In addition $2,463,000 capitalized as other assets for fees and expenses related to securing the domestic bank debt and convertible subordinated debentures were expensed during the fourth quarter of 1999 pursuant to Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

   Interest and debt expense in 1999 was $6,236,000, compared to $5,362,000 in the same period in 1998. Interest expense increased as a result of an increase in the outstanding bank debt incurred and assumed with Neutrino in July 1998 and because of increased rates of interest charged by Southern Mineral's domestic and Canadian banks. Subsequent to the filing of bankruptcy, no additional interest was accrued in accordance with Statement of Position 90-7. The additional interest from October 29, 1999 to December 31, 1999 would have been $474,375.

   Tax benefits in 1999 and 1998 were $2,882,000 and $2,775,000, respectively, resulting from pre-tax loss from Southern Mineral's Canadian operations.

   As a result of the above items, Southern Mineral reported a net loss in 1999 of $5,758,000 or $2.25 per basic share, compared to a loss of $16,409,000, or $6.60 per basic share in 1998.

 Results of operations for the year ended December 31, 1998 as compared to the year ended December 31, 1997

   Oil and gas revenues for 1998 were $21,722,000, up 58% compared to oil and gas revenues for 1997 of $13,790,000. The increase in revenues reflects higher production volumes of both natural gas and crude oil, partially offset by lower commodity prices. Higher production volumes were primarily the result of two significant acquisitions made by Southern Mineral during 1998 and new production from a natural gas discovery at Brushy Creek Field in Texas. Southern Mineral purchased Neutrino as of June 30, 1998 and Amerac in January 1998.

   Natural gas production in 1998 was 6,433 million cubic feet, an 84% increase compared to 1997 production of 3,497 million cubic feet. Southern Mineral's crude oil and natural gas liquids production in 1998 increased 149% to 756,552 barrels compared to 304,211 barrels in 1997.

   The average natural gas price in 1998 decreased 14% to $1.89 per thousand cubic feet compared to an average price of $2.21 per thousand cubic feet in 1997. Crude oil prices decreased 34% in 1998 to $11.36 per barrel compared to $17.55 per barrel in 1997.

   As part of Southern Mineral's ongoing operations, Southern Mineral may sell non-strategic assets or oil and gas properties. The proceeds may be used to pay down debt or redeploy capital to opportunities that may have a higher rate of return. These activities resulted in losses on the sale of assets of $250,000 in 1998 and gains of $413,000 in 1997. The loss on the sale of assets in 1998 was primarily the result of the sale of numerous marginal properties principally in the United States. The gain on sale of assets during 1997 was primarily the result of the sale of non-strategic oil and gas properties in both Canada and the United States.

   Production costs, including production and ad valorem taxes, increased in 1998 to $8,518,000, up 131% from $3,682,000 in 1997, primarily due to the above mentioned acquisitions. On an average cost per thousand cubic feet equivalent basis, production costs for 1998 increased to $0.78 per thousand cubic feet equivalent, or 13%, from $0.69 per thousand cubic feet equivalent in 1997.

   Exploration expenses increased in 1998 to $3,635,000, up 105% compared to $1,776,000 in 1997. This is primarily due to a dry hole drilled in Lafourche Parish, Louisiana in 1998, for which Southern Mineral incurred expenses of $1,639,000. Since Southern Mineral uses the successful efforts method of accounting, exploration expenses may vary greatly from year to year based upon the success and level of exploration activity during the year.

   Depreciation, depletion and amortization expense for 1998 increased to $10,505,000, up 149% from $4,211,000 in 1997, due primarily to the acquisitions described above. Southern Mineral computes depreciation and depletion on each producing property using the unit-of-production method. Since this method employs estimates of remaining reserves, depreciation and depletion expenses may vary from year to year because of revisions to reserve estimates, production rates and other factors. Depreciation, depletion and amortization expenses increased per thousand cubic feet equivalent in 1998 to $0.96 up 22% from $0.79 per thousand cubic feet equivalent in 1997.

   General and administrative expenses increased to $3,622,000 in 1998, up 57% from $2,308,000 in 1997. On an average cost per thousand cubic feet equivalent basis, general and administrative expenses decreased to $0.33 per thousand cubic feet equivalent, or 23%, from $0.43 per thousand cubic feet equivalent in 1997.

   Impairment of proved oil and gas properties increased to $9,344,000, up 229% compared to $2,838,000 in 1998. Significant declines in world oil prices during 1998 resulted in a writedown in the book value of a significant number of proved oil and gas properties during the fourth quarter of 1998.

   Interest and debt expense for 1998 increased to $5,362,000, up 237% from $1,591,000 in 1997, primarily due to the increased debt used to fund acquisition activity.

   A tax benefit of $2,775,000 was recognized in 1998, compared to a tax expense of $174,000 in 1997. The year to year change is due primarily to the tax effects of the Canadian portion of the 1998 impairment of proved properties recorded during the fourth quarter of 1998.

   Southern Mineral reported a loss in 1998 of $16,409,000 or $6.60 per basic share, compared to a loss of $2,049,000, or $1.10 per basic share in 1997.

Financial Condition and Results of Operations

 Results of operations for the three months ended September 30, 2000 as compared to the three months ended September 30, 1999

   Oil and gas revenues for the quarter ended September 30, 2000 were $8,989,000 compared to oil and gas revenues of $6,556,000 for the same period in 1999. Oil and natural gas liquids production decreased 15% to 170,412 barrels and natural gas production decreased 15% to 1,033 million cubic feet in the third quarter of 2000 compared to the third quarter of 1999. The lower production levels in the third quarter of 2000 are due primarily to the sale of properties in 1999 and the first quarter of 2000, offset by new production from development drilling on proven prospects. Increases in commodity prices more than offset the impact of the lower oil and natural gas liquids volumes.

   The average realized oil and natural gas liquids price increased 45% from $18.94 barrel in the third quarter of 1999 to $27.44 in the third quarter of 2000. Average realized natural gas prices increased 67% to $3.96 per million cubic feet during the third quarter of 2000 compared to $2.37 per million cubic feet in same period a year earlier.

   During the third quarter of 1999, Southern Mineral sold domestic properties resulting in a net gain of approximately $7.1 million with no significant sales in 2000.

   Third quarter 2000 production costs, including production and ad valorem taxes, increased 1% to $2,349,000 compared to $2,325,000 in the third quarter of 1999. On an energy equivalent unit basis, production costs rose 19% quarter-over-quarter resulting primarily from non-recurring workovers and other operations.

   Exploration, dry hole and lease impairment expenses incurred in the quarter ended September 30, 1999 were $24,000, compared to $163,000 in the same period in 2000. The 2000 expense is primarily from dry holes drilled and other exploration costs in Canada. Since Southern Mineral uses the successful efforts method of accounting, exploration expenses may vary greatly from period to period based upon the level of exploration activity.

   General and administrative expenses were $1,259,000 in the third quarter of 2000, a 21% increase from $1,039,000 in the prior year's third quarter primarily related to issuance of common shares to the new directors in lieu of cash compensation and non-cash charges associated with implementation of FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" offset by savings related to reductions in force through attrition and layoffs in 1999. On an energy equivalent unit basis, costs increased 43% from the third quarter of 1999 to the same period in 2000.

   Depreciation, depletion and amortization decreased 20% to $2,040,000 in the third quarter of 2000 compared to $2,562,000 in 1999 primarily related to decreased production due to property sales. On a unit of equivalent production basis, depreciation, depletion and amortization decreased 6% from $1.06 per million cubic feet equivalent to $0.99 per million cubic feet equivalent.

   Restructuring and bankruptcy costs were $1,844,000 in the third quarter of 2000 compared to $1,280,000 in 1999. The costs for 2000 relate primarily to charges associated with Southern Mineral's modified plan, which became effective August 1, 2000 and implementation of FASB Interpretation No. 44. The 1999 costs relate to charges associated with the proposed restructuring as filed with the SEC on July 21, 1999, which was not consummated.

   Interest and debt expense in the quarter ended September 30, 2000 was $539,000 compared to $1,704,000 in the same period in 1999. The decrease primarily reflects the reduced indebtedness outstanding due to the application of proceeds from property sales to debt reduction and no accrual of interest related to subordinated debt in accordance with SOP 90-7 through the effective date of the modified plan.

   Tax provision in the third quarter 2000 was $351,000 compared to tax benefit of $107,000 in the same period in 1999. The increase in tax provision primarily reflects increased pre-tax income from Southern Mineral's Canadian operations in the third quarter of 2000 compared to a loss in the same period in 1999 and state income tax liability associated with Southern Mineral's U.S. operations in 2000.

   The extraordinary gain in the third quarter of 2000 results from the exchange of Southern Mineral's debentures for shares of common stock in connection with the bankruptcy reorganization based on the closing price of Southern Mineral's common stock on the modified plan confirmation date.

   Southern Mineral recorded net income of $8,700,000 or $0.87 per basic share for the quarter ended September 30, 2000 compared to a net income of $4,910,000 or $1.90 per basic share for the quarter ended September 30, 1999.

 Results of operations for the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999

   Oil and gas revenues for the nine months ended September 30, 2000 were $24,103,000 compared to oil and gas revenues of $18,411,000 for the same period in 1999. Oil and natural gas liquids production decreased 17% to 532,195 barrels and natural gas production decreased 30% to 3,068 million cubic feet in the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. The lower production levels in the nine months ended September 30, 2000 are due primarily to the sale of properties in 1999 and first quarter 2000. Increases in commodity prices more than offset the impact of the lower volumes.

   The average realized oil and natural gas liquids price increased 79% from $14.45 per barrel in the nine months ended September 30, 1999 to $25.84 in the nine months ended September 30, 2000. Average realized natural gas prices increased 56% to $3.17 per million cubic feet during the nine months ended September 30, 2000 compared to $2.03 per million cubic feet in same period a year earlier.

   During the first quarter of 1999, Southern Mineral sold its mineral interests and substantially all of its royalty interests in Texas, New Mexico and Mississippi for approximately $6,000,000. The gain on the sale of these assets was $5,073,000. The proceeds from asset sales in the first quarter of 1999 were used to reduce bank indebtedness and for other corporate purposes. During the third quarter of 1999, Southern Mineral sold domestic properties resulting in a net gain of approximately $7.1 million with no significant sales in 2000.

   Nine months ended September 30, 2000 production costs, including production and ad valorem taxes, decreased 5% to $6,313,000 compared to $6,634,000 in the nine months ended September 30, 1999. However, on an energy equivalent unit basis, production costs rose 25%, resulting primarily from non-recurring workovers and other operations.

   Exploration, dry hole and lease impairment expenses incurred in the nine months ended September 30, 1999 were $2,175,000, compared to $458,000 in the same period in 2000. The 1999 expense is primarily from impairments of a portion of the property held for sale and non-producing properties. Since Southern Mineral uses the successful efforts method of accounting, exploration expenses may vary greatly from period to period based upon the level of exploration activity.

   General and administrative expenses were $2,589,000 in the nine months ended September 30, 2000, a 17% decrease from $3,134,000 in the prior year's period primarily related to reductions in force through attrition and layoffs in 1999 offset by charges related to issuance of common shares to Southern Mineral's new directors in lieu of cash compensation and implementation of FASB Interpretation No. 44. On an energy equivalent unit basis, costs increased 9% from the nine months ended September 30, 1999 to the same period in 2000.

   Depreciation, depletion and amortization decreased 29% to $5,905,000 in the nine months ended September 30, 2000 compared to $8,370,000 in 1999 primarily related to decrease in production due to property sales. On a unit of equivalent production basis, depreciation, depletion and amortization decreased 6% from $1.01 per million cubic feet equivalent to $0.95 per million cubic feet equivalent.

   Restructuring and bankruptcy costs were $5,188,000 in the nine months ended September 30, 2000 compared to $1,280,000 in 1999. The costs for 2000 relate primarily to charges associated with Southern Mineral's modified plan, which became effective August 1, 2000 and implementation of FASB Interpretation No.
44. The 1999 costs relate to charges associated with the proposed restructuring as filed with the SEC on July 21, 1999, which was not consummated.

   Interest and debt expense in the nine months ended September 30, 2000 was $1,879,000 compared to $5,273,000 in the same period in 1999. The decrease primarily reflects the reduced indebtedness outstanding due to the application of proceeds from property sales to debt reduction and the lack of interest accrual related to subordinated debt in accordance with SOP 90-7 through the effective date of the modified plan.

   Tax expense in the nine months ended September 30, 2000 was $1,685,000 compared to tax benefit of $419,000 in the same period in 1999. The increase in tax expense primarily reflects increased pre-tax income from Southern Mineral's Canadian operations in the nine months ended September 30, 2000 compared to a loss in the same period in 1999, state income tax liability associated with Southern Mineral's U. S. operations in 2000 and change in Southern Mineral's tax strategy for its Canadian operations subsequent to December 31, 1999.

   The extraordinary gain in the third quarter of 2000 results from the exchange of Southern Mineral's debentures for shares of common stock based on the closing price of Southern Mineral's common stock on the modified plan confirmation date.

   Southern Mineral recorded income of $8,442,000, or $1.67 per basic share, for the nine months ended September 30, 2000 compared to a net income of $4,224,000, or $1.65 per basic share, for the nine months ended September 30, 1999.

 Liquidity and Capital Resources

   Southern Mineral has historically funded its operations, acquisitions, exploration and development expenditures from cash flows from operating activities, bank borrowing, issuance of common stock and debt securities, and the sale of assets.

   Southern Mineral's cash flow provided by operating activities for the nine months ended September 30, 2000 was $10,838,000 and for 1999 was $259,000. We received additional cash in the amount of $9,209,000 in 2000 and $22,416,000 in 1999 from the sale of assets.

   On October 29, 1999, Southern Mineral and its wholly-owned subsidiaries (other than Neutrino) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code, in order to facilitate the restructuring of Southern Mineral's long-term debt, revolving credit, trade debt and other obligations. The filings were made in the U.S. Bankruptcy Court for the Southern District of Texas, Victoria Division. Southern Mineral emerged from bankruptcy on August 1, 2000. All debts of Southern Mineral, except those of Neutrino, as of October 29, 1999 were stayed by the bankruptcy petitions, and were subject to compromise pursuant to such proceedings until August 1, 2000. Southern Mineral operated as a debtor-in-possession subject to the bankruptcy court's supervision and orders.

   Southern Mineral decided to seek protection because it concluded that a restructuring of its indebtedness could not be completed without the protection and assistance of the bankruptcy court. The timing of the bankruptcy filing was imposed by several factors, including the possible acceleration of Southern Mineral's $16.1 million of indebtedness by its domestic bank creditors and the inability of Southern Mineral to reach a satisfactory compromise with its debenture holders regarding the consideration to be received in a previously proposed restructuring. The bankruptcy petitions were filed in order to preserve cash and to give Southern Mineral the opportunity to restructure its debt.

   In the ordinary course of business, Southern Mineral makes substantial capital expenditures for the acquisitions, exploration and development of oil and natural gas reserves. Historically, Southern Mineral has financed its capital expenditures, debt service and working capital requirements with cash flow from operations, public offerings of equity, private offerings of debt, asset sales, borrowings under its senior credit facility and other financings. Cash flow from operations is sensitive to the prices Southern Mineral receives for its oil and natural gas production. Lower hydrocarbon production associated with a reduction in planned capital spending or an extended decline in oil and gas prices could result in less than anticipated cash flow from operations in later years, which could have a material adverse effect on Southern Mineral.

   On August 23, 2000, Southern Mineral entered into a new credit facility with BankOne Texas in the principal amount of up to $30,000,000. The domestic credit facility provides for a borrowing base of $18,725,000 and matures on August 23, 2002. The borrowing base reduces $275,000 per month since September 1, 2000. We used proceeds from the domestic credit facility to repay the preexisting domestic facility as provided in the modified bankruptcy plan. The obligations under the domestic credit facility are secured by substantially all of the assets of Southern Mineral and its subsidiaries, other than Neutrino. The domestic credit facility prohibits the payment of dividends and contains covenants relating to the financial condition of Southern Mineral, including working capital, tangible net worth and cash flow coverage covenants. At September 30, 2000 the outstanding borrowing was $14,282,512. On November 6, 2000, outstanding borrowings under the domestic credit facility were $13,482,512 with borrowing availability of $4,417,488. Outstanding principal under the domestic credit facility bears interest at the index rate published by BankOne plus 0.5% (10.0% at September 30, 2000) to the extent of the borrowing base utilized. The borrowing base is redetermined semi-annually since November 2000 and will be made at the sole discretion of the domestic lender. Southern Mineral may request four additional borrowing base redeterminations during any calendar year except that no more than one redetermination will be made each calendar quarter.

   On August 29, 2000, Neutrino repaid its old Canadian credit facility and entered into a new principal amount of up to US $30,000,000 loan facility with BankOne Canada. The initial borrowing base under the Canadian credit facility was US $10,815,000 and reduces US $185,000 per month since September 2000. The facility is due August 29, 2002. At September 30, 2000, outstanding borrowings under the Canadian credit facility were US $5,463,389. The Canadian credit facility is secured by substantially all of Neutrino's assets and guaranteed by Southern Mineral. On November 6, 2000, outstanding borrowings under the Canadian credit facility were US $4,512,276 ($6,800,000 Canadian) with a borrowing availability of US $5,747,724 ($8,661,820 Canadian). Outstanding principal under the Canadian credit facility bears interest at the bank's prime rate plus 0.5% (8.0% at September 30, 2000) to the extent of the borrowing base utilized. The Canadian credit facility contains certain covenants relating to the financial condition of Neutrino, including working capital, tangible net worth and cash flow coverage covenants. The borrowing base under the Canadian credit facility is subject to semi-annual redeterminations since November 2000. Neutrino may request four additional borrowing base redeterminations during any calendar year except that no more than one redetermination will be made each calendar quarter.

   The outstanding balance under the old Canadian credit facility was classified as a current liability because of the demand feature of the loan. However, it was management's intention that the facility be utilized to provide long-term financing for Southern Mineral.

   Southern Mineral did not declare dividends in nine months ended September 30, 2000 and 1999. Southern Mineral does not expect, under its existing capital structure, to be able to pay dividends for the foreseeable future. Payment of dividends is currently prohibited by the terms of Southern Mineral's domestic credit facility.

Quantitative and Qualitative Disclosures about Market Risk

   Southern Mineral is exposed to a variety of market risks including the potential for adverse changes in oil and gas natural gas prices, foreign currency exchange rates and interest rates.

   Southern Mineral's revenue stream is significantly affected by the level of oil and natural gas prices, which can be volatile and over which Southern Mineral has no control or influence. Southern Mineral has utilized natural gas and oil price swaps and collars on a limited basis to hedge a portion of its exposure to commodity price fluctuations. The effect of price swaps and collars is to fix the price for a specific quantity of gas or oil for a specific time and collars are to secure a maximum and minimum price for a specific time. Southern Mineral uses the deferral method of accounting for its natural gas and oil price swaps and collars and therefore offsets any gain or loss on the swap collars contracts with the realized prices for its production. At September 30, 2000, Southern Mineral had no fixed natural gas or oil swaps or collars. Upon filing of bankruptcy, the then outstanding third party hedges were cancelled by the counter-parties.

   As required by Southern Mineral's domestic and Canadian credit facilities, Southern Mineral has entered into the following crude oil and natural gas costless collars as of September 30, 2000:

Oil Hedges

                                                               US$ NYMEX WTI
                                                 Monthly   ---------------------
    Period                           Total bbl     bbl       Floor       Cap
    ------                           ---------- ---------- ---------------------
United States
  Oct-00 - Dec-00...................    36,000    12,000   $    22.00 $    37.40
  Jan-01 - Dec-01...................   132,400    11,033   $    22.00 $    32.20
  Jan-02 - Sep-02...................    88,200     9,800   $    22.00 $    25.60
Canada
  Oct-00 - Dec-00...................    31,000    10,333   $    22.00 $    37.60
  Jan-01 - Dec-01...................   111,100     9,258   $    22.00 $    33.30
  Jan-02 - Sep-02...................    70,300     7,811   $    22.00 $    27.00

Gas Hedges
                                                                    US$
                                                           Houston Ship Channel
                                       Total     Monthly   --------------------
                                       mmbtu      mmbtu      Floor       Cap
                                     ---------- ---------- ---------------------
United States
  Oct-00 - Oct-00...................   104,000   104,000   $     2.75 $     5.90
  Nov-00 - Mar-01...................   486,000    97,200   $     2.75 $     6.85
  Apr-01 - Oct-01...................   600,000    85,714   $     2.75 $     4.98
  Nov-01 - Mar-02...................   378,000    75,600   $     2.75 $     4.85
  Apr-02 - Oct-02...................   466,000    66,571   $     2.75 $     3.80
                                                            CDN $ Alberta Spot-
                                                                   AECO
                                       Total     Monthly   ---------------------
                                     gigajoules gigajoules   Floor       Cap
                                     ---------- ---------- ---------------------
Canada
  Oct-00 - Sep-02................... 1,200,000    50,000   $     4.05 $     6.15

The fair value at September 30, 2000 of collars was an unrealized loss of $1.4 million.

   In August, 2000, the Company fixed the rate of interest on its outstanding bank borrowings under its Canadian credit facility through interest rate swaps. The estimated gain on liquidation of the interest rate swap position at September 30, 2000 was $2,130.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement, as amended by SFAS No. 137 and SFAS

No. 138, establishes standards of accounting for and disclosures of derivative instruments and hedging activities. This statement requires all derivative instruments to be carried on the balance sheet at fair value and is effective for Southern Mineral beginning January 1, 2001. Southern Mineral is currently assessing the impact of this statement on its financial condition and results of operations.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation: an Interpretation of APB Opinion No.
25. Among other issues, Interpretation No. 44 clarifies the application of Accounting Principles Board Opinion No. 25 (APB No. 25) regarding

  .  the definition of employee for purposes of applying APB No. 25,

  . the criteria for determining whether a plan qualifies as a non-compensatory plan,

  . the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and

  . the accounting for an exchange of stock options in a business combination.

   The provisions of Interpretation No. 44 affecting us are to be applied on a prospective basis effective July 1, 2000.

PetroCorp

   PetroCorp is an independent oil and gas company engaged in the acquisition, exploration, and development of oil and gas properties in North America. PetroCorp's activities are conducted principally in the states of Oklahoma, Texas, Mississippi, Louisiana and Kansas, and in the province of Alberta, Canada.

   As of December 31, 1999, PetroCorp had estimated proved reserves of approximately 76 billion cubic feet of natural gas and 4.6 million barrels of oil. PetroCorp had an estimated pretax present value of future net revenues, discounted at 10%, of $119 million as of December 31, 1999. On a thousand cubic feet equivalent basis, approximately 74% of PetroCorp's proved reserves were natural gas at such date. In addition, PetroCorp has unproved properties with a net book value of $6 million, as well as interests in natural gas processing and gathering facilities with a net book value of $389 million.

   PetroCorp's business strategy is to acquire, explore and develop oil and natural gas properties in North America. PetroCorp has grown, in large part, through the acquisition of producing oil and gas properties. PetroCorp generally focuses on acquisitions of long-lived natural gas reserves located onshore in North America and prefers acquisitions that provide additional potential through development or exploitation efforts, as well as exploratory drilling opportunities. Exploration and development activities are also an important component of PetroCorp's business strategy. Through its management agreement with Kaiser-Francis, PetroCorp expects to be able to allocate a greater portion of future cash flows to exploration and development activities.

   PetroCorp was formed in July 1983 as a Delaware corporation and in December 1986 contributed its assets to a newly formed Texas general partnership. In October 1992, PetroCorp changed its legal form from a Texas general partnership to a Texas corporation. In August 1999, PetroCorp signed a management agreement with its largest shareholder, Kaiser-Francis. At that time, Gary Christopher was named president and chief executive officer of PetroCorp. Mr. Christopher is an employee of Kaiser-Francis and has served on PetroCorp's board since 1996.

   PetroCorp's principal executive offices are located at 6733 South Yale Avenue, Tulsa, Oklahoma 74136, with a mailing address of P.O. Box 21298, Tulsa, Oklahoma 74121-1298, and its telephone number is (918) 491-4500.

   Pursuant to SEC rules, PetroCorp, unlike Southern Mineral, may incorporate certain documents by reference. In addition to the information provided below you should also refer to the documents incorporated by reference by PetroCorp described on page 91 "Where You Can Find More Information", as well as PetroCorp's 1999 Annual Report on Form 10-K, attached as Annex J, and its Quarterly Report on Form 10-Q for the period ended September 30, 2000, attached as Annex K.

 Financing the Transaction

   PetroCorp plans to finance the merger through existing lines of credit. Receipt of financing is not a condition to the merger.

 PetroCorp's Management Agreement with Kaiser-Francis

   In connection with the purchase by Kaiser-Francis of PetroCorp common stock from two significant shareholders during 1996, Kaiser-Francis succeeded to rights under a registration rights agreement previously entered into between PetroCorp and those shareholders, which agreement is substantially similar to another registration rights agreement previously entered into between PetroCorp and two subsidiaries of St. Paul.

   As part of a restructuring plan, on August 3, 1999, PetroCorp's board entered into the Kaiser-Francis management agreement, under which Kaiser-Francis provides management, technical, and administrative support services for all of PetroCorp's operations in the United States and Canada. The shareholders of PetroCorp approved the management agreement in October 1999 and it took effect on November 1, 1999. A new slate of corporate officers was approved at that time.

   Kaiser-Francis' compensation for rendering services under the management agreement has three components:

  .  a services fee;

  .  an overriding royalty; and

  . a working interest or "back-in," to be effective after "prospect payout," as more fully described below.

   For properties not operated by PetroCorp, the services fee payable to Kaiser-Francis is, in most cases, equal to $50.00 per month per well. As to properties operated by PetroCorp, Kaiser-Francis receives as its services fee the administrative and overhead fees charged under applicable operating agreements. PetroCorp estimates that the aggregate services fee will equal approximately $1.4 million per year at the current level of operation.

   As to new prospects identified by Kaiser-Francis, Kaiser-Francis receives an overriding royalty interest of 1% or 2%, proportionately reduced in the event PetroCorp owns less than the entire interest in the burdened leases or PetroCorp's leases cover less than the entire mineral interest in the subject lands. An "overriding royalty interest" is a percentage interest in the gross production from an oil and gas lease, free of the expense of production.

   In addition to the overriding royalty interest, Kaiser-Francis receives, after "prospect payout," as described below, an assignment of 15% or 25% of PetroCorp's working interest in the new prospects it identifies. "Prospect payout" is deemed to have occurred, and Kaiser-Francis is entitled to a percentage of PetroCorp's working interest in a prospect, when the cumulative net proceeds received from the prospect equal the cumulative exploration and development costs associated with the prospect.

   Kaiser-Francis does not receive an overriding royalty or an assignment of working interest with respect to PetroCorp's acquired proved oil and gas reserves. Further, on certain excluded lands that are within existing areas of mutual interest with third parties, Kaiser-Francis does not receive an overriding royalty or an assignment of working interest with respect to new prospects identified during the term of the areas of mutual interest.

   Kaiser-Francis has agreed to amend the management agreement. The amendment agreement will eliminate certain royalties that Kaiser-Francis would otherwise be entitled to in connection with the acquisition of new oil and gas properties in exchange for being compensated for certain services to be rendered by Kaiser-Francis which are not contemplated in the current management agreement.

   In addition, PetroCorp reimburses Kaiser-Francis for certain direct out-of-pocket expenses identified in the management agreement that are incurred by Kaiser-Francis in performing its obligations thereunder.

   For the year ended December 31, 2000, Kaiser-Francis received $2,076,000 from PetroCorp for management fees and cost reimbursements under the management agreement.

                        SOUTHERN MINERAL WARRANT HOLDERS

   In accordance with the terms of Southern Mineral's warrants, PetroCorp will assume all obligations under any Southern Mineral warrants outstanding after the merger closes and each holder of any such warrants will have the right to receive the per share merger consideration she would have received for each share of Southern Mineral stock she would have owned if she had exercised such warrant immediately before the merger. Accordingly, for each hypothetical share of Southern Mineral underlying the warrants, such warrant holder will receive the per share merger consideration in cash, without interest, upon exercise of the warrant and payment of the warrant exercise amount.

   Stock election forms will be mailed to warrant holders at the same time they are mailed to shareholders. A holder of a warrant that

  .  receives a stock election form,

  . exercises her warrant in accordance with the applicable warrant agreement after receipt of a stock election form but prior to the expiration of the stock election period, and

  . otherwise delivers a stock election form with respect to the shares issuable under her warrant,

will have made a valid stock election with respect to shares issuable under her warrant only if the warrants are exercised on or prior to the expiration of the stock election period so that she is the record holder of the shares at the expiration of the stock election period.

   Any Southern Mineral Series B Perpetual Warrant may be exercised in whole or part, at any time or from time to time, by

  . surrendering the warrant certificate to the warrant agent with a duly executed subscription form from the warrant certificate, and

  . paying in full the warrant price of $4.21 per full share of Southern Mineral common stock and any applicable taxes, as provided in the Southern Mineral Series B Perpetual Warrant Agreement, a copy of which is attached as Annex L;

The warrant agent is America Stock Transfer & Trust company, 6201 Fifteenth Avenue New York, New York, 11219.

   We encourage holders of Series B warrants to read the warrant agreement, which is attached as Annex L, in its entirety.

                             SHAREHOLDER PROPOSALS

   Although the deadline for submitting a proposal for PetroCorp's 2001 annual meeting of shareholders has passed, any PetroCorp shareholder who intends to present a proposal at PetroCorp's 2002 annual meeting of shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must have been received by the Secretary of PetroCorp at its principal executive offices not later than 120 days prior to the date of the first anniversary of PetroCorp's 2001 annual meeting proxy statement. PetroCorp will not be required to include in its proxy statement a form of proxy or shareholder proposal received after that date or that otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC.

   If the merger is consummated as currently contemplated, there will be no 2002 annual meeting of Southern Mineral shareholders. However, if it is not consummated as intended, any Southern Mineral shareholder who intends to present a proposal at Southern Mineral's 2002 annual meeting of shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Secretary of Southern Mineral at its principal executive offices by December 31, 2001. Southern Mineral will not be required to include in its proxy statement a form of proxy or shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

   PetroCorp has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the issuance of the shares of PetroCorp common stock in the merger to Southern Mineral shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about PetroCorp and Southern Mineral. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document. You can inspect and copy the registration statement at the addresses below or you can review it on the SEC's website as set forth below.

   In addition, PetroCorp and Southern Mineral file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at prescribed rates, this information at the following locations of the SEC:

   Public Reference Room      New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.     7 World Trade Center       500 West Madison Street
   Room 1024                  Suite 1300                 Suite 1400
   Washington, D.C. 20549     New York, New York 10048   Chicago, Illinois 60661

   The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like PetroCorp and Southern Mineral, who file electronically with the SEC. The address of that website is www.sec.gov. You can also inspect reports, proxy statements and other information about PetroCorp at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

   The SEC allows PetroCorp to incorporate by reference certain information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that PetroCorp has previously filed with the SEC. They contain important information about PetroCorp and its financial condition.

  PETROCORP COMMISSION FILINGS                         DESCRIPTION OR PERIOD
  ----------------------------                 --------------------------------------
  Annual Report on Form 10-K.................  Year Ended December 31, 1999
  Quarterly Report on Form 10-Q..............  Quarter Ended September 30, 2000
  Quarterly Report on Form 10-Q..............  Quarter Ended June 30, 2000
  Quarterly Report on Form 10-Q..............  Quarter Ended March 31, 2000
  Proxy Statement on Schedule 14A (other than
   the compensation committee report and the
   stock performance chart)..................  For PetroCorp's 2000 annual meeting of shareholders held on May 19, 2000
  Current Report on Form 8-K.................  Press release, dated December 22,
                                               2000, announcing merger agreement
                                               between PetroCorp and Southern Mineral

   In addition, PetroCorp is delivering to you, as annexes to this document, PetroCorp's quarterly report on Form 10-Q for the quarter ended September 30, 2000, as well as its Annual Report on Form 10-K for the year ended December 31, 1999. PetroCorp incorporates by reference additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date the stock election forms are required to be submitted by Southern Mineral shareholders. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

   You can obtain any of the documents incorporated by reference in this document through PetroCorp or Southern Mineral, as the case may be, or from the SEC through the SEC's website at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference as an exhibit in this document by requesting them in writing or by telephone from the appropriate company at the following address:

   For Petrocorp shareholders:      For Southern Mineral shareholders:
   6733 South Yale Avenue           1201 Louisiana Street, Suite 3350
   Tulsa, Oklahoma 74136            Houston, Texas 77002
   (918) 491-4500                   (713) 658-9444

   If you would like to request documents, please do so by            , 2001 to
receive them before the meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give you any information or to make any representation about the merger or our companies that differs from or adds to the information contained in this document or in the documents our companies have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

   If you live in a jurisdiction in which it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

             OWNERSHIP OF PETROCORP, SOUTHERN MINERAL AND PETROCORP
                                AFTER THE MERGER

   The following tables set forth as of December 31, 2000:

   --the number and percentage of the outstanding shares of PetroCorp common stock that are beneficially owned by the directors and executive officers of PetroCorp, as well as by each person or entity known by PetroCorp to beneficially own more than 5% of the PetroCorp common stock;

   --the number and percentage of the outstanding shares of PetroCorp's common stock that will be owned by PetroCorp's directors, executive officers and 5% shareholders after the merger; and

   --the number and percentage of the outstanding shares of Southern Mineral common stock that are beneficially owned by the directors and executive officers of Southern Mineral, as well as by each person or entity known by Southern Mineral to beneficially own more than 5% of the Southern Mineral common stock.

   Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option or warrant within 60 days of December 31, 2000, are deemed outstanding for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by that person. These shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person.

   Except as otherwise indicated below, PetroCorp or Southern Mineral, as applicable, respectively believes that each individual or entity named has sole investment and voting power with respect to shares of stock indicated as beneficially owned by them.

                                   PetroCorp

                                                            Common Stock
                             --------------------------------------------------------------------------------
                                                                            3,000,000 shares 4,000,000 shares
                                                                              Percent  of       Percent of
                             Outstanding   Option(a)     Total   Percent      Class After      Class After
    Beneficial Owner(4)        Shares       Shares     Ownership of Class      Merger(5)        Merger(6)
    -------------------      -----------   ---------   --------- --------   ---------------- ----------------
Kaiser-Francis..............  4,327,457           0    4,327,457   49.7%          37.0%            34.1%
 6733 South Yale
 Tulsa, Oklahoma 74136
St. Paul....................  1,731,000       7,000    1,738,500   19.9%          14.8%            13.7%
 385 Washington Street
 St. Paul, Minnesota 55102
Royce & Associate, Inc. ....    601,600(b)        0      601,600    6.9%           5.3%             4.7%
 1414 Avenue of the Americas
 New York, New York 10009
Gary R. Christopher(1)(2)...  4,330,957(c)    6,000(d) 4,340,457   49.8%          37.0%            34.1%
 6733 South Yale
 Tulsa, Oklahoma 74136
Thomas N. Amonett(1)........      1,000       7,000        8,000     (3)            (3)              (3)
Mark W. Files(1)............          0       5,000        5,000     (3)            (3)              (3)
W. Neil McBean(1)...........     91,296(e)  154,250      245,546    2.8%           2.1%             1.9%
Steve McGrath(1)............          0       7,000        7,000     (3)            (3)              (3)
Robert C. Thomas(1).........      1,000       7,000        8,000     (3)            (3)              (3)
Lealon L. Sargent(1)........    170,435(f)  159,750      330,185    3.7%           2.7%             2.6%
Steven R. Berlin(2).........      2,000       5,000        7,000     (3)            (3)              (3)
Richard L. Dunham(2)........      5,000      15,000       20,000     (3)            (3)              (3)
A.F. Tony Pelletier(2)......          0      98,000       98,000    1.1%            (3)              (3)
J. Les Watson(2)............        250      25,000       25,250     (3)            (3)              (3)
All directors and executive
 officers as a group (11
 persons)...................  4,601,938(g)  489,000    5,090,938   54.4%(g)       41.7%(h)         38.6%(i)

--------
(1) Director
(2) Executive Officer
(3) Less than 1%
(4) Pursuant to a management agreement with PetroCorp, Kaiser-Francis provides management services for PetroCorp. As such, the executive officers of PetroCorp are not compensated by PetroCorp, other than through the receipt of stock options, none of which exceed $100,000 in value per annum, but instead serve as employees of Kaiser-Francis. As such, the beneficial owner table above contains information for the chief executive officer and the four highest ranking officers of PetroCorp.
(5) Assumes the issuance of 3,000,000 shares of PetroCorp common stock.
(6) Assumes the issuance of 4,000,000 shares of PetroCorp common stock.
(a) Represents shares of common stock which may be acquired on December 31, 2000 or 60 days thereafter through the exercise of options.
(b) Includes 39,500 shares owned by Royce Management Company. Mr. Charles M. Royce may be deemed to be a controlling person of both Royce Management and Royce & Associates, and as such the shares owned by Royce Management may be deemed to beneficially owned by Royce & Associates, Inc.
(c) Includes 4,327,457 shares owned by Kaiser-Francis. This director is an employee of Kaiser-Francis and may be deemed to be the beneficial owner of these shares. The director disclaims beneficial ownership of these shares.
(d) Does not include 19,650 stock options which may not be exercised within 60 days of December 31, 2000.
(e) Includes 1,340 shares held in trust for the benefit of Mr. McBean's children.
(f) Includes 690 shares owned by Mr. Sargent's wife, Elizabeth Sargent.
(g) Includes all directors and executive officers of PetroCorp. Also includes certain shares as to which beneficial ownership is disclaimed by Mr. Christopher. If the 4,327,457 shares as to which beneficial ownership is disclaimed by Mr. Christopher were excluded, the percentage as a group would be 8.3%.
(h) Includes all directors and executive officers of PetroCorp. Also includes certain shares as to which beneficial ownership is disclaimed by Mr. Christopher. If the 4,327,457 shares as to which beneficial ownership is disclaimed by Mr. Christopher were excluded, the percentage as a group would be 6.3%.
(i) Includes all directors and executive officers of PetroCorp. Also includes certain shares as to which beneficial ownership is disclaimed by Mr. Christopher. If the 4,327,457 shares as to which beneficial ownership is disclaimed by Mr. Christopher were excluded, the percentage as a group would be 5.8%.

                                Southern Mineral

                                                 Amount and Nature of Percent
      Name and Address of Beneficial Owner       Beneficial Ownership of Class
      ------------------------------------       -------------------- --------
John C. Capshaw.................................         11,000          *
Paul J. Coughlin, Jr............................      1,730,243(/1/)   14.1%
David E. Fite...................................         28,686          *
Thomas R. Fuller................................        248,888(/2/)    2.0%
Michael E. Luttrell.............................         51,425(/3/)     *
Steven H. Mikel.................................        285,707(/4/)    2.3%
James L. Payne..................................         12,000          *
Myron M. Sheinfield.............................         12,000          *
Donald H. Wiese, Jr.............................        244,853(/5/)    2.0%
All directors and officers as a group (9
 persons).......................................      2,622,525        20.5%

--------
 * Less than one percent.
(1) Includes 1,650,225 shares held by CoMac Partners, CoMac Endowment, CoMac International and CoMac Opportunities, partnerships controlled by Mr. Coughlin, and 100,000 shares owned by Mr. Coughlin's wife, of which Mr. Coughlin possesses voting and dispositive power.
(2) Includes 75,397 shares held by Michmatt, Inc., a corporation controlled by Mr. Fuller, 1,584 shares issuable upon exercise of presently exercisable options held by Mr. Fuller, 13,915 shares issuable upon exercise of presently exercisable options held by Michmatt, 22,223 shares issuable upon exercise of presently exercisable warrants held by Mr. Fuller and 105,305 shares issuable upon exercise of presently exercisable warrants held by Michmatt.
(3) Includes 20,000 shares issuable upon exercise of presently exercisable options and 27,825 shares issuable upon exercise of presently exercisable warrants held by Mr. Luttrell.
(4) Includes 92,000 shares issuable upon exercise of presently exercisable options, 4,610 shares held in trusts for his children of which Mr. Mikel is trustee and possesses voting and dispositive power, and 152,097 shares issuable upon exercise of presently exercisable warrants held by Mr. Mikel.
(5) Includes 73,897 shares held by DHW Energy, Inc., a corporation controlled by Mr. Wiese, 1,584 shares issuable upon exercise of presently exercisable options held by Mr. Wiese and 13,915 shares issuable upon exercise of presently exercisable options held by DHW Energy, and 22,458 shares issuable upon exercise of presently exercisable warrants held by Mr. Wiese and 103,535 shares issuable upon exercise of presently exercisable warrants held by DHW Energy.

                             LEGAL AND TAX MATTERS

   The validity of the shares of PetroCorp common stock to be issued in the merger will be passed upon for PetroCorp by Frederic Dorwart, Lawyers, counsel to PetroCorp.

   Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Southern Mineral, will render an opinion regarding the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

                                    EXPERTS

   The financial statements of PetroCorp incorporated in this joint proxy statement prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   Certain estimates of PetroCorp's oil and gas reserves included in this proxy statement/prospectus were based on reserve reports, dated December 31, 1999, prepared by Huddleston & Co., Inc., independent petroleum engineers. These estimates are included in reliance on the authority of each firm as experts in such matters.

   Certain estimates of Southern Mineral's oil and gas reserves included in this proxy statement/prospectus were based on reserve reports, dated December 31, 1999, prepared by Gilbert Laustsen Jung Associates Ltd., Netherland, Sewell & Associates, Inc., McDaniel & Associates Consultants, Ltd., Ryder Scott Company, and Chapman Petroleum Engineering, Ltd., independent petroleum engineers. These estimates are included in reliance on the authority of each firm as experts in such matters.

   The financial statements of Southern Mineral as of December 31, 1999 and 1998, and for each of the three years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999, financial statements contains an explanatory paragraph that states the Company has filed under Chapter 11 of the U.S. Bankruptcy Code raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Representatives of PricewaterhouseCoopers LLP, current independent certified accountants of PetroCorp expect to be present at the PetroCorp public meeting, and KPMG LLP, current independent certified accountants of Southern Mineral expect to be present at the Southern Mineral public meeting and will be available to respond to appropriate questions from PetroCorp and Southern Mineral shareholders, in attendance. Although these representatives have stated that they do not intend to make any statements at the PetroCorp or Southern Mineral meetings, they will have the opportunity to do so.

                                 OTHER MATTERS

   Pursuant to the PetroCorp bylaws, the business that may be conducted at the PetroCorp meeting is confined to the purposes described in the notice of meeting of shareholders that accompanies this document.

   Pursuant to Southern Mineral's bylaws, the business that may be conducted at the Southern Mineral meeting is confined to the purposes described in the notice of meeting of shareholders that accompanies this document.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
PetroCorp (pro forma):
  Unaudited Pro Forma Combined Balance Sheet as of September 30, 2000.....  F-3

  Unaudited Pro Forma Combined Statement of Operations for the nine months ended
   September 30, 2000.....................................................  F-4

  Unaudited Pro Forma Combined Statement of Operations for the year ended
   December 31, 1999......................................................  F-5

  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-6

Southern Mineral (historical):
  Independent Auditors' Report............................................  F-8
  Consolidated Balance Sheets at December 31, 1999 and 1998...............  F-9
  Statements of Consolidated Operations for the Years Ended December 31,
   1999, 1998 and 1997.................................................... F-10
  Statements of Consolidated Stockholders' Equity and Comprehensive Income
   (Loss) for the Years Ended December 31, 1999, 1998 and 1997............ F-11
  Statements of Consolidated Cash Flows for the Years Ended December 31,
   1999,
   1998 and 1997.......................................................... F-12
  Notes to Consolidated Financial Statements for the Years Ended December
   31, 1999,
   1998 and 1997.......................................................... F-14

  Consolidated Balance Sheets as of September 30, 2000 (unaudited) and
   December 31, 1999...................................................... F-39

  Unaudited Consolidated Statements of Operations for the three months and nine months ended September 30, 2000 and 1999.......................... F-40

  Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999...................................... F-41

  Notes to Consolidated Unaudited Financial Statements.................... F-42

                             PETROCORP INCORPORATED

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following presents the unaudited pro forma combined financial statements after giving effect to the acquisition by PetroCorp of Southern Mineral. The unaudited pro forma balance sheet is based on the historical balance sheets of PetroCorp and Southern Mineral appearing elsewhere in this document and has been prepared to reflect the acquisition by PetroCorp of Southern Mineral as of September 30, 2000. The unaudited pro forma statement of operations is based on the historical statement of operations of PetroCorp appearing elsewhere in this document and the historical statement of operations of Southern Mineral appearing elsewhere in this document, as adjusted to give effect to the disposition of the Brushy Creek and Texas Gardens fields on July 30, 1999, and reflects the results of operations of PetroCorp and of Southern Mineral for the year ended December 31, 1999 and nine months ended September 30, 2000, as if the acquisition occurred on January 1, 1999. These unaudited pro forma statements should be read in conjunction with the historical financial statements and notes thereto of PetroCorp and Southern Mineral included elsewhere in this document.

   The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations that would actually have occurred if the transaction described had occurred as presented in such statements or that may occur in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, PetroCorp's ability to successfully integrate the operations of Southern Mineral with its current business and several other factors, many of which are beyond PetroCorp's control. See "Risk Factors" beginning on page 23.

   The Southern Mineral acquisition will be accounted for using the purchase method. After the acquisition, the purchase cost will be allocated to the PetroCorp assets and liabilities based on the respective fair values at the date the merger was agreed to and announced. The final allocation of the actual purchase price is subject to the final valuation of the acquired assets and assumed liabilities, but that allocation is not expected to differ materially from the preliminary allocation presented in these pro forma combined financial statement

                             PETROCORP INCORPORATED

                   Unaudited Pro Forma Combined Balance Sheet
                               September 30, 2000
                             (Amounts in thousands)

                                                              Pro Forma Based on    Pro Forma Based on
                                                               4,000,000 shares      3,000,000 shares
                                       Southern   Pro Forma         issued                issued
                          PetroCorp     Mineral   Adjustment --------------------  --------------------
         ASSETS          Incorporated Corporation   Notes    Adjustments Combined  Adjustments Combined
         ------          ------------ ----------- ---------- ----------- --------  ----------- --------
Current assets:
 Cash and cash
  equivalents...........   $ 11,909     $ 1,938        A      $(19,693)  $  4,154   $(29,693)  $    154
                                                       B        10,000                16,000
 Accounts receivable,
  net...................      7,909       6,055                            13,964                13,964
 Other current assets...        505         444        A          (444)       505       (444)       505
                           --------     -------                          --------              --------
   Total current
    assets..............     20,323       8,437                            18,623                14,623
                           --------     -------                          --------              --------
Property, plant and
 equipment..............     71,588      74,851        A        12,122    158,561     12,435    158,874
Deferred income taxes...     11,817                                        11,817                11,817
 Other assets, net......        203         497        A          (160)       540       (160)       540
                           --------     -------               --------   --------   --------   --------
   Total assets.........   $103,931     $83,785               $  1,825   $189,541   $ (1,862)  $185,854
                           ========     =======               ========   ========   ========   ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable.......   $  9,541     $ 4,198               $          $ 13,739   $          $ 13,739
 Accrued liabilities....      2,150       4,661        A         2,947      9,833      2,947      9,833
                                                       H            75                    75
 Income tax payable.....      2,462                                         2,462                 2,462
 Current portion of
  long-term debt........        987                                           987                   987
                           --------     -------                          --------              --------
   Total current
    liabilities.........     15,140       8,859                            27,021                27,021
                           --------     -------                          --------              --------
Long-term debt..........     34,426      19,746        B        10,000     64,172     16,000     70,172
                           --------     -------
Deferred income taxes...      5,912       5,815        A          (757)    10,970       (694)    11,033
                           --------     -------
Shareholders' equity:
 Common stock...........         87         122        A           (82)       127        (92)       117
 Additional paid-in
  capital...............     71,591      61,781        A       (22,821)   110,476    (32,561)   100,736
                                                       H           (75)                  (75)
 Accumulated deficit....    (17,426)    (11,207)       A        11,207    (17,426)    11,207    (17,426)
 Accumulated other
  comprehensive loss....     (5,799)     (1,279)       A         1,279     (5,799)     1,279     (5,799)
 Treasury stock.........                    (52)       A            52                    52
                           --------     -------                          --------              --------
   Total shareholders'
    equity..............     48,453      49,365                            87,378                77,628
                           --------     -------               --------   --------   --------   --------
   Total liabilities and
    shareholders'
    equity..............   $103,931     $83,785               $  1,825   $189,541   $ (1,862)  $185,854
                           ========     =======               ========   ========   ========   ========

         See Notes to Unaudited Pro Forma Combined Financial Statements

                             PETROCORP INCORPORATED

              Unaudited Pro Forma Combined Statement of Operations
                  For the Nine Months Ended September 30, 2000
                    (In thousands, except per share amounts)

                                                                    Pro Forma Based on    Pro Forma Based on
                                                                     4,000,000 shares      3,000,000 shares
                                                        Pro Forma         issued                issued
                           PetroCorp   Southern Mineral Adjustment --------------------  --------------------
                          Incorporated   Corporation      Notes    Adjustments Combined  Adjustments Combined
                          ------------ ---------------- ---------- ----------- --------  ----------- --------
Revenues:
  Oil and gas...........    $26,847        $24,103                    $        $50,950      $        $50,950
  Plant processing......      1,526                                              1,526                 1,526
  Other.................        317                                                317                   317
                            -------        -------                             -------      -----    -------
                             28,690         24,103                              52,793                52,793
                            -------        -------                             -------      -----    -------
Expenses:
  Production costs......      6,144          6,313                              12,457                12,457
  Exploration...........                       458           C         (458)                 (458)
  Depreciation,
   depletion and
   amortization.........      6,748          5,905           D         (271)    12,382       (249)    12,404
  General and
   administrative.......      1,389          2,589                               3,978                 3,978
  Restructuring costs
   and bankruptcy.......       (500)         5,188                               4,688                 4,688
  Other operating
   expenses.............        253                                                253                   253
                            -------        -------                    -----    -------      -----    -------
                             14,034         20,453                     (729)    33,758       (707)    33,780
                            -------        -------                    -----    -------      -----    -------
Income (loss) from
 operations                  14,656          3,650                      729     19,035        707     19,013
                            -------        -------                    -----    -------      -----    -------
Other income (expenses):
  Investment income.....        524            133                                 657                   657
  Interest expense......     (2,831)        (1,879)          F         (593)    (5,303)      (949)    (5,659)
  Gain (loss) on sale of
   properties and other
   assets...............                       (36)          C           36                    36
  Other income
   (expenses)...........        293                                                293                   293
                            -------        -------                    -----    -------      -----    -------
                            (2,014)         (1,782)                    (557)    (4,353)      (913)    (4,709)
                            -------        -------                    -----    -------      -----    -------
Income (loss) before
 income taxes                12,642          1,868                      172     14,682       (206)    14,304
Income tax expense
 (benefit):
  Current expense
   (benefit)............      2,511            (85)                              2,426                 2,426
  Deferred expense
   (benefit)............      2,785          1,770           E           65      4,620        (78)     4,477
                            -------        -------                    -----    -------      -----    -------
                              5,296          1,685                       65      7,046        (78)     6,903
                            -------        -------                    -----    -------      -----    -------
Income from continuing
 operations                 $ 7,346        $   183                    $ 107    $ 7,636      $(128)   $ 7,401
                            =======        =======                    =====    =======      =====    =======
Income (loss) per share,
 continuing operations
   -- basic.............       0.85                                            $  0.60               $  0.63
                            =======                                            =======               =======
   -- diluted...........       0.84                                            $  0.60               $  0.63
                            =======                                            =======               =======
Weighted average number
 of common shares
   -- basic.............      8,688                          A        4,000     12,688      3,000     11,688
                            =======                                            =======               =======
   -- diluted...........      8,755                          A        4,000     12,755      3,000     11,755
                            =======                                            =======               =======

         See Notes to Unaudited Pro Forma Combined Financial Statements

                             PETROCORP INCORPORATED

              Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 1999
                    (In thousands, except per share amounts)

                                                           Pro Forma Based on    Pro Forma Based on
                                     Pro Forma              4,000,000 shares      3,000,000 shares
                                     Southern  Pro Forma         issued                issued
                          Historical  Mineral  Adjustment --------------------  --------------------
                          PetroCorp  (Note G)    Notes    Adjustments Combined  Adjustments Combined
                          ---------- --------- ---------- ----------- --------  ----------- --------
Revenues:
  Oil and gas...........   $25,162    $24,775               $         $49,937     $         $49,937
  Plant processing......     1,785                                      1,785                 1,785
  Other.................       179                                        179                   179
                           -------    -------                         -------     -------   -------
                            27,126     24,775                          51,901                51,901
                           -------    -------                         -------     -------   -------
Expenses: ..............
  Production costs.. ...     6,733      8,651                          15,384                15,384
  Exploration..... .....                2,501       C        (2,501)               (2,501)
  Impairment of oil and
   gas properties... ...                8,686       C        (8,686)               (8,686)
  Depreciation,
   depletion and
   amortization.... ....     9,906     11,954       D        (2,405)   19,455      (2,366)   19,494
  General and
   administrative... ...     4,311      3,926                           8,237                 8,237
  Restructuring costs
   and bankruptcy... ...     3,643      4,388                           8,031                 8,031
  Other operating
   expenses...... ......       281                                        281                   281
                           -------    -------               -------   -------     -------   -------
                            24,874     40,106               (13,592)   51,388     (13,553)   51,427
                           -------    -------               -------   -------     -------   -------
Income (loss) from
 operations.............     2,252    (15,331)               13,592       513      13,553       474
                           -------    -------               -------   -------     -------   -------
Other income (expenses):
  Investment income.....       585        456                           1,041                 1,041
  Interest expense......    (3,865)    (6,236)      F          (790)  (10,891)     (1,264)  (11,365)
  Gain (loss) on sale of
   properties and other
   assets...............               11,976       C       (11,976)              (11,976)
  Other income
   (expenses)...........      (132)                                      (132)                 (132)
                           -------    -------               -------   -------     -------   -------
                            (3,412)     6,196               (12,766)   (9,982)    (13,240)  (10,456)
                           -------    -------               -------   -------     -------   -------
Income (loss) before
 income taxes...........    (1,160)    (9,135)                  826    (9,469)        313    (9,982)
Income tax expense
 (benefit):
  Current expense
   (benefit)............                  575                             575                   575
  Deferred expense
   (benefit)............      (954)    (3,457)      E           314    (4,097)        119    (4,292)
                           -------    -------               -------   -------     -------   -------
                              (954)    (2,882)                  314    (3,522)        119    (3,717)
                           -------    -------               -------   -------     -------   -------
Income (loss) from
 continuing operations..   $  (206)   $(6,253)              $   512   $(5,947)    $   194   $(6,265)
                           =======    =======               =======   =======     =======   =======
Income (loss) per share,
 continuing operations:
   -- basic.............   $ (0.02)                                   $ (0.47)              $ (0.54)
                           =======                                    =======               =======
   -- diluted...........   $ (0.02)                                   $ (0.47)              $ (0.54)
                           =======                                    =======               =======
Weighted average number
 of common shares ......
   -- basic.............     8,658                  A         4,000    12,658       3,000    11,658
                           =======                                    =======               =======
   -- diluted...........     8,658                  A         4,000    12,658       3,000    11,658
                           =======                                    =======               =======

         See Notes to Unaudited Pro Forma Combined Financial Statements

                             PETROCORP INCORPORATED

           Notes to Unaudited Pro Forma Combined Financial Statements

A Record the purchase by PetroCorp of Southern Mineral for 4,000,000 shares of PetroCorp stock and cash of $4.71 per Southern Mineral share not converted to PetroCorp stock, net of cash anticipated to be received from the exercise of Southern Mineral warrants and options. The fair value of PetroCorp common stock used in the pro forma calculations is $9.75 per share, which reflects the trading price three days prior and three days after the date on which the merger was agreed to and announced. Warrant and option holders who do not exercise prior to the consummation of the merger will receive a right to cash equal to the net of $4.71 less the exercise price. For purposes of these pro forma financial statements, it is assumed that all warrants and options are exercised at September 30, 2000, and therefore the net purchase consideration related to warrant and option holders reflected in the purchase price allocation is $1,834,000 and $246,000, respectively.

   The pro forma data based on 3,000,000 shares being issued show an additional cash outlay of $10,000,000. This results in a purchase price that is $250,000 higher (additional allocation to property, plant and equipment of $313,000, less $63,000 of additional deferred income taxes) than the pro forma data based on 4,000,000 shares being issued.

   The purchase price allocation is (amounts in thousands):

                                                      Assuming      Assuming
                                                      4,000,000     3,000,000
                                                    shares issued shares issued
                                                    ------------- -------------
      Issuance of common stock.....................    $39,000       $29,250
      Net cash to Southern Mineral stockholders....     19,693        29,693
                                                       -------       -------
      Purchase price...............................    $58,693       $58,943
                                                       =======       =======

                                                                         3,000,000 shares
                                              4,000,000 shares issued         issued
                                             ------------------------- ---------------------
                            Southern Mineral Estimated Fair Pro Forma  Estimated  Pro Forma
                               Book Value        Value      Adjustment Fair Value Adjustment
                            ---------------- -------------- ---------- ---------- ----------
   Current assets..........     $  8,437        $  7,993     $  (444)   $  7,993   $  (444)
   Property, plant and
    equipment..............       74,851          86,973      12,122      87,286    12,435
   Other assets............          497             337        (160)        337      (160)
   Current liabilities.....       (8,859)        (11,806)     (2,947)    (11,806)   (2,947)
   Debt assumed by
    PetroCorp..............      (19,746)        (19,746)         --     (19,746)       --
   Deferred income taxes...       (5,815)         (5,058)        757      (5,121)      694
                                --------        --------     -------    --------   -------
                                $ 49,365        $ 58,693     $ 9,328    $ 58,943   $ 9,578
                                ========        ========     =======    ========   =======

  Note: The adjustments of current assets and other assets are to write off the book basis of existing Southern Mineral bank loan cost which is not expected to have ongoing value to PetroCorp. The fair value of current liabilities includes estimated close down and merger related costs of $1,357,000 for severance and retention payments, $1,240,000 for investment advisory fees and $350,000 for legal, accounting, printing and filing costs related to the merger agreement. (These adjustments are not included in the unaudited pro forma combined financial statements of operations.)

B Record estimated drawdown of additional long-term debt to complete financing of transaction. The pro forma data based on 3 million shares being issued include additional borrowings of $6 million in order to complete the transaction.

C Adjust Southern Mineral's exploration expense and gain (loss) of sale of properties which are shown as current items of profit and loss under the successful efforts method of accounting, but are adjustments to property, plant and equipment under the full cost method of accounting for oil and gas producing activities which is used by PetroCorp. Also, to eliminate Southern Mineral's impairment of oil and gas properties recorded under successful efforts accounting that would not have been recorded under full cost accounting.

                             PETROCORP INCORPORATED
    Notes to Unaudited Pro Forma Combined Financial Statements--(Continued)


D Record depreciation, depletion and amortization expense of oil and gas properties using a rate of $0.87 per million cubic feet equivalent. This combined rate reflects the impact of the allocation of purchase price to Southern Mineral's proved oil and gas properties.

E Record deferred income tax effects of the pro forma adjustments at a statutory rate of 38%.

F Record interest expense on net debt required to consummate the merger transaction, based on interest rates currently in effect.

G Southern Mineral's historical statement of operations for the year ended December 31, 1999 has been adjusted to reflect the elimination of revenues of $1,090,000, production costs of $247,000, and depreciation, depletion and amortization of $348,000, which represent the 1999 operations of the Brushy Creek and Texas Gardens fields prior to their disposition on July 30, 1999.

H To record $75,000 for legal, accounting, printing and filing costs associated with the registration of PetroCorp common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southern Mineral Corporation:

   We have audited the accompanying consolidated balance sheets of Southern Mineral Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Mineral Corporation and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, the Company has filed under Chapter 11 of the U.S. Bankruptcy Code raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

Houston, Texas
March 30, 2000

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

                          CONSOLIDATED BALANCE SHEETS

                      (in thousands, except share amounts)

                                                              December 31,
                                                            ------------------
                          ASSETS                              1999      1998
                          ------                            --------  --------
Current Assets:
  Cash and cash equivalents................................ $  1,981  $  1,541
  Receivables, net.........................................    4,923     5,602
  Property held for sale...................................    8,914        --
  Other....................................................      606       633
                                                            --------  --------
    Total current assets...................................   16,424     7,776
Property and equipment, at cost using successful efforts
 method for oil and gas activities:
  Oil and gas producing properties.........................  120,932   136,833
  Mineral rights...........................................       --       167
  Unproven properties......................................    4,443     5,454
  Office equipment.........................................      561       580
  Accumulated depreciation, depletion and amortization.....  (47,971)  (28,847)
                                                            --------  --------
                                                              77,965   114,187
Other Assets...............................................      345     6,327
                                                            --------  --------
    Total assets........................................... $ 94,734  $128,290
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Liabilities not subject to compromise:
Current liabilities
  Accounts payable and accrued liabilities................. $     --  $ 10,484
  Accounts payable (Post-petition).........................    1,375        --
  Accrued liabilities (Post-petition)......................    2,950        --
  Canadian bank loan.......................................   13,876    18,490
                                                            --------  --------
    Total current liabilities..............................   18,201    28,974
                                                            --------  --------
Long-Term liabilities:
  Deferred Income Taxes....................................    4,240     7,279
                                                            --------  --------
    Total liabilities not subject to compromise............   22,441    36,253
                                                            --------  --------
Liabilities subject to compromise:
  Accounts payable (Pre-petition)..........................    1,981        --
  Accrued liabilities (Pre-petition).......................    1,779        --
  Notes payable banks (Pre-petition).......................   16,109    35,910
  Subordinated debentures (Pre-petition)...................   41,400    41,400
                                                            --------  --------
    Total liabilities subject to compromise (Pre-
     petition).............................................   61,269    77,310
                                                            --------  --------
Stockholders' Equity:
  Preferred stock, par value $.01 per share; authorized
   5,000,000 shares at December 31, 1999; none issued
  Common stock, par value $.01 per share; authorized
   50,000,000 shares at December 31, 1999; issued
   13,000,360 and 12,884,672 at December 31, 1999 and 1998,
   respectively; outstanding 12,909,137 and 12,793,449
   shares at December 31, 1999 and 1998, respectively......      130       128
  Additional paid-in capital...............................   30,885    30,848
  Accumulated other comprehensive loss-foreign currency
   translation adjustment..................................     (288)   (2,304)
  Retained deficit.........................................  (19,651)  (13,893)
  Less: treasury stock.....................................      (52)      (52)
                                                            --------  --------
    Total stockholders' equity.............................   11,024    14,727
    Total liabilities and stockholders' equity............. $ 94,734  $128,290
                                                            ========  ========

The accompanying notes to consolidated financial statements of Southern Mineral
     Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                    (in thousands, except per share amounts)

                                                      For the Years Ended
                                                          December 31,
                                                    --------------------------
                                                     1999      1998     1997
                                                    -------  --------  -------
Revenues
Oil and gas.......................................  $25,865  $ 21,722  $13,790
Gain (loss) on sales of properties and other
 assets...........................................   11,976      (250)     413
                                                    -------  --------  -------
                                                     37,841    21,472   14,203
Expenses
Production........................................    8,898     8,518    3,682
Exploration.......................................    2,501     3,635    1,776
Depreciation, depletion and amortization..........   12,302    10,505    4,211
General and administrative........................    3,926     3,622    2,308
Impairment on oil and gas properties..............    8,686     9,344    2,838
Restructuring expenses............................    1,372        --       --
Bankruptcy expenses...............................    3,016        --       --
                                                    -------  --------  -------
                                                     40,701    35,624   14,815
                                                    -------  --------  -------
Loss from operations..............................   (2,860)  (14,152)    (612)
Other income, expenses and deductions
  Interest and other income.......................      456       330      328
  Interest and debt expense.......................   (6,236)   (5,362)  (1,591)
                                                    -------  --------  -------
Loss before income taxes..........................   (8,640)  (19,184)  (1,875)
Provision (benefit) for foreign, federal and state
 income taxes
  Current provision...............................      575         6      304
  Deferred benefit................................   (3,457)   (2,781)    (130)
                                                    -------  --------  -------
                                                     (2,882)   (2,775)     174
                                                    -------  --------  -------
Net loss..........................................  $(5,758) $(16,409) $(2,049)
                                                    =======  ========  =======
Net loss per share--basic.........................  $ (0.45) $  (1.32) $  (.22)
                                                    =======  ========  =======
Net loss per share--diluted.......................  $ (0.45) $  (1.32) $  (.22)
                                                    =======  ========  =======
Weighted average number of shares outstanding--
 basic............................................   12,838    12,422    9,109
                                                    =======  ========  =======
Weighted average number of shares outstanding--
 diluted..........................................   12,838    12,422    9,109
                                                    =======  ========  =======

         The accompanying notes to consolidated financial statements of Southern Mineral Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

                    STATEMENTS OF CONSOLIDATED STOCKHOLDERS'
                     EQUITY AND COMPREHENSIVE INCOME (LOSS)

                                 (in thousands)

                                                    Accumulated               Treasury
                          Common Stock  Additional     Other     Retained       Stock          Total
                          -------------  Paid-in   Comprehensive Earnings   -------------  Stockholder's
                          Shares Amount  Capital       Loss      (Deficit)  Shares Amount     Equity
                          ------ ------ ---------- ------------- ---------  ------ ------  -------------
Balance at December 31,
 1996...................   9,089  $ 91   $14,030      $    --    $  4,565    (91)  $  (52)   $  18,634
Stock issued for
 directors' fees .......      31    --       181           --          --     --       --          181
Stock issued for stock
 purchase plan..........       9    --        29           --          --     --       --           29
Stock issued for stock
 option plan, net.......       4    --        --           --          --     --       --           --
Issuance costs for
 private placement......      --    --       (88)          --          --     --       --          (88)
Comprehensive loss:
 Net loss...............      --    --        --           --      (2,049)    --       --       (2,049)
Foreign currency
 translation
 adjustment.............      --    --        --         (227)         --     --       --         (227)
                                                                                             ---------
Total comprehensive
 loss, net of tax.......                                                                       (2,276)
                          ------  ----   -------      -------    --------    ---   ------    ---------
Balance at December 31,
 1997...................   9,133    91    14,152         (227)      2,516    (91)     (52)      16,480
Stock issued for
 directors' fees........      43    --       139           --          --     --       --          139
Stock issued for stock
 purchase plan..........       8    --        22           --          --     --       --           22
Issuance of common stock
 for property
 acquisition............       8    --        50           --          --     --       --           50
Issuance of common stock
 in corporate
 acquisitions...........   3,693    37    16,485           --          --     --       --       16,522
Comprehensive loss:
 Net loss...............      --    --        --           --     (16,409)    --       --     (16,409)
Foreign currency
 translation
 adjustment.............      --    --        --      (2,077)          --     --       --      (2,077)
                                                                                             ---------
Total comprehensive
 loss, net of tax.......                                                                       (18,486)
                          ------  ----   -------      -------    --------    ---   ------    ---------
Balance at December 31,
 1998...................  12,885  $128   $30,848      $(2,304)   $(13,893)   (91)  $  (52)   $  14,727
Stock issued for
 director's fees........     110     1        35           --          --     --       --           36
Stock issued for stock
 purchase plan..........       5     1         2           --          --     --       --            3
Comprehensive loss:
 Net loss...............      --    --        --           --     (5,758)     --       --      (5,758)
Foreign currency
 translation
 adjustment.............      --    --        --        2,016          --     --    3,742           --
Total comprehensive
 loss, net of tax ......                                                                         2,016
                          ------  ----   -------      -------    --------    ---   ------    ---------
Balance at December 31,
 1999...................  13,000  $130   $30,885      $  (288)   $(19,651)   (91)  $  (52)   $  11,024
                          ======  ====   =======      =======    ========    ===   ======    =========

         The accompanying notes to consolidated financial statements of Southern Mineral Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                 (in thousands)

                                                     For the Years Ended
                                                         December 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
Cash Flows from Operating Activities
Net (loss) income...............................  $ (5,758) $(16,409) $ (2,049)
Adjustments to reconcile net income (loss) to
 cash provided by operating activities:
 Depreciation, depletion and amortization.......    12,302    10,505     4,211
 Loss/(gains) on sales of properties and other
  assets........................................   (11,976)      250      (413)
 Impairment of proved oil and gas properties....     8,686     9,344     2,838
 Dry hole costs and impairment of exploration
  properties....................................     2,415     2,470       930
 Decrease in deferred taxes.....................    (3,457)   (2,781)     (130)
 Non-cash portion of Bankruptcy costs...........     2,463        --        --
Other...........................................       353       418       351
Change in assets and liabilities, net of effects
 of acquisitions and dispositions:
 Decrease (Increase) in receivables.............       869     2,205      (987)
 (Increase) decrease in other current assets....        55      (136)       (9)
 Increase (Decrease) in payables................    (2,556)      804     2,066
                                                  --------  --------  --------
  Net cash provided by operating activities.....     3,396     6,670     6,808
Cash Flows from Investing Activities
Proceeds from sales of:
 Proved properties..............................    26,111    11,425        26
 Properties held for sale and unproved
  properties....................................         8        83     1,037
Capital expenditures:
 Acquisition, exploration and development.......    (2,954)  (17,103)  (16,168)
 Properties held for sale.......................        --    (1,083)   (2,203)
 Acquisition of Amerac, net of cash.............        --    (9,387)       --
 Acquisition of Neutrino, net of cash...........        --   (35,926)       --
 Acquisition of BEC Energy, Inc., net of cash...        --        --   (10,683)
 Acquisition of SMC Ecuador, Inc., net of cash..        --        --    (2,816)
Other...........................................        --        --       (24)
                                                  --------  --------  --------
  Net cash received (used) in investing
   activities...................................    23,165   (51,991)  (30,831)
Cash Flows from Financing Activities
Proceeds from debenture offering, net...........        --        (7)   41,400
Debenture offering costs........................        --       (12)   (2,536)
Proceeds from revolving loan....................        --    50,813    19,200
Payments on revolving loan......................        --   (10,280)  (23,100)
Payments on note payable........................   (25,763)     (208)   (1,262)
Loan acquisition costs..........................      (388)     (259)      (45)
Proceeds from equity offering, net..............        --        --       (88)
Payment on Canadian subordinated debentures.....        --    (3,270)       --
                                                  --------  --------  --------
Net cash provided by (used in) financing
 activities.....................................   (26,151)   36,777    33,569
Effect of Exchange Valuation on Cash............        30        74        (6)
                                                  --------  --------  --------
Net (decrease) increase in cash and cash
 equivalents....................................       440    (8,470)    9,540
Cash and cash equivalents at beginning of year..     1,541    10,011       471
                                                  --------  --------  --------
Cash and cash equivalents at end of year........  $  1,981  $  1,541  $ 10,011
                                                  ========  ========  ========

         The accompanying notes to consolidated financial statements of Southern Mineral Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

               STATEMENTS OF CONSOLIDATED CASH FLOWS--(continued)

                                 (in thousands)

                                                          For the Years Ended
                                                              December 31,
                                                          --------------------
                                                           1999   1998   1997
                                                          ------ ------- -----
Supplemental disclosure of cash flow information
Cash paid for taxes...................................... $  693 $   159   984
Cash paid for interest...................................  5,295   3,753   916

Non Cash Transactions
Issuance of common stock for Amerac common stock.........     --  15,433    --
Issuance of common stock to key Neutrino employees.......     --   1,095    --
Issuance of common stock for property acquisition
 services................................................     --      50    --
Change in deferred tax liability on property
 acquisitions............................................     --   9,562    --
Directors' fees paid in stock............................     36     139   181
Note payable for property acquisition....................     --      -- 1,394
Accretion of discount....................................     --      --    75




         The accompanying notes to consolidated financial statements of Southern Mineral Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   General Business--Southern Mineral Corporation, a Nevada corporation, with its subsidiaries ("Southern Mineral" or the "Company"), is an independent oil and gas company headquartered in Houston, Texas. The Company is engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast of the United States, in Canada and in Ecuador. The Company conducts its operations in Canada exclusively through its subsidiary, Neutrino Resources Inc. ("Neutrino"). The Company's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, exploitation and exploration.

   On October 29, 1999 ("Petition Date"), the Company and its wholly-owned subsidiaries, BEC Energy, Inc., Amerac Energy Corporation, SMC Ecuador, Inc. and SMC Production Company ("Debtor Subsidiaries"), filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code ("Bankruptcy Code"), in order to facilitate the restructuring of the Company's long-term debt, revolving credit, trade debt and other obligations. The filings were made in the U.S. Bankruptcy Court for the Southern District of Texas, Victoria Division ("Bankruptcy Court"). All debts of the Company and Debtor Subsidiaries, except those of the Company's Canadian Subsidiary, Neutrino, as of the Petition Date are currently stayed by the bankruptcy petition and subject to compromise pursuant to such proceedings. See Note 2 for further information. The Company and its Debtor Subsidiaries continue to operate as debtors-in-possession subject to the Bankruptcy Court's supervision and orders. The proceedings of the Company and its Debtor Subsidiaries have been consolidated for administrative purposes. Under the provisions of the Bankruptcy Code, the Company and its Debtor Subsidiaries have the exclusive right for 120 days following the Petition Date to file a Plan of Reorganization with the Bankruptcy Court. On February 25, 2000 the Company and its Debtor Subsidiaries filed a Plan of Reorganization and Disclosure Statement. On April 17, 2000 a hearing will be held to consider the approval of the Disclosure Statement. (See Note 2 for further discussion).

Note 1. Summary of Significant Accounting Policies

   Basis of Presentation--The accompanying financial statements have been prepared in a manner consistent with prior periods for the years ended December 31, 1998 and 1997. Beginning in the fourth quarter of 1999, and for the year ended December 31, 1999, the consolidated financial statements of the Company and its subsidiaries are presented in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). SOP 90-7 provides guidance on financial reporting by entities that have filed petitions with the bankruptcy court and expect to reorganize as going concerns under Chapter 11 of title 11 of the United States Code. SOP 90-7 generally requires the reclassification of the consolidated balance sheet, statement of operations and cash flows to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. The accompanying consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As discussed above, the Company has filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The consolidated financial statements do not include any adjustments relating to recoverability and classifications of reported asset amounts or the amounts and classifications of liabilities that might result from the ultimate resolution of Plan or Reorganization.

   Principles of Consolidation--The consolidated financial statements include the accounts of Southern Mineral Corporation and its wholly owned subsidiaries. In consolidation, all significant intercompany transactions have been eliminated. The Company accounts for its investment in oil and gas partnerships and joint ventures using the proportional consolidation method.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Revenues--Natural gas revenues generally are recorded using the sales method, whereby the Company recognizes natural gas revenue based on the amount of gas sold to purchasers on its behalf. All other revenue is also recorded using the sales method. The Company believes that imbalances related to the sales of natural gas are insignificant.

   Foreign Currency Translation--Translation adjustments results from the process of translating foreign subsidiaries' financial statements into U.S. dollars in circumstances where the subsidiaries functional currency is not the U.S. dollar. The Canadian dollar is the functional currency for the Company's Canadian subsidiaries as substantially all transactions are conducted in the local currency. Balance sheet accounts are translated at exchange rates in effect at the balance sheet date. Income statement accounts are translated at average exchange rates during the year. Resulting translation adjustments are reported as a component of other comprehensive income in stockholders' equity.

   Comprehensive Income--In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company adopted SFAS 130, and has reported and displayed comprehensive income, which includes foreign currency translation adjustments, net of tax. Adoption of this statement did not have an impact on the Company's financial condition or results of operations as it only relates to changes in, or additions to, the financial statement disclosures.

   Property and Equipment--The Company uses the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, the tangible and intangible development costs of productive wells and development dry holes are capitalized, and dry hole costs on exploratory wells are charged against income when the well is determined to be non-productive. Other exploratory expenditures, including geological and geophysical costs and delay rentals, are expensed as incurred. The cost of unevaluated leasehold acquisitions and wells in progress are included in unproven properties pending evaluation.

   Depreciation and depletion of producing oil and gas properties are computed separately on each individual property on the unit-of-production method based on estimated proved reserves. Depreciation of other property and equipment is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years.

   For U. S. onshore properties, the Company estimates that residual salvage values of equipment approximate any future dismantlement, restoration and abandonment costs. For Canadian onshore properties, the Company provides for estimated dismantlement, restoration and abandonment on a unit of production basis. For offshore properties, the Company has fully provided for estimated dismantlement, restoration and abandonment costs.

   Maintenance and repairs are charged to expense as incurred.

   Long-Lived Assets--Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset based on Company's engineering estimates of proved reserves and the Company's estimates of future oil and natural gas prices. If such assets are considered to be impaired, the

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

impairment to be recognized is measured by the amount by which carrying amount of the assets exceed the fair value of the assets.

   Fair value is estimated to be the net present value of the future cash flows based on year end proved reserves and management's estimate of future prices. At December 31, 1999, estimated prices were based on an independent consultant's price survey obtained from four middle market merger and acquisition-oriented exploration and development companies. During 1999 the Company recorded pre-tax impairment charges of $8,686,000 related to its oil and gas properties in the U.S. and Canada. Approximately $3,386,000 of the impairment charge resulted from downward revisions of the Company's proved undeveloped reserves. The year-end estimates as of December 31, 1999 were negatively affected relative to amounts previously reported due to downward revisions, totaling 492,816 BOE, related to the Company's properties in the U.S. totaling 368,500 BOE and in Canada totaling 124,316 BOE. The U.S. revisions resulted from differences in the interpretation between the current and predecessor independent engineering firms. The Canadian revisions resulted primarily from decreased production performance in 1999. These differences, many of which relate to classification of reserves within the different oil and gas reserve categories (i.e. proved, probable and possible) are due to the numerous engineering, geological and operational assumptions that generally are derived from limited data. In addition, approximately $5,300,000 of the 1999 impairment resulted from the pre-tax adjustments of Neutrino's cost basis to the net realized value of the sale of Inverness and Swan Hills in March 2000 (See Note 17--Subsequent Events). During 1998, the Company recorded pre-tax impairment charges of $9,344,000 as a result of its determination of future cash flows based on lower oil price assumptions than previously applied. In 1997, an impairment of $2,838,000 was recognized primarily as a result of mechanical problems encountered in a well in Lafourche Parish, Louisiana that resulted in its abandonment.

   Environmental Liabilities--Environmental related costs, if any, are capitalized or expensed as appropriate. Environmental costs, if any, that relate to past events and are not associated with future production are expensed when incurred.

   Income Taxes--The Company accounts for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date.

   Cash Equivalents--Management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted counting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Stock-Based Compensation--The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretation, and has provided pro forma disclosures of net earnings

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

and earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the exercise price of the option.

   Use of Commodity Derivatives--The Company manages its exposure to commodity price risk through futures, swaps and options. For derivative contracts to qualify as a hedge, the price movements in the commodity derivative must be highly correlated with the underlying hedged commodity. Contracts that qualify as hedges and held for non-trading purposes are accounted for using the deferral method of accounting. Under this method, gains and losses are not recognized until the underlying physical transaction occurs. Deferred gains and losses related to futures are reported in the consolidated balance sheet as current assets or current liabilities. Deferred gains and losses related to swaps and options are carried off-balance sheet until the instruments are settled. It is the Company's general policy not to acquire crude oil futures contracts or other derivative products for the purpose of speculating on price changes. Contracts held for trading purposes are accounted for using the mark-to-market method. Under this methodology, contacts are adjusted to market value, and the gains and losses are recognized in current period income. The Company monitors open derivative positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial exposure. At December 31, 1999 the Company had no outstanding commodity contracts. At December 31, 1998, the Company's outstanding commodity derivative contracts were not material.

   Statement of Financial Accounting Standards No. 133--The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") in June 1998. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS 133, entities are required to carry all derivative instruments in the consolidated balance sheet at fair value. The Company will adopt SFAS 133 beginning in fiscal year 2001. The Company has not determined the impact that SFAS 133 will have on its financial statements.

   Earnings (loss) per Share--Basic earnings per share is based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all potential common shares, including options and convertible debt.

   Common stock equivalents of 82,256, 693,000 and 717,000 are not considered in the calculation of diluted earnings per share in 1999, 1998 and 1997, respectively, as the amounts are antidilutive. No adjustment to net income
(loss) was made in calculating diluted per share earnings for 1999, 1998 and 1997.

   Reclassifications--Certain amounts in prior financial statements have been reclassified to conform to the 1999 financial statement presentation.

   Comprehensive Income--Comprehensive income includes all changes in a company's equity except those resulting from investments by owners and distributions to owners, including, among other things, foreign currency translation adjustments. The Company's total comprehensive income (loss) for the years ended December 31, 1999, 1998 and 1997 was as follows (in thousands):

                                                      Year Ended December
                                                    --------------------------
                                                     1999      1998     1997
                                                    -------  --------  -------
      Net income (loss)............................ $(5,758) $(16,409) $(2,409)
      Foreign currency translation adjustment......   2,016    (2,077)    (227)
                                                    -------  --------  -------
      Total comprehensive income (loss)............ $(3,742) $(18,486) $(2,276)
                                                    =======  ========  =======

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 2. Bankruptcy Filing

   On October 29, 1999, the Company and its Debtor Subsidiaries, excluding Neutrino, filed voluntary petitions for relief under Chapter 11, Bankruptcy Code in order to facilitate the restructuring of the Company's long-term debt, revolving credit, trade debt and other obligations. The filings were made in the U.S. Bankruptcy Court for the Southern District of Texas, Victoria Division. All debts of the Company and its Debtor Subsidiaries as of the Petition Date are currently stayed by the bankruptcy petition and subject to compromise pursuant to such proceedings. The Company and its Debtor Subsidiaries continue to operate as debtors-in-possession subject to the Bankruptcy Court's supervision and orders. The proceedings of the Company and its Debtor Subsidiaries have been consolidated for administrative purposes. Under the provisions of the Bankruptcy Code, the Company and its Debtor Subsidiaries have the exclusive right for 120 days following the Petition Date to file a Plan of Reorganization with the Bankruptcy Court.

   The decision to seek protection was taken by the Company and its Debtor Subsidiaries because the Company concluded that a restructuring of its indebtedness could not be completed without the protection and assistance of the bankruptcy court. Timing of the bankruptcy filing was imposed by several factors, including the possible acceleration of the Company's $16.1 million of indebtedness by its domestic bank creditors and the inability of the Company and its debenture holders to reach a satisfactory compromise regarding the consideration to be received in the previously proposed restructuring.

   The bankruptcy petitions were filed in order to preserve cash and to give the Company the opportunity to restructure its debt. On February 25, 2000, the Company filed a Plan and is in the process of finalizing an Amended Plan ("Amended Plan") having terms negotiated with its unsecured creditor's committee ("Committee"). On March 7, 2000, the Committee filed a Motion to terminate the Company's exclusivity period. The Committee has agreed to extend the hearing on their motion until April 17, 2000 due to the continuing negotiations with the Company related to the Amended Plan. The consummation of an Amended Plan is the primary objective of the Company. The Amended Plan sets forth the means for satisfying claims, including liabilities subject to compromise and interests in the Company. The Amended Plan would result in, among other things, potential substantial dilution in the future of existing shareholders as a result of the issuance of securities to creditors or new investors. The consummation of any plan of reorganization will require approval of the Bankruptcy Court.

   The Amended Plan generally provides for the satisfaction of the Company and Debtor Subsidiaries' claims after payment of all Bankruptcy Court approved administrative expenses as follows:

  . Domestic secured debt shall be paid in full with interest at non-default rate and expenses of no greater that $100,000 with proceeds from a new secured credit facility to be obtained by the Company.

  . All other creditors other than domestic secured debt and amounts owed debenture holders shall be paid in cash over periods ranging from 1 to 14 months.

   Debenture holders shall be satisfied as follows:

  . Cash payment of approximately $1.4 million

  . Issuance of Convertible Preferred Stock with liquidation preference of $38.5 million.

   The terms of the Preferred Stock will be generally as follows:

  . Amount--$38.5 million with liquidation preference.

  . Type--convertible into 78% of the fully diluted common stock outstanding at confirmation (subject to certain limitations).

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  . Dividends--7.5% per annum, accumulating semi-annually with no dividends payable or accrued during the first two years following confirmation and payable thereafter as permitted by new secured credit facility when funds are legally available and as properly declared by the Board of Directors.

  . Board of Directors--two appointed by the creditor's committee, two from existing board and fifth chosen by the four, all with two year terms.

  . Other--Subject to conversion rights, optional redemption and voting rights provisions.

   Existing common stock, option and warrants will remain outstanding with no change in terms and conditions.

   This summary is not intended to be a complete discussion of all the terms and conditions of the Amended Plan. The general terms have been verbally agreed to by the creditor's committee appointed by the Bankruptcy Court. The Bankruptcy Court has not approved the adequacy of the final Amended Plan or Disclosure Statement and the creditors' committee can only recommend the approval of the Amended Plan by creditors of the Company and Debtor Subsidiaries. Final approval and confirmation of the Amended Plan will not occur until voted on by all affected parties and approval by the Bankruptcy Court.

   Subsequent to the Petition Date, the Company and its Debtor Subsidiaries filed a Motion for Order Authorizing Use of Cash Collateral ("Cash Collateral Order"), pursuant to which the Company and its Debtor Subsidiaries sought the use of the secured domestic banks' cash collateral in on-going operations. On November 29, 1999, the Bankruptcy Court entered an order granting the Company and its Debtor Subsidiaries authority to use cash collateral in accordance with an approved budget until January 31, 2000. On January 31, 2000, the Bankruptcy Court entered an order granting an extension of the authority to use cash collateral in accordance with an approved budget until April 30, 2000. To the extent that on going expenses are reflected on the court-approved budget, the Company and its Debtor Subsidiaries are permitted to make such expenditures. The Company has as of February 29, 2000, approximately $1.8 million in cash and cash equivalents that can be used for operations pursuant to the terms of the Cash Collateral Order.

   The Company does not presently anticipate the need for debtor-in-possession financing in order to pursue its business strategy.

Note 3. Acquisitions and Divestitures

 Neutrino

   On June 23, 1998, the Company agreed to acquire 92.3% of the outstanding common shares of Neutrino, which was effective as of June 30, 1998 and funded on July 2, 1998. On July 3, 1998, the Company initiated a compulsory acquisition of the remaining shares outstanding, which was effective as of June 30, 1998 and funded on July 21, 1998. The Company acquired Neutrino through a cash tender offer for the common shares outstanding, and assumed Neutrino's bank debt and working capital deficit. Neutrino is an independent oil and gas company located in Calgary, Canada. The merger was accounted for as a purchase. The total purchase price of approximately $57,198,000, consisted of the following:

      Cash consideration for common stock......................... $ 34,091,000
      Fair value of 324,430 shares of common stock................    1,095,000
      Debt assumed and working capital deficit....................   20,307,000
      Legal, accounting and transaction costs.....................    1,705,000
                                                                   ------------
                                                                   $ 57,198,000
                                                                   ============

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The allocation of the purchase price is summarized as follows:

      Oil and gas properties and other assets (net)................ $66,760,000
      Deferred income taxes........................................  (9,562,000)
                                                                    -----------
                                                                    $57,198,000
                                                                    ===========

   Following the acquisition of Neutrino, the purchase price was reduced to reflect the proceeds from the sale of non-strategic assets in the amount of $3,390,000.

 Amerac

   On January 28, 1998, the shareholders of both the Company and Amerac Energy Corporation ("Amerac") approved the merger of Amerac into a subsidiary of the Company. Pursuant to the merger agreement, the Company issued 3,333,333 shares of its Common Stock to acquire the common stock of Amerac and assumed Amerac's outstanding debt, which was approximately $8,700,000. The debt was retired upon consummation of the acquisition. The merger was effective on January 28, 1998, and was accounted for as a purchase. The total purchase price was approximately $24,820,000 and consists of the following:

      Issuance of Common Stock..................................... $15,433,000
      Debt assumed and working capital.............................   8,714,000
      Legal, accounting and transaction costs......................     673,000
                                                                    -----------
                                                                    $24,820,000
                                                                    ===========

   Subsequent to the acquisition of Amerac, the purchase price was reduced by $7,919,000 for the sale of non-strategic assets, including Amerac's Golden Trend properties for $6,969,000 on June 30, 1998 and the Riffe Field for $510,000 on July 1, 1998.

 Big Escambia Creek

   During 1997 and 1998, the Company acquired interests in the Big Escambia Creek Field and surrounding area in a series of six transactions. The largest acquisition was the purchase of the outstanding capital stock of BEC Energy, Inc. on May 10, 1997, for $10,640,000. BEC's assets consisted of working interests in fourteen oil and gas wells located in the Big Escambia Creek Field, Escambia County, Alabama. Thereafter, the Company acquired additional working interests in the area for $12.1 million. Each acquisition was accounted for as a purchase.

 Disposition

   On July 21, 1999 the Company agreed to sell properties consisting of certain proven and unproven property interests in Texas to ANR Production Company. The properties include all of the Company's interest in the Brushy Creek and Texan Gardens Fields in Dewitt, Lavaca and Hidalgo counties of Texas. In July and August of 1999, the sale of its interests in the Brushy Creek Field and Texan Gardens Field were closed for $15.2 million and $0.8 million, respectively.

   Neutrino sold in the fourth quarter of 1999 its interest in two non-core properties in Alberta, Canada for approximately 3.7 million. In March 2000, the Neutrino sold its interest in Inverness and Swan Hills in Alberta, Canada, for $9.0 million. These assets are classified as properties held for sale and are included in current assets at December 31, 1999.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Pro forma

   The following table summarizes the pro forma (unaudited) results (stated in thousands, except per share data), of the Company as though the dispositions of Brushy Creek, Texan Gardens and Inverness/Swan Hills and the acquisitions of Neutrino, Amerac and Big Escambia Creek had occurred on January 1, 1998.

                                                         Years Ended December
                                                                 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
                                                             (unaudited)
                                                            (in thousands,
                                                        except per share data)
      Revenues......................................... $   26,617  $    24,320
      Net loss.........................................     (8,783)     (18,998)
      Net loss per share--basic........................       (.68)       (1.48)
      Net loss per share--diluted......................       (.68)       (1.48)

   The preceding pro forma results are not necessarily indicative of those that would have occurred had the acquisitions and divestitures taken place at the beginning of 1998. During 1998, the Company made additional acquisitions, none of which would have had a material effect on the historical results of operations of the Company. During the first quarter of 1999, the Company sold its mineral interests and substantially all of its royalty interests in Texas, Mississippi and New Mexico for approximately $6,000,000. These divestitures would not have had a material effect on the Company's historical results of operations.

Note 4. Debt

   Debt consisted of the following at December 31, 1999 and 1998 (in thousands):

                                                                  1999    1998
                                                                 ------- -------
      Domestic bank credit facility--in default................. $16,109 $35,910
      Canadian bank credit facility (U.S. Dollars)..............  13,876  18,490
      Convertible subordinated debentures--in default...........  41,400  41,400
      Other.....................................................      --     184
                                                                 ------- -------
        Total indebtedness...................................... $71,385 $95,984
                                                                 ======= =======

   As described in Note 2, because of the Company's filing of Chapter 11, all amounts are subject to compromise as of December 31, 1999, except for its Canadian bank credit facility which is reflected as Current Liabilities not subject to compromise on the Consolidated Balance Sheet. Current maturities of long-term debt amounted to $31,614,000 as of December 31, 1998.

   On March 29, 1999, the Company entered into a restructured and amended credit facility ("Amended Credit Facility") with its domestic lenders. The Amended Credit Facility provided for a borrowing base of $19,353,000, plus a principal tranche of $12,500,000 ("Tranche A") that was due to mature on September 1, 1999. The borrowing base was reduced to $18,830,000 on April 1, 1999, reflecting the $6,000,000 received in March and April 1999, for the sale of the Company's mineral interests in Texas, Mississippi and New Mexico. In July and August of 1999 the sale of the Company's interests in the Brushy Creek and Texan Gardens Fields were closed for $15.2 million and $0.8 million, respectively. The majority of the net proceeds were applied to the Company's domestic bank facility with $5.0 million being applied to the borrowing base facility and $9.6 million to the Tranche A obligation. In September and October 1999, the Amended Credit Facility was further

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

amended to extend the ultimate due date of the Tranche A principal to October 28, 1999. Due to the bankruptcy filings on October 29, 1999, the Company is no longer in compliance with certain provisions of the Amended Credit Agreement. See Note 2--Bankruptcy Filing.

   The obligations under the Amended Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries other than Neutrino. The Amended Credit Facility prohibits the payment of dividends and contains covenants relating to the financial condition of the Company including tangible net worth and cash flow coverage covenants. On March 15, 2000, outstanding borrowings under the Amended Credit Facility were $16,108,000 with no further borrowing availability. Outstanding principal under the Amended Credit Facility bears interest at the Bank Index Rate (8.5% at December 31,
1999) to the extent of the borrowing base utilized and at Bank Index Rate plus 1% on Tranche A principal.

   Effective June 25, 1998, Neutrino entered into a new Cdn $40,000,000 (US $27,155,000) revolving demand loan facility (the "Canadian Credit Facility") under which it could borrow at bank prime or Bankers Acceptance Rates plus a 1% stamping fee. At December 31, 1999, the Canadian Bank prime rate was 6.5% and the Bankers Acceptance Rate for 30-day maturities was 5.25%. Effective July 15, 1999, the borrowing base under the Canadian Credit Facility was reduced to Cdn $30,500,000 (US $20,706,000) and the interest rate was increased to prime plus 1%. These changes were a result of a lender review giving effect to lower world oil prices, the sale of certain non-strategic oil and gas properties, and the Company's financial condition. At December 31, 1999, outstanding borrowings under the Canadian Credit Facility were Cdn $20,040,057 (US $13,876,234). On March 3, 2000 after giving effect to the reductions related to the sale of certain oil and gas prospectus, outstanding borrowings under the Canadian Credit Facility were Cdn $7,492,752 (US $5,170,000) with a borrowing base of CDN $11,050,000 (US$7,624,500) through April 30, 2000. The Canadian Credit Facility contains a covenant relating to the financial condition of Neutrino, including, at each quarter's end, maintenance of a positive working capital through maturity. The borrowing base under the Canadian Credit Facility is subject to semi-annual redeterminations. The last borrowing base review was as of March 3, 2000. As of December 31, 1999, Neutrino was in compliance with the terms of the credit facility. The outstanding balance under the Canadian Credit Facility is classified as a current liability because of the demand feature of the loan. However, it is management's intention that the facility be utilized to provide long-term financing for the Company.

   On October 2, 1997, the Company issued $41,400,000 of 6.875% convertible subordinated debentures due on October 1, 2007. The debentures are convertible into Common Stock of the Company at any time prior to maturity, at a conversion price of $8.26 per share. Proceeds of the offering were used to reduce bank debt and fund subsequent acquisitions. Pursuant to the debenture indenture, in the event of a change of control of the Company, debenture holders have the right to require the Company to repurchase the security at face value plus accrued interest. Due to the bankruptcy filings on October 29, 1999, the Company is no longer in compliance with certain provisions of the debenture agreement. See Note 2--Bankruptcy Filing.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 5. Fair Value of Financial Instruments

   The Company has estimated the fair value of financial instruments based on arms length transactions or quoted market values. The estimated fair values are summarized below (in thousands):

                                                   Years Ended December 31,
                                                -------------------------------
                                                     1999            1998
                                                --------------- ---------------
                                                 Book    Fair    Book    Fair
                                                 Value   Value   Value   Value
                                                ------- ------- ------- -------
   Assets
     Cash and equivalents.....................  $ 1,981 $ 1,981 $ 1,541 $ 1,541
   Liabilities
     Debt.....................................   71,385  44,061  95,984  64,869
     Commodity price swaps--Payable position..                       --      86
     Interest rate swaps--Receivable
      position................................               77      --      --

   The estimated fair value of cash and equivalents approximates book value because the amounts primarily represent cash on hand, U. S. Treasury bills and overnight investments.

   The fair value of the Company's indebtedness is estimated based on market interest rates and quoted prices for the Company's 6.875% convertible subordinated debentures. During 1998 and 1999, the Company fixed the rate of interest on the majority of its outstanding bank borrowings under its Canadian bank credit facility through interest rate swaps. At December 31, 1998 and 1999, 87% and 100%, respectively, of the Company's Canadian bank debt had been fixed at rates approximately equivalent to the variable rates available to the Company at year-end. The estimated gain on liquidation of the interest rate swap position at December 31, 1999 was $76,627.

   During 1997, the Company issued $41,400,000 of 6.875% convertible subordinated debentures. The debentures were publicly traded on the OTC Bulletin Board under the symbol "SMING" until August 1999 and there is currently no published quote. The fair value was estimated based on the closing market price of the security for 1998 and a price obtained from a securities broker's statement for 1999. The closing prices on December 31, 1999 and 1998 were 34% and 25% of face value, respectively.

   During 1998 and 1999, the Company entered into natural gas and oil price swaps and collars with third parties to hedge a portion of its production from the effects of fluctuations in the market price of natural gas and oil. The Company uses the deferral method of accounting for its natural gas and oil price swaps and collars and, therefore, offsets any gain or loss on the swap and collars contract with the realized prices for its production. While the swaps and collars reduce the Company's exposure to declines in the market price of natural gas and oil, this also limits the Company's gains from increases in market price. Due to the bankruptcy filing, all third-party oil and gas hedges were cancelled by the counter-parties to these contracts.

Note 6. Federal and State Income Taxes

   United States and foreign income (loss) before income taxes are as follows (in thousands):

                                                     Year Ended December 31,
                                                     --------------------------
                                                      1999      1998     1997
                                                     -------  --------  -------
      United States................................. $(1,924) $ (8,504) $(2,697)
      Foreign.......................................  (6,716)  (10,680)     822
                                                     -------  --------  -------
        Total....................................... $(8,640) $(19,184) $(1,875)
                                                     =======  ========  =======

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Income tax expense (benefit) attributable to income from continuing operations consists of (in thousands):

                                                     Current Deferred   Total
                                                     ------- --------  -------
      Year ended December 31, 1999:
        U.S. Federal................................  $233   $    --   $   233
        State and local.............................   225        --       225
        Foreign.....................................   117    (3,457)   (3,340)
                                                      ----   -------   -------
                                                      $575   $(3,457)  $(2,882)
                                                      ====   =======   =======
      Year ended December 31, 1998:
        U.S. Federal................................  $ --   $    --   $    --
        State and local.............................    (5)       --        (5)
        Foreign.....................................    11    (2,781)   (2,770)
                                                      ----   -------   -------
                                                      $  6   $(2,781)  $(2,775)
                                                      ====   =======   =======
      Year ended December 31, 1997:
        U.S. Federal................................  $(96)  $  (311)  $  (407)
        State and local.............................   112        --       112
        Foreign.....................................   288       181       469
                                                      ----   -------   -------
                                                      $304   $  (130)  $   174
                                                      ====   =======   =======

   The Company allocated state taxes of approximately $250,000 to the purchase price of Amerac as a result of the gain on sale of the Golden Trend properties in the second quarter of 1998.

   Differences between the effective tax rate and the statutory federal rate are as follows:

                                For the Year Ended
                                   December 31,
                               ------------------------
                                1999     1998     1997
                               ------   ------   ------
      Expected statutory
       rate...................  (34.0)%  (34.0)%  (34.0)%
      Changes in valuation
       allowance..............    5.8 %   23.7     38.9
      Foreign taxes, net of
       federal benefit........  (12.2)%   (4.2)     9.7
      State taxes, net of
       federal benefit........     --       --      4.0
      Percentage depletion....     --       --    (12.1)
      Non-deductible
       Bankruptcy charges.....    6.4 %     --       --
      Other...................     .6 %     --      2.8
                               ------   ------   ------
      Effective tax rate......  (33.4)%  (14.5)%    9.3 %
                               ======   ======   ======

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Deferred taxes consist of the following (in thousands):

                                                               For the Year
                                                                   Ended
                                                               December 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
      Deferred tax assets:
        Oil and gas properties.............................. $    691  $     --
        Net operating loss carryforward.....................    7,956    49,689
        Accounts receivable.................................       --        34
        Accrued liabilities not currently deductible........       34        99
        Foreign tax credits.................................      187       187
        Minimum tax credits.................................      214        11
        Deferred financing costs............................      837        --
        Statutory depletion carryforward....................      395     4,950
                                                             --------  --------
                                                               10,314    54,970
      Valuation allowance...................................  (10,314)  (53,238)
                                                             --------  --------
      Deferred tax assets...................................       --     1,732
      Deferred tax liabilities
       Oil and gas properties--U.S. and other...............       --     1,732
       Oil and gas properties--Canadian taxes...............    4,240     7,279
                                                             --------  --------
      Deferred tax liability................................    4,240     9,011
                                                             --------  --------
      Net deferred tax liability............................ $  4,240  $  7,279
                                                             ========  ========

   In 1998, the Company acquired Amerac, which had regular tax net operating loss ("NOL") carryforwards of approximately $139,827,000 and alternative minimum tax ("AMT") NOL carryforwards or $112,687,000, as of December 31, 1998. During 1999, in connection with the Company's filing of its 1998 US Consolidated Federal Income Tax Return, the Company elected under Internal Revenue Code ("IRC") Section 1502 to relinquish $114,234,000 of the regular tax NOL carryforwards and $94,859,000 of the AMT NOL carryforwards related to Amerac. The relinquishment had no effect on the Company's Consolidated Statement of Operations as the deferred tax asset related to these NOL carryforwards was fully offset by a valuation allowance for the year ended December 31, 1998. The remaining loss carryforwards expire in years 2006 through 2017 and their utilization is subject to stringent limitations under the IRC. The Company has a full valuation allowance related to the remaining NOL carryforward to reduce the corresponding deferred asset, since it is more likely than not that this NOL carryforward will not be realized.

   The valuation allowance for deferred tax assets as of December 31, 1999, 1998 and 1997 was $10,314,000, $53,238,000 and $729,000, respectively. The net change in the total valuation allowance for the year ended December 31, 1999, 1998 and 1997 was ($42,924,000), $52,509,000 and $729,000, respectively. Of the
($42,924,000) net change in the valuation allowance for the year ended December 31, 1999, $38,840,000 was caused by the relinquishment of a portion of the Amerac NOL carryforwards as discussed above and had no effect on the Company's Consolidated Statement of Operations. In addition, the Company wrote off the deferred tax asset and corresponding valuation allowance, totaling $4,588,000, for the statutory depletion carryforwards received in the Amerac acquisition, since these carryforwards will never be realized. The remaining change of $504,000 is reflected in the rate reconciliation schedule. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate sufficient future taxable income prior to the expiration of the net operating loss carryforwards in 2017. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will be unable to fully utilize the benefits of these deductible differences and has therefore established the valuation allowance set forth above.

   For federal tax purposes, the Company had a net operating loss carryforward ("NOL") of approximately $23,398,000, $146,144,000 and $812,000 for the years ended December 31, 1999, 1998 and 1997. These NOLs must be utilized prior to their expiration, which is between 2000 and 2018. The Company also has statutory depletion carryforward of $1,160,000, $14,558,000 and $1,136,000 at December 31, 1999, 1998 and 1997 respectively.

Note 7. Related Party Transactions

   On January 1, 1998 the Company acquired certain U. S. onshore oil and gas properties from Petroleum Resource Management Company in exchange for 8,333 shares of Southern Mineral Common Stock. Petroleum Resource Management Company is owned and controlled by Timothy R. Weddle. Concurrent with this transaction, Mr. Weddle became an officer of Southern Mineral Corporation in the capacity of Vice President-Operations. In conjunction with a reduction in staff in 1999, Mr. Weddle was terminated as an employee and officer but has been retained as a consultant.

   In conjunction with the acquisition of Neutrino in July, 1998, 324,430 shares of Southern Mineral Common Stock were issued to key Neutrino management personnel in consideration for retention and other obligations.

   In September 1995, the Company entered into the Southern Links Group Joint Venture ("Southern Links"), to acquire, develop and market exploration prospects. The Company's joint venture partner is The Links Group, Inc. ("Links"), a company that is controlled by Robert Hillery, a director of the Company. The Company agreed to fund the third party costs of Southern Links. Any proceeds from the sale of prospects or oil and gas from such prospects is distributed 100% to the Company until it receives an amount equal to the return of its invested capital, after which time all such proceeds and property interests, if any, are to be distributed 75% to the Company and 25% to Links. In December 1998, the Company made the determination to discontinue further evaluation of certain non-producing State of Texas offshore leases which were held within the Southern Links Venture. Such leases were scheduled to expire in January 1999 unless additional rental payments were made. Pursuant to the Joint Venture agreement, the Company assigned six State of Texas leases to Links for nominal cash consideration and retention of an overriding royalty interest of 1% of 8/8th in and to the leases.

   SMC Production Company, a wholly-owned subsidiary of the Company, owns an 18.906% interest in Diverse GP III ("Diverse") a general partnership. Three of the Company's directors are managers of Diverse and through various entities own the majority of the remaining interest in Diverse.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 8. Major Customers

   The Company is engaged in a single industry segment: the exploration, development and production of oil and gas reserves. Sales of oil and gas to customers accounting for 10% or more of revenues were as follows (in thousands):

      Customer                                              1999   1998   1997
      --------                                             ------ ------ ------
      G C Marketing Company............................... $   -- $   -- $2,267
      Damsco Distribution.................................  4,117  3,747  1,656
      Diasu Oil & Gas Co., Inc............................     --     --  1,631
      Global Petroleum Marketing..........................  2,931     --     --
      Canpet Energy Group Inc.............................  2,793     --     --

Note 9. Stock Options and Common Stock

   During 1997 and 1996, the Company granted options exercisable for 170,000 and 130,000 shares of Common Stock, respectively, under the Company's 1996 Stock Option Plan ("1996 SOP"). Pursuant to the 1996 SOP, the Company may grant options to purchase up to 300,000 shares (subject to customary anti-dilution adjustments) of its Common Stock to key employees of the Company. The 1996 SOP is administered by the Compensation Committee of the Company's Board of Directors, which generally has authority to establish who receives options and the terms and conditions thereof, including vesting and exercise price. The exercise price of each option granted in 1996 is the market price for the Common Stock on the date of grant, determined by reference to the most recent closing price thereof reported on the Nasdaq System.

   During 1999, 1998 and 1997, the Company granted options exercisable for 122,500, 359,200 and 135,000 shares of Common Stock, respectively, under the Company's 1997 Stock Option Plan ("1997 SOP"). Pursuant to the 1997 SOP, the Company may grant options to purchase up to 700,000 shares (subject to customary anti-dilution adjustments) of its Common Stock to key employees of the Company. The 1997 SOP is administered by the Compensation Committee of the Company's Board of Directors, which generally has authority to establish who receives options and the terms and conditions thereof, including vesting and exercise price. The exercise price of each option granted in 1997 is the market price for the Common Stock on the date of grant, determined by reference to the most recent closing price reported on the Nasdaq Systems.

   The 1996 and 1997 Stock Option Plans were amended on December 21, 1998 to provide for the exchange and repricing of all the outstanding options held by current Company employees, except the President and CEO, for new options exercisable at a price lower than that of the cancelled options, bearing the same exercise term. The exercise price for the repriced options equaled $1.00, which was higher than the $0.625 per share closing price of the Company's Common Stock on the date of grant. In conjunction with severance arrangements with certain officers and employees in 1999, the Company repriced 305,000 shares at the current market price of $0.28, granted full vesting and extend the expiration date to August 31, 2001.

   During 1998, and in conjunction with the acquisition of Neutrino, the Company granted Non-Qualified Stock Options exercisable for 550,000 shares of Common Stock under individual agreements with key members of Neutrino management. The issuance of these Non-Qualified Stock options was administered by the Compensation Committee of the Company's Board of Directors which generally has authority to establish who receives options and the terms and conditions thereof, including vesting and exercise price. The exercise price of each non-qualified option granted in 1998 was at the market price for the Company's Common Stock on the date of the grant. However, in conjunction with repricing of options pursuant to the 1996 and 1997 SOP, as

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

described above, the option price of Non-Qualified options issued in 1998 were also repriced, to $1.00, on December 21, 1998.

   In January 1999, the FASB issued an Exposure Draft of an Interpretation regarding APB 25 that would require that the cancellation of an option and issuance of a new option with a lower exercise price be considered in substance a modified option. Variable-plan accounting would be required to be applied to the modified option from the date of the modification until the date of exercise. Consequently, the final measurement of compensation expense would occur at the date of exercise. The FASB determined that the proposed effective date would be the issuance date of the final interpretation that would be applied prospectively but would cover events that occur after December 15, 1998. As the option repricings described above, occurred after December 15, 1998, the new option grants will qualify for variable-plan accounting at each quarterly reporting date, beginning September 30,1999 and continuing until the options are exercised or cancelled, if the exposure draft becomes effective in its present form.

   During 1999, 1998 and 1997, the Company granted options exercisable for 5,686, 5,211 and 6,297 shares of Common Stock, respectively, under the Company's 1996 Employee Stock Purchase Plan ("SPP"). The SPP is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Pursuant to the SPP, the Company may grant options to purchase up to 300,000 shares (subject to customary anti-dilution adjustments) of its Common Stock to employees of the Company. Options may be granted on January 1 and July 1 of each year to eligible employees who elect to participate in the SPP. The term of each option is six months from the date of grant. The number of options granted to each participant equals the quotient of (i) the total payroll deductions authorized by the participant during the applicable option period, divided by (ii) 85% of the fair market value of the Common Stock as of the date of grant of such option. The exercise price of options under SPP is 85% of the fair market value of the Common Stock as of the date of grant or the date of exercise of such option, whichever is less, determined by reference to the most recent closing price reported on the Nasdaq Systems.

   The Company applies APB 25 and related Interpretations in accounting for stock-based compensation. Had compensation costs been determined based on the fair value at the grant dates for awards, consistent with the method of prescribed in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                     1999      1998     1997
                                                    -------  --------  -------
      Net income (loss)................ As reported $(5,758) $(16,409) $(2,049)
      Pro forma........................              (5,789)  (16,951)  (2,127)
      Basic loss per share............. As reported $ (0.45) $  (1.32) $ (0.22)
      Pro forma........................               (0.45)    (1.36)   (0.23)
      Fully diluted loss per share..... As reported   (0.45)    (1.32)   (0.22)
      Pro forma........................               (0.45)    (1.36)   (0.23)

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions used for the grants issued in 1999, 1998 and 1997:

                                          1999          1998          1997
                                     -------------- ------------- -------------
      Expected volatility...........     65.88%        65.63%        54.52%
      Risk free interest rate....... 5.00% to 5.63% 4.48 to 5.47% 4.48 to 5.47%
      Expected life of options......  1 to 3 years     3 years       3 years
      Expected dividend yield.......       0%            0%            0%

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In 1994, in connection with the offer and acceptance of employment, the Company's President was granted a non-qualified option to purchase 450,000 shares of the Company's common stock at a price of $1.00 per share. The option is non-assignable, and is exercisable until December, 2004. Payment for the option can be made in cash, common stock of the Company, or a combination thereof.

   In consideration for initiating the transactions pursuant to which the Company acquired Diverse Production Company ("DPC"), the Company granted a director of the Company an option to acquire 43,878 shares of the Company's common stock at $1.00 per share exercisable through April 2000.

   In connection with the acquisition of DPC in 1995, the Company granted options exercisable for 325,000 shares of its common stock at $1.25 a share through April 2000. Each of the individuals that received the options became directors of the Company in connection with the acquisition of DPC.

   In 1996, the Company entered into an exploration arrangement with Diasu Oil & Gas Co., Inc. ("Diasu") and Diasu's two principal shareholders. Pursuant to the arrangement, the Company issued the Diasu shareholders 175,000 shares of Common Stock and warrants to purchase up to 600,000 shares at $2.00 a share for a term of five years.

   In consideration for services as financial advisor and placement agent for the private placement in December 1996, the Company granted Morgan Keegan & Company, Inc. 120,000 warrants of the Company's common stock at $4.50 per share exercisable through December, 2001.

   In conjunction with the acquisition of Amerac in 1998, outstanding warrants to purchase 477,357 shares of Amerac Common Stock were exchanged for warrants to purchase 406,218 shares of Southern Mineral Common Stock at an average price of $6.773 per share. The warrants expired November 18, 1999. Additionally, options to purchase 201,619 shares of Amerac Common Stock at an average price of $5.88 per share were exchanged for options to purchase 171,574 shares of Southern Mineral Common Stock at an average price of $6.91 per share. Options on 35,955 Southern Mineral shares expired during 1998 and the remaining options expired on January 28, 1999.

   A summary of the Company's stock options and warrants as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:

                                1999              1998             1997
                          ----------------- ----------------- ----------------
                           Weighted Avg.     Weighted Avg.     Weighted Avg.
                              Exercise          Exercise         Exercise
                          ----------------- ----------------- ----------------
                            Shares    Price   Shares    Price  Shares    Price
                          ----------  ----- ----------  ----- ---------  -----
Outstanding at beginning
 of year.................  3,423,526  $2.71  1,965,788  $2.37 1,668,878  $1.71
Granted..................    427,500   0.37  2,590,399   3.18   305,000   5.97
Exercised................         --     --         --     --    (8,090)  3.00
Forfeited................ (1,573,448)  3.52 (1,132,661)  4.00        --     --
                          ----------  ----- ----------  ----- ---------  -----
Outstanding at end of
 year....................  2,277,578   1.37  3,423,526   2.71 1,965,788   2.37
                          ==========        ==========        =========
Options exercisable at
 end of year.............  1,959,277          2,593,03        1,548,878
                          ==========        ==========        =========

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Certain options granted during 1999 and 1998 include the grant of repriced options; options forfeited during 1999 and 1998 include the cancellation of these higher priced options. The weighted-average fair value of compensatory options granted during 1999, 1998 and 1997 were $0.37, $0.84 and $2.51, respectively, per option. The following table summarizes information about options and warrants outstanding at December 31, 1999:

              Options Outstanding                           Options Exercisable
          ----------------------------                  ----------------------------
Range of              Weighted Average
Exercise    Number       Remaining     Weighted Average   Number    Weighted Average
 Prices   Outstanding Contractual Life  Exercise Price  Outstanding  Exercise Price
--------  ----------- ---------------- ---------------- ----------- ----------------
$0.28
 to
 1.50      1,557,578     2.81 years         $0.88        1,239,277       $0.89
 2.00
 to
 3.00        600,000     1.01 years          2.00          600,000        2.00
 3.50
 and
 over        120,000     1.98 years          4.50          120,000        4.50
           ---------                                     ---------
           2,277,578                                     1,959,277
           =========                                     =========

Note 10. Nasdaq National Market Listing

   The Company was advised that it was not in compliance with Nasdaq Stock Market listing requirements due to the low price per share of its Common Stock. The Company was granted a hearing on May 27, 1999 to present a plan to the Nasdaq National Market for compliance with the $1.00 per share minimum bid requirement. Subsequently, the Company was notified that effective with the close of business on August 4, 1999, its securities including convertible subordinated debentures were delisted from the Nasdaq National Market. The Company's Common Stock is now traded on the OTC Bulletin Board. The Company decided to not pursue at this time a review of the delisting decision by the Nasdaq Review Council. The Company believes a permanent delisting of its Common Stock and convertible subordinated debentures would impair the liquidity of the Common Stock, convertible subordinated debentures and capital raising flexibility of the Company. The Company cannot assure that it will be successful in obtaining from Nasdaq a reversal of its delisting decision.

Note 11. Restructuring and Bankruptcy Costs

   During the third quarter, the Board of Directors of the Company concluded that the proposed restructuring plan as filed with the Securities and Exchange Commission on July 21, 1999 could not be consummated on the terms contemplated. Therefore, estimated costs of approximately $1,372,000 associated with the restructuring were expensed during the third and fourth quarters of 1999. These costs are primarily legal, accounting, financial advisory and other transaction costs related to the proposed restructuring. Since the Company's filing for bankruptcy on October 29, 1999, it has incurred approximately $553,000 related to attorney, accounting and financial advisory services rendered in connection with the bankruptcy. In addition $2,463,000 capitalized as other assets for fees and expenses related to securing the domestic bank debt and convertible subordinated debentures were expensed during the fourth quarter of 1999 pursuant to Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code".

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 12. Commitments and Contingencies

   The Company leases its headquarters office space and its Calgary, Canada office space under a noncancellable operating leases expiring April 14, 2003 and August 31, 2000, respectively. The Company has sub-leased a portion of its headquarters office space through the term of its lease. Lease commitments exclusive of the sublease at December 31, 1999 are:

        2000         2001           2002          2003          2004          Total
        ----       --------       --------       -------       -------       --------
      $221,805     $153,371       $152,208       $44,133       $    --       $571,522

   Lease expenses in 1999, 1998 and 1997 were $309,631, $336,461 and $136,192, respectively.

   The Company is involved in several lawsuits arising in the ordinary course of business, none of which presents the possibility of a material loss.

   The Company is unaware of any material possible exposure from actual or potential claims or lawsuits involving environmental matters. As such, no liability has been accrued as of December 31, 1999 and 1998.

Note 13. Quarterly Financial Data (Unaudited)

   Selected quarterly financial data of the Company are presented below for the years ended December 31, 1999 and 1998 (in thousands, except per share amounts):

                                        Income (Loss)            Basic Income Fully Diluted
                                            from      Net Income    (Loss)    Income (Loss)
      1999 Quarter             Revenues  Operations     (Loss)    Per Share     Per Share
      ------------             -------- ------------- ---------- ------------ -------------
      March 31................ $10,694    $  4,445     $  2,928     $ 0.23       $ 0.20
      June 30.................   6,203      (1,910)      (3,614)     (0.28)       (0.28)
      September 30(1).........  13,695       6,464        4,910       0.38         0.30
      December 31(2)..........   7,249     (11,859)      (9,982)     (0.78)       (0.78)
                               -------    --------     --------     ------       ------
                               $37,841    $ (2,860)    $ (5,758)    $(0.45)      $(0.45)
                               =======    ========     ========     ======       ======
      1998 Quarter
      ------------
      March 31................ $ 4,414    $    442     $   (295)    $ (.03)      $ (.03)
      June 30.................   4,360      (1,651)      (2,537)      (.20)        (.20)
      September 30............   6,740        (528)      (1,992)      (.16)        (.16)
      December 31.............   5,958     (12,415)     (11,585)      (.90)        (.90)
                               -------    --------     --------     ------       ------
                               $21,472    $(14,152)    $(16,409)    $(1.32)      $(1.32)
                               =======    ========     ========     ======       ======

--------
(1) Includes the charge for restructuring costs of $1.3 million.

(2) Includes an impairment related to the Company's unproved and proved oil and gas properties of $8.5 million, bankruptcy costs of $553,000 and the write-off of debt issuance fees capitalized to other assets totaling $2,463,000.

Note 14. Retirement Benefits

   The Company terminated its 401(k) Retirement Plan in 1995, and adopted a Simplified Employee Pension Plan ("SEP"). The SEP allows employees to defer part of their salary. Employer contributions are optional,

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

and the Company will determine annually whether it will contribute and at what level. The maximum amount that can be contributed annually per SEP plan participant, particularly from a combination of salary deferrals plus Company optional contributions, is $22,500. The Company's contributions amounted $33,784 and was 50% of the amount contributed by each of the participants in the plan during 1997.

Note 15. Geographic Segment Financial Data

   The Company is an independent oil and gas Company engaged in the acquisition, development and exploration of oil and natural gas properties. Information about the Company's operations by geographic area for the year ended December 31, 1999, 1998 and 1997 is as follows (in thousands):

                                              U.S.    Ecuador Canada    Total
                                             -------  ------- -------  -------
Year ended December 31, 1999
Oil and gas sales(1)........................ $12,613   $624   $12,628  $25,865
Gain (Loss) on sales of properties..........  12,183     --      (207)  11,976
                                             -------   ----   -------  -------
                                              24,796    624    12,421   37,841
Expenses:
  Production................................   4,568    414     3,916    8,898
  Exploration...............................   2,408     --        93    2,501
  Impairment of proved oil and gas
   properties...............................   2,616     --     6,070    8,686
  Depreciation, depletion and amortization..   5,602      3     6,697   12,302
  General & administrative..................   2,459     53     1,414    3,926
  Restructuring and bankruptcy cost.........   4,388     --        --    4,388
                                             -------   ----   -------  -------
                                              22,041    470    18,190   40,701
Interest & other income, net................      46     27       383      456
Interest expense............................   4,906     --     1,330    6,236
                                             -------   ----   -------  -------
Net income (loss) before income taxes.......  (2,104)   181    (6,717)  (8,640)
Income tax (expense) benefit................    (459)    --    (3,340)  (2,882)
                                             -------   ----   -------  -------
Net income (loss)........................... $(2,562)  $181   $(3,377) $(5,758)
                                             =======   ====   =======  =======
Identifiable assets as of December 31,
 1999....................................... $43,628   $122   $49,004  $92,754
Corporate assets--cash and cash
 equivalents................................                             1,980
                                                                       -------
    Total assets............................                           $94,734
                                                                       =======

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                            U.S.    Ecuador  Canada    Total
                                           -------  -------  -------  --------
Year ended December 31, 1998
Oil and gas sales(1)...................... $14,647  $   290  $ 6,785  $ 21,722
Loss on sales of properties...............    (234)      --      (16)     (250)
                                           -------  -------  -------  --------
                                            14,413      290    6,769    21,472
                                           =======  =======  =======  ========
Expenses:
  Production..............................   5,348      371    2,799     8,518
  Exploration.............................   2,910       --      725     3,635
  Impairment of proved oil and gas
   properties.............................   2,047    2,703    4,594     9,344
  Depreciation, depletion and
   amortization...........................   6,221      244    4,040    10,505
  General & administrative................   2,004       11    1,607     3,622
                                           -------  -------  -------  --------
                                            18,530    3,329   13,765    35,624
                                           -------  -------  -------  --------
Interest & other income, net..............     262       25       43       330
Interest expense..........................  (4,649)      --     (713)   (5,362)
                                           -------  -------  -------  --------
Net loss before income taxes..............  (8,504)  (3,014)  (7,666)  (19,184)
Income tax benefit........................      (5)      --   (2,770)   (2,775)
                                           -------  -------  -------  --------
Net loss.................................. $(8,499) $(3,014) $(4,896) $(16,409)
                                           =======  =======  =======  ========
Identifiable assets as of December 31,
 1998..................................... $63,440  $ 1,482  $61,827  $126,749
Corporate assets--cash and cash
 equivalents..............................                               1,541
                                                                      --------
    Total assets..........................                            $128,290
                                                                      ========
Year ended December 31, 1997
Oil and gas sales(1)...................... $10,002  $   386  $ 3,402  $ 13,790
Gains on sales of properties..............     114       --      299       413
                                           -------  -------  -------  --------
                                            10,116      386    3,701    14,203
                                           -------  -------  -------  --------
Expenses:
  Production..............................   2,785      278      619     3,682
  Exploration.............................   1,672       76       28     1,776
  Impairment of proved oil and gas
   properties.............................   2,838       --       --     2,838
  Depreciation, depletion and
   amortization...........................   3,187      177      847     4,211
  General & administrative................   1,044       28    1,236     2,308
                                           -------  -------  -------  --------
                                            11,526      559    2,730    14,815
                                           -------  -------  -------  --------
Interest & other income, net..............     304       19        5       328
Interest expense..........................  (1,591)      --       --    (1,591)
                                           -------  -------  -------  --------
Net income (loss) before income taxes.....  (2,697)    (154)     976    (1,875)
Income taxes..............................    (295)      --      469       174
                                           -------  -------  -------  --------
Net income (loss)......................... $(2,402) $  (154) $   507  $ (2,049)
                                           =======  =======  =======  ========
Identifiable assets as of December 31,
 1997..................................... $42,561  $ 3,465  $ 5,838  $ 51,864
Corporate assets--cash and cash
 equivalents..............................                              10,011
                                                                      --------
    Total assets..........................                            $ 61,875
                                                                      ========

--------
(1) Includes sulfur revenues of $779,000, $700,000 and $250,100 in 1999, 1998 and 1997 respectively.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 16. Oil and Gas Producing Activities

   The Company's capitalized costs of all oil and gas properties and related allowances for depreciation and depletion are as follows at December 31 (in thousands):

                                                   1999      1998      1997
                                                 --------  --------  --------
      Proved properties......................... $120,932  $136,833  $ 53,437
      Unproved properties.......................    4,443     5,454       494
      Less accumulated depreciation, depletion
       and amortization.........................  (47,587)  (28,546)  (11,905)
                                                 --------  --------  --------
        Total................................... $ 77,788  $113,741  $ 42,026
                                                 ========  ========  ========

   The Company's depreciation, depletion and amortization costs per Mcfe in 1999, 1998 and 1997 were $1.15, $0.94 and $0.78, respectively. The Company's share of oil and gas revenues produced from its royalty interests was $2,550,000, $966,000 and $1,053,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

   Costs incurred in oil and gas property acquisition, exploration and development activities were as follows (in thousands):

                                           United States Ecuador Canada   Total
                                           ------------- ------- ------- -------
As of December 31, 1999
Property acquisition costs
  Proved..................................    $    --    $   --  $    -- $    --
  Unproved................................          8        --       --       8
Exploration costs.........................         50        --       93     143
Development cost..........................      2,020         3      931   2,954
                                              -------    ------  ------- -------
    Total costs incurred..................    $ 2,078    $    3  $ 1,024 $ 3,105
                                              =======    ======  ======= =======
As of December 31, 1998
Property acquisition costs
  Proved..................................    $22,885    $   --  $50,452 $73,337
  Unproved................................      1,979        --    3,812   5,791
Exploration costs.........................      4,150        --      923   5,073
Development cost..........................      3,838       505    1,410   5,753
                                              -------    ------  ------- -------
    Total costs incurred..................    $32,852    $  505  $56,597 $89,954
                                              =======    ======  ======= =======
As of December 31, 1997
Property acquisition costs
  Proved..................................    $22,492    $2,582  $    -- $25,074
  Unproved................................         --        --       --      --
Exploration costs.........................      5,606        76       --   5,682
Development cost..........................      2,209     1,023      402   3,634
                                              -------    ------  ------- -------
    Total costs incurred..................    $30,307    $3,681  $   402 $34,390
                                              =======    ======  ======= =======

Standardized measure of discounted future net cash flows (unaudited)

   The information that follows has been developed by the Company pursuant to procedures prescribed by Statement of Financial Accounting Standards No. 69 of the Financial Accounting Standards Board and utilizes reserve data estimated by independent petroleum engineering firms and by the Company. The information may

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Moreover, the projections should not be construed as realistic estimates of future cash flows, nor should the standardized measure be viewed as representing current value.

   The future cash flows are based on sales prices, costs and statutory income tax rates in existence at the dates of the projections. Since future projections are inherently imprecise, material revisions to reserve estimates may occur in the future. Further, production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred are expected to vary from those used. Management does not rely upon the information that follows in making investment and operating decisions; rather, those decisions are based upon a wide range of factors, including estimates of proved and probable reserves, and price and cost assumptions different from those reflected herein.

   The following table sets forth the standardized measure of discounted future net cash flows from projected production of the Company's proved oil and gas reserves as of December 31 (in thousands):

                                    United States Ecuador   Canada     Total
                                    ------------- -------  --------  ---------
At December 31, 1999
Future cash inflows...............    $142,872    $ 8,015  $127,246  $ 278,133
Future production and development
 costs............................     (54,919)    (5,091)  (42,959)  (102,969)
Future income taxes...............      (8,806)        --   (24,916)   (33,722)
                                      --------    -------  --------  ---------
  Future net cash flows...........      79,147      2,924    59,371    141,442
10% Annual discount...............     (34,506)      (839)  (24,842)   (60,187)
                                      --------    -------  --------  ---------
Standardized measure of discounted
 future net cash flows............    $ 44,641    $ 2,085  $ 34,529  $  81,255
                                      ========    =======  ========  =========
At December 31, 1998
Future cash inflows...............    $142,303    $    --  $ 91,260  $ 233,563
Future production and development
 costs............................     (50,542)        --   (36,274)   (86,816)
Future income taxes...............     (13,061)        --    (9,423)   (22,484)
                                      --------    -------  --------  ---------
  Future net cash flows...........      78,700         --    45,563    124,263
10% Annual discount...............     (35,241)        --   (18,312)   (53,553)
                                      --------    -------  --------  ---------
Standardized measure of discounted
 future net cash flows............    $ 43,459    $    --  $ 27,251  $  70,710
                                      ========    =======  ========  =========
At December 31, 1997
Future cash inflows...............    $106,515    $ 8,388  $ 16,240  $ 131,143
Future production and development
 costs............................     (32,626)    (4,829)   (6,847)   (44,302)
Future income taxes...............     (12,368)       (40)   (1,287)   (13,695)
                                      --------    -------  --------  ---------
  Future net cash flows...........      61,521      3,519     8,106     73,146
10% Annual discount...............     (22,211)    (1,138)   (1,825)   (25,174)
                                      --------    -------  --------  ---------
Standardized measure of discounted
 future net cash flows............    $ 39,310    $ 2,381  $  6,281  $  47,972
                                      ========    =======  ========  =========

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following are the principal sources of change in the standardized measure of discounted future net cash flows (in thousands):

                                                                   Total Company
                                                                   -------------
At December 31, 1999
Standardized measure--beginning of year...........................   $ 70,710
Oil and gas sales, net of production costs........................    (15,338)
Purchases and sales of reserves in place (net)....................    (17,256)
Net changes in prices, net of production costs....................     58,637
Extensions and discoveries........................................      2,277
Revisions to previous quantity estimates..........................      5,490
Net change in income taxes........................................     (7,193)
Accretion of discount.............................................      7,669
Changes in estimated future development costs.....................     (4,273)
Development costs incurred during the period......................      2,954
Other.............................................................    (22,422)
                                                                     --------
Standardized measure at end of year...............................   $ 81,255
                                                                     ========
At December 31, 1998
Standardized measure--beginning of year...........................   $ 47,972
Oil and gas sales, net of production costs........................    (12,685)
Purchases and sales of reserves in place (net)....................     34,630
Net changes in prices, net of production costs....................    (12,578)
Extensions and discoveries........................................     14,576
Revisions to previous quantity estimates..........................     (2,681)
Net change in income taxes........................................     (8,926)
Accretion of discount.............................................      4,870
Changes in estimated future development costs.....................     (2,345)
Development costs incurred during the period......................      5,686
Other.............................................................      2,191
                                                                     --------
Standardized measure at end of year...............................   $ 70,710
                                                                     ========
At December 31, 1997
Standardized measure--beginning of year...........................   $ 49,334
Oil and gas sales, net of production costs........................    (10,108)
Purchases and sales of reserves in place (net)....................     21,950
Net changes in prices, net of production costs....................    (29,801)
Extensions and discoveries........................................      3,282
Revisions to previous quantity estimates..........................       (225)
Net change in income taxes........................................     12,117
Accretion of discount.............................................      6,408
Changes in estimated future development costs.....................       (129)
Changes in production rates and other.............................     (4,856)
                                                                     --------
Standardized measure at end of year...............................   $ 47,972
                                                                     ========

   The Company's foreign reserves in 1999, 1998 and 1997 were 46%, 44% and 19% of total reserves, respectively.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Oil and Gas Reserve Information

   The following table reflects the estimated proved reserves of the Company. The Company's estimates of reserves filed with federal agencies, including the Securities Exchange Commission, agree with the information set forth below. The oil and gas reserves are principally onshore in the continental United States, Canada and Ecuador. The Company's reserve information has been based on estimates prepared by or audited by independent petroleum engineers. Netherland, Sewell & Associates, Inc. ("NSA") prepared the domestic reserve estimates as of December 31, 1997 and 1999 and audited the December 31, 1996 domestic reserve estimates prepared by the Company. NSA prepared most of the domestic reserve estimates as of December 31, 1998. The Company prepared the remaining reserve estimates, and Ryder Scott Company ("RSC") audited those results. McDaniel & Associates Consultants Ltd. prepared the Canadian reserve estimates as of December 31, 1996 and 1997. Chapman Petroleum Engineering Ltd. prepared most of the Canadian reserve estimates as of December 31, 1998 and 1999, while Gilbert Laustsen Jung Associates Ltd. prepared the remaining Canadian reserve estimates as of such dates. The year-end estimates as of December 31, 1999 were negatively affected relative to amounts previously reported due to downward revisions of previous estimates. The downward revisions, totaling 492,816, related to the Company's properties in the U.S. totaling 368,500 BOE and in Canada totaling 124,316 BOE. The U.S. properties resulted from differences in interpretation between the current and predecessor independent engineering firms. The Canadian revisions resulted primarily from decreased production performance in 1999. These differences, many of which relate to classification of reserves within the different oil and gas reserve categories (i.e. proved, probable and possible) are due to the numerous engineering, geological and operational assumptions that generally are derived from limited data. The Ecuador reserves were prepared by RSC as of December 31, 1997. As a result of the decline in world oil prices, the Company's reserves in Ecuador were not economic as of December 31, 1998 which resulted in the elimination of all units. The Company's U.S. oil reserves (including, oil, condensate and natural gas liquids) have been prepared using average prices received by the Company of $24.31, $9.67 and $16.91 per barrel and gas reserves were prepared using average natural gas prices received by the Company of $2.12, $2.17 and $2.20 per Mcf, as of December 31, 1999, 1998 and 1997,
respectively. The Canadian reserves have been prepared using average prices received by the Company oil of $22.34, $8.71 and $15.30 per barrel and average natural gas prices of $2.02, $1.72 and $1.34 per Mcf, as of December 31, 1999, 1998 and 1997, respectively. Ecuador reserves were prepared using an average oil price of $24.16 and $18.00 per barrel as of December 31, 1999 and 1997, respectively. See Item 1 "Risk Factors" and "Business Risks" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to the Consolidated Financial Statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                 (DEBTOR-IN-POSSESSION AS OF OCTOBER 29, 1999)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                 U. S.              Ecuador             Canada                  Total
                         ----------------------  --------------  ---------------------  ----------------------
                            Oil         Gas        Oil     Gas      Oil        Gas         Oil         Gas
Proved Reserves            (Bbls)      (Mcf)      (Bbls)   (Mcf)   (Bbls)      (Mcf)      (Bbls)      (Mcf)
---------------          ---------  -----------  --------  ----  ---------  ----------  ---------  -----------
Balance, December 31,
 1996...................   715,854   22,798,358        --   --     635,300   5,341,000  1,351,154   28,139,358
Extensions, discoveries
 and additions..........    20,480    2,869,630    26,395   --      15,744      95,139     62,649    2,964,769
Revisions of previous
 estimates..............    53,743     (814,731)  (26,395)  --     (30,595)    384,760     (3,247)    (429,971)
Purchase and sale of
 minerals in place
 (net).................. 1,746,890    7,702,198   489,971   --      (1,793)   (295,974) 2,235,068   (7,406,224)
Production..............  (186,759)  (2,554,072)  (23,966)  --     (93,486)   (942,625)  (304,211)   3,496,697
                         ---------  -----------  --------  ---   ---------  ----------  ---------  -----------
Balance, December 31,
 1997................... 2,350,208   30,001,383   466,005   --     525,200   4,582,300  3,341,413   34,583,683
Extensions, discoveries
 and additions..........   237,189   12,903,760        --   --     170,912          --    408,101   12,903,760
Revisions of previous
 estimates..............  (192,935)  (2,362,293) (437,413)  --          --          --   (630,348)  (2,362,293)
Purchase and sale of
 minerals in place
 (net).................. 1,004,373   12,066,855        --   --   3,656,928  24,914,483  4,661,301   36,981,338
Production..............  (406,920)  (4,219,528)  (28,592)  --    (321,040) (2,212,983)  (756,552)  (6,432,511)
                         ---------  -----------  --------  ---   ---------  ----------  ---------  -----------
Balance, December 31,
 1998................... 2,991,915   48,390,177        --   --   4,032,000  27,283,000  7,023,915   75,673,977
Extensions, discoveries
 and additions..........   131,397    1,110,740        --   --          --          --    131,397    1,110,740
Revisions of previous
 estimates..............   339,573    5,186,006   367,202   --     707,794  (5,654,126) 1,414,569     (468,120)
Purchase and sale of
 minerals in place
 (net)..................  (175,573) (18,101,385)       --   --    (293,444)   (512,147)  (469,017) (18,613,532)
Production..............  (326,584)  (3,095,456)  (35,473)  --    (494,350) (2,299,527)  (856,407)  (5,394,983)
                         ---------  -----------  --------  ---   ---------  ----------  ---------  -----------
Balance, December 31,
 1999................... 2,960,728   33,490,082   331,729   --   3,952,000  18,818,000  7,244,457   52,308,082
                         =========  ===========  ========  ===   =========  ==========  =========  ===========
Proved Developed
Reserves
----------------
Balance, December 31,
 1997................... 2,334,122   29,156,068   466,005   --     525,200   4,582,300  3,325,327   33,738,368
Balance, December 31,
 1998................... 2,731,986   40,605,557        --   --   3,899,100  26,773,600  6,631,086   67,379,157
Balance, December 31,
 1999 .................. 2,668,623   25,940,224   331,729   --   3,559,476  18,552,200  6,559,828   44,492,424

Note 17. Subsequent Events

   On March 1, 2000, the Company sold Neutrino's interests in Inverness and Swan Hills in Alberta, Canada, for $9.0 million, subject to certain adjustments. Of the $9.0 million sales price, $7.55 million was closed and funded on March 1, 2000. The remainder of the transaction closed on March 21, 2000. Proceeds received were used to reduce Canadian indebtedness.

                         PART I--FINANCIAL INFORMATION

Item 1. Unaudited Consolidated Financial Statements

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                     September 30, December 31,
                       ASSETS                            2000          1999
                       ------                        ------------- ------------
Current Assets
  Cash and cash equivalents.........................   $  1,938      $  1,981
  Receivables, net..................................      6,055         4,923
  Property held for sale............................         --         8,914
  Other.............................................        444           606
                                                       --------      --------
    Total current assets............................      8,437        16,424
                                                       ========      ========
Property and equipment, at cost using successful
 efforts
 method for oil and gas activities
Oil and gas producing properties....................    113,979       120,932
Unproven properties.................................      5,173         4,443
Office equipment....................................        567           561
Accumulated depreciation, depletion and
 amortization.......................................    (44,868)      (47,971)
                                                       --------      --------
                                                         74,851        77,965
                                                       ========      ========
Other Assets........................................        497           345
                                                       --------      --------
    Total assets....................................   $ 83,785      $ 94,734
                                                       ========      ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Liabilities not subject to compromise:
Current liabilities
  Accounts payable..................................   $  4,198      $  1,375
  Accrued liabilities...............................      4,661         2,950
  Canadian bank loan................................         --        13,876
                                                       --------      --------
    Total current liabilities.......................      8,859        18,201
                                                       --------      --------
Long-term liabilities
  Bank Debt.........................................     19,746            --
  Deferred income taxes.............................      5,815         4,240
                                                       --------      --------
    Total liabilities not subject to compromise.....     34,420        22,441
                                                       --------      --------
Liabilities subject to compromise:
  Accounts payable..................................         --         1,981
  Accrued liabilities...............................         --         1,779
  Notes payable banks...............................         --        16,109
  Subordinated debentures...........................         --        41,400
                                                       --------      --------
    Total liabilities subject to compromise.........         --        61,269
                                                       ========      ========
Stockholders' Equity
  Preferred stock, par value $.01 per share;
   authorized 5,000,000 shares at September 30,
   2000; none issued
  Common stock, par value $.01 per share; authorized
   50,000,000 shares at September 30, 2000; issued
   12,231,934 and 2,600,072 at September 30, 2000
   and December 31, 1999, respectively; outstanding
   12,213,689 and 2,581,827 shares at September 30,
   2000 and December 31, 1999, respectively.........        122            26
  Additional paid-in capital........................     61,781        30,989
  Accumulated other comprehensive loss-foreign
   currency translation adjustment..................     (1,279)         (288)
  Retained deficit..................................    (11,207)      (19,651)
  Less: Treasury stock..............................        (52)          (52)
                                                       --------      --------
    Total stockholders' equity......................     49,365        11,024
                                                       --------      --------
    Total liabilities and stockholders' equity......   $ 83,785      $ 94,734
                                                       ========      ========

The accompanying notes to consolidated financial statements of Southern Mineral
    Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                UNAUDITED STATEMENTS OF CONSOLIDATED OPERATIONS

                    (in thousands, except per share amounts)

                                             Three Months       Nine Months
                                                 Ended             Ended
                                             September 30      September 30
                                            ----------------  ----------------
                                             2000     1999     2000     1999
                                            -------  -------  -------  -------
                                              (Unaudited)       (Unaudited)
Revenue
Oil and gas...............................  $ 8,989  $ 6,556  $24,103  $18,411
Gain (Loss) on sales of properties and
 other assets.............................      (33)   7,139      (36)  12,181
                                            -------  -------  -------  -------
                                              8,956   13,695   24,067   30,592
Expenses
Production................................    2,349    2,325    6,313    6,634
Exploration...............................      163       24      458    1,965
Impairment................................       --        1       --      210
Depreciation, depletion and amortization..    2,040    2,562    5,905    8,370
General and administrative................    1,259    1,039    2,589    3,134
Restructuring and bankruptcy expenses.....    1,844    1,280    5,188    1,280
                                            -------  -------  -------  -------
                                              7,655    7,231   20,453   21,593
                                            -------  -------  -------  -------
Income from operations....................    1,301    6,464    3,614    8,999
Other income, expenses and deductions
  Interest and other income...............       30       43      133       79
  Interest and debt expense...............     (539)  (1,704)  (1,879)  (5,273)
                                            -------  -------  -------  -------
  Income before income taxes and
   extraordinary gain.....................      792    4,803    1,868    3,805
Provision (benefit) for foreign, federal
 and state income taxes
  Current provision (benefit).............     (191)     205      (85)     316
  Deferred provision (benefit)............      542     (312)   1,770     (735)
                                            -------  -------  -------  -------
                                                351     (107)   1,685     (419)
                                            -------  -------  -------  -------
Net income before extraordinary gain......      441    4,910      183    4,224
Extraordinary gain from extinguishment of
 debt, net of tax.........................    8,259       --    8,259       --
                                            -------  -------  -------  -------
Net income................................  $ 8,700  $ 4,910  $ 8,442  $ 4,224
                                            =======  =======  =======  =======
Income per share from continuing
 operations--basic........................  $  0.04  $  1.90  $  0.04  $  1.65
Income per share from continuing
 operations--diluted......................  $  0.04  $  1.50  $  0.04  $  1.18
Income per share from extraordinary item--
 basic....................................  $  0.83       --  $  1.63       --
Income per share from extraordinary item--
 diluted..................................  $  0.83       --  $  1.62       --
Net income per share--basic...............  $  0.87  $  1.90  $  1.67  $  1.65
Net income per share--diluted.............  $  0.87  $  1.50  $  1.66  $  1.18
Weighted average number of shares
 outstanding--basic.......................    9,976    2,570    5,070    2,564
Weighted average number of shares
 outstanding--diluted.....................   10,003    3,601    5,084    3,576

         The accompanying notes to consolidated financial statements of Southern Mineral Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                 (in thousands)

                                                             Nine Months Ended
                                                               September 30,
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
                                                                (Unaudited)
Cash Flows from Operating Activities
Net income.................................................. $  8,442  $  4,224
Adjustments to net income...................................    2,396    (3,965)
                                                             --------  --------
  Net cash provided by (used in) operating activities.......   10,838       259
Cash Flows from Investing Activities
Proceeds from sales of properties...........................    9,209    22,416
Capital expenditures........................................   (4,952)   (2,439)
                                                             --------  --------
  Net cash provided by investing activities.................    4,257    19,977
Cash Flows from Financing Activities
Payments of long-term debt..................................  (32,327)  (20,114)
Proceeds from long-term debt................................   17,456        --
Loan acquisition costs......................................     (250)     (416)
                                                             --------  --------
  Net cash used in financing activities.....................  (15,121)  (20,530)
Effect of exchange rate changes on cash.....................      (16)       24
                                                             --------  --------
  Net increase (decrease) in cash and cash equivalents......      (42)     (270)
Cash and cash equivalents at beginning of period............    1,980     1,541
                                                             --------  --------
Cash and cash equivalents at end of period.................. $  1,938  $  1,271
                                                             ========  ========
Supplemental disclosure of cash flow information
Cash paid for interest...................................... $  3,693  $  4,712
Cash paid for taxes.........................................      386       422
Non-cash Investing and Financing Activities
Directors' fees paid in stock............................... $    297  $     26
Common shares issued to debenture holders................... $ 29,801        --

         The accompanying notes to consolidated financial statements of Southern Mineral Corporation and subsidiaries are an integral part of these statements.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

   The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, though the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's latest Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the year ended December 31, 1999. In the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of September 30, 2000, the results of operations for the three and nine months ended September 30, 2000 and 1999 and statements of cash flows for the nine months then ended have been included.

   On October 29, 1999 ("Petition Date"), the Company and its wholly-owned subsidiaries, BEC Energy, Inc., Amerac Energy Corporation, SMC Ecuador, Inc. and SMC Production Company ("Debtor Subsidiaries"), filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Code ("Bankruptcy Code"), in order to facilitate the restructuring of the Company's long-term debt, revolving credit, trade debt and other obligations. The filings were made in the U.S. Bankruptcy Court for the Southern District of Texas, Victoria Division ("Bankruptcy Court"). The Company and its Debtor Subsidiaries emerged from Bankruptcy on August 1, 2000 ("Effective Date"). The Company and its Debtor Subsidiaries operated as debtors-in-possession subject to the Bankruptcy Court's supervision and orders until the Effective Date. See Note 2 for further information.

   The accompanying financial statements have been prepared in a manner consistent with the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Beginning in the fourth quarter of 1999 through the second quarter of 2000, and for the year ended December 31, 1999, the consolidated financial statements of the Company and its subsidiaries are presented in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 provides guidance on financial reporting by entities that have filed petitions with the bankruptcy court and expect to reorganize as going concerns under the Bankruptcy Code. SOP 90-7 generally requires the reclassification of the consolidated balance sheet, statement of operations and cash flows to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

   Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Earnings per Share--Basic earnings per share are based on the weighted average shares outstanding without any dilutive effects considered.

   On August 1, 2000, pursuant to the plan of reorganization of the Bankruptcy Code, old shareholders of the Company's common stock received one share of the Company's new common stock for each five shares of the Company's old common stock. All per-share amounts have been restated to reflect the 1 for 5 August 1, 2000 reverse stock split. See Note 2 Bankruptcy Filing.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

   Earnings per share have been calculated on the restated weighted average number of shares outstanding for the three and nine months ended September 30, 1999 and 2000, respectively. For the quarters and nine months ended September 30, 2000 and 1999, respectively, the issuance or conversion of potential common shares of 1,013,070 and 589,809, would have had an antidilutive effect on the diluted earnings per share calculation and therefore were not considered in the calculation of the diluted weighted average number of shares outstanding.

   Reclassifications-- Certain amounts in prior financial statements may have been reclassified to conform to the 2000 financial statement presentation.

   Comprehensive Income--Comprehensive income includes all changes in a company's equity except those resulting from investments by owners and distributions to owners, including, among other things, foreign currency translation adjustments. The Company's total comprehensive income for the nine months ended September 30, 2000 and 1999 was as follows (in thousands):

                                                                  Nine months
                                                                     ended
                                                                 September 30,
                                                                 --------------
                                                                  2000    1999
                                                                 ------  ------
   Net income................................................... $8,442  $4,224
   Foreign currency translation adjustment......................   (991)  1,108
                                                                 ------  ------
     Total comprehensive income................................. $7,451  $5,332
                                                                 ======  ======

Note 2. Bankruptcy Filing

   On October 29, 1999, the Company and its Debtor Subsidiaries, which excluded Neutrino, filed voluntary petitions for relief under the Bankruptcy Code in order to facilitate the restructuring of the Company's long-term debt, revolving credit, trade debt and other obligations. The filings were made in the U.S. Bankruptcy Court for the Southern District of Texas, Victoria Division. The Company and its Debtor Subsidiaries emerged from bankruptcy on August 1, 2000. All debts of the Company and its Debtor Subsidiaries as of the Petition Date were stayed by the bankruptcy petitions and were subject to compromise pursuant to such proceedings until the Effective Date. The Company and its Debtor Subsidiaries operated as debtors-in-possession subject to the Bankruptcy Court's supervision and orders. The proceedings of the Company and its Debtor Subsidiaries were consolidated for administrative purposes.

   The decision to seek protection was taken by the Company and its Debtor Subsidiaries because the Company concluded that a restructuring of its indebtedness could not be completed without the protection and assistance of the Bankruptcy Court. Timing of the bankruptcy filing was imposed by several factors, including the possible acceleration of the Company's $16.1 million of indebtedness by its domestic bank creditors and the inability of the Company and its debenture holders to reach a satisfactory compromise regarding the consideration to be received in the previously proposed restructuring. The bankruptcy petitions were filed in order to preserve cash and to give the Company the opportunity to restructure its debt.

   On February 25, 2000, the Company filed a Plan of Reorganization and Disclosure Statement and on May 2, 2000 filed a Second Amended Plan ("Amended Plan"). The Amended Plan set forth the means for satisfying claims, including liabilities subject to compromise and interests in the Company. On May 2, 2000, the Bankruptcy Court held a hearing and approved the Disclosure Statement and the procedure for transmitting the Amended Plan and Disclosure Statement for acceptance or rejection to all affected parties. The Bankruptcy Court set June 30, 2000 for the hearing on confirmation of the Amended Plan.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

   On July 5, 2000, the Company announced an agreement among all parties contesting its Amended Plan to support modifications to its Plan ("Modified Plan") to emerge from bankruptcy. The Bankruptcy Court set July 19, 2000 to complete the confirmation hearing on the Modified Plan subject to certain restrictions and on July 21, 2000 entered the order confirming the Company's Modified Plan. The Modified Plan became effective on August 1, 2000. The Modified Plan generally provides for the satisfaction of the Company and Debtor Subsidiaries' claims including payment of all Bankruptcy Court approved administrative expenses as follows:

  . Domestic secured debt was paid in full with interest and expenses including default interest of 3.5% from the Petition Date with proceeds from a new secured credit facility secured by the Company. Payment of the domestic secured debt, interest and expenses was $16,882,511 and occurred on August 23, 2000.

  . All other creditors other than domestic secured debt and amounts owed debenture holders will be paid in cash over periods ranging from 1 to 14 months.

  . Debenture holders were satisfied as follows:

    . Cash payment of $5 million, which was made to the indenture trustee on August 31, 2000.

    . Issuance of common stock that when issued represented approximately
      78% of the Company's outstanding common shares (9,536,422 shares).

  . A new Board of Directors was appointed for a one year term as follows:
    one by the creditors' committee, two from the existing board, three by representatives of significant owners of debentures and one jointly by the creditors' committee and significant owners of debentures.

  . A 1:5 reverse stock split of the Company's outstanding common stock, par value $0.01 per share, was effectuated on August 1, 2000, the Effective Date. Subject to the effects of the reverse split, the existing common stock, options and warrants remained outstanding with no change in terms and conditions except that all options and warrants expiring between the Petition Date and confirmation of the Modified Plan were extended for a two year period.

  . The current common shareholders, option holders, and warrant holders of record on July 24, 2000, received approximately 3,667,000 warrants allowing them to increase their ownership from 22% to up to 40% of the outstanding common stock. The new warrants are for a perpetual term with an exercise price of $4.21 per share, subject to adjustment for certain customary anti-dilution stock splits, stock dividends and other recapitalization events. The exercise price must be paid in cash.

   Pursuant to the provisions of SOP 90-7, the Company did not adopt fresh-start reporting upon its emergence from Bankruptcy. Based on the closing price of the Company's common stock on the Modified Plan confirmation date, the exchange of the debentures for shares of the Company's common stock, par value $0.01 per share, resulted in an extraordinary gain of approximately $8.2 million, which is reflected in third quarter 2000 statement of operations. In addition, the $616,000 fair value of the warrants issued was charged to bankruptcy expenses.

Note 3. Divestitures

   On July 21, 1999, the Company agreed to sell properties consisting of certain proven and unproven property interests in Texas to ANR Production Company. The properties included all of the Company's interest in the Brushy Creek and Texan Gardens Fields in Dewitt, Lavaca and Hidalgo counties of Texas. In July and August of 1999, the sale of its interests in the Brushy Creek Field and Texan Gardens Field were closed for $15.2 million and $0.8 million, respectively.

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

 Pro forma

   The following table summarizes the pro forma (unaudited) results (stated in thousands, except per share data), of the Company as though the dispositions of Brushy Creek, Texan Gardens and Inverness/Swan Hills had occurred on January 1, 1999.

                                                                 Nine Months
                                                               Ended September
                                                                     30,
                                                               ---------------
                                                                2000    1999
                                                               ------- -------
                                                                 (unaudited)
                                                               (in thousands,
                                                                 except per
                                                                 share data)
   Revenues................................................... $23,327 $24,105
   Net income (loss)..........................................   8,209  (2,580)
   Net income (loss) per share--basic......................... $  1.62 $( 1.01)
   Net income (loss) per share--diluted....................... $  1.61 $( 1.01)

   The preceding pro forma results are not necessarily indicative of those that would have occurred had the divestitures taken place at the beginning of 1999. During the first quarter of 1999, the Company sold its mineral interests and substantially all of its royalty interests in Texas, Mississippi and New Mexico for approximately $6 million. These divestitures did not have a material effect on the Company's historical results of operations.

Note 4. Debt

   Debt consisted of the following (in thousands):

                                                    September 30, December 31,
                                                        2000          1999
                                                    ------------- ------------
   Domestic Credit Facility........................    $14,283      $    --
   Old domestic credit facility--in default........         --       16,109
   Canadian credit facility (U.S. Dollars).........      5,463           --
   Old Canadian credit facility (U.S. Dollars).....         --       13,876
   Convertible subordinated debentures--in default
    ...............................................         --       41,400
                                                       -------      -------
     Total indebtedness............................    $19,746      $71,385
                                                       =======      =======

   As described in Note 2, because of the Company's filing of Chapter 11, all amounts were subject to compromise as of December 31, 1999, except for its Canadian bank credit facility, which is reflected as Current Liabilities not subject to compromise on the Consolidated Balance Sheet.

   On August 23, 2000, the Company entered into a new credit facility ("Domestic Credit Facility") with a domestic lender in the principal amount of up to $30,000,000. The Domestic Credit Facility provides for a borrowing base of $18,725,000 and matures on August 23, 2002. The borrowing base reduces $275,000 per month beginning September 1, 2000. Proceeds from the Domestic Credit Facility were used to repay the preexisting domestic facility as provided in the Modified Plan. The obligations under the Domestic Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries other than Neutrino. The Domestic Credit Facility prohibits the payment of dividends and contains covenants relating to the financial condition of the Company, including working capital, tangible net worth and cash flow coverage covenants. At September 30, 2000, the outstanding borrowing was $14,282,512. On November 6, 2000, outstanding borrowings under the Domestic Credit Facility were $13,482,512 with borrowing availability of $4,417,488. Outstanding principal under the Domestic Credit Facility bears interest at the Bank Index Rate plus

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

0.5% (10.0% at September 30, 2000) to the extent of the borrowing base utilized. The borrowing base is re-determined semi-annually beginning November 2000 and will be made at the sole discretion of the domestic lender. The Company may request four additional borrowing base redeterminations during any calendar year except that no more than one redetermination will be made each calendar quarter.

   On August 29, 2000, Neutrino repaid its old Canadian credit facility and entered into a new principal amount of up to US $30,000,000 loan facility (the "Canadian Credit Facility") with a new US lender. The initial borrowing base under the Canadian Credit Facility was $10,815,000 and reduces US $185,000 per month beginning September 2000 due August 29, 2002. At September 30, 2000, outstanding borrowings under the Canadian Credit Facility were US $5,463,389. The Canadian Credit Facility is secured by substantially all of Neutrino's assets and guaranteed by the Company. On November 6, 2000, outstanding borrowings under the Canadian Credit Facility were US $4,512,276 (Cdn $6,800,000) with a borrowing availability of US $5,747,724 (Cdn $8,661,820).
Outstanding principal under the Canadian Credit Facility bears interest at the bank's prime rate plus 0.5% (8.0% at September 30, 2000) to the extent of the borrowing base utilized. The Canadian Credit Facility contains certain covenants relating to the financial condition of Neutrino, including working capital, tangible net worth and cash flow coverage covenants. The borrowing base under the Canadian Credit Facility is subject to semi-annual redeterminations beginning November 2000. The borrowing base is redetermined semi-annually beginning November 2000 and will be made at the sole discretion of the Canadian lender. Neutrino may request four additional borrowing base redeterminations during any calendar year except that no more than one redetermination will be made each calendar quarter.

   The outstanding balance under the old Canadian credit facility was classified as a current liability because of the demand feature of the loan. However, it was management's intention that the facility be utilized to provide long-term financing for the Company.

   On October 2, 1997, the Company issued $41,400,000 of 6.875% convertible subordinated debentures due on October 1, 2007. The debentures were convertible into Common Stock of the Company at any time prior to maturity, at a conversion price of $8.26 per share. Proceeds of the offering were used to reduce bank debt and fund subsequent acquisitions. Pursuant to the debenture agreement, in the event of a change of control of the Company, debenture holders had the right to require the Company to repurchase the security at face value plus accrued interest. Due to the bankruptcy filings on October 29, 1999, the Company was not in compliance with certain provisions of the debenture agreement at December 31, 2000. Pursuant to the Modified Plan, the debentures were extinguished and converted in exchange for $5 million in cash and approximately 78% of the common stock of the Company. Based on the closing price of the Company's common stock on the Modified Plan confirmation date, the exchange of the debentures for cash and common stock resulted in an extraordinary gain, net of tax, of $8,258,993. See Note 2--Bankruptcy Filing.

Note 5. Nasdaq National Market Listing

   Early in 1999, the Company was advised that it was not in compliance with Nasdaq Stock Market listing requirements due to the low price per share of its Common Stock. The Company was granted a hearing on May 27, 1999 to present a plan to the Nasdaq National Market for compliance with the $1.00 per share minimum bid requirement. Subsequently, the Company was notified that effective with the close of business on August 4, 1999, its securities, including convertible subordinated debentures, were delisted from the Nasdaq National Market and Nasdaq SmallCap Market. The Company's Common Stock is now traded on the OTC Bulletin Board. The Company decided to not pursue a review of the delisting decision by the Nasdaq Review Council. The Company believes a permanent delisting of its Common Stock would impair the liquidity of the Common Stock and capital raising flexibility of the Company. Although the Company intends to use best efforts to seek a listing with a stock exchange or market and has made application with the American Stock Exchange, there is

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES no assurance that the Company will obtain any such listing. Upon emerging from Chapter 11, the Company's stock symbol on the OTC Bulletin Board was changed to "SMOP.OB." The symbol for the new warrants issued to old common shareholders, option holders and warrant holders is "SMOPW.OB".

Note 6. Restructuring and Bankruptcy Costs

   During the third quarter of 1999, the Board of Directors of the Company concluded that the proposed restructuring plan as filed with the Securities and Exchange Commission on July 21, 1999 could not be consummated on the terms contemplated. Therefore, estimated costs of approximately $1,372,000 associated with the restructuring were expensed during the third and fourth quarters of 1999. These costs are primarily legal, accounting, financial advisory and other transaction costs related to the proposed restructuring. Since the Company's filing for bankruptcy on October 29, 1999, it has incurred costs of approximately $553,000 in 1999; and $1,204,000 and $4,023,000, respectively, in the three and nine months ended September 30, 2000, related to legal, accounting and financial advisory services rendered in connection with the bankruptcy. In addition, $2,463,000 that was capitalized as other assets for fees and expenses related to securing the old domestic bank debt and convertible subordinated debentures were expensed during the fourth quarter of 1999 pursuant to SOP 90-7.

Note 7. Hedging

   As required by the Company's Domestic and Canadian Credit Facilities, the Company has entered into the following crude oil and natural gas costless collars:

 Oil Hedges

                                                                      U.S. $
                                                                     NYMEX WTI
                                                    Total  Monthly -------------
   Period                                            bbl     bbl   Floor   Cap
   ------                                          ------- ------- ------ ------
   United States
   Oct-00--Dec-00.................................  36,000 12,000  $22.00 $37.40
   Jan-01--Dec-01................................. 132,400 11,033  $22.00 $32.20
   Jan-02--Sep-02.................................  88,200  9,800  $22.00 $25.60
   Canada
   Oct-00--Dec-00.................................  31,000 10,333  $22.00 $37.60
   Jan-01--Dec-01................................. 111,100  9,258  $22.00 $33.30
   Jan-02--Sep-02.................................  70,300  7,811  $22.00 $27.00

 Gas Hedges

   United States

                                                                      U.S. $
                                                                   Houston Ship
                                                                      Channel
                                                    Total  Monthly -------------
   Period                                           mmbtu   mmbtu  Floor   Cap
   ------                                          ------- ------- -------------
   Oct-00--Oct-00................................. 104,000 104,000 $ 2.75 $ 5.90
   Nov-00--Mar-01................................. 486,000  97,200 $ 2.75 $ 6.85
   Apr-01--Oct-01................................. 600,000  85,714 $ 2.75 $ 4.98
   Nov-01--Mar-02................................. 378,000  75,600 $ 2.75 $ 4.85
   Apr-02--Oct-02................................. 466,000  66,571 $ 2.75 $ 3.80

                 SOUTHERN MINERAL CORPORATION AND SUBSIDIARIES

   Canada

                                                                        CDN $
                                                                       Alberta
                                                                      Apot-AECO
                                                 Total     Monthly   -----------
   Period                                      gigajoules gigajoules Floor  Cap
   ------                                      ---------- ---------- ----- -----
   Oct-00--Sep-02............................. 1,200,000    50,000   $4.05 $6.15

   The fair value at September 30, 2000 of collars was an unrealized loss of $1.4 million.

   In August, 2000, the Company fixed the rate of interest on its outstanding bank borrowings under its Canadian Credit Facility through interest rate swaps. The estimated gain on liquidation of the interest rate swap position at September 30, 2000 was $2,130.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            PETROCORP INCORPORATED,

                         PETROCORP ACQUISITION COMPANY

                                      AND

                          SOUTHERN MINERAL CORPORATION

                         DATED AS OF DECEMBER 22, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE I THE MERGER....................................................  A-2
  Section 1.1  The Merger...............................................   A-2
  Section 1.2  Effective Time...........................................   A-2
  Section 1.3  Effects of the Merger....................................   A-2
  Section 1.4  Charter and Bylaws, Directors............................   A-2
  Section 1.5  Conversion of Securities.................................   A-2
  Section 1.6  Company Common Stock Elections...........................   A-5
  Section 1.7  Parent to Make Cash and Certificates Available, Transfer
                Taxes, Withholding......................................   A-6
  Section 1.8  Dividends, Fractional Shares, etc. ......................   A-7
  Section 1.9  Closing..................................................   A-8
  Section 1.10 Transfer Taxes...........................................   A-8
  Section 1.11 Guarantee................................................   A-8
  Section 1.12 Dissenting Shares........................................   A-8

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT.....................  A-9
  Section 2.1  Organization and Qualification...........................   A-9
  Section 2.2  Capitalization...........................................   A-9
  Section 2.3  Subsidiaries.............................................  A-10
  Section 2.4  Authority Relative to this Agreement.....................  A-10
  Section 2.5  Reports and Financial Statements.........................  A-11
  Section 2.6  Absence of Certain Changes or Events.....................  A-11
  Section 2.7  Litigation...............................................  A-11
  Section 2.8  Compliance with All Applicable Laws......................  A-12
  Section 2.9  Employee Benefit Plans...................................  A-12
  Section 2.10 Parent Board Action......................................  A-13
  Section 2.11 Required Shareholder Vote or Consent.....................  A-13
  Section 2.12 Taxes....................................................  A-13
  Section 2.13 No HSR Filing............................................  A-14
  Section 2.14 Certain Agreements.......................................  A-14
  Section 2.15 Compliance with Environmental Laws.......................  A-14
  Section 2.16 Financial Advisor........................................  A-15
  Section 2.17 Hedging..................................................  A-15
  Section 2.18 No Distribution of Parent Rights.........................  A-15
  Section 2.19 Oil and Gas Operations...................................  A-15
  Section 2.20 Properties...............................................  A-16
  Section 2.21 Oil and Gas Reserves.....................................  A-16
  Section 2.22 Take-or-Pay Deliveries...................................  A-17
  Section 2.23 Representations and Warranties Regarding Merger Sub......  A-17

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY............... A-17
  Section 3.1  Organization and Qualification...........................  A-18
  Section 3.2  Capitalization...........................................  A-18
  Section 3.3  Subsidiaries.............................................  A-18
  Section 3.4  Authority Relative to this Agreement.....................  A-19
  Section 3.5  Reports and Financial Statements.........................  A-19
  Section 3.6  Absence of Certain Changes or Events.....................  A-20
  Section 3.7  Litigation...............................................  A-20
  Section 3.8  Compliance with Applicable Laws..........................  A-20
  Section 3.9  Employee Benefit Plans...................................  A-20
  Section 3.10 Company Board Action.....................................  A-22

                                                                          Page
                                                                          ----
  Section 3.11 Required Shareholder Vote or Consent.....................  A-22
  Section 3.12 Taxes....................................................  A-22
  Section 3.13 Certain Agreements.......................................  A-22
  Section 3.14 Compliance with Environmental Laws.......................  A-23
  Section 3.15 Financial Advisor........................................  A-23
  Section 3.16 Hedging..................................................  A-23
  Section 3.17 Oil and Gas Operations...................................  A-24
  Section 3.18 Gas Imbalances...........................................  A-24
  Section 3.19 Royalties................................................  A-24
  Section 3.20 Properties...............................................  A-24
  Section 3.21 Oil and Gas Reserves.....................................  A-25
  Section 3.22 Take-or-Pay Deliveries...................................  A-25

 ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.................... A-25
  Section 4.1  Conduct of Business by Company Pending the Merger........  A-25
  Section 4.2  Conduct of Business by Parent Pending the Merger.........  A-28

 ARTICLE V ADDITIONAL AGREEMENTS......................................... A-31
  Section 5.1  Access and Information...................................  A-31
  Section 5.2  Registration Statement/Proxy Statement...................  A-31
  Section 5.3  Compliance with the Securities Act.......................  A-32
  Section 5.4  Stock Exchange Listing...................................  A-32
  Section 5.5  Employee Matters.........................................  A-32
  Section 5.6  Indemnification..........................................  A-33
  Section 5.7  Additional Agreements....................................  A-33
  Section 5.8  No Shop..................................................  A-34
  Section 5.9  Advice of Changes, SEC Filings...........................  A-35
  Section 5.10 Confidentiality Agreement................................  A-35
  Section 5.11 Special Meetings.........................................  A-35
  Section 5.12 State Takeover Statutes..................................  A-36
  Section 5.13 Company Credit Agreements................................  A-36
  Section 5.14 Expenses.................................................  A-36
  Section 5.15 St. Paul Shareholder Agreement...........................  A-36
  Section 5.16 Available Funds..........................................  A-36

 ARTICLE VI CONDITIONS PRECEDENT......................................... A-36
  Section 6.1  Conditions to Each Party's Obligation to Effect the
                Merger..................................................  A-36
  Section 6.2  Conditions to Obligation of Company to Effect the
                Merger..................................................  A-37
  Section 6.3  Conditions to Obligations of Parent to Effect the
                Merger..................................................  A-37

 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................... A-38
  Section 7.1  Termination..............................................  A-38
  Section 7.2  Effect of Termination....................................  A-39
  Section 7.3  Amendment................................................  A-39
  Section 7.4  Waiver...................................................  A-40
  Section 7.5  Exclusive Remedy for Inaccuracy or Breach of
                Representation or Warranty..............................  A-40

 ARTICLE VIII GENERAL PROVISIONS......................................... A-40
  Section 8.1  Non-Survival of Representations and Warranties...........  A-40
  Section 8.2  Disclosure Schedules.....................................  A-40
  Section 8.3  Notices..................................................  A-40
  Section 8.4  Interpretation...........................................  A-41
  Section 8.5  Counterparts.............................................  A-41

                                                                            Page
                                                                            ----
  Section 8.6  Entire Agreement, No Third-Party Beneficiaries.............  A-41
  Section 8.7  Governing Law..............................................  A-41
  Section 8.8  Shareholder Agreements.....................................  A-41
  Section 8.9  Standstill.................................................  A-41
  Section 8.10 Assignment.................................................  A-42
  Section 8.11 Severability...............................................  A-42
  Section 8.12 Enforcement of this Agreement..............................  A-42

Exhibit A -- Merger Sub Certificate of Incorporation
Exhibit B -- Affiliate Letter
Exhibit C -- Form of St. Paul Shareholder Agreement

                             INDEX OF DEFINED TERMS

Term                                                                   Section
----                                                                 -----------
Affiliate........................................................... 5.3
Affiliate Letter.................................................... 5.3
Aggregate Merger Consideration...................................... 1.5(c)(ii)
Agreement........................................................... Preamble
Alternative Proposal................................................ 5.8
AMEX................................................................ 6.1(c)
Applicable Corporate Laws........................................... 1.1
Blue Sky............................................................ 5.2
Cap................................................................. 5.6(a)
Cash Consideration.................................................. 1.5(c)(i)
Cash-Out Option..................................................... 1.5(h)
Certificate......................................................... 1.5(f)
Certificates of Merger.............................................. 1.2
Closing............................................................. 1.9
Code................................................................ Recitals
Commission.......................................................... 2.5
Company............................................................. Preamble
Company Common Stock................................................ Recitals
Company Credit Agreements........................................... 4.1(e)
Company Director Nominees........................................... 1.4(b)
Company Disclosure Schedule......................................... Article III
Company ERISA Affiliate............................................. 3.9
Company Employee Benefit Plans...................................... 3.9(a)
Company Employee Payments........................................... 3.9(d)
Company Financial Advisor Fees...................................... 3.15
Company Good and Marketable Title................................... 3.20(b)
Company's Knowledge................................................. 3.7
Company Material Adverse Effect..................................... 3.1
Company Payout Balances............................................. 3.21
Company Permitted Encumbrances...................................... 4.1(e)
Company Permits..................................................... 3.8
Company Preferred Stock............................................. 3.2
Company Principal Shareholders...................................... Recitals
Company Proxy Statement............................................. 5.2
Company Related Party............................................... 3.13(b)
Company Reserve Report.............................................. 3.21
Company SEC Reports................................................. 3.5
Company Shareholder Agreements...................................... Recitals
Company Shareholder Approval........................................ 3.11
Company Special Meeting............................................. 5.11
Company Stock Plans................................................. 1.5(h)
Company Transaction Costs........................................... 1.5(d)
Confidentiality Agreement........................................... 5.10
Control............................................................. 8.4
Delaware Certificate of Merger...................................... 1.2
DGCL................................................................ 1.1
Effective Time...................................................... 1.2
Stock Election Mailing Date......................................... 1.6(c)
Environmental Laws.................................................. 2.15(a)

Term                                                                   Section
----                                                                  ----------
ERISA................................................................ 2.9(a)
Exchange Act......................................................... 2.4
Exchange Agent....................................................... 1.6(b)
Exchange Fund........................................................ 1.7(a)
Exchange Ratio....................................................... 1.5(c)(ii)
Expenses Fee......................................................... 7.2(c)
Form of Stock Election............................................... 1.6(c)
Form S-4............................................................. 5.2
Fractional Share..................................................... 1.8(c)
Fundamental Change................................................... 4.2
GAAP................................................................. 4.1(e)
GCLN................................................................. 1.1
Governmental Entity.................................................. 2.4
Hydrocarbons......................................................... 2.1
Indemnified Parties.................................................. 5.6(a)
Liens................................................................ 2.20(a)
Maximum Stock Election Number........................................ 1.5(e)
Merger............................................................... Recitals
Merger Consideration................................................. 1.5(c)
Merger Sub........................................................... Preamble
Merger Sub Common Stock.............................................. 1.5(a)(ii)
Multiemployer Plan................................................... 2.9(b)
Nevada Certificate of Merger......................................... 1.2
Non-Electing Share................................................... 1.6(a)
Option............................................................... 1.5(h)
Parent............................................................... Preamble
Parent Common Stock.................................................. Recitals
Parent Credit Agreement.............................................. 4.2(e)
Parent Disclosure Schedule........................................... Article II
Parent ERISA Affiliate............................................... 2.9(f)
Parent Employee Benefit Plans........................................ 2.9(a)
Parent Good and Marketable Title..................................... 2.20(b)
Parent Information Statement......................................... 5.2
Parent's Knowledge................................................... 2.7
Parent Material Adverse Effect....................................... 2.1
Parent Payout Balances............................................... 2.21
Parent Permitted Encumbrances........................................ 4.2(e)
Parent Permits....................................................... 2.8
Parent Preferred Stock............................................... 2.2
Parent Principal Shareholders........................................ Recitals
Parent Prospectus.................................................... 5.12
Parent Related Party................................................. 2.14(b)
Parent Reserve Reports............................................... 2.21
Parent Rights........................................................ 2.2
Parent SEC Reports................................................... 2.5
Parent Shareholder Agreements........................................ Recitals
Parent Shareholder Approval.......................................... 2.11
Parent Special Meeting............................................... 5.11(b)
Parent Stock Options................................................. 2.2
Per Share Merger Consideration....................................... 1.5(c)(i)
Per Share Merger Consideration Adjustment............................ 1.5(d)

Term                                                                   Section
----                                                                  ----------
Person............................................................... 2.12(c)
Joint Proxy Statement/Prospectus..................................... 5.2
Securities Act....................................................... 2.4
Shareholder Agreements............................................... Recitals
St. Paul............................................................. 5.15
St. Paul Shareholder Agreement....................................... 5.15
Stock Consideration.................................................. 1.5(c)(ii)
Stock Election....................................................... 1.6(a)
Stock Election Final Date............................................ 1.6(e)
Stock Election Percentage............................................ 1.5(e)
Stock Election Shareholders.......................................... 1.5(e)
Subsidiary........................................................... 8.4
Substitute Option.................................................... 1.5(h)
Superior Proposal.................................................... 5.8
Surviving Corporation................................................ 1.1
Tax.................................................................. 2.12
Tax Return........................................................... 2.12
TBCA................................................................. 1.1
Transaction Documents................................................ 2.4
Transfer Taxes....................................................... 1.10
Warrant.............................................................. 1.5(g)

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER dated as of December 22, 2000 (as amended from time to time, this "Agreement") is entered into by PetroCorp Incorporated, a Texas corporation ("Parent"), PetroCorp Acquisition Company, a Delaware corporation ("Merger Sub"), and Southern Mineral Corporation, a Nevada corporation ("Company").

                              W I T N E S S E T H:

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Company have approved the merger of Company with and into Merger Sub (the "Merger") and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, whereby, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of Company ("Company Common Stock"), not owned by Parent, Company or their respective Subsidiaries (as defined in Section 8.4), will be converted into the right to receive cash or, if properly elected by the holder of such share, shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") or a combination of Parent Common Stock and cash;

   WHEREAS, Parent and Company intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders, and accordingly the Boards of Directors of Parent, Merger Sub and Company have approved the Merger upon the terms and subject to the conditions set forth herein;

   WHEREAS, simultaneously with the execution and delivery of this Agreement (except as described in Section 5.15), and as a condition and inducement to the willingness of Company to enter into this Agreement, Company and holders ("Parent Principal Shareholders") of the number of shares of Parent Common Stock necessary under applicable law to approve the Merger and the transactions contemplated hereby have entered, or (in the case of the St. Paul Shareholder Agreement (as defined in Section 5.15)) will enter, into shareholder agreements (including the St. Paul Shareholder Agreement, the "Parent Shareholder Agreements" and, together with the Company Shareholder Agreement, the "Shareholder Agreements") pursuant to which they each agree to vote to adopt and approve the Merger, this Agreement, and the transactions contemplated hereby, and to take certain actions in furtherance of the Merger;

   WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain principal shareholders of Company (the "Company Principal Shareholders") have entered into shareholder agreements (the "Company Shareholder Agreements") pursuant to which the Company Principal Shareholders will agree to vote to adopt and approve the Merger, this Agreement, and the transactions contemplated hereby, and to take certain other actions in furtherance of the Merger;

   WHEREAS, prior to the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, has executed a written consent adopting and approving the Merger, this Agreement, and the transactions contemplated hereby, and approving certain other actions in furtherance of the Merger; and

   WHEREAS, among other things, two individuals selected by the Board of Directors of Company will become directors of Parent in connection with the transactions contemplated by this Agreement.

   NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with each of the Delaware General Corporation Law (the "DGCL"), the General Corporation Law of Nevada (the "GCLN") and the Texas Business Corporation Act (the "TBCA" and, together with the DGCL and the GCLN, the "Applicable Corporate Laws"), Company will be merged with and into Merger Sub at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Company will cease in accordance with the GCLN, and Merger Sub will continue as the surviving corporation (the "Surviving Corporation"), and will succeed to and assume all the rights and obligations of Company in accordance with the DGCL.

   Section 1.2 Effective Time. The Merger will become effective when a Certificate of Merger (the "Delaware Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware, and a Certificate of Merger (the "Nevada Certificate of Merger" and, together with the Delaware Certificate of Merger, the "Certificates of Merger") executed in accordance with the GCLN is filed with the Secretary of State of the State of Nevada, or such later time which the parties hereto will have agreed upon and designated in the Certificates of Merger as the effective time of the Merger. When used in this Agreement, the term "Effective Time" will mean the first date and time at which both Certificates of Merger have been duly filed, which the Parties agree will be done simultaneously (as reasonably possible) for record or such later time established by the Certificates of Merger. The filing of the Certificates of Merger will be made on the date of the Closing (as defined in Section 1.9).

   Section 1.3 Effects of the Merger. The Merger will have the effects set forth in the applicable provisions of the Applicable Corporate Laws.

   Section 1.4 Charter and Bylaws, Directors. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time in the form attached as Exhibit A, will be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of Merger Sub or by applicable law.

     (b) The directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     (c) Prior to the date of this Agreement, Parent's Board of Directors has approved (i) an amendment to its Bylaws to be effective at or prior to the Effective Time (A) increasing the number of directors on Parent's Board of Directors to nine or more, (B) creating two vacancies on Parent's Board of Directors as of and subsequent to the Effective Time for a term lasting until the second annual meeting of the shareholders following the Effective Time, and (C) which cannot be amended or otherwise modified or repealed except by a unanimous vote of Parent's Board of Directors, and (ii) resolutions causing two individuals which Company will select prior to the Effective Time (the "Company Director Nominees") to become directors of Parent as of the Effective Time, filling such vacancies. If at any time after Company's selection of the Company Director Nominees (including after the Effective Time) any Company Director Nominee is unable to serve as a director, the other, remaining Company Director Nominee will nominate and elect a replacement director.

   Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any securities of Merger Sub:

     (a) (i) Each issued and outstanding share of Parent Common Stock will remain outstanding and will represent one validly issued, fully paid and nonassessable share of Parent Common Stock.

     (ii) Each issued and outstanding share of common stock, par value $0.01, of Merger Sub ("Merger Sub Common Stock") will remain outstanding and will represent one validly issued, fully paid and nonassessable share of Merger Sub Common Stock.

     (b) Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock owned by Parent or any Subsidiary of Parent will be canceled, and no cash, capital stock of Parent or Merger Sub, or other consideration will be delivered in exchange therefor.

     (c) Subject to Sections 1.5(b), 1.6, 1.7, 1.8 and 1.12, each issued and outstanding share of Company Common Stock not cancelled pursuant to Section 1.5(b) will be converted into one of the following (as adjusted pursuant to this Article I, the "Merger Consideration"):

       (i) for each such share of Company Common Stock (other than shares as to which a Stock Election (as defined in Section 1.6(a) has been effectively made and not revoked or lost pursuant to Section 1.6), the right to receive an amount in cash, without interest (collectively, the "Cash Consideration"), equal to $4.71, as may be adjusted pursuant to
    Section 1.5(d) (as adjusted, the "Per Share Merger Consideration"); or

       (ii) at the election of the holder thereof, for each such share of Company Common Stock as to which a Stock Election has been effectively made and not revoked or lost, the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (collectively, the "Stock Consideration"; the aggregate Cash Consideration and Stock Consideration issued to all of Company's shareholders in connection with the Merger will be referred to as the "Aggregate Merger Consideration"). The "Exchange Ratio" will equal the Per Share Merger Consideration divided by 10.

     (d) The Per Share Merger Consideration will be (i) increased by an amount equal to the quotient of (A) the amount by which the Company Transaction Costs are less than $2,300,000, divided by (B) 15,980,815; or
  (ii) decreased by an amount equal to the quotient of (A) the amount by which the Company Transaction Costs exceed $3,300,000, divided by (B) 15,980,815. "Company Transaction Costs" means, to the extent relating to the Merger and incurred or reasonably expected to be incurred (whether paid or payable) after the date of this Agreement and up to the Effective Time, the sum of (i) Company Employee Payments (as defined in Section 3.9(d)),
  (ii) Company Financial Advisor Fees (as defined in Section 3.15), and (iii) accounting, printing, registration and legal expenses. Within five calendar days after the Stock Election Mailing Date, Company will deliver to Parent a schedule setting forth in reasonable detail Company's estimated calculation of the Company Transaction Costs to be used in the computation of the adjustment (the "Per Share Merger Consideration Adjustment") to the Per Share Merger Consideration under this Section 1.5(d). Within five calendar days of its receipt of Company's calculation of the Per Share Merger Consideration Adjustment, Parent may advise Company whether it has any exceptions to such calculation. Unless Parent delivers to Company within five calendar days after its receipt of Company's calculation of the Per Share Merger Consideration Adjustment a letter describing in reasonable detail its exceptions to Company's calculation of the Per Share Merger Consideration Adjustment, Company's estimate of the Per Share Merger Consideration Adjustment will be conclusive and binding. If Parent submits a letter detailing any exceptions to the calculation of the Per Share Merger Consideration Adjustment, then (i) for five days after the date Company receives such letter, Company and Parent will use their reasonable best efforts to agree on the calculation of the Per Share Merger Consideration Adjustment, and (ii) lacking such agreement, the matter will be referred to a "Big 5" accounting firm mutually agreed upon by Parent and Company, who will determine on an expedited basis prior to the Stock Election Final Date the correct Per Share Merger Consideration Adjustment, which determination will be conclusive and binding.

     (e) If, and only if, the aggregate number of shares of Company Common Stock as to which a Stock Election has been effectively made pursuant to
  Section 1.6 (the "Stock Election Shares") would represent (but for the application of this Section 1.5(e)) the right to receive more than 4,000,000 shares of Parent Common Stock (the "Maximum Stock Election Number"), then the Aggregate Merger Consideration will be comprised of Stock Consideration equal to the Maximum Stock Election Number and Cash Consideration in an amount equal to the balance of the Aggregate Merger Consideration. In which case, the Stock Election Shares will be converted into the right to receive the Cash Consideration or the Stock Consideration in the following manner:

       (i) the number of Stock Election Shares covered by each Stock Election to be converted into Stock Consideration will be determined by multiplying the number of Stock Election Shares covered by such Stock Election by a fraction, (A) the numerator of which is the Maximum Stock Election Number, and (B) the denominator of which is the aggregate number of Stock Election Shares;

       (ii) all Stock Election Shares not converted into Stock
    Consideration in accordance with Section 1.5(e)(i) will be converted into the right to receive the Cash Consideration; and

       (iii) Fractional Shares resulting from the application of Section 1.5(e)(i) will be converted into Cash Consideration.

     (f) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock will, pursuant to Section 1.5(c), cease to be outstanding and the certificates representing such shares will be canceled and retired and will cease to exist and each holder of such shares of Company Common Stock will thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of Parent Common Stock in accordance with Section 1.5(c) upon the surrender of a certificate representing such shares of Company Common Stock (a "Certificate").

     (g) At the Effective Time, each warrant to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (a "Warrant") will remain outstanding and will become warrants to acquire Per Share Merger Consideration on terms set forth in the Warrant. After the Effective Time, each Warrant will represent the right to receive, upon exercise of such Warrant, an amount of cash (without interest) equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant as of the Effective Time, and (ii) (A) the Per Share Merger Consideration, minus (B) the exercise price per share applicable under such Warrant. All references to Company in Company's warrant agreements with respect to Warrants will be deemed to refer to Parent and Merger Sub, and Parent and Merger Sub will assume the obligations of the Company under such warrant agreements. The other terms of each such Warrant and the applicable Company warrant agreement under which it was issued will continue to apply.

     (h) Each of Company's stock option plans listed in Section 1.5(h) of the Company Disclosure Schedule (collectively, the "Company Stock Plans"), and each outstanding stock option held by any current or former employee, director or consultant (an "Option"), (A) will be assumed by Parent at the Effective Time, and each Option will vest and become immediately exercisable, and will be deemed to be converted into an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Company Common Stock subject to such Option multiplied by the Exchange Ratio (rounded to the nearest whole share, with 0.5 shares being rounded up) or (B) at the option of the holder of such Option exercisable by written notice to Company prior to the Effective Time, will be cancelled immediately prior to the Effective Time in exchange for a payment in cash as provided below (a "Cash-out Option"). The per share exercise price for each Substitute Option will be the current exercise price per share of Company Common Stock set forth in the original Option to which it relates divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise will be subject to all of the other terms and conditions of the original Option to which it relates. The cash payment for each Cash-out Option will be equal to the product of (x) the number of shares of Company Common Stock subject to such Option, and (y) the excess of the Per Share Merger Consideration over the exercise price per share of Company Common Stock subject to such Option. Parent will provide to Company at the Effective Time funds to make the payments provided in the preceding sentence. Prior to the Effective Time, Company will take such additional actions as are necessary under applicable law and the applicable agreements and Company Stock Plans to effect the transactions contemplated by this paragraph.

   Section 1.6 Company Common Stock Elections. Subject to Sections 1.5, 1.7 and 1.8, each holder of shares of Company Common Stock (other than holders of shares to be canceled as set forth in Section 1.5(b)) will have the right to submit a request specifying the number of shares of Company Common Stock which such holder desires to have converted into the right to receive either Stock Consideration or a combination of Stock Consideration and Cash Consideration in accordance with the following procedures:

     (a) Each holder of shares of Company Common Stock may specify in a request made in accordance with the provisions of this Section 1.6 the number of such shares which such holder desires to have converted into the right to receive Stock Consideration in the Merger (a "Stock Election"). Each share of Company Common Stock as to which no Stock Election is in effect at the Stock Election Final Date (as defined in Section 1.6(e)) or for which a Stock Election has been made but has been revoked or withdrawn or is otherwise no longer effective will be called a "Non-Electing Share." Subject to Sections 1.7 and 1.8, the Non-Electing Shares of each holder of shares of Company Common Stock will be treated for purposes of this Agreement as if such shares were not covered by a Stock Election and, accordingly, will be converted to the right to receive Cash Consideration in accordance with Section 1.5(c)(i).

     (b) Parent will authorize Parent's Transfer Agent or such other person as will be reasonably acceptable to Company to receive Stock Elections, to act as exchange agent hereunder and to make, subject to approval by Parent and Company (provided such approval is not unreasonably withheld, delayed or denied), any computations required to be made to give effect to this
  Article I (the "Exchange Agent").

     (c) Parent will prepare, for use by shareholders of Company in surrendering Certificates, a form (the "Form of Stock Election") pursuant to which each holder of Company Common Stock may make Stock Elections. As of a date on which Parent and Company can mutually agree, which date is expected to be as soon as practicable after the Company Shareholder Approval is obtained (the "Stock Election Mailing Date"), the Form of Stock Election will be mailed to shareholders of record of Company and record holders of Warrants.

     (d) Company and Parent will use all reasonable efforts to make the Form of Stock Election available to all persons who become shareholders of record of Company and Parent during the period between the Stock Election Mailing Date and the Stock Election Final Date.

     (e) A Stock Election will have been properly made only if the Exchange Agent will have received, by 5:00 p.m., New York City time, on the twentieth day (or a later date which may be determined prior to the Stock Election Mailing Date by mutual agreement of Parent and Company) following the date of mailing of the Form of Stock Election (such time on such day being referred to herein as the "Stock Election Final Date"), a properly completed and signed Form of Stock Election. A holder of Warrants that (i) receives a Form of Stock Election, (ii) exercises Warrants in accordance with the applicable warrant agreement after receipt of such Form of Stock Election but prior to the Stock Election Final Date, and (iii) otherwise delivers such Form of Stock Election in accordance with this Section 1.6(e) with respect to the shares of Company Common Stock issuable under such Warrant, will have made a Stock Election with respect to such shares of Company Common Stock issuable under such Warrant if, and only if, such shares are issued to such holder on or prior to the Stock Election Final Date so that such holder is the record holder of such shares on the Stock Election Final Date.

     (f) Any holder of record of shares of Company Common Stock may at any time prior to the Stock Election Final Date change such holder's Stock Election by written notice received by the Exchange Agent at or prior to the Stock Election Final Date, accompanied by a properly completed Form of Stock Election.

     (g) Any holder of record of shares of Company Common Stock may at any time prior to the Stock Election Final Date revoke such holder's Stock Election by written notice received by the Exchange Agent at or prior to the Stock Election Final Date or by withdrawal prior to the Stock Election Final Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of a Stock Election may be withdrawn by notice of such withdrawal delivered at or prior to the Stock Election Final Date. Any shareholder of Company who will have deposited Certificates with the Exchange Agent will have the right to withdraw such Certificates by written notice received by the Exchange Agent at or prior to the Stock Election Final Date. Parent will obtain from the Exchange Agent an agreement to return all Stock Elections and accompanying Certificates to the shareholders submitting the same in the event this Agreement will be terminated in accordance with its terms.

     (h) Parent will have the right, subject to approval by Company (provided such approval is not unreasonably withheld or delayed), to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Stock Election, the issuance and delivery of certificates for Parent Common Stock into which shares of Company Common Stock are converted in the Merger and the payment for shares of Company Common Stock converted into the right to receive the Cash Consideration in the Merger.

   Section 1.7 Parent to Make Cash and Certificates Available, Transfer Taxes, Withholding.

    (a) As soon as practicable after the Effective Time, Parent will deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock and holders of Warrants, certificates for shares of Parent Common Stock and cash representing the Aggregate Merger Consideration payable pursuant to Sections 1.5, 1.6, and 1.8 (such certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest or other income resulting from such investments will be paid to Parent. As soon as practicable after the Effective Time, the Exchange Agent will distribute to each holder of shares of Company Common Stock converted into the right to receive the Cash Consideration or the Stock Consideration pursuant to Sections 1.5, 1.6, and 1.8, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Stock Election) of one or more Certificates for cancellation, a check for the amount of cash to which such holder is entitled under such sections and/or certificates representing the shares of Parent Common Stock to which such holder is entitled under such sections. As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to this Article I (other than any holder who previously surrendered all its Certificates with a Stock Election or pursuant to a guarantee of delivery delivered with a Stock Election) (A) a letter of transmittal in form reasonably acceptable to Parent (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery of the Certificates to the Exchange Agent) and
(B) instructions for use in effecting the surrender of the Certificates.

   (b) Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock issuable and/or the cash payable to such holder pursuant to Sections 1.5, 1.6 and 1.8 of this Agreement. Each share of Parent Common Stock into which a share of Company Common Stock will be converted will be deemed to have been issued at the Effective Time. If any certificate representing shares of Parent Common Stock or cash or other property is to be issued or delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

   Section 1.8 Dividends, Fractional Shares, etc.

   (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock will be paid with respect to any shares of Company Common Stock represented by a Certificate, until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of certificates of Parent Common Stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes that may be required thereon.

   (b) At or after the Effective Time, there will be no transfer on the stock transfer books of Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration, if any, deliverable in respect thereof pursuant to this Agreement.

   (c) No fractional shares of Parent Common Stock will be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to the Merger, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that could otherwise be issuable (each, a "Fractional Share"), and the amount of such cash adjustment will be equal to the product of such fractional amount and the Per Share Merger Consideration.

   (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former shareholders of Company six months after the Effective Time or for such longer time as Parent will determine will be delivered to Parent. Any former shareholder of Company who has not theretofore complied with this Article I will thereafter look only to the Surviving Corporation and Parent for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

   (e) To the fullest extent permitted by law, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable or unclaimed property, escheat or similar laws.

   (f) In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost stolen or destroyed Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock, as provided in this Section 1.8, deliverable in respect thereof pursuant to this Agreement.

   (g) In the event of any change in the Parent Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, combination, or exchange of Parent Common Stock or the like, the Per Share Merger Consideration, the Exchange Ratio and other terms set forth in this Agreement will be appropriately adjusted.

   Section 1.9 Closing. The closing of the Merger (the "Closing") and all actions contemplated by this Agreement to occur at the Closing will take place at the offices of Parent, 6733 South Yale Avenue, Tulsa, Oklahoma 74136, at 10:00 a.m., local time, on a date to be specified by the parties, which (subject to fulfillment or waiver of the conditions set forth in Article VI) will be no later than the second business day following the day on which the last of the conditions set forth in Article VI will have been fulfilled or waived, or at such other time and place as Parent and Company will agree.

   Section 1.10 Transfer Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or other taxes described in
Section 1.7(b) (collectively, "Transfer Taxes"). From and after the Effective Time, Parent will pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Stock, all Transfer Taxes.

   Section 1.11 Guarantee. Parent hereby absolutely, unconditionally and irrevocably guarantees the performance by Merger Sub of all of its obligations under this Agreement. The liability of Parent hereunder will be primary and not as a surety, and will not be affected by:

     (a) any amendment, modification of or supplement to this Agreement, any other Transaction Document or any agreement or any other instrument or any assignment or transfer of any rights or obligations thereunder;

     (b) any release or waiver, by operation of law or otherwise, of the performance or observance by Parent or Merger Sub or any Person of any express or implied agreement, covenant, term, obligation or condition under any of the Transaction Documents;

     (c) any extension of the time for the payment of all or any portion of any sums payable under any agreement or the extension of time for the performance of any obligations under, arising out of or in connection with any of the Transaction Documents;

     (d) any failure, omission, delay or lack of diligence on the part of Company, or any other Person, to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on Company or any other individual or entity by any of the Transaction Documents, or any action on the part of Company or such other Person granting indulgence or extension of any kind;

     (e) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Merger Sub;

     (f) any merger, amalgamation or consolidation of Parent or of Merger Sub into or with any other corporation or partnership or other entity or any sale, lease or transfer of any or all of the assets of Parent or of Merger Sub to any Person; or

     (g) any failure on the part of Company for any reason to comply with or perform any of the terms of the Transaction Documents.

   Notwithstanding the foregoing, Parent will not be obligated to guarantee Merger Sub's performance to the extent Parent has a defense to its performance of its obligations hereunder if such defense (i) would arise if Merger Sub were not a party to this Agreement and Company were merging into Parent, and (ii) did not arise through any act or omission of Parent.

   Parent hereby waives notice or demand of performance in the acceptance of its obligations hereunder.

   Section 1.12 Dissenting Shares. Company will give Parent prompt notice of any demands received by Company for appraisal of any shares of Company Common Stock in accordance with the GCLN, and Parent will have the right to control all negotiations and proceedings with respect to such demands except as required by applicable law. Company will not, except with the prior written consent of Parent which may be withheld in its sole discretion without any obligation to provide an explanation for the exercise of that discretion, make any payment with respect to, or settle or offer to settle, any such demands. Any such demands will not be converted into a right to receive the Merger Consideration, unless the shareholder making such demand fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the GCLN. If after the Effective Time such shareholder fails to perfect or withdraws or loses its right to appraisal, such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time into a right to receive the Cash Consideration.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent represents and warrants to Company as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to Company prior to execution of this Agreement).

   Section 2.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, alone or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, a "Parent Material Adverse Effect" means any state of facts, event, change or effect which, individually or in the aggregate, (a) has a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries taken as a whole, or (b) would prevent the consummation of the material transactions contemplated hereby; provided that occurrences or events arising out of or resulting from the following will in each case be excluded from consideration for purposes of the effect of an occurrence or event on Parent and its Subsidiaries, taken as a whole: (i) changes in general economic conditions, including general stock market conditions and interest rate changes, (ii) changes in the energy industry, including changes in the prices of crude oil, natural gas, natural gas liquids and other hydrocarbons produced from crude oil or natural gas ("Hydrocarbons"), or (iii) the adverse determination of any pending litigation disclosed in the Parent Disclosure Schedule. Complete and correct copies as of the date of this Agreement of the Amended and Restated Articles of Incorporation and Bylaws of Parent have been delivered to Company prior to the date of this Agreement.

   Section 2.2 Capitalization. The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Parent Preferred Stock"). As of the date of this Agreement, (a) 8,703,719 shares of Parent Common Stock were validly issued and outstanding, fully paid, and nonassessable, (b) no shares of Parent Preferred Stock were issued and outstanding, (c) 1,515,157 shares of Parent Common Stock were reserved for issuance pursuant to options ("Parent Stock Options") to purchase Parent Common Stock, and (d) no shares of parent Common Stock were reserved for issuance pursuant to warrants to purchase Parent Common Stock. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Parent's shareholders, whether together or as a separate class, on any matters on which Parent's shareholders may vote. As of the date of this Agreement, except for Parent Stock Options and rights ("Parent Rights") issued pursuant to the Shareholder Rights Agreement dated November 22, 1998, between Parent and First Union National Bank, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Agreement in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

   Section 2.3 Subsidiaries. Each Subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such Subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Section 2.3 of the Parent Disclosure Schedule contains, with respect to each Subsidiary of Parent its name and jurisdiction of organization and, with respect to each Subsidiary that is not wholly owned, the percentage of outstanding capital stock or equity capital owned by Parent or a Subsidiary. All the outstanding shares of capital stock or equity capital of each Subsidiary of Parent are validly issued, fully paid and nonassessable, and, to the extent owned by Parent or by a Subsidiary of Parent, are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of Parent (other than preemptive rights or similar rights held by Parent with respect to certain of its Subsidiaries). Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest, other than business associations customary in the oil and gas industry consisting of interests in oil and gas property subject to a joint operating agreement.

   Section 2.4 Authority Relative to this Agreement. Parent and each of its Subsidiaries has the corporate power to enter into this Agreement and each other agreement and document executed and delivered in connection with the material transactions contemplated hereby (together with this Agreement, the "Transaction Documents") to which Parent is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent's Board of Directors and the Parent Principal Shareholders. Each Transaction Document to which Parent is a party constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary after the date of this Agreement to authorize execution by Parent of the Transaction Documents to which Parent is a party. Parent is not subject to or obligated under (a) any charter, bylaw, indenture or other loan or credit document provision, or (b) any other contract, license, franchise, permit, order, decree, concession, lease, instrument or judgment, or any statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries, or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out the Transaction Documents to which Parent is a party other than, in the case of clause (b) only, (i) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations, rights to payment or compensation, or losses which, either alone or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (ii) the laws and regulations referred to in the next sentence. Except as required by the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Canadian Governmental Entities (including without limitation Canadian Governmental Entities requiring filings under the Investment Canada

Act) and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by Parent of the Merger or the other transactions contemplated by the Transaction Documents to which Parent is a party, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

   Section 2.5 Reports and Financial Statements. Parent has previously furnished Company with, or there has been made available to Company, true and complete copies of its (a) Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1999, as filed with the Securities and Exchange Commission (the "Commission"), (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999 and 2000, as filed with the Commission, (c) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1998, and (d) all other reports or registration statements filed by Parent with the Commission since December 31, 1998, except for preliminary material (in the case of clauses (c) and (d) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that Parent was required to file with the Commission since December 31, 1998 (the documents in clauses (a) through (d) being referred to herein collectively as the "Parent SEC Reports"). All Parent SEC Reports were properly and timely filed with the Commission and any applicable securities exchange or market and its self regulatory organization. As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to the Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto);
(ii) present fairly, in all material respects, the financial position of Parent and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject in the case of the unaudited interim financial statements, to normal year-end adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder, and (iii) are in all material respects in accordance with the books of account and records of Parent and its Subsidiaries.

   Section 2.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, from September 30, 2000 until the date of this Agreement, there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

   Section 2.7 Litigation. Except as disclosed in the Parent SEC Reports and as set forth in Section 2.7 of the Parent Disclosure Schedule, there is no suit, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the actual knowledge of the individuals listed in Section 2.7 of the Parent Disclosure Schedule ("Parent's Knowledge"), threatened against Parent or any of its Subsidiaries which, alone or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which, alone or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

   Section 2.8 Compliance with All Applicable Laws. Parent and each of its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (the "Parent Permits"). Parent and each of its Subsidiaries is in compliance with the terms of the Parent Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed and delivered to Company prior to the date of this Agreement, the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, alone or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

   Section 2.9 Employee Benefit Plans. (a) Section 2.9(a) of the Parent Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Parent, any Subsidiary of Parent or any Parent ERISA Affiliate or to which Parent, any Subsidiary of Parent or any Parent ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Parent, any Subsidiary of Parent or any Parent ERISA Affiliate (the "Parent Employee Benefit Plans").

   (b) None of the Parent Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(30 of ERISA (a "Multiemployer Plan") and neither Parent nor any Parent ERISA Affiliate presently maintains or has maintained such a plan.

   (c) Except as provided in Part 6 of Subtitle B of Title I of ERISA, Parent does not maintain or contribute to any plan or arrangement which provides or has any liability to provide health or medical benefits to any employee or former employee upon his retirement or termination of employment.

   (d) Except as provided in the agreements and arrangements in Section 2.9(d) of the Parent Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement and the other Transaction Documents will not either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Parent or its Subsidiaries in the event of a change of control of Parent are the agreements and policies specifically referred to in Section 2.9(d) of the Parent Disclosure Schedule. Except as disclosed in Section 2.9(d) of the Parent Disclosure Schedule, no payment or benefit which will or may be made by Parent, Company or any of their Subsidiaries or affiliates with respect to any employee of Parent or any Subsidiary of Parent will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

   (e) Each Parent Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to Parent's knowledge, nothing has occurred with respect to the operation or organization of any such Parent Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Parent Employee Benefit Plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, (i) Parent has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) Parent has not incurred any accumulated funding deficiency within the meaning of
Section 412 of the Code and has
not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

   (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Parent has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Parent's knowledge, threatened, in connection with the Parent Employee Benefit Plans, and (iv) the Parent Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

   For purposes of this Agreement, "Parent ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or in an "affiliated service group" with Parent within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Parent under Section 414(o) of the Code, or a "Parent ERISA Affiliate" under "common control" with Parent within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

   Section 2.10 Parent Board Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of directors present
(a) determined that the Merger is advisable and fair to and in the best interests of Parent and its shareholders, and (b) approved the Merger, this Agreement and the transactions contemplated by the Transaction Documents in accordance with the TBCA, Parent's Amended and Restated Articles of Incorporation, and Parent's Bylaws. The only corporate action necessary to effect the election of Company Director Nominees to Parent's Board of Directors for a term to last until the second annual meeting of shareholders after the Effective Time pursuant to Section 1.4(c), is an amendment to Parent's Bylaws which can be effected by a resolution of Parent's Board of Directors.

   Section 2.11 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of the Parent's capital stock necessary to consummate the Merger and the other Transaction Documents is the approval and adoption of the Merger, this Agreement and the other Transaction Documents by the holders of the Parent Common Stock (the "Parent Shareholder Approval") at a shareholder meeting in person or by proxy.

   Section 2.12 Taxes.

   (a) The term "Tax" as used herein means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" as used herein means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. All citations to the Code, or the Treasury Regulations promulgated thereunder, will include any amendments or any substitute or successor provisions thereto.

   (b) Each of Parent and its Subsidiaries has filed all material Tax Returns required to be filed by any of them and has paid (or Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither Parent nor any Subsidiary of Parent is delinquent in the payment of any material Tax, assessment or governmental charge. No material deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. None of Parent and its Subsidiaries is obligated, or is reasonably expected to be obligated, to make any payments, or is a party to any agreement that on account of the transactions contemplated by this Agreement would obligate it, or reasonably be expected to obligate it to make any payments that will not be deductible under Section 280G of the Code. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid and has complied with all information and backup withholding requirements, including maintaining all necessary records in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

   (c) Except as set forth in Section 2.12(c) of the Parent Disclosure Schedule, none of Parent or its Subsidiaries has, since December 31, 1997, been a member of an affiliated group, within the meaning of Code (S) 1504, filing a consolidated income Tax Return other than a group the common parent of which is Parent. None of Parent and its Subsidiaries has any material liability for the Taxes of any Person other than Parent and its Subsidiaries (i) under Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a Joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

   (d) To Parent's Knowledge, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

   Section 2.13 No HSR Filing. No filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required in connection with the Merger or any other transactions contemplated hereby or in the Transaction Documents.

   Section 2.14 Certain Agreements. (a) Neither Parent nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document lease, license, concession or other agreement including, but not limited to, any Parent Employee Benefit Plan, whether or not such default has been waived, which default alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

   (b) Section 2.14(b) of the Parent Disclosure Schedule describes all contracts, agreements and transactions, involving consideration of more than $300,000 for any individual contract, agreement or transaction or series of related contracts, agreements or transactions, between Parent or any of its Subsidiaries, on the one hand, and any Parent Related Party (as defined below), on the other hand, which are currently in effect or which were in effect or were consummated at any time on or after January 1, 1998 and sets forth all current balances payable to or receivable from such Parent Related Party related thereto as of the date of this Agreement. For the purpose of this Agreement, "Parent Related Party" means (i) any officer or director of Parent or any of its Subsidiaries and (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the persons listed in clause (i), any Affiliate of any of the persons listed in clauses (i) and (ii) (other than Parent or any Subsidiary of Parent).

   Section 2.15 Compliance with Environmental Laws. (a) The properties, assets and operations of Parent and its Subsidiaries and their predecessors are and have been in compliance with all applicable federal, state, local, and foreign laws, rules and regulations, orders, decrees, Common law, judgments, permits and licenses relating to the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries and their predecessors that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws, other than any such interference or prevention that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

   (b) Parent and its Subsidiaries and their predecessors have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws, other than any such activity that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent and its Subsidiaries have not reported to any Governmental Entity any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. To Parent's Knowledge, there are no pending, threatened or asserted claims or liabilities under CERCLA, 42 U.S.C. (S)9601 et seq., RCRA, 42 U.S.C. (S)6901 et seq., or equivalent state law provisions and no current or former property, asset or operation of Parent or any Subsidiary of Parent is identified or currently proposed for the National Priorities List at 40 CFR (S)300, Appendix B, or the CERCLIS or equivalent state lists or hazardous substances release sites.

   Section 2.16 Financial Advisor. No brokerage, lender's or other fee or commission are due to any broker, finder or investment banker in connection with the Merger or the transactions contemplated by Transaction Documents based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

   Section 2.17 Hedging.

   (a) Parent does not, and each of its Subsidiaries does not, have any outstanding obligations for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.

   (b) Section 2.17(b) of the Parent Disclosure Schedule sets forth all futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, to which Parent or any of its Subsidiaries is bound.

   Section 2.18 No Distribution of Parent Rights. Under the agreements governing Parent Rights, the Merger and other transactions contemplated by the Transaction Documents will not cause a distribution of Parent Rights or cause any Parent Rights to become exercisable.

   Section 2.19 Oil and Gas Operations. Except as set forth in Section 2.19 of the Parent Disclosure Schedule:

     (a) All wells included in the Parent Reserve Report (as defined in Section 2.21) have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect; and

     (b) Proceeds from the sale of Hydrocarbons produced from Parent's Oil and Gas Interests are being received by Parent and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

   Section 2.20 Properties.

   (a) Except for goods and other property sold, used or otherwise disposed of since September 30, 2000 in the ordinary course of business, Parent and its Subsidiaries have Parent Good and Marketable Title (as defined below), for oil and gas purposes, in and to all oil and gas properties set forth in the Parent Reserve Report as owned by Parent and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected on the balance sheet of Parent in its Quarterly Report on Form 10-Q for the period ended September 30, 2000, as owned by Parent and its Subsidiaries, free and clear of any liens, security interests, charges, mortgages or other encumbrances of any kind (collectively "Liens"), except: (i) Liens associated with obligations reflected in the Parent SEC Reports or Section 2.20(a) of the Parent Disclosure Schedule; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens which, to Parent's Knowledge, have not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All leases and other agreements pursuant to which Parent or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Parent to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent's Knowledge, all major items of operating equipment of Parent and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

   (b) The term "Parent Good and Marketable Title," for purposes of this
Section 2.20(b), with respect to Parent and its Subsidiaries, means such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Parent or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Parent or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Parent or its Subsidiaries to receive not less than the interest set forth in the Parent Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Parent Reserve Report; (4) obligates Parent or its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Parent Reserve Report with respect to such property without increase over the life of such property except as shown on the Parent Reserve Report; and (5) does not restrict the ability of Parent or its Subsidiaries to utilize the properties as currently intended.

   Section 2.21 Oil and Gas Reserves. Parent has furnished Company with Parent's estimates of Parent's and its Subsidiaries' oil and gas reserves as of January 1, 2000 in a report as described in Section 2.21 of the Parent Disclosure Schedule (the "Parent Reserve Report"). Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, the factual, non-interpretive data on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Report and in any supplement thereto or update thereof furnished to Parent was, to Parent's Knowledge, accurate. To Parent's Knowledge, and based on the information given to Company by third-party operators for all wells not operated by Parent, the Parent Payout Balances (as defined below) for each of the wells as used in the Parent Reserve Report were accurate as of the dates to which Parent had calculated them, except as has not had, and would not reasonably be expected to have a Parent Material Adverse Effect. "Parent Payout Balances" means the status, as of the dates of Parent's calculations, of the recovery by Parent or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Parent therein will be reduced or increased when such amount has been recovered.

   Section 2.22 Take-or-Pay Deliveries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no calls (exclusive of market calls) on Parent's oil or gas production and Parent has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor. Section 2.22 of the Parent Disclosure Schedule sets forth Parent's estimates of its imbalances in gas production as of September 30, 2000. Parent does not have any other imbalances in gas production that, individually or in the aggregate, have had or would be reasonably likely to have a Parent Material Adverse Effect.

   Section 2.23 Representations and Warranties Regarding Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

     (a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are directly owned by Parent, free and clear of all liens, claims and encumbrances.

     (c) Merger Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Transaction Documents have been duly authorized by the Board of Directors and by Parent as the sole shareholder of Merger Sub. This Agreement constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as required by the Securities Act, the Exchange Act and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization; consent or approval of, any Governmental Entity is necessary for the consummation by Merger Sub of the Merger or the transactions contemplated by the Transaction Documents, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which would not prevent the consummation of the transactions contemplated by the Transaction Documents.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Company represents and warrants to Parent as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified on a disclosure schedule (the "Company Disclosure Schedule") delivered by Company to Parent prior to execution of this Agreement) as supplemented in accordance with Section 8.2:

   Section 3.1 Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, alone or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, a "Company Material Adverse Effect" means any state of facts, event, change or effect which, individually or in the aggregate, (a) has a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Company and its Subsidiaries taken as a whole, or (b) would prevent the consummation of the material transactions contemplated hereby; provided that occurrences or events arising out of or resulting from the following will in each case be excluded from consideration for purposes of the effect of an occurrence or event on Company and its Subsidiaries, taken as a whole: (i) changes in general economic conditions, including general stock market conditions and interest rate changes, (ii) changes in the energy industry, including changes in the prices of Hydrocarbons, or (iii) the adverse determination of any pending litigation disclosed in the Company Disclosure Schedule. Complete and correct copies as of the date of this Agreement of the Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Company have been delivered to Parent prior to the date of this Agreement.

   Section 3.2 Capitalization. The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value (the "Company Preferred Stock"). As of the date of this Agreement, (a) 12,231,960 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 330,393 shares of Company Common Stock were reserved for issuance pursuant to Options, and (d) 3,838,071 shares were reserved for issuance pursuant to Warrants. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Company's shareholders, whether together or as a separate class, on any matters on which Company's shareholders may vote. As of the date of this Agreement, except for Options and Warrants, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. After the Effective Time, except for obligations in respect of the Options and Warrants, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan.

   Section 3.3 Subsidiaries. Each Subsidiary of Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such Subsidiary of Company) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary of Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 3.3 of the Company Disclosure Schedule contains, with respect to each Subsidiary of Company, its name and jurisdiction of organization and, with respect to each Subsidiary of Company that is not wholly owned, the number of issued and outstanding shares of capital stock or equity capital and the number of shares of capital stock or equity capital owned by Company or a Subsidiary of Company. Except as set forth in Section 3.3 of the Company Disclosure Schedule, all the outstanding shares of capital stock or equity capital of each Subsidiary of Company are validly issued, fully paid and nonassessable, and those owned by Company or by a Subsidiary of Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of

Company (other than preemptive rights or similar rights held by Company with respect to certain of such Subsidiaries). Except as set forth in Section 3.3 of the Company Disclosure Schedule, Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest, other than business associations customary in the oil and gas industry consisting of interests in oil and gas property subject to a joint operating agreement.

   Section 3.4 Authority Relative to this Agreement. Company and each of its Subsidiaries has the corporate power to enter into this Agreement and each other Transaction Document to which Company or any of its Subsidiaries is a party and to carry out their obligations hereunder and thereunder. The execution and delivery of the Transaction Documents to which Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Each Transaction Document to which Company or any of its Subsidiaries is a party constitutes a valid and binding obligation of Company or such Subsidiary enforceable against Company or such Subsidiary in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the liability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Company or any of its Subsidiaries are necessary to authorize the Transaction Documents to which Company or any of its Subsidiaries is a party and, other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary, the transactions contemplated hereby or thereby. Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to or obligated under (a) any charter, bylaw, indenture or other loan or credit document or (b) any other contract (other than Options and Warrants), license, franchise, permit, order, decree, concession, lease, instrument or judgment or any statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out the Transaction Documents to which Company or any of its Subsidiaries is a party, other than, in the case of clause (b) only, (i) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations, rights to payment or compensation, or losses which, either alone or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) the laws and regulations referred to in the next sentence. Except as required by the Securities Act, the Exchange Act, Canadian Governmental Entities (including without limitation Canadian Governmental Entities requiring filings under the Investment Canada Act) and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Company and its Subsidiaries of the Merger or the other transactions contemplated by the Transaction Documents to which Company or any of its Subsidiaries is a party, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

   Section 3.5 Reports and Financial Statements. Company has previously furnished Parent with, or there has been made available to Parent, true and complete copies of its (a) Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and December 31, 1999 as filed with the Commission, (b) Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999 and 2000, as filed with the Commission, (c) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1998 and (d) all other reports or registration statements filed by Company with the Commission since December 31, 1998, except for preliminary material (in the case of clauses (c) and (d) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that Company was required to file with the Commission since that date (the documents in clauses (a) through (d) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company, included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial position of Company, and its Subsidiaries, as the case may be, as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder, and (iii) are in all material respects in accordance with the books of account and records of Company and its Subsidiaries.

   Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, from September 30, 2000 until the date of this Agreement, there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

   Section 3.7 Litigation. Except as disclosed in the Company SEC Reports and as set forth in Section 3.7 of the Company Disclosure Schedule, there is no suit, action or proceeding to which Company or any Subsidiary of Company is a party pending or, to the actual knowledge of a director of Company ("Company's Knowledge"), threatened against Company or any of its Subsidiaries which, alone or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries which, alone or in the aggregate, has had, or would reasonably be expected to have, any such Company Material Adverse Effect.

   Section 3.8 Compliance with Applicable Laws. Company and each of its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect (the "Company Permits"). Company and each of its Subsidiaries is in compliance in all material respects with the terms of Company Permits. Except as disclosed in Company SEC Reports filed and delivered to Parent prior to the date of this Agreement the businesses of Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which alone or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

   Section 3.9 Employee Benefit Plans. (a) Section 3.9(a) of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company, any Subsidiary of Company or any Company ERISA Affiliate or to which Company, any Subsidiary of Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Company, any Subsidiary of Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

   (b) None of the Company Employee Benefit Plans is a Multiemployer Plan and neither Company nor any Company ERISA Affiliate presently maintains or has maintained such a plan.

   (c) Except as provided in Part 6 of Subtitle B of Title I of ERISA, Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide health or medical benefits to any employee or former employee upon his retirement or termination of employment.

   (d) In a letter dated December 21, 2000, the Company set forth to Parent the aggregate amount of (i) retention and severance benefits to be paid or payable to all employees of Company and its Subsidiaries in connection with the Merger and the transactions contemplated hereby and the other Transaction Documents, which amount is $798,437, and (ii) the aggregate amount of sales bonus payments to be paid or payable to all employees of Company and its Subsidiaries, which amount is $558,687 (the "Company Employee Payments"), The execution of, and performance of the transactions contemplated in, this Agreement and the other Transaction Documents will not either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, other than Company Employee Payments and as provided in Options and Warrants. The only severance agreements or severance policies applicable to Company or its Subsidiaries in the event of a change of control of Company are the agreements and policies specifically referred to in Section 3.9(d) of the Company Disclosure Schedule or in the letter described in the first sentence of this Section 3.9(d). Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, no payment or benefit which will or may be made by Company, Parent or any of their Subsidiaries or affiliates with respect to any employee of Company or any Subsidiary of Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

   (e) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, (i) Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) Company has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

   (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

   For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or in an "affiliated service group" with Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Company under Section 414(o) of the Code, or a "Company ERISA Affiliate" under "common control" with Company within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

   Section 3.10 Company Board Action. The Board of Directors of Company (at a meeting duly called and held) has by the requisite vote of directors present
(a) determined that the Merger is advisable and fair to and in the best interests of Company and its shareholders and (b) approved the Merger, this Agreement and the transactions contemplated by the Transaction Documents in accordance with the GCLN, Company's Second Amended and Restated Articles of Incorporation and Company's Amended and Restated Bylaws.

   Section 3.11 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of the Company's capital stock necessary to consummate the Merger and the other Transaction Documents is the approval and adoption of the Merger, this Agreement and the other Transaction Documents by the holders of a majority of the votes entitled to be cast by holders of the Company Common Stock (the "Company Shareholder Approval").

   Section 3.12 Taxes. (a) Each of Company and its Subsidiaries has filed all material Tax Returns required to be filed by any of them and has paid (or Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither Company nor any Subsidiary of Company is delinquent in the payment of any material Tax, assessment or governmental charge. No material deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. None of Company and its Subsidiaries is obligated, or is reasonably expected to be obligated, to make any payments, or is a party to any agreement that on account of the transactions contemplated by this Agreement would obligate it, or reasonably be expected to obligate it to make any payments that will not be deductible under
Section 280G of the Code. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid and has complied with all information and backup withholding requirements, including maintaining all necessary records in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

   (b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, none of Company or its Subsidiaries has, since December 31, 1997, been a member of an affiliated group, within the meaning of Code (S) 1504, filing a consolidated income Tax Return other than a group the common parent of which is Company. None of Company and its Subsidiaries has any material liability for the Taxes of any Person other than Company and its Subsidiaries
(i) under Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

   (c) To Company's Knowledge, Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

   Section 3.13 Certain Agreements. (a) Neither Company nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document lease, license, concession or other agreement including, but not limited to, any Company Employee Benefit Plan, whether or not such default has been waived, which default alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

   (b) Section 3.13(b) of the Company Disclosure Schedule describes all contracts, agreements and transactions, involving consideration of more than $300,000 for any individual contract, agreement or transaction or series of related contracts, agreements or transactions, between Company or any of its Subsidiaries, on the one hand, and any Company Related Party (as defined below), on the other hand, which are currently in effect or which were in effect or were consummated at any time on or after January 1, 1998 and sets forth all current balances payable to or receivable from such Company Related Party related thereto as of the date of this Agreement. For the purpose of this Agreement, "Company Related Party" means (i) any officer or director of Company or any of its Subsidiaries and (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the persons listed in clause (i), any Affiliate of any of the persons listed in clauses (i) and
(ii) (other than Company or any Subsidiary of Company).

   Section 3.14 Compliance with Environmental Laws. (a) The properties, assets and operations of Company and its Subsidiaries and their predecessors are and have been in compliance with all Environmental Laws, except for any violations that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Company or any of its Subsidiaries and their predecessors that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws, other than any such interference or prevention that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

   (b) Company and its Subsidiaries and their predecessors have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws, other than any such activity that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Company and its Subsidiaries have not reported to any Governmental Entity any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To Company's Knowledge, there are no pending, threatened or asserted claims or liabilities under CERCLA, 42 U.S.C. (S)9601 et seq., RCRA, 42 U.S.C. (S)6901 et seq., or equivalent state law provisions and no current or former property, asset or operation of Company or any Subsidiary of Company is identified or currently proposed for the National Priorities List at 40 CFR (S)300, Appendix B, or the CERCLIS or equivalent state lists or hazardous substances release sites.

   Section 3.15 Financial Advisor. On the date of this Agreement, Company's Board of Directors received the written opinion of Petrie Parkman & Co. that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Merger Consideration was fair from a financial point of view to the holders of Company Common Stock. Except for fees due to Petrie Parkman & Co. and to FirstEnergy Capital Corporation in connection with the transactions contemplated by the Transaction Documents (the "Company Financial Advisor Fees"), no brokerage, lender's or other fee or commission are due to any broker, finder or investment banker in connection with the Merger or the transactions contemplated by Transaction Documents based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

   Section 3.16 Hedging.

   (a) Company does not, and each of its Subsidiaries does not, have any outstanding obligations for the delivery of Hydrocarbons attributable to any of the properties of Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.

   (b) Section 3.16(b) of the Company Disclosure Schedule sets forth all futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, to which Company or any of its Subsidiaries is bound.

   Section 3.17 Oil and Gas Operations. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

     (a) All wells included in the Company Reserve Report have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation has not had, or would not reasonably be expected to have a Company Material Adverse Effect; and

     (b) Proceeds from the sale of Hydrocarbons produced from Company's Oil and Gas Interests are being received by Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

   Section 3.18 Gas Imbalances. Except as set forth in Section 3.18 of the Company Disclosure Schedule, none of Company or its Subsidiaries has received any material deficiency payment under any gas contract for which any Person has a right to take deficiency gas from any of Company or its Subsidiaries, nor have any of Company or its Subsidiaries received any material payment for production which is subject to refund or recoupment out of future production.

   Section 3.19 Royalties. To Company's Knowledge, as to wells not operated by Company or its Subsidiaries, and without qualification as to knowledge, as to all wells operated by Company or its Subsidiaries, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Company's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which Company or its Subsidiaries has a valid right to suspend.

   Section 3.20 Properties.

   (a) Except for goods and other property sold, used or otherwise disposed of since September 30, 2000 in the ordinary course of business, Company and its Subsidiaries have Company Good and Marketable Title (as defined below), for oil and gas purposes, in and to all oil and gas properties set forth in the Company Reserve Report as owned by Company and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected on the balance sheet of the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2000, as owned by Company and its Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Company SEC Reports or Section 3.20(a) of the Company Disclosure Schedule; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens which, to Company's Knowledge, have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases and other agreements pursuant to which Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Company to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All major items of operating equipment of Company and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

   (b) The term "Company Good and Marketable Title" will, for purposes of this
Section 3.20(b), with respect to Company and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Company or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Company or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Company or its Subsidiaries to receive not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Company Reserve Report; (4) obligates Company or its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Company Reserve Report with respect to such property without increase over the life of such property except as shown on the Company Reserve Report; and (5) does not restrict the ability of Company or its Subsidiaries to utilize the properties as currently intended.

   Section 3.21 Oil and Gas Reserves. Company has furnished Parent prior to the date of this Agreement with Company's estimates of Company's and its Subsidiaries' oil and gas reserves as of July 1, 2000 (the "Company Reserve Report"). Except as have not had, and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report and in any supplement thereto or update thereof furnished to Company was, to Company's Knowledge, accurate. To Company's Knowledge, and based on the information given to Company by third-party operators for all wells not operated by Company, the Company Payout Balances (as defined below) for each of the wells as used in the Company Reserve Report were accurate as of the dates to which Company had calculated them, except as would not reasonably be expected to have a Company Material Adverse Effect. "Company Payout Balances" means the status, as of the dates of Company's calculations, of the recovery by Company or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Company therein will be reduced or increased when such amount has been recovered.

   Section 3.22 Take-or-Pay Deliveries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no calls (exclusive of market calls) on Company's oil or gas production and Company has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor. Section 3.22 of the Company Disclosure Schedule sets forth Company's estimates of its imbalances in gas production as of September 30, 2000. The Company does not have any other imbalances in gas production that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 4.1 Conduct of Business by Company Pending the Merger. Except as contemplated by the Company Disclosure Schedule, this Agreement and the other Transaction Documents, during the period from the date of this Agreement to the Effective Time, Company will, and will cause each of its Subsidiaries to, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, lessors and others having business dealings with it to the end that its goodwill and ongoing business will be unimpaired at the Effective Time and (ii) prepare and timely file all Tax Returns and amendments required to be filed by any of Company and its Subsidiaries prior to the Effective Time, and pay all Taxes relating to such Tax Returns before they will become delinquent. Except as otherwise permitted or contemplated by this Agreement, the Transaction Documents or the Company Disclosure Schedule, Company will not, and will not permit any of its Subsidiaries to, without the prior consent (which will not be unreasonably withheld, delayed or denied) of Parent:
     (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by direct or indirect wholly owned Subsidiaries), (ii) other than in the case of any direct or indirect wholly owned Subsidiary of Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge, dispose of or otherwise encumber (other than the pledges or other encumbrances described in Section 4.1(e)) any shares of its capital stock, any other voting securities or equity equivalent (other than Options issued to employees of Company and its Subsidiaries in the ordinary course of business) or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Options (whether or not presently exercisable) outstanding on the date of this Agreement or upon the exercise of Warrants outstanding on the date of this Agreement, in each case in accordance with their current terms;

     (c) amend its Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws or other comparable organizational documents;

     (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets except in the ordinary course of business and except, in the case of clauses (i) and (ii), for transactions not exceeding $100,000 individually or $3,000,000 for all transactions pursuant to clauses (i) and (ii) in the aggregate;

     (e) except for Company Permitted Encumbrances, as required by contracts and agreements set forth in exhibits to the Company SEC Reports, sell, lease, license, mortgage otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, or agree to sell, lease, license, mortgage, or otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, any of its assets, other than pursuant to transactions that are in the ordinary course of business (including, without limitation, any sale transfer or other disposition of interests in oil and gas leaseholds (including, without limitation, by abandonment, farm-ins, farm-outs, leases, swaps and subleases), hydrocarbons and other mineral products in the ordinary course of business of the oil and gas operations conducted by Company or its Subsidiaries) consistent with past practice and not material to Company and its Subsidiaries taken as a whole. When used in this Agreement, the term "Company Permitted Encumbrances" will include any liens, title defects, preferential rights or other encumbrances upon any of the relevant individual's or entities' property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Company or its Subsidiaries, as the case may be, in conformity with

  United States generally accepted accounting principles in effect on the date of this Agreement ("GAAP"), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business,
  (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially Interfere with the ordinary conduct of the business of Company or such Subsidiary of Company, (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by Company and its Subsidiaries, (vii) created pursuant to or arising under the Credit Agreement, dated August 23, 2000, between Company, SMC Ecuador, Inc., SMC Production Co., BEC Energy, Inc. and Spruce Hills Production Company, Inc. and Bank One, Texas National Association for Reducing Revolving Line of Credit up to $30,000,000 and the documents related thereto, and the Credit Agreement, dated August 29, 2000, between Neutrino Resources, Inc. and Bank One Canada for U.S. $30,000,000 Revolving Reducing Credit Facility, and the documents related thereto (collectively, as amended, the "Company Credit Agreements"), (viii) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents (including, without limitation, division orders) which create or reserve to Company (or otherwise govern) its interest in any oil and gas assets, provided that the same do not reduce the net revenue interest of Company in the oil and gas asset affected thereby, (ix) royalties, overriding royalties, reversionary interests, production payments, net profits interests and similar burdens affecting any oil and gas asset if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in the oil and gas asset affected thereby, (x) preferential rights to purchase and required third party consents with respect to which any necessary waivers or consents shall have been obtained or shall have been requested to be obtained from the appropriate parties and the appropriate time period for asserting such rights shall have expired without an exercise of such rights, or preferential rights to purchase and required third party consents which are not applicable to the transactions contemplated hereby,
  (xi) liens for Taxes and assessments which are not yet delinquent or which are being contested by Company in good faith, (xii) rights existing under applicable law (including without limitation statutory liens) or operating agreements or similar contracts to assert liens against the oil and gas assets, but not including liens and other rights which have actually been asserted, unless Company disputes in good faith the validity of such liens or the amount claimed to be owed in connection therewith or such lien or other right is not enforceable against the interest of Company, (xiii) conventional rights of reassignment requiring less than thirty-two days notice to the holder of such rights, (xiv) any of the following which do not materially and adversely affect the oil and gas assets: easements, rights-of-way, servitudes, permits, coal-mining leases, surface leases and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements or rights-of-way on, over or with respect of the oil and gas assets, (xv) any obligations or duties affecting an oil and gas asset to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules and order of any governmental authority, (xvi) all rights to consent by, required notices to, filings with or other action by governmental entities in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance, and which would not be triggered by the transactions contemplated hereby, (xvii) existing operating agreements, unit agreements, gas purchase contracts and any and all other agreements which are normal and customary in the oil and gas exploration, development, production or extraction business or in the business of processing of gas and gas condensate or production for the extraction of proper products therefrom, to the extent that the same do not reduce the net revenue interest of Company in the oil and gas asset affected thereby, (xviii) any other defect or imperfection in title which would customarily be waived by a Person engaged in the exploration for oil or gas and the operation of oil and/or gas properties in the regions where the oil and gas assets are located, or which can be cured by the provision of the forced pooling statutes of applicable law which are applicable to the affected oil and gas assets and (xix) the matters described in Section 4.1(e) of the Company Disclosure Schedule;

     (f) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any loans, advances or capital contributions to, or other investments in, any other Person, or enter into any arrangement having the economic effect of any of the foregoing, other than the Company Credit Agreements (the balance outstanding under which shall not exceed $18,500,000 as of the Effective
  Time) and indebtedness incurred in the ordinary course of business consistent with past practice which is prepayable at any time without premium or penalty;

     (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Company or any Subsidiary of Company (unless an alteration to the corporate structure or ownership of a Subsidiary does not cause such Subsidiary not to be wholly owned by Company) other than as contemplated by the Transaction Documents;

     (h) except as required under any collective bargaining agreement, enter into or adopt any new, or amend any existing, severance plan, agreement or arrangement or enter into any new or amend any existing Company Employee Benefit Plan or employment or consulting agreement other than as required by law;

     (i) increase the compensation payable or to become payable to its officers or employees, except for Company Employee Payments;

     (j) grant or award any stock options, restricted stock, performance shares, stock appreciation rights or other equity-based incentive awards other than grants and awards to directors for service in such capacity;

     (k) take any action with respect to accounting policies or procedures for Tax or accounting purposes (other than actions required to be taken by Tax laws or generally accepted accounting principles) or make or change any election with respect to Taxes (except that Company can elect to forgo the carryback of net operating losses);

     (l) except as disclosed in the Company Disclosure Schedule or for capital expenditures (including any asset acquisition or drilling commitment) in the ordinary course of business consistent with past practice or capital expenditures to repair or replace casualty losses, make or agree to make any new capital expenditure or expenditures in excess of $100,000 individually or $3,000,000 in the aggregate;

     (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or contemplated in the notes thereto) of Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice or as required by law;

     (n) settle or compromise any material federal, state, local or foreign Tax liability;

     (o) enter into, amend, terminate or waive any provision of, any agreement or arrangement with any Company Related Party or enter into any transaction with any Company Related Party;

     (p) take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

     (q) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   Section 4.2 Conduct of Business by Parent Pending the Merger. Except as contemplated by the Parent Disclosure Schedule, this Agreement and the other Transaction Documents, during the period from the date of this Agreement to the Effective Time, Parent will, and will cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith. Except as otherwise permitted or contemplated by this Agreement, the Transaction Documents or the Parent Disclosure Schedule, Parent will not, and will not permit any of its Subsidiaries to, without the prior consent (which will not be unreasonably withheld or delayed) of Company:

     (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by direct or indirect wholly owned Subsidiaries), (ii) other than in the case of any direct or indirect wholly owned Subsidiary of Parent, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge, dispose of or otherwise encumber a substantial portion of its capital stock, any other voting securities or equity equivalent (other than options issued to employees of Parent and its Subsidiaries in the ordinary course of business) or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Parent Common Stock upon the exercise of options (whether or not presently exercisable) outstanding on the date of this Agreement or upon the exercise of warrants outstanding on the date of this Agreement, in each case in accordance with their current terms;

     (c) amend its Amended and Restated Articles of Incorporation or Bylaws or other comparable organizational documents;

     (d) subject to Company approval, make an acquisition of the assets of or equity in (whether by purchase, merger or otherwise) any business or any corporation, partnership, association or other business organization or division thereof, which is material to Parent and its Subsidiaries, taken as a whole;

     (e) except for Parent Permitted Encumbrances, as required by contracts and agreements set forth in exhibits to the Parent SEC Reports, or sell, lease, license, mortgage, otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, a significant portion of its assets, other than pursuant to transactions that are in the ordinary course of business (including, without limitation, any sale transfer or other disposition of interests in oil and gas leaseholds (including, without limitation, by abandonment, farm-ins, farm-outs, leases, swaps and subleases), hydrocarbons and other mineral products in the ordinary course of business of the oil and gas operations conducted by Parent or its Subsidiaries) consistent with past practice and not material to Parent and its Subsidiaries taken as a whole. When used in this Agreement, the term "Parent Permitted Encumbrances" will include any liens, title defects, preferential rights or other encumbrances upon any of the relevant individual's or entities' property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Parent or its Subsidiaries, as the case may be, in conformity with GAAP, (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially Interfere with the ordinary conduct of the business of Parent or such Subsidiary of Parent, (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by Parent and its Subsidiaries, (vii) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents (including, without limitation, division orders) which create or reserve to Parent (or otherwise govern) its interest in any oil and gas assets, provided that the same do not reduce the net revenue interest of Parent in the oil and gas asset affected thereby, (viii) royalties, overriding royalties, reversionary interests, production payments, net profits interests and similar burdens affecting any oil and gas asset if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in the oil and gas asset affected thereby, (ix) preferential rights to purchase and required third party consents with respect to which any necessary waivers or consents shall have been obtained or shall have been requested to be obtained from the appropriate parties and the appropriate time period for asserting such rights shall have expired without an exercise of such rights, or preferential rights to purchase and required third party consents which are not applicable to the transactions contemplated hereby, (x) liens for Taxes and assessments which are not yet delinquent or which are being contested by Parent in good faith, (xi) rights existing under applicable law (including without limitation statutory liens) or operating agreements or similar contracts to assert liens against the oil and gas assets, but not including liens and other rights which have actually been asserted, unless Parent disputes in good faith the validity of such liens or the amount claimed to be owed in connection therewith or such lien or other right is not enforceable against the interest of Parent, (xii) conventional rights of reassignment requiring less than thirty-two days notice to the holder of such rights, (xiii) any of the following which do not materially and adversely affect the oil and gas assets: easements, rights-of-way, servitudes, permits, coal-mining leases, surface leases and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements or rights-of-way on, over or with respect of the oil and gas assets, (xiv) any obligations or duties affecting an oil and gas asset to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules and order of any governmental authority, (xv) all rights to consent by, required notices to, filings with or other action by governmental entities in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance, and which would not be triggered by the transactions contemplated hereby, (xvi) existing operating agreements, unit agreements, gas purchase contracts and any and all other agreements which are normal and customary in the oil and gas exploration, development, production or extraction business or in the business of processing of gas and gas condensate or production for the extraction of proper products therefrom, to the extent that the same do not reduce the net revenue interest of Company in the oil and gas asset affected thereby, (xvii) any other defect or imperfection in title which would customarily be waived by a Person engaged in the exploration for oil or gas and the operation of oil and/or gas properties in the regions where the oil and gas assets are located, or which can be cured by the provision of the forced pooling statutes of applicable Law which are applicable to the affected oil and gas assets, (xviii) created pursuant to or arising under the Credit Agreement dated September 28, 2000 among Parent, PCC Energy Limited, PCC Energy Corp., Toronto Dominion (Texas), Inc., The Toronto-Dominion Bank, TD Securities (USA), Inc. and various lenders signatory thereto (collectively, as amended, the "Parent Credit Agreement"), and (xix) the matters described in Section 4.2(e) of the Parent Disclosure Schedule;

     (f) except in connection with the transactions contemplated by the Transaction Documents, incur any material indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any material loans, advances or capital contributions to, or other investments in, any other Person, or enter into any arrangement having the economic effect of any of the foregoing;

     (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Parent or any Subsidiary of Parent (unless an alteration to the corporate structure or ownership of a Subsidiary does not cause such Subsidiary not to be wholly owned by Parent) other than as contemplated by the Transaction Documents;

     (h) enter into, amend, terminate or waive any provision of, any agreement or arrangement with any Parent Related Party or enter into any transaction with any Parent Related Party;

     (i) take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

     (j) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   Section 5.1 Access and Information. (a) Company and the Subsidiaries of Company will afford to Parent and to Parent's accountants, counsel and other representatives, and (b) Parent and the Subsidiaries of Parent will afford to Company and Company's accountants, counsel and other representatives, reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to (i) all of its properties, books, contracts, commitments and records, and, during such period, will furnish promptly to Parent and the Company, respectively, a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent or Company may reasonably request.

   Section 5.2 Registration Statement/Proxy Statement. Parent and Company will cooperate and promptly prepare, and Parent will file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger (the "Parent Prospectus"), a portion of which Registration Statement will also serve as the joint proxy statement of Parent and Company (the "Joint Proxy Statement" and, together with the Parent Prospectus, the "Joint Proxy Statement/Prospectus") with respect to the Merger. The respective parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will use all reasonable efforts, and Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable after the filing thereof (including, without limitation, responding to any comments received from the Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Each of Parent and Company will, as promptly as practicable, provide to the other copies of any written comments received from the Commission with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise the other of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the Commission. Parent will use its best efforts to obtain, prior to the Effective Time of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus (i) in the case of the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, or (ii) in the case of the Parent Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company agrees that none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus (i) in the case of the Joint Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof, or,
(ii) in the case of the Parent Prospectus or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to Company will be deemed to have been supplied by Company. No amendment or supplement to the Joint Proxy Statement/Prospectus will be made by Parent or Company without the approval (not to be unreasonably delayed, withheld or denied) of the other party. Parent will advise Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

   Section 5.3 Compliance with the Securities Act. At least 30 days prior to the Effective Time, Company will deliver to Parent a list of names and addresses of those persons who were, in Company's reasonable judgment, at the date of this Agreement, "affiliates" (each such person, an "Affiliate") of Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Company will use commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the Affiliates of Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B (an "Affiliate Letter"), and Parent will duly execute the acknowledgments to any Affiliate Letters so delivered and return a copy of the acknowledged Affiliate Letter to the delivering Affiliate. Parent will be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

   Section 5.4 Stock Exchange Listing. Parent will use its best efforts to list on the AMEX, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

   Section 5.5 Employee Matters. As of the Effective Time, the employees of Company and each Subsidiary of Company listed in Section 5.5 of the Company Disclosure Schedule will continue employment with the Surviving Corporation and its Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, neither the Surviving Corporation and its Subsidiaries, on the one hand, nor any employee, on the other hand, will be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. As of the Effective Time, Parent will assume and become the sponsor of Company Employee Benefit Plans sponsored by Company immediately prior to the Effective Time, and Parent will and will cause its Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans; provided, however, that, except as hereafter provided or in Section 5.5 of the Company Disclosure Schedule, nothing contained in this Agreement will limit or restrict Parent's or its Subsidiaries' right on or after the Effective Time to amend, modify or terminate any of Company Employee Benefit Plans. To the extent any employee benefit plan, program or policy of Parent or their affiliates is made available to any person who is an employee of Company or any of its Subsidiaries immediately prior to the Effective Time: (i) service with Company and its Subsidiaries by any employee prior to the Effective Time will be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent will cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and its Subsidiaries for their employees prior to the Effective Time. At the reasonable request of Parent, Company will amend, modify or terminate any of Company Employee Benefit Plans at or immediately prior to the Effective Time (whichever the Parent may request) and will take such other steps as Parent may reasonably request to facilitate the administration after the Effective Time of the compensation and benefit plans, programs and arrangements of the Surviving Corporation.

   Section 5.6 Indemnification. (a) From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the officers, directors and employees of Company and its Subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties will be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers or employees of Company and its Subsidiaries as provided in Company's Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect thereafter. Parent will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Company, and will cause the Surviving Corporation to indemnify the Indemnified Parties, from and against all losses, expenses, claims, damages or liabilities arising from or related to matters, acts or omissions occurring on or prior to the Effective Time; provided, however, that Parent may substitute therefor policies of at least the same coverage (with carriers comparable to Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; and provided, further, that Parent will not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of Cap, the Parent will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

   (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

   (c) Any Indemnified Party, upon learning of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section 5.6, will promptly notify Parent; provided that the failure to so promptly notify will not impede, limit or prohibit an Indemnified Party from recovering except to the extent a delay permanently prejudiced Parent's ability to defend such claim, action, suit, proceeding or investigation. In case any such action shall be brought against an Indemnified Party and it shall give written notice to Parent of the commencement thereof, Parent shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. If Parent elects to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If Parent elects not to assume (or fails to assume) the defense of such action, the Indemnified Party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of Parent. If the action is asserted against both Parent and the Indemnified Party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both Parent and the Indemnified Party, Parent shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that if there is more than one Indemnified Party, Parent shall not be responsible for paying for more than one separate firm of attorneys (and any local counsel) to represent the indemnified parties, regardless of the number of indemnified parties. If Parent elects to assume the defense of such action, (i) no compromise or settlement thereof may be effected by Parent without the Indemnified Party's written consent (which shall not be unreasonably withheld) and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

   Section 5.7 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees diligently to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practical, including to (i) obtain all necessary waivers, consents and approvals, (ii) effect all necessary registrations and filings, (iii) lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (iv) otherwise promptly satisfy the conditions set forth in Article VI. In addition, Parent agrees to cooperate with Company in obtaining (x) a legal opinion from Akin, Gump, Strauss, Hauer & Feld, LLP, counsel to Company, reasonably satisfactory to Company, to be delivered in connection with the filing of the Form S-4 concerning tax matters, and (y) the legal opinion described in Section 6.2(c) from Akin, Gump, Strauss, Hauer & Feld, LLP. In connection with each of such opinions of Akin, Gump, Strauss, Hauer & Feld, LLP, Parent and Company shall each deliver a certificate executed by an appropriate officer of Parent containing customary representations as to current financial matters related to the treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code.

   (b) Company will give prompt notice to Parent, and Parent or Merger Sub will give prompt notice to Company, of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Documents; and

     (iii) any actions, suits, claims, investigations or proceedings commenced or, to Company's or Parent's Knowledge, as applicable, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 2.7, 2.8, 3.7 and
  3.8 or which relate to the consummation of the transactions contemplated by this Agreement.

   (c) Parent and Merger Sub, on the one hand, and Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation.

   (d) Parent agrees to cause its Board of Directors prior to the Effective Time to approve in the form required by Rule 16b-3 under the Exchange Act certain acquisitions of Parent Common Stock pursuant to the Merger, as directed by Company and in form reasonably acceptable to Company.

   (e) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, the proper officers and/or directors of Parent and Company will use their reasonable best efforts to take all such necessary action.

   Section 5.8 No Shop. Company agrees (a) that neither it nor any of its Subsidiaries or affiliates will, and it will direct and use commercially reasonable efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries or affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities covering all or any significant portion of the assets of, Company and its Subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.9; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, prior to the Effective Time, Company may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any Person, if (i) such person has submitted an unsolicited proposal to the Board of Directors of Company relating to an Alternative Proposal, (ii) the Board of Directors of Company believes that such Alternative Proposal is superior from a financial point of view to the transactions contemplated by the Transaction Documents, and (iii) the Board of Directors of Company determines in its good faith judgment that it is required to take such action to comply with the Board of Directors' fiduciary duty imposed by law (a "Superior Proposal"). Such Board of Directors will provide a summary of any such proposal to Parent immediately after receipt thereof and thereafter keep Parent promptly advised of any development with respect thereto and any revision of the terms of such Superior Proposal.

   Section 5.9 Advice of Changes, SEC Filings. Company will confer on a regular basis with Parent on operational matters. Parent and Company will promptly advise each other of any change or event that has had, or could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. Company and Parent will promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby and other Transaction Documents and the transactions contemplated thereby.

   Section 5.10 Confidentiality Agreement. Each party will keep all information received pursuant to this Agreement confidential in accordance with the confidentiality provisions of the offer letter dated December 8, 2000 between Parent and Company, and the Confidentiality Agreement dated October 11, 1999 between Parent and Company (the "Confidentiality Agreement"). Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, the Confidentiality Agreement remains in full force and effect, is not superseded or modified by this Agreement, and will only terminate upon the Effective Time.

   Section 5.11 Special Meetings.

   (a) Company will, as promptly as reasonably practicable after the date of this Agreement (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholder Approval, (ii) distribute to its shareholders the Joint Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Joint Proxy Statement/Prospectus will contain the recommendation of the Company Board of Directors that its shareholders approve and adopt this Agreement and approve the Merger and other Transaction Documents and transactions contemplated thereby, and (iii) subject to the fiduciary duties of its directors, use all reasonable efforts to solicit from its shareholders proxies in favor of, and to secure, the Company Shareholder Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that this Section 5.11 will not prohibit the Company Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Company shareholders hereunder if the Board of Directors of Company determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its shareholders under applicable law and provided further that this Agreement will not be required to be submitted to the shareholders of Company at the Company Special Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

   (b) Parent will, as promptly as reasonably practicable after the date of this Agreement (a) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Parent Special Meeting") for the purpose of securing the Parent Shareholder Approval, (b) distribute to its shareholders the Joint Proxy Statement/Prospectus in accordance with applicable federal and state law and its

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

articles of incorporation and bylaws, which Joint Proxy Statement/Prospectus will contain the recommendation of the Parent Board of Directors that its shareholders approve and adopt this Agreement and approve the Merger and other Transaction Documents and transactions contemplated thereby, (c) use all reasonable efforts to solicit from its shareholders proxies in favor of, and to secure, the Parent Shareholder Approval, and (d) cooperate and consult with Company with respect to each of the foregoing matters; provided, that this Agreement will not be required to be submitted to the shareholders of Parent at the Parent Special Meeting if this Agreement has been terminated pursuant to
Section 7.1 hereof.

   Section 5.12 State Takeover Statutes. If any "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation will become applicable to the Merger, this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby, Company and Parent will use their commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby and by the Transaction Documents, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby or thereby.

   Section 5.13 Company Credit Agreements. Parent agrees that at or immediately subsequent to the Effective Time, it will, or will cause its Subsidiaries to pay off the entire balance outstanding under the Company Credit Agreements.

   Section 5.14 Expenses. Except as provided to the contrary in Article VII, each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger will be consummated, except that the fee for filing the Joint Proxy Statement/Prospectus with the Commission and the costs and expenses associated with printing and mailing the Joint Proxy Statement/Prospectus and complying with any applicable state securities or "blue sky" laws will be borne by Parent.

   Section 5.15 St. Paul Shareholder Agreement. Parent will use its best efforts to have St. Paul Fire and Marine Insurance Company ("St. Paul") execute a shareholder agreement in the form of Exhibit C ("St. Paul Shareholder Agreement") hereto as promptly as possible after the date of this Agreement.

   Section 5.16 Available Funds. Parent covenants that it will have at the Closing immediately available funds and authorized Parent Common Stock available for issuance sufficient to enable it to make payment of the Aggregate Merger Consideration and effect the transactions contemplated by this Agreement and the other Transaction Documents without encumbrance or delay and without causing Parent to become insolvent or to declare insolvency.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) The Form S-4 will have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 will have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to shareholders of Company in connection with the Merger will have been obtained.

     (b) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger will have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

     (c) The Parent Common Stock to be issued to Company shareholders in connection with the Merger will have been approved for listing on the American Stock Exchange ("AMEX"), subject only to official notice of issuance.

     (d) (i) Stock Elections that would represent the right to receive no less than 3,000,000 shares of Parent Common Stock have been effectively made pursuant to Section 1.6, and (ii) Company will have received a legal opinion from Akin, Gump, Strauss, Hauer & Feld, LLP dated as of the date of the Effective Time, reasonably satisfactory to Company to the effect that on the basis of certain facts, representations and assumptions set forth in such opinions, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     (e) Company Shareholder Approval. The holders of issued and outstanding shares of Company Common Stock will have duly approved the Merger.

     (f) Parent Shareholder Approval. The holders of issued and outstanding shares of Parent Common Stock will have duly approved the Merger.

   Section 6.2 Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger will be subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations, Representations and Warranties. (i) The representations and warranties of Parent contained herein (other than in Section 2.6) will be true and correct in all respects (but without regard to any materiality qualifications or references to a Parent Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time except (a) for changes specifically permitted by the terms of this Agreement, (b) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (c) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Parent Material Adverse Effect, and (ii) Parent will have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, in the case of (i) and (ii) above except as contemplated or permitted by this Agreement, and Company will have received certificates signed on behalf of Parent by an executive officer of Parent to certifying as to both (i) and
  (ii) above.

     (b) Consents and Authorizations. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made for the consummation of the transactions contemplated by this Agreement will have been obtained and made by Parent and Merger Sub, except for those consents, waivers, approvals, authorizations, orders and filings the failure of which to obtain would not and would not reasonably be expected to adversely affect the Closing or have a Parent Material Adverse Effect.

     (c) No Material Adverse Effect. From the date of this Agreement through the Effective Time, there will not have occurred any change in the financial condition, business or operations of Parent and its Subsidiaries, that would constitute a Parent Material Adverse Effect.

   Section 6.3 Conditions to Obligations of Parent to Effect the Merger. The obligations of Parent to effect the Merger will be subject to the fulfillment (or waiver by Parent) at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations, Representations and Warranties. (i) The representations and warranties of Company contained herein (other than in Section 3.6) will be true and correct in all respects (but without regard to any materiality qualifications or references to a Company Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time except (a) for changes specifically permitted by the terms of this Agreement, (b) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (c) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Company Material Adverse Effect, and (ii) Company will have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, in each case except as contemplated or permitted by this Agreement, and Parent will have received certificates signed on behalf of Company by an executive officer of Company to such effect.

     (b) Consents and Authorizations. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made for the consummation of the transactions contemplated by this Agreement will have been obtained and made by Company, except for those consents, waivers, approvals, authorizations, orders and filings (x) relating to the Company Credit Agreements or the Parent Credit Agreement, or (y) the failure of which to obtain would not and would not reasonably be expected to adversely affect the Closing or have a Company Material Adverse Effect.

     (c) No Company Material Adverse Effect. From the date of this Agreement through the Effective Time, there will not have occurred any change in the financial condition, business or operations of Company and its Subsidiaries, that would constitute a Company Material Adverse Effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the shareholders of Company:

     (a) by mutual written consent of Parent and Company;

     (b) by either Company or Parent if there has been an inaccuracy or breach of the representations, warranties, covenants or agreements on the part of the other set forth in this Agreement which breach would result in the condition set forth in Section 6.2(a), in the case of a breach by Parent or Merger Sub, or Section 6.3(a), in the case of a breach by Company, not being satisfied, and such breach has not been cured within ten business days following receipt by the breaching party of notice of such breach from the non-breaching party;

     (c) by either Parent or Company if the Merger will not have been consummated on or before May 31, 2001, unless the failure to consummate the Merger is the result of an inaccuracy or breach of the representations, warranties, covenants or agreements contained in this Agreement by the party seeking to terminate this Agreement which has not been cured within ten business days following receipt by the breaching party of notice of such inaccuracy or breach from the non-breaching party;

     (d) by Company, prior to the Effective Time, if the Board of Directors of Company has received a Superior Proposal which the Board of Directors has resolved to accept. Upon such termination, Parent, Merger Sub and their respective Subsidiaries will be deemed to have waived any and all claims Parent and its Subsidiaries may have at law or in equity against Company, its Subsidiaries or their respective officers, directors or employees arising out of or relating to this Agreement or the other Transaction Documents, except as contemplated by Section 7.2(a);

     (e) by either Company or Parent if (i) a statute, rule, regulation or executive order will have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction will have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(e) will have used its reasonable best efforts to remove such injunction, order or decree;

     (f) by either Company or Parent if the Company Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof;

     (g) by Company if the St. Paul Shareholder Agreement has not been executed by St. Paul on or prior to January 5, 2000; or

     (h) by Parent, prior to the Effective Time, if the Board of Directors of Company has received a Superior Proposal which the Board of Directors has failed to reject within 30 days of the date of receipt of such Superior Proposal. Upon such termination, Parent, Merger Sub and their respective Subsidiaries will be deemed to have waived any and all claims Parent and its Subsidiaries may have at law or in equity against Company, its Subsidiaries or their respective officers, directors or employees arising out of or relating to this Agreement or the other Transaction Documents.

   Section 7.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or Company as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability hereunder on the part of Company, Parent or their respective officers or directors; provided, however, that nothing contained in this Section 7.2 will relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement, for the breach of any covenant or agreement contained in this Agreement or under Section 7.1(d), this Section 7.2 and Article VIII.

   (b) If Company terminates this Agreement pursuant to Section 7.1(d), forthwith upon such termination Company will pay Parent $2,350,000 in immediately available funds.

   (c) If either Company or Parent has willfully breached a representation, warranty, covenant or agreement set forth in this Agreement that results in the other party terminating this Agreement pursuant to Section 7.1(b), then, in addition to any other remedies available to the non-breaching party, the breaching party will promptly reimburse the non-breaching party for all substantiated out-of-pocket costs and expenses incurred by the non-breaching party in connection with this Agreement and the transactions contemplated hereby and the other Transaction Documents, including, without limitation, costs and expenses of accountants, attorneys and financial advisors (the "Expenses Fee"). Each of Parent and Company acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Company would not enter into this Agreement; accordingly, if the breaching party falls to promptly pay the amount due pursuant to this Section 7.2(c), and, in order to obtain such payment, the non-breaching party commences a suit which results in a judgment for the Expenses Fee, the breaching party will pay to the non-breaching party its costs and expenses (including attorney's fees) in connection with such suit.

   (d) If the Merger does not occur for any reason other than (i) a breach by Company of its representations, warranties, covenants or agreements set forth in this Agreement resulting in the condition set forth in Section 6.3(a) not being satisfied, (ii) any of the conditions set forth in Sections 6.1(e), 6.2(c), 6.3(b) and 6.3(c) not being satisfied, or (iii) a termination of this Agreement by Parent under Section 7.1(h), Parent will promptly pay $250,000 in immediately available funds to Company, which amount is intended to reimburse Company for its costs and expenses incurred in connection with this Agreement and the transactions contemplated by the Transaction Documents.

   Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company, Parent and Merger Sub, but, after any such approval no amendment will be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

   Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may waive any of its rights under this Agreement or any applicable law that may be legally waived, including, without limitation, waiving (i) any failure to timely perform any of the obligations or other acts of the other parties hereto, (ii) any inaccuracies in or breaches of the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

   Section 7.5 Exclusive Remedy for Inaccuracy or Breach of Representation or Warranty. Except as expressly provided in Section 7.2(a), (b), (c) and (d) hereof, a party's sole and exclusive remedy with respect to the non-willful inaccuracy or breach of any representation or warranty provided by the other party will be to (i) elect not to close the Merger and the other transactions contemplated by this Agreement to the extent permitted by Article VI and (ii) elect to terminate this Agreement to the extent permitted by Article VII.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   Section 8.1 Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Articles II and III, the parties hereto have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the title, condition or quality of any rights or assets of Parent or Company or any Subsidiary of Parent or Company or the accuracy or completeness of any information provided or obtained. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at the Effective Time or, if sooner, the termination of this Agreement.

   Section 8.2 Disclosure Schedules. Each disclosure identified in the Parent Disclosure Schedule and the Company Disclosure Schedule or elsewhere in this Agreement constitutes a disclosure by the disclosing party with respect to all applicable Sections of this Agreement, regardless of any reference to a particular Section or subsection. The Company agrees that it will provide Parent, and Parent agrees that it will provide Company, with written supplements to this Agreement disclosing any inaccuracies in representations and warranties made by it in Article III.

   Section 8.3 Notices. All notices and other communications' hereunder will be in writing and will be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

      (a) if to Parent or Merger Sub, to

      PetroCorp Incorporated
      6733 South Yale Avenue
      Tulsa, OK 74136
      Attention: Chief Executive Officer
      Facsimile No.: (918) 491-4584

      with a copy (which will not constitute notice) to:

      Frederic Dorwart
      One City Hall
      124 East Fourth Street
      Tulsa, Oklahoma 74103-5010
      Facsimile No.: (918) 583-8251

     (b) if to Company, to

      Southern Mineral Corporation
      1201 Louisiana, Suite 3350
      Houston, TX 77002-4609
      Attention: Chief Executive Officer
      Facsimile No.: 713-658-9447

      with a copy (which will not constitute notice) to:

      Akin, Gump, Strauss, Hauer & Feld, LLP
      1900 Pennzoil Place--South Tower
      711 Louisiana
      Houston, Texas 77002
      Attention: J. Vincent Kendrick
      Facsimile No.: (713) 236-0822

   Section 8.4 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference will be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words, of without limitation. As used in this Agreement the word "Subsidiary" when used with respect to any relevant individual or entity, means any other individual or entity that directly or indirectly is controlled by such relevant individual or entity in question. As used herein, the term "control" (including its derivatives and similar terms) means the power to, directly or indirectly, direct or cause the direction of the management and policies of such relevant individual or entity.

   Section 8.5 Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 8.6 Entire Agreement, No Third-Party Beneficiaries. This Agreement and the other written agreements executed by the parties in connection herewith, including the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and there are no promises, undertakings, representations or warranties by Company or Parent relative to the subject matter of this Agreement not expressly set forth or referred to herein. This Agreement, except for the provisions of Sections 1.4(c), 5.5 and 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   Section 8.7 Governing Law. EXCEPT TO THE EXTENT THE LAW OF ANOTHER JURISDICTION IS REQUIRED TO BE APPLIED, THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

   Section 8.8 Shareholder Agreements. The parties hereto acknowledge that, except as contemplated by Section 5.15, the Shareholder Agreements have been executed as of the date of this Agreement.

   Section 8.9 Standstill. If (a) this Agreement is terminated by either Parent or Company in accordance with the terms of Section 7.1 and (b) such termination was not related to a material breach by Company of any of its representations, warranties, covenants or agreements set forth herein resulting in a failure to satisfy the requirements of Section 6.3(a), neither Parent, Merger Sub nor any Subsidiary of either of them will for a period of two years following such expiration (i) acquire, offer to acquire or agree to acquire directly or indirectly by purchase or otherwise any voting securities of Company, (ii) make or in any way participate directly or indirectly, in any "solicitation" of "proxies" to vote (in such terms as used in the proxy rules of the Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of Company, (iii) form, join or in any way participate in a "group" within the meaning of Section 13(d)(iv) of the Exchange Act with respect to any voting securities of Company or (iv) otherwise act alone or in concert with others to seek to control or influence the management, Board of Directors, or policies of Company.

   Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, transferred, disposed of or otherwise alienated by either of the parties hereto (whether voluntarily or involuntarily, with or without consideration, by operation of law or otherwise) without the prior written consent of the other party (which consent may be granted or withheld in such party's sole discretion). An attempted assignment, transfer, disposition or alienation in violation of this Agreement will be null, void and ineffective. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as' to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   Section 8.12 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                 [Remainder of page intentionally left blank.]

   IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written in the preamble.

                                          PETROCORP INCORPORATED

                                          By: /s/ Gary R. Christopher
                                             ----------------------------------
                                          Name: Gary R. Christopher
                                          Title: President and Chief Executive
                                           Officer

                                          PETROCORP ACQUISITION COMPANY

                                          By: /s/ Gary R. Christopher
                                             ----------------------------------
                                          Name: Gary R. Christopher
                                          Title: President and Chief Executive
                                           Officer

                                          SOUTHERN MINERAL CORPORATION

                                          By: /s/ Steven H. Mikel
                                             ----------------------------------
                                          Name: Steven H. Mikel
                                          Title: President and Chief Executive
                                           Officer

                       [Merger Agreement Signature Page]

                                                                         ANNEX B

                             SHAREHOLDER AGREEMENT

   SHAREHOLDER AGREEMENT (this "Agreement") dated as of December 22, 2000, between Kaiser-Francis Oil Company, a Delaware corporation ("Shareholder"), and Southern Mineral Corporation, a Nevada corporation ("Company").

                                   RECITALS:

   WHEREAS, Company, PetroCorp Incorporated, a Nevada corporation ("Parent"), and PetroCorp Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement) on the date of this Agreement pursuant to which Parent proposes to acquire the entire equity interest in Company pursuant to the merger (the "Merger") of Company with and into Merger Sub, on the terms and conditions set forth in the Merger Agreement.

   WHEREAS, Shareholder owns the number of shares of Parent Common Stock (the "Shares"), options to purchase shares of Parent Common Stock (the "Options") and/or warrants to purchase shares of Parent Common Stock (the "Warrants" and, collectively with the Shares and the Options, the "Equity Securities") listed on Schedule 1.

   WHEREAS, the Board of Directors of Parent has, prior to the execution of this Agreement, approved and adopted the Merger Agreement;

   WHEREAS, approval of the Merger Agreement by Parent's shareholders is a condition to the consummation of the Merger; and

   WHEREAS, as a condition to its entering into the Merger Agreement, Company has required that Shareholder agree, and Shareholder has so agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Covenants of Shareholder and Company.

      (a) During the term of this Agreement, except in accordance with the express provisions of this Agreement, Shareholder agrees that (i) it will not sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, assignment or other disposition of, any Equity Securities, whether now owned or hereafter acquired, and (ii) it will cause the Management Agreement dated August 3, 1999 between Parent and Shareholder to be amended by deleting Sections 3.1B and 3.1C thereof, which contain backin and override provisions in favor of Shareholder, in their entirety and replacing such Sections with provisions to compensate Shareholder thereunder that are no less favorable to Parent than those discussed at the November 17, 2000 meeting of the Board of Directors of Shareholder.

     (b) During the term of this Agreement, Company agrees to fully and timely perform, in all material respects, its obligations under the Merger Agreement.

   2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Company as follows:

     (a) (i) Shareholder is the record or beneficial owner of the Equity Securities listed on Schedule 1, (ii) such securities are the only Equity Securities owned of record or beneficially by Shareholder free and clear of all liens and defects, and (iii) Shareholder does not have any option or other right to acquire any other Equity Securities;

     (b) (i) Shareholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Shareholder does not require the consent of any other Person and does not constitute a violation of, conflict with or result in a material default under (1) any contract or agreement to which such Shareholder is a party or by which such Shareholder is bound, (2) any judgment, decree or order applicable to such Shareholder, or (3) to Shareholder's actual knowledge, any law, rule or regulation of any governmental body applicable to such Shareholder, in the case of clauses (1) through (3), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Shareholder's ability to perform its obligations under this Agreement; and (iii) this Agreement constitutes a valid and binding agreement on the part of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

     (c) Shareholder is an accredited investor (as defined in Rule 501(a) under the Securities Act), and has had an opportunity to review all such documents and obtain all such information as Shareholder deems necessary in connection with the approval and execution of this Agreement.

   3. Representations and Warranties of Company. Company hereby represents and warrants to Shareholder that:

     (a) Company is a corporation validly existing and in good standing under the laws of the State of Nevada;

     (b) Company has all requisite right, power and authority to execute and deliver this Agreement and perform all its obligations hereunder;

     (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Company's part and do not constitute a violation of, conflict with or result in a material default under (i) any contract or agreement to which Company is a party or by which Company is bound, (ii) any judgment, decree or order applicable to Company or (iii) to Company's actual knowledge, any law, rule or regulation of any governmental body applicable to Company, including, without limitation, any securities laws exemptions, in the case of clauses (i) through (iii), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Company's ability to perform its obligations under this Agreement;

     (d) this Agreement has been duly executed and delivered by Company; and

     (e) this Agreement constitutes a valid and binding agreement on Company's part, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   4. Voting of Equity Securities. Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of Parent, however called, and in any action by written consent of the shareholders of Parent, it will (a) attend any such meeting, in person or by proxy, (b) vote all voting Equity Securities, whether now owned or hereafter acquired, of Shareholder in favor of the Merger; (c) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of Parent under the Merger Agreement; and (d) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the Merger or the transactions and events contemplated thereby, including, but not limited to: (i) except as expressly contemplated by the Transaction Documents, any change in the management or board of directors of Parent, except to fill vacancies (as contemplated by the Merger Agreement) occurring after the date of this Agreement or as otherwise agreed to in writing by Company; (ii) except as expressly contemplated by the Transaction

Documents, any material change in the present capitalization or dividend policy of Parent; or (iii) except as expressly contemplated by the Transaction Documents, any other material change in Parent's corporate structure or business; (e) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or attempt to amend Parent's articles of incorporation or bylaws to effect the removal of the Company Director Nominees (or any replacement director nominated and elected by a Company Director Nominee as contemplated by Section 1.4(b) of the Merger Agreement) prior to the second annual meeting of Parent's shareholders following the Effective Time; and (f) vote all voting Equity Securities, whether now owned or hereafter acquired, against any action or attempt to amend Parent's articles of incorporation or bylaws to effect the removal of the Company Director Nominees (or any replacement director nominated and elected by a Company Director Nominee as contemplated by Section 1.4(b) of the Merger Agreement) prior to the second annual meeting of Parent's shareholders following the Effective Time.

   5. Further Assurances. Each party hereto will perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

   6. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by either party by injunctive or other equitable relief.

   7. Notices. All notices or other communications required or permitted hereunder will be in writing (except as otherwise provided herein) and will be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

     To Company:

     Southern Mineral Corporation
     1201 Louisiana, Suite 3350
     Houston, TX 77002-4609
     Facsimile No.: 713-658-9447

     To Shareholder:

     At the address set forth beneath the name of such Shareholder on
  Schedule 1

   8. Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The phrase "the date hereof" in this Agreement means the date of this Agreement.

   9. Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   10. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the shareholders of Company immediately prior to the Effective Time are expressed third-party beneficiaries of this Agreement.

   11. Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Texas without regard to its rules of conflict of laws.

   12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, and any Person succeeding to the ownership of (or power to vote) the Equity Securities.

   13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   14. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

   15. Binding Effect. This Agreement will survive the death or incapacity of Shareholder and will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives and successors.

   16. Term. The term of this Agreement will begin on the date hereof and end on the termination of the Merger Agreement. If the Merger is consummated, the provisions of this Agreement will survive the Effective Time, except as provided in Section 17.

   17. Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Sections 2 and 3, the parties have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the transactions contemplated herein. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement, and (b) the Effective Time.

                Remainder of this page intentionally left blank.

   IN WITNESS WHEREOF, Shareholder and Company have entered into this Agreement as of the date first written above.

                                          SOUTHERN MINERAL CORPORATION

                                          By: /s/ Gary R. Christopher
                                            -----------------------------------
                                          Name: Gary R. Christopher
                                          Title: President and Chief Executive
                                           Officer

                                          KAISER-FRANCIS OIL COMPANY

                                          By: /s/ George B. Kaiser
                                            -----------------------------------
                                          Name: George B. Kaiser
                                          Title: President

                                   SCHEDULE 1

                                                                       Number of
Name and Address of Shareholder                                         Shares
-------------------------------                                        ---------
Kaiser-Francis Oil Company ........................................... 4,327,457
6733 South Yale
Tulsa, Oklahoma 74136

                                                                         ANNEX C

                             SHAREHOLDER AGREEMENT

   SHAREHOLDER AGREEMENT (this "Agreement") dated as of January 5, 2001, between St. Paul Fire and Marine Insurance Company, a corporation
("Shareholder"), and Southern Mineral Corporation, a Nevada corporation ("Company").

                                   RECITALS:

   WHEREAS, Company, PetroCorp Incorporated, a Nevada corporation ("Parent"), and PetroCorp Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement) on the date of this Agreement pursuant to which Parent proposes to acquire the entire equity interest in Company pursuant to the merger (the "Merger") of Company with and into Merger Sub, on the terms and conditions set forth in the Merger Agreement.

   WHEREAS, Shareholder owns the number of shares of Parent Common Stock (the "Shares"), options to purchase shares of Parent Common Stock (the "Options") and/or warrants to purchase shares of Parent Common Stock (the "Warrants" and, collectively with the Shares and the Options, the "Equity Securities") listed on Schedule 1.

   WHEREAS, the Board of Directors of Parent has, prior to the execution of this Agreement, approved and adopted the Merger Agreement;

   WHEREAS, approval of the Merger Agreement by Parent's shareholders is a condition to the consummation of the Merger; and

   WHEREAS, as a condition to its entering into the Merger Agreement, Company has required that Shareholder agree, and Shareholder has so agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Covenants of Shareholder and Company.

      (a) During the term of this Agreement, except in accordance with the express provisions of this Agreement, Shareholder agrees that it will not sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, assignment or other disposition of, any Equity Securities, whether now owned or hereafter acquired.

     (b) During the term of this Agreement, Company agrees to fully and timely perform, in all material respects, its obligations under the Merger Agreement.

   2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Company as follows:

     (a) (i) Shareholder is the record or beneficial owner of the Equity Securities listed on Schedule 1, (ii) such securities are the only Equity Securities owned of record or beneficially by Shareholder free and clear of all liens and defects, and (iii) Shareholder does not have any option or other right to acquire any other Equity Securities;

     (b) (i) Shareholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Shareholder does not require the consent of any other Person and does not constitute a violation of, conflict with or result in a material default under (1) any contract or agreement to which such Shareholder is a party or by which such Shareholder is bound, (2) any judgment, decree or order applicable to such Shareholder, or (3) to Shareholder's actual knowledge, any law, rule or regulation of any governmental body applicable to such Shareholder, in the case of clauses (1) through (3), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Shareholder's ability to perform its obligations under this Agreement; and (iii) this Agreement constitutes a valid and binding agreement on the part of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

     (c) Shareholder is an accredited investor (as defined in Rule 501(a) under the Securities Act), and has had an opportunity to review all such documents and obtain all such information as Shareholder deems necessary in connection with the approval and execution of this Agreement.

   3. Representations and Warranties of Company. Company hereby represents and warrants to Shareholder that:

     (a) Company is a corporation validly existing and in good standing under the laws of the State of Nevada;

     (b) Company has all requisite right, power and authority to execute and deliver this Agreement and perform all its obligations hereunder;

     (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Company's part and do not constitute a violation of, conflict with or result in a material default under (i) any contract or agreement to which Company is a party or by which Company is bound, (ii) any judgment, decree or order applicable to Company or (iii) to Company's actual knowledge, any law, rule or regulation of any governmental body applicable to Company, including, without limitation, any securities laws exemptions, in the case of clauses (i) through (iii), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Company's ability to perform its obligations under this Agreement;

     (d) this Agreement has been duly executed and delivered by Company; and

     (e) this Agreement constitutes a valid and binding agreement on Company's part, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   4. Voting of Equity Securities. Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of Parent, however called, and in any action by written consent of the shareholders of Parent, it will (a) attend any such meeting, in person or by proxy, (b) vote all voting Equity Securities, whether now owned or hereafter acquired, of Shareholder in favor of the Merger; (c) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of Parent under the Merger Agreement; (d) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the Merger or the transactions and events contemplated thereby, including, but not limited to: (i) except as expressly contemplated by the Transaction Documents, any change in the management or board of directors of Parent, except to fill vacancies (as contemplated by the Merger Agreement) occurring after the date of this Agreement or as otherwise agreed to in writing by Company; (ii) except as expressly contemplated by the Transaction Documents, any material change in the present capitalization or dividend policy of Parent; or (iii) except as expressly contemplated by the Transaction Documents, any other material change in Parent's corporate structure or business; (e) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or attempt to amend Parent's articles of incorporation or bylaws to effect the removal of the Company Director Nominees (or any replacement director nominated and elected by a Company Director Nominee as contemplated by
Section 1.4(b) of the Merger Agreement) prior to the second annual meeting of Parent's shareholders following the Effective Time; and (f) vote all voting Equity Securities, whether now owned or hereafter acquired, against any action or attempt to amend Parent's articles of incorporation or bylaws to effect the removal of the Company Director Nominees (or any replacement director nominated and elected by a Company Director Nominee as contemplated by Section 1.4(b) of the Merger Agreement) prior to the second annual meeting of Parent's shareholders following the Effective Time.

   5. Company Director Nominees. Company agrees that the Company Director Nominees that it selects to serve on the Board of Directors of Parent after the Effective Time pursuant to Section 1.4(c) will not have served as executive officers of the Company.

   6. Further Assurances. Each party hereto will perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

   7. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by either party by injunctive or other equitable relief.

   8. Notices. All notices or other communications required or permitted hereunder will be in writing (except as otherwise provided herein) and will be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

     To Company:

     Southern Mineral Corporation
     1201 Louisiana, Suite 3350
     Houston, TX 77002-4609
     Facsimile No.: 713-658-9447

     To Shareholder:

     At the address set forth beneath the name of such Shareholder on
  Schedule 1

   9. Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The phrase "the date hereof" in this Agreement means the date of this Agreement.

   10. Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   11. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the shareholders of Company immediately prior to the Effective Time are expressed third-party beneficiaries of this Agreement.

   12. Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Texas without regard to its rules of conflict of laws.

   13. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, and any Person succeeding to the ownership of (or power to vote) the Equity Securities.

   14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   15. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

   16. Binding Effect. This Agreement will survive the death or incapacity of Shareholder and will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives and successors.

   17. Term. The term of this Agreement will begin on the date hereof and end on the termination of the Merger Agreement. If the Merger is consummated, the provisions of this Agreement will survive the Effective Time, except as provided in Section 18.

   18. Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Sections 2 and 3, the parties have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the transactions contemplated herein. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement, and (b) the Effective Time.

                Remainder of this page intentionally left blank.

   IN WITNESS WHEREOF, Shareholder and Company have entered into this Agreement as of the date first written above.

                                          SOUTHERN MINERAL CORPORATION

                                          By: /s/ Steven H. Mikel
                                            -----------------------------------
                                          Name: Steven H. Mikel
                                          Title: President

                                          ST. PAUL FIRE AND MARINE INSURANCE
                                          COMPANY

                                          By: /s/ James C. Adams
                                            -----------------------------------
                                          Name: James C. Adams
                                          Title: Vice President

                                   SCHEDULE 1

                                                                       Number of
Name and Address of Shareholder                                         Shares
-------------------------------                                        ---------
St. Paul Fire and Marine Insurance Company............................ 1,738,000
385 Washington Street
St. Paul, Minnesota 55102

                                                                         ANNEX D

                             SHAREHOLDER AGREEMENT

   SHAREHOLDER AGREEMENT (this "Agreement") dated as of December 22, 2000, among PetroCorp Incorporated, a Texas corporation ("Parent"); and Donald H. Weise, Jr. and DHW Energy, Inc. (collectively, the "Shareholders" and individually, a "Shareholder").

                                   RECITALS:

   WHEREAS, Southern Mineral Corporation, a Nevada corporation ("Company"), Parent and PetroCorp Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement) on the date of this Agreement pursuant to which Parent proposes to acquire the entire equity interest in Company pursuant to the merger (the "Merger") of Company with and into Merger Sub, on the terms and conditions set forth in the Merger Agreement;

   WHEREAS, Shareholders own the number of shares of Company Common Stock (the "Shares"), options to purchase shares of Company Common Stock (the "Options") and/or warrants to purchase shares of Company Common Stock (the "Warrants" and, collectively with the Shares and the Options, the "Equity Securities") listed opposite their names on Schedule 1;

   WHEREAS, the Board of Directors of Company has, prior to the execution of this Agreement, approved and adopted the Merger Agreement;

   WHEREAS, approval of the Merger Agreement by Company's shareholders is a condition to the consummation of the Merger; and

   WHEREAS, as a condition to its entering into the Merger Agreement, Parent has required that each of the Shareholders agree, and each of the Shareholders have so agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Covenants of Shareholders and Parent.

       (a) During the term of this Agreement, except in accordance with the express provisions of this Agreement, each Shareholder agrees that it will not sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, assignment or other disposition of, any Equity Securities.

       (b) During the term of this Agreement, Parent agrees to fully and timely perform, in all material respects, its obligations under the Merger Agreement.

     2. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows:

       (a) (i) Such Shareholder is the record or beneficial owner of the Equity Securities listed opposite its name on Schedule 1, (ii) such securities are the only Equity Securities owned of record or beneficially by such Shareholder free and clear of all liens and defects, and (iii) such Shareholder does not have any option or other right to acquire any other Equity Securities;

       (b) (i) Such Shareholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Shareholder does not require the consent of any other Person and does not constitute a violation of, conflict with or result in a material default under (1) any contract or agreement to which such Shareholder is a party or by which such Shareholder is bound, (2) any judgment, decree or order applicable to such Shareholder, or (3) to such Shareholder's actual knowledge, any law, rule or regulation of any governmental body applicable to such Shareholder, in the case of clauses (1) through (3), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect such Shareholder's ability to perform its obligations under this Agreement; and (iii) this Agreement constitutes a valid and binding agreement on the part of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

       (c) Such Shareholder is an accredited investor (as defined in Rule 501(a) under the Securities Act), and has had an opportunity to review all such documents and obtain all such information as such Shareholder deems necessary in connection with the approval and execution of this Agreement.

     3. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder that:

       (a) Parent is a corporation validly existing and in good standing under the laws of the State of Texas;

       (b) Parent has all requisite right, power and authority to execute and deliver this Agreement and perform all its obligations hereunder;

       (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Parent's part and do not constitute a violation of, conflict with or result in a material default under (i) any contract or agreement to which Parent is a party or by which Parent is bound, (ii) any judgment, decree or order applicable to Parent or (iii) to Parent's actual knowledge, any law, rule or regulation of any governmental body applicable to Parent, including, without limitation, any securities laws exemptions, in the case of clauses (i) through (iii), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Parent's ability to perform its obligations under this Agreement;

       (d) this Agreement has been duly executed and delivered by Parent;
    and

       (e) this Agreement constitutes a valid and binding agreement on Parent's part, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4. Voting of Equity Securities. Each Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of Company, however called, and in any action by written consent of the shareholders of Company, it will (a) attend any such meeting, in person or by proxy, (b) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder in favor of the Merger; (c) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of Company under the Merger Agreement; and (d) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any change in the management or board of directors of Company, except to fill vacancies occurring after the date of this Agreement or as otherwise agreed to in writing by Parent; (ii) except as expressly contemplated by the Transaction Documents, any material change in the present capitalization or dividend policy of Company; or (iii) except as expressly contemplated by the Transaction Documents, any other material change in Company's corporate structure or business.

     5. Registration Rights. Parent will use reasonable efforts to prepare and file a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Securities Act to permit the sale or other disposition of any or all shares of Parent Common Stock received by each Shareholder in the Merger, in accordance with the intended method of sale or other disposition elected by such Shareholder, and Parent will use its best efforts to qualify such shares of Parent Common Stock under any applicable state securities laws. Parent will use all reasonable efforts
  (i) to cause the Registration Statement to become effective on or before the Effective Time, (ii) to obtain all consents or waivers of other parties which are required therefor, and (iii) to keep the Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by such Shareholder for a period ending two years from the Effective Time, or for such shorter period that will terminate when all shares of Parent Common Stock covered by the Registration Statement have been sold pursuant to the Registration Statement or otherwise cease to be outstanding. The offer and sale under the Registration Statement or the obligation of Parent to file the Registration Statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to such Registration Statement if the Board of Directors of Parent will have determined in good faith that the offering and sales under the Registration Statement, the filing of such Registration Statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, acquisition, merger or other transaction involving Parent or any of its Subsidiaries or would otherwise require disclosure of nonpublic information that would materially and adversely affect Parent. The Registration Statement prepared and filed under this Section, and any sale covered thereby, will be at Parent's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of each Shareholder's counsel related thereto. Each Shareholder will provide all information reasonably requested by Parent for inclusion in the Registration Statement to be filed hereunder. In connection with the registration pursuant to this Section, each Shareholder and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, and rights to indemnification and contribution.

     6. Stock Elections. Each Shareholder agrees that unless it has effectively made a Stock Election pursuant to Section 1.6 of the Merger Agreement prior to the filing with the Commission by Company and Parent of the Joint Proxy Statement/Prospectus, it will be deemed to have failed to make, and will not be eligible to make, a Stock Election with respect to the Shares or shares of Company Common Stock issuable upon the exercise of the Options and Warrants under the Merger Agreement.

     7. Additional Agreements. If a Shareholder makes a Stock Election and, as a result of the application of Section 1.5(e) of the Merger Agreement, a portion of such Shareholder's Stock Election Shares (the "Converted Stock Election Shares") are converted into the right to receive the Cash Consideration in the Merger, then immediately after the Effective Time, such Shareholder agrees to buy, and Parent agrees to issue and deliver to such Shareholder, the number for shares of PetroCorp Common Stock which is equal to (a) the Cash Consideration which is payable pursuant to the Merger with respect to the Converted Stock Election Shares, divided by (b) the Per Share Merger Consideration.

     8. Further Assurances. Each party hereto will perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

     9. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by either party by injunctive or other equitable relief.

     10. Notices. All notices or other communications required or permitted hereunder will be in writing (except as otherwise provided herein) and will be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

       To Parent:

       PetroCorp Incorporated
       6733 South Yale Avenue
       Tulsa, OK 74136
       Facsimile No.: (918) 491-4584

       With a copy (which will not constitute notice) to:

       Frederic Dorwart
       One City Hall
       124 East Fourth Street
       Tulsa, Oklahoma 74103-5010
       Facsimile No.: (918) 583-8251

       To the Shareholders:

       At the address set forth beneath the name of such Shareholder on
    Schedule 1

     11. Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The phrase "the date hereof" in this Agreement means the date of this Agreement.

     12. Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     13. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     14. Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Texas without regard to its rules of conflict of laws.

     15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, and any Person succeeding to the ownership of (or power to vote) the Equity Securities.

     16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     17. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     18. Binding Effect. This Agreement will survive the death or incapacity of any of the Shareholders and will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives and successors.

     19. Term. The term of this Agreement will begin on the date hereof and end on the termination of the Merger Agreement. If the Merger is consummated, the provisions of this Agreement will survive the Effective Time, except as provided in Section 20.

     20. Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Sections 2 and 3, the parties have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the transactions contemplated herein. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement, and (b) the Effective Time.

                Remainder of this page intentionally left blank.

   IN WITNESS WHEREOF, Shareholder and Parent have entered into this Agreement as of the date first written above.

                                          Petrocorp Incorporated

                                                /s/ Gary R. Christopher
                                          By: _________________________________
                                                    Gary R. Christopher
                                          Name: _______________________________
                                               President and Chief Executive
                                                          Officer
                                          Title: ______________________________

                                          DHW Energy, Inc.

                                                /s/ Donald H. Weise, Jr.
                                          By: _________________________________
                                                   Donald H. Weise, Jr.
                                          Name: _______________________________
                                                         President
                                          Title: ______________________________

                                                /s/ Donald H. Weise, Jr.
                                          By: _________________________________
                                                   Donald H. Weise, Jr.
                                          Name: _______________________________

                                   SCHEDULE 1

       Name and Address of                                            Number of
          Shareholder                                                  Shares
       -------------------                                            ---------
      DHW Energy, Inc................................................  73,897
        1111 Fannin, Suite 680
        Houston, Texas 77002
      Donald H. Wiese, Jr. ..........................................  28,444
        1111 Fannin, Suite 680
        Houston, Texas 77002

                                                                         ANNEX E

                             SHAREHOLDER AGREEMENT

   SHAREHOLDER AGREEMENT (this "Agreement") dated as of December 22, 2000, among PetroCorp Incorporated, a Texas corporation ("Parent"); and Thomas R. Fuller; and Michmatt, Inc. (collectively, the "Shareholders" and individually, a "Shareholder").

                                   RECITALS:

   WHEREAS, Southern Mineral Corporation, a Nevada corporation ("Company"), Parent and PetroCorp Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement) on the date of this Agreement pursuant to which Parent proposes to acquire the entire equity interest in Company pursuant to the merger (the "Merger") of Company with and into Merger Sub, on the terms and conditions set forth in the Merger Agreement;

   WHEREAS, Shareholders own the number of shares of Company Common Stock (the "Shares"), options to purchase shares of Company Common Stock (the "Options") and/or warrants to purchase shares of Company Common Stock (the "Warrants" and, collectively with the Shares and the Options, the "Equity Securities") listed opposite their names on Schedule 1;

   WHEREAS, the Board of Directors of Company has, prior to the execution of this Agreement, approved and adopted the Merger Agreement;

   WHEREAS, approval of the Merger Agreement by Company's shareholders is a condition to the consummation of the Merger; and

   WHEREAS, as a condition to its entering into the Merger Agreement, Parent has required that each of the Shareholders agree, and each of the Shareholders have so agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Covenants of Shareholders and Parent.

     (a) During the term of this Agreement, except in accordance with the express provisions of this Agreement, each Shareholder agrees that it will not sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, assignment or other disposition of, any Equity Securities.

     (b) During the term of this Agreement, Parent agrees to fully and timely perform, in all material respects, its obligations under the Merger Agreement.

   2. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows:

     (a) (i) Such Shareholder is the record or beneficial owner of the Equity Securities listed opposite its name on Schedule 1, (ii) such securities are the only Equity Securities owned of record or beneficially by such Shareholder free and clear of all liens and defects, and (iii) such Shareholder does not have any option or other right to acquire any other Equity Securities;

     (b) (i) Such Shareholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Shareholder does not require the consent of any other Person and does not constitute a violation of, conflict with or result in a material default under (1) any contract or agreement to which such Shareholder is a party or by which such Shareholder is bound, (2) any judgment, decree or order applicable to such Shareholder, or (3) to such Shareholder's actual knowledge, any law, rule or regulation of any governmental body applicable to such Shareholder, in the case of clauses (1) through (3), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect such Shareholder's ability to perform its obligations under this Agreement; and
  (iii) this Agreement constitutes a valid and binding agreement on the part of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

     (c) Such Shareholder is an accredited investor (as defined in Rule 501(a) under the Securities Act), and has had an opportunity to review all such documents and obtain all such information as such Shareholder deems necessary in connection with the approval and execution of this Agreement.

   3. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder that:

     (a) Parent is a corporation validly existing and in good standing under the laws of the State of Texas;

     (b) Parent has all requisite right, power and authority to execute and deliver this Agreement and perform all its obligations hereunder;

     (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Parent's part and do not constitute a violation of, conflict with or result in a material default under (i) any contract or agreement to which Parent is a party or by which Parent is bound, (ii) any judgment, decree or order applicable to Parent or
  (iii) to Parent's actual knowledge, any law, rule or regulation of any governmental body applicable to Parent, including, without limitation, any securities laws exemptions, in the case of clauses (i) through (iii), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Parent's ability to perform its obligations under this Agreement;

     (d) this Agreement has been duly executed and delivered by Parent; and

     (e) this Agreement constitutes a valid and binding agreement on Parent's part, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   4. Voting of Equity Securities. Each Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of Company, however called, and in any action by written consent of the shareholders of Company, it will (a) attend any such meeting, in person or by proxy, (b) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder in favor of the Merger; (c) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of Company under the Merger Agreement; and (d) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any change in the management or board of directors of Company, except to fill vacancies occurring after the date of this Agreement or as otherwise agreed to in writing by Parent; (ii) except as expressly contemplated by the Transaction Documents, any material change in the present capitalization or dividend policy of Company; or (iii) except as expressly contemplated by the Transaction Documents, any other material change in Company's corporate structure or business.

   5. Registration Rights. Parent will use reasonable efforts to prepare and file a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Securities Act to permit the sale or other disposition of any or all shares of Parent Common Stock received by each Shareholder in the Merger, in accordance with the intended method of sale or other disposition elected by such Shareholder, and Parent will use its best efforts to qualify such shares of Parent Common Stock under any applicable state securities laws. Parent will use all reasonable efforts (i) to cause the Registration Statement to become effective on or before the Effective Time, (ii) to obtain all consents or waivers of other parties which are required therefor, and (iii) to keep the Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by such Shareholder for a period ending two years from the Effective Time, or for such shorter period that will terminate when all shares of Parent Common Stock covered by the Registration Statement have been sold pursuant to the Registration Statement or otherwise cease to be outstanding. The offer and sale under the Registration Statement or the obligation of Parent to file the Registration Statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to such Registration Statement if the Board of Directors of Parent will have determined in good faith that the offering and sales under the Registration Statement, the filing of such Registration Statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, acquisition, merger or other transaction involving Parent or any of its Subsidiaries or would otherwise require disclosure of nonpublic information that would materially and adversely affect Parent. The Registration Statement prepared and filed under this Section, and any sale covered thereby, will be at Parent's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of each Shareholder's counsel related thereto. Each Shareholder will provide all information reasonably requested by Parent for inclusion in the Registration Statement to be filed hereunder. In connection with the registration pursuant to this Section, each Shareholder and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, and rights to indemnification and contribution.

   6. Stock Elections. Each Shareholder agrees that unless it has effectively made a Stock Election pursuant to Section 1.6 of the Merger Agreement prior to the filing with the Commission by Company and Parent of the Joint Proxy Statement/Prospectus, it will be deemed to have failed to make, and will not be eligible to make, a Stock Election with respect to the Shares or shares of Company Common Stock issuable upon the exercise of the Options and Warrants under the Merger Agreement.

   7. Additional Agreements. If a Shareholder makes a Stock Election and, as a result of the application of Section 1.5(e) of the Merger Agreement, a portion of such Shareholder's Stock Election Shares (the "Converted Stock Election Shares") are converted into the right to receive the Cash Consideration in the Merger, then immediately after the Effective Time, such Shareholder agrees to buy, and Parent agrees to issue and deliver to such Shareholder, the number for shares of PetroCorp Common Stock which is equal to (a) the Cash Consideration which is payable pursuant to the Merger with respect to the Converted Stock Election Shares, divided by (b) the Per Share Merger Consideration.

   8. Further Assurances. Each party hereto will perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

   9. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by either party by injunctive or other equitable relief.

   10. Notices. All notices or other communications required or permitted hereunder will be in writing (except as otherwise provided herein) and will be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

     To Parent:

     PetroCorp Incorporated
     6733 South Yale Avenue
     Tulsa, OK 74136
     Facsimile No.: (918) 491-4584

     With a copy (which will not constitute notice) to:

     Frederic Dorwart
     One City Hall
     124 East Fourth Street
     Tulsa, Oklahoma 74103-5010
     Facsimile No.: (918) 583-8251

     To the Shareholders:

     At the address set forth beneath the name of such Shareholder on
  Schedule 1

   11. Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The phrase "the date hereof" in this Agreement means the date of this Agreement.

   12. Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   13. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   14. Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Texas without regard to its rules of conflict of laws.

   15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, and any Person succeeding to the ownership of (or power to vote) the Equity Securities.

   16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   17. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

   18. Binding Effect. This Agreement will survive the death or incapacity of any of the Shareholders and will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives and successors.

   19. Term. The term of this Agreement will begin on the date hereof and end on the termination of the Merger Agreement. If the Merger is consummated, the provisions of this Agreement will survive the Effective Time, except as provided in Section 20.

   20. Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Sections 2 and 3, the parties have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the transactions contemplated herein. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement, and (b) the Effective Time.

                Remainder of this page intentionally left blank.

   IN WITNESS WHEREOF, Shareholder and Parent have entered into this Agreement as of the date first written above.

                                          PETROCORP INCORPORATED

                                          By: /s/ Gary R. Christopher
                                            -----------------------------------
                                          Name: Gary R. Christopher
                                          Title: President and Chief Executive
                                           Officer

                                          MICHMATT, INC.

                                          By: /s/ Thomas R. Fuller
                                            -----------------------------------
                                          Name: Thomas R. Fuller
                                          Title: President

                                          By: /s/ Thomas R. Fuller
                                            -----------------------------------
                                          Name: Thomas R. Fuller

                                   SCHEDULE 1

                                                                       Number of
Name and Address of Shareholder                                         Shares
-------------------------------                                        ---------
Michmatt, Inc.........................................................  75,397
1111 Fannin, Suite 680
Houston, Texas 77002
Thomas R. Fuller......................................................  29,464
1111 Fannin, Suite 680
Houston, Texas 77002

                                                                         ANNEX F

                             SHAREHOLDER AGREEMENT

   SHAREHOLDER AGREEMENT (this "Agreement") dated as of December 22, 2000, among PetroCorp Incorporated, a Texas corporation ("Parent"); and CoMac Partners, L.P., a Delaware limited partnership; CoMac Endowment Fund, L.P., a Delaware limited partnership; CoMac International N.V., a Netherlands Antilles corporation; CoMac Opportunities Fund, L.P., a Delaware limited partnership; and Carol Ann Coughlin (collectively, the "Shareholders" and individually, a "Shareholder").

                                   RECITALS:

   WHEREAS, Southern Mineral Corporation, a Nevada corporation ("Company"), Parent and PetroCorp Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement) on the date of this Agreement pursuant to which Parent proposes to acquire the entire equity interest in Company pursuant to the merger (the "Merger") of Company with and into Merger Sub, on the terms and conditions set forth in the Merger Agreement;

   WHEREAS, Shareholders own the number of shares of Company Common Stock (the "Shares"), options to purchase shares of Company Common Stock (the "Options") and/or warrants to purchase shares of Company Common Stock (the "Warrants" and, collectively with the Shares and the Options, the "Equity Securities") listed opposite their names on Schedule 1;

   WHEREAS, the Board of Directors of Company has, prior to the execution of this Agreement, approved and adopted the Merger Agreement;

   WHEREAS, approval of the Merger Agreement by Company's shareholders is a condition to the consummation of the Merger; and

   WHEREAS, as a condition to its entering into the Merger Agreement, Parent has required that each of the Shareholders agree, and each of the Shareholders have so agreed, to enter into this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Covenants of Shareholders and Parent.

     (a) During the term of this Agreement, except in accordance with the express provisions of this Agreement, each Shareholder agrees that it will not sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to the sale, transfer, assignment or other disposition of, any Equity Securities.

     (b) During the term of this Agreement, Parent agrees to fully and timely perform, in all material respects, its obligations under the Merger Agreement.

   2. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows:

     (a) (i) Such Shareholder is the record or beneficial owner of the Equity Securities listed opposite its name on Schedule 1, (ii) such securities are the only Equity Securities owned of record or beneficially by such Shareholder free and clear of all liens and defects, and (iii) such Shareholder does not have any option or other right to acquire any other Equity Securities;

     (b) (i) Such Shareholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Shareholder does not require the consent of any other Person and does not constitute a violation of, conflict with or result in a material default under (1) any contract or agreement to which such Shareholder is a party or by which such Shareholder is bound, (2) any judgment, decree or order applicable to such Shareholder, or (3) to such Shareholder's actual knowledge, any law, rule or regulation of any governmental body applicable to such Shareholder, in the case of clauses (1) through (3), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect such Shareholder's ability to perform its obligations under this Agreement; and (iii) this Agreement constitutes a valid and binding agreement on the part of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

     (c) Such Shareholder is an accredited investor (as defined in Rule 501(a) under the Securities Act), and has had an opportunity to review all such documents and obtain all such information as such Shareholder deems necessary in connection with the approval and execution of this Agreement.

   3. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder that:

     (a) Parent is a corporation validly existing and in good standing under the laws of the State of Texas;

     (b) Parent has all requisite right, power and authority to execute and deliver this Agreement and perform all its obligations hereunder;

     (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Parent's part and do not constitute a violation of, conflict with or result in a material default under (i) any contract or agreement to which Parent is a party or by which Parent is bound, (ii) any judgment, decree or order applicable to Parent or
  (iii) to Parent's actual knowledge, any law, rule or regulation of any governmental body applicable to Parent, including, without limitation, any securities laws exemptions, in the case of clauses (i) through (iii), except for violations, conflicts or defaults which would not, or would not reasonably be expected to, materially affect Parent's ability to perform its obligations under this Agreement;

     (d) this Agreement has been duly executed and delivered by Parent; and

     (e) this Agreement constitutes a valid and binding agreement on Parent's part, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   4. Voting of Equity Securities. Each Shareholder hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of Company, however called, and in any action by written consent of the shareholders of Company, it will (a) attend any such meeting, in person or by proxy, (b) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder in favor of the Merger; (c) not vote any voting Equity Securities, whether now owned or hereafter acquired, in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of Company under the Merger Agreement; and (d) vote all voting Equity Securities, whether now owned or hereafter acquired, of such Shareholder against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any change in the management or board of directors of Company, except to fill vacancies occurring after the date of this Agreement or as otherwise agreed to in writing by Parent; (ii) except as expressly contemplated by the Transaction Documents, any material change in the present capitalization or dividend policy of Company; or (iii) except as expressly contemplated by the Transaction Documents, any other material change in Company's corporate structure or business.

   5. Registration Rights. Parent will use reasonable efforts to prepare and file a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Securities Act to permit the sale or other disposition of any or all shares of Parent Common Stock received by each Shareholder in the Merger, in accordance with the intended method of sale or other disposition elected by such Shareholder, and Parent will use its best efforts to qualify such shares of Parent Common Stock under any applicable state securities laws. Parent will use all reasonable efforts (i) to cause the Registration Statement to become effective on or before the Effective Time, (ii) to obtain all consents or waivers of other parties which are required therefor, and (iii) to keep the Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by such Shareholder for a period ending two years from the Effective Time, or for such shorter period that will terminate when all shares of Parent Common Stock covered by the Registration Statement have been sold pursuant to the Registration Statement or otherwise cease to be outstanding. The offer and sale under the Registration Statement or the obligation of Parent to file the Registration Statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to such Registration Statement if the Board of Directors of Parent will have determined in good faith that the offering and sales under the Registration Statement, the filing of such Registration Statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, acquisition, merger or other transaction involving Parent or any of its Subsidiaries or would otherwise require disclosure of nonpublic information that would materially and adversely affect Parent. The Registration Statement prepared and filed under this Section, and any sale covered thereby, will be at Parent's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of each Shareholder's counsel related thereto. Each Shareholder will provide all information reasonably requested by Parent for inclusion in the Registration Statement to be filed hereunder. In connection with the registration pursuant to this Section, each Shareholder and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, and rights to indemnification and contribution.

   6. Stock Elections. Each Shareholder agrees that unless it has effectively made a Stock Election pursuant to Section 1.6 of the Merger Agreement prior to the filing with the Commission by Company and Parent of the Joint Proxy Statement/Prospectus, it will be deemed to have failed to make, and will not be eligible to make, a Stock Election with respect to the Shares or shares of Company Common Stock issuable upon the exercise of the Options and Warrants under the Merger Agreement.

   7. Further Assurances. Each party hereto will perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

   8. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by either party by injunctive or other equitable relief.

   9. Notices. All notices or other communications required or permitted hereunder will be in writing (except as otherwise provided herein) and will be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

     To Parent:

     PetroCorp Incorporated
     6733 South Yale Avenue
     Tulsa, OK 74136
     Facsimile No.: (918) 491-4584

     With a copy (which will not constitute notice) to:

     Frederic Dorwart
     One City Hall
     124 East Fourth Street
     Tulsa, Oklahoma 74103-5010
     Facsimile No.: (918) 583-8251

     To the Shareholders:

     At the address set forth beneath the name of such Shareholder on
  Schedule 1

   10. Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The phrase "the date hereof" in this Agreement means the date of this Agreement.

   11. Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   12. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   13. Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Texas without regard to its rules of conflict of laws.

   14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns, and any Person succeeding to the ownership of (or power to vote) the Equity Securities.

   15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

   16. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

   17. Binding Effect. This Agreement will survive the death or incapacity of any of the Shareholders and will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives and successors.

   18. Term. The term of this Agreement will begin on the date hereof and end on the termination of the Merger Agreement. If the Merger is consummated, the provisions of this Agreement will survive the Effective Time, except as provided in Section 19.

   19. Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Sections 2 and 3, the parties have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the transactions contemplated herein. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will terminate upon the earlier of (a) the termination of the Merger Agreement, and (b) the Effective Time.

                Remainder of this page intentionally left blank.

   IN WITNESS WHEREOF, Shareholder and Parent have entered into this Agreement as of the date first written above.

                                          PETROCORP INCORPORATED

                                          By: /s/ Gary R. Christopher
                                            -----------------------------------
                                          Name: Gary R. Christopher
                                          Title: President and Chief Executive
                                           Officer

                                          COMAC PARTNERS, L.P.

                                          By: /s/ Paul Coughlin
                                            -----------------------------------
                                          Name: Paul Coughlin
                                          Title: General Partner

                                          COMAC ENDOWMENT FUND, L.P.

                                          By: /s/ Paul Coughlin
                                            -----------------------------------
                                          Name: Paul Coughlin
                                          Title: General Partner

                                          COMAC INTERNATIONAL N.V.

                                          By: /s/ Paul Coughlin
                                            -----------------------------------
                                          Name: Paul Coughlin
                                          Title: Director

                                          COMAC OPPORTUNITIES FUND, L.P.

                                          By: /s/ Paul Coughlin
                                            -----------------------------------
                                          Name: Paul Coughlin
                                          Title: General Partner

                                          By: /s/ Carol Ann Coughlin
                                            -----------------------------------
                                          Name: Carol Ann Coughlin

                                   SCHEDULE 1

                                                                       Number of
Name and Address of Shareholder                                         Shares
-------------------------------                                        ---------
CoMac Partners, L.P...................................................  661,017
1 Greenwich Office Park, 3rd Floor,
Greenwich, CT 06831
CoMac Endowment.......................................................  885,043
1 Greenwich Office Park, 3rd Floor,
Greenwich, CT 06831
CoMac International...................................................  105,329
1 Greenwich Office Park, 3rd Floor,
Greenwich, CT 06831
CoMac Opportunities...................................................    1,844
1 Greenwich Office Park, 3rd Floor,
Greenwich, CT 06831
Carol Ann Coughlin....................................................   69,144
1 Greenwich Office Park, 3rd Floor,
Greenwich, CT 06831

                                                                         ANNEX G

                            FORM OF AFFILIATE LETTER

                              December [   ], 2000

Ladies and Gentlemen:

   The undersigned, a holder of shares of capital stock, par value $0.01 per share (the "Company Common Stock"), of Southern Mineral Corporation, a Nevada corporation ("Company"), has been advised that as of the date hereof, the undersigned may be deemed to be an "affiliate" of Company, as the term "affiliate" is defined for purposes of paragraph (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

   The undersigned has been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of December 22, 2000 (the "Merger Agreement") among Company, PetroCorp Acquisition Company, a Delaware corporation ("Merger Sub"), and PetroCorp Incorporated, a Texas corporation ("Parent"), Company will be merged with and into Merger Sub (the "Merger") and that as a result of the Merger, the undersigned may receive shares of Parent Common Stock in exchange for shares of Company Common Stock owned by the undersigned. Capitalized terms used but not defined herein will have the meanings given them in the Merger Agreement.

   1. The undersigned represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Common Stock pursuant to the Merger (the "Parent Merger Shares"), the undersigned:

     A. Shall not make any sale, transfer or other disposition of the Parent Merger Shares in violation of the Act or the Rules and Regulations.

     B. Has read carefully this letter and discussed applicable limitations upon the ability of the undersigned to sell, transfer or otherwise dispose of Parent Merger Shares to the extent the undersigned believed necessary with counsel of the undersigned or counsel for Company.

     C. Unless the undersigned has executed a Company Shareholder Agreement and the Commission objects to registration of the Parent Merger Shares, has been advised that the issuance of the Parent Merger Shares to the undersigned will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time of the approval of the Merger by written consent of the stockholders of Parent, the undersigned may be deemed to have been an affiliate of Company and the distribution by the undersigned of the Parent Merger Shares has not been registered under the Act, the undersigned may be prohibited from selling, transferring or otherwise disposing of the Parent Merger Shares unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. Understands that, except as provided in paragraph 2 below, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Merger Shares by the undersigned or on behalf of the undersigned under the Act or (except as forth in paragraph 2 below) to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. Also understands that, unless a registration statement permitting the sale or other disposition of any or all of the Parent Merger Shares is effective, Parent may give stop transfer instructions to Parent's transfer agent with respect to the Parent Merger Shares and that Parent reserves the right to place on the certificates for the Parent Merger Shares, or any substitutions therefor, a legend stating in substance:

       "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration."

     F. Also understands that unless the transfer by the undersigned of the Parent Merger Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to transferees of the undersigned:

       "The securities represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The securities have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     G. Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an affiliate of Company as described in the first paragraph of this letter, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

   2. By Parent's acceptance of this letter, Parent hereby agrees with the undersigned as follows:

     A. For so long as and to the extent necessary to permit the undersigned to sell the Parent Merger Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Merger Shares by the undersigned under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

     B. It is understood and agreed that certificates with any legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Merger Shares and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Merger Shares and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

     C. Parent will use reasonable efforts to prepare and file a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Act to permit the sale or other disposition of any or all of the Parent Merger Shares in accordance with the intended method of sale or other disposition elected by the undersigned, and Parent will use its best efforts to qualify such shares of Parent Merger Shares under any applicable state securities laws. Parent will use all reasonable efforts (i) to cause the Registration Statement to become effective on or before the Effective Time, (ii) to obtain all consents or waivers of other parties which are required therefor, and (iii) to keep the Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the undersigned for a period ending two years from the Effective Time, or for such shorter period that will terminate when all shares of Parent Merger Shares covered by the Registration Statement have been sold pursuant to the Registration Statement or otherwise cease to be outstanding. The offer and sale under the Registration Statement or the obligation of Parent to file the Registration Statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to such Registration Statement if the Board of Directors of Parent will have determined in good faith that the offering and sales under the Registration Statement, the filing of such Registration Statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, acquisition, merger or other transaction involving Parent or any of its Subsidiaries or would otherwise require disclosure of nonpublic information that would materially and adversely affect Parent. The Registration Statement prepared and filed under this paragraph 2.C., and any sale covered thereby, will be at Parent's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of the undersigned's counsel related thereto. The undersigned will provide all information reasonably requested by Parent for inclusion in the Registration Statement to be filed hereunder. In connection with the registration pursuant to this paragraph 2.C., the undersigned and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, and rights to indemnification and contribution.

                 [Remainder of page intentionally left blank.]

                                          Very truly yours,

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Print Name

ACCEPTED:
PETROCORP INCORPORATED

By:
   -------------------------------------
Name:
   -------------------------------------
Title:
   -------------------------------------

Dated:
   -------------------------------------

                                                                         ANNEX H

                               December 22, 2000

The Board of Directors
Southern Mineral Corporation
1201 Louisiana, Ste. 3350
Houston, TX 77002

Members of the Board:

   Southern Mineral Corporation, a Nevada corporation ("Southern Mineral"), proposes to enter into an agreement and plan of merger (the "Merger Agreement") with PetroCorp Incorporated, a Texas corporation ("PetroCorp"), and Petrocorp Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of PetroCorp ("PetroCorp Sub"), which provides for, among other things, the merger of Southern Mineral with and into PetroCorp Sub (the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, par value $.01 per share, of Southern Mineral (the "Southern Mineral Common Stock") (other than Southern Mineral Common Stock held by Southern Mineral as treasury stock or owned by PetroCorp or any subsidiary of Petrocorp or as to which dissenters' rights have been perfected) will be converted into the right to receive (i) $4.71 per share in cash subject to adjustment as described in the Merger Agreement or (ii) at the election of each holder of Southern Mineral Common Stock in accordance with the Merger Agreement, a number of shares of common stock, par value $.01 per share, of PetroCorp (the "PetroCorp Common Stock") equal to the Exchange Ratio (as defined in the Merger Agreement) (subject to limitation on such election set forth in the Merger Agreement if holders of Southern Mineral Common Stock elect to receive more than an aggregate of 4,000,000 shares of PetroCorp Common Stock) (the "Transaction Consideration").

   You have requested our opinion as to whether the Transaction Consideration is fair from a financial point of view to the holders of Southern Mineral Common Stock.

   In arriving at our opinion, we have, among other things:

    1. reviewed certain publicly available business and financial information relating to PetroCorp and Southern Mineral, including
       (a) Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, and (b) the Quarterly Reports on Form 10-Q and related unaudited financial statements for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    2. reviewed certain estimates of Southern Mineral's reserves, including
       (a) estimates of proved oil and gas reserves prepared by Netherland, Sewell & Associates, Inc. (as to United States and Ecuador reserves only) as of July 1, 2000 and (b) estimates of proved oil and gas reserves prepared by Chapman Petroleum Engineering Ltd. (as to Canadian reserves only) as of July 1, 2000;

    3. reviewed certain estimates of PetroCorp's reserves, including (a) estimates of proved and probable oil and gas reserves prepared by Huddleston & Co., Inc. as of January 1, 2000, and (b) updated unaudited estimates of proved and probable oil and gas reserves prepared by the management and staff of PetroCorp as of October 1, 2000;

    4. analyzed certain historical and projected financial and operating data (i) of PetroCorp prepared by the management and staff of PetroCorp and (ii) of Southern Mineral prepared in conjunction with, and approved by, the management and staff of Southern Mineral;

    5. discussed the current and projected operations and prospects of PetroCorp and Southern Mineral with the management and staff of PetroCorp and Southern Mineral, respectively;

     6. reviewed the trading history of PetroCorp Common Stock and Southern Mineral Common Stock;

     7. compared recent stock market capitalization indicators for PetroCorp and Southern Mineral with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

     8. compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     9. participated in certain discussions and negotiations among the representatives of Southern Mineral, PetroCorp and their financial and legal advisors;

    10. reviewed a draft dated December 21, 2000 of the Merger Agreement;
        and

    11. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

   In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to us by Southern Mineral and PetroCorp. We have further relied upon the assurances of the management of Southern Mineral and PetroCorp that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staff of Southern Mineral and PetroCorp, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements and staff of Southern Mineral or PetroCorp or their respective engineering consultants relating to the oil and gas properties of Southern Mineral and PetroCorp, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of Southern Mineral or PetroCorp nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Southern Mineral or PetroCorp. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed, based on discussions with the management and staff of Southern Mineral, that no adjustment to the Transaction Consideration will be required under the Merger Agreement on the basis of the transaction costs incurred by Southern Mineral. We have also assumed that the final form of the Merger Agreement will be substantially similar to the last draft of the Merger Agreement reviewed by us.

   Our opinion relates solely to the fairness, from a financial point of view, of the Transaction Consideration to the holders of Southern Mineral Common Stock. This opinion is for the use and benefit of the Board of Directors of Southern Mineral and does not constitute a recommendation to any holder of Southern Mineral Common Stock as to how such stockholder should vote on the Merger. We have not been asked to consider, and this opinion does not address, the after-tax consequences of the Merger to any particular stockholder of Southern Mineral or the price at which PetroCorp Common Stock will actually trade following the announcement or consummation of the Merger. As you are aware, we have acted as financial advisor to Southern Mineral and we will receive a fee from Southern Mineral for such services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Southern Mineral has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to Southern Mineral and have received customary fees for such services. In addition, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Southern Mineral or PetroCorp for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of PetroCorp and Southern Mineral as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration is fair from a financial point of view to the holders of Southern Mineral Common Stock.

                                          Very truly yours,

                                          /s/ Randall E. King
                                          _____________________________________
                                          PETRIE PARKMAN & CO., INC.

                                                                         ANNEX I

                            NEVADA REVISED STATUTES
            TITLE 7. BUSINESS ASSOCIATIONS; SECURITIES; COMMODITIES
                 CHAPTER 92A. MERGERS AND EXCHANGES OF INTEREST
                          RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions.

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "Beneficial stockholder" defined.

"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "Corporate action" defined.

"Corporate action" means the action of a domestic corporation.

NRS 92A.315 "Dissenter" defined.

"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "Fair value" defined.

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "Stockholder" defined.

"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "Stockholder of record" defined.

"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "Subject corporation" defined.

"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest.

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

   (a) Consummation of a plan of merger to which the domestic corporation is a party:

     (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

     (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

   (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

   (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

   (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

   (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

     (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

       (I) The surviving or acquiring entity; or

       (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

     (2) A combination of cash and owner's interests of the kind described in sub- subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

   (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

   (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

   (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

   (b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

   (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

   (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

   (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

   (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

   (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter's notice is sent must:

   (a) Demand payment;

   (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

   (c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

   (a) Of the county where the corporation's registered office is located; or

   (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

   (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

   (b) A statement of the subject corporation's estimate of the fair value of the shares;

   (c) An explanation of how the interest was calculated;

   (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

   (e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

   (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

   (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

   (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

   (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                                                         ANNEX J

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-K

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
   OF 1934

                  For the fiscal year ended December 31, 1999
                                       or

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

                  For the transition period from      to

                               ----------------

                         Commission file number 0-22650

                               ----------------

                             PETROCORP INCORPORATED
             (Exact name of registrant as specified in its charter)

                Texas                                  76-0380430
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation organization)

       6733 South Yale Avenue                             74136
           Tulsa, Oklahoma                             (Zip Code)
   (Address of principal executive
              offices)

       Registrant's telephone number, including area code: (918) 491-4500

                               ----------------

        Securities registered pursuant to Section 12(b) of the Act: None
          Securities registered pursuant to Section 12(g) of the Act:
                     Common Stock, par value $.01 per share
                        Preferred Stock Purchase Rights
                                (Title of class)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. [X] Yes No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K ((S)(S) 229.045 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

   The aggregate market value of the voting stock held by nonaffiliates of the registrant as of March 20, 2000 was $15,218,625. Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of March 20, 2000:

               Common Stock, par value $.01 per share: 8,683,019

                      DOCUMENTS INCORPORATED BY REFERENCE:

   Proxy Statement for the registrant's Annual Meeting of Shareholders to be held in 2000 (to be filed within 120 days of the close of registrant's fiscal year) is incorporated by reference into Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 Item  Title                                                              Page
 ----  -----                                                              ----


                                     PART I

   1   Business.........................................................   J-3
   2   Properties.......................................................   J-9
   3   Legal Proceedings................................................  J-17
   4   Submission of Matters to a Vote of Security Holders..............  J-18

                                    PART II

   5   Market for Registrant's Common Equity and Related Stockholder
       Matters..........................................................  J-18
   6   Selected Financial Data..........................................  J-19
   7   Management's Discussion and Analysis of Financial Condition and
       Results of Operations............................................  J-20
  7A   Quantitative and Qualitative Disclosure about Market Risk........  J-25
   8   Financial Statements and Supplementary Data......................  J-25
   9   Changes in and Disagreements with Accountants on Accounting and
       Financial Disclosure.............................................  J-25

                                    PART III

 10-13 (Items 10-13 incorporated by reference to Proxy Statement).......  J-25

                                    PART IV

  14   Exhibits, Financial Statement Schedules, and Reports on Form
       8-K..............................................................  J-26


   As used in this report, "Bbl" means barrel, "MBbls" means thousand barrels, "MMBbls" means million barrels, "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "BOPD" means barrel of oil per day, "Mcf/D" means thousand cubic feet per day, "MMcf/D" means million cubic feet per day, "Mcfe" means thousand cubic feet of natural gas equivalent determined using the ratio of one Bbl of crude oil to six Mcf of natural gas, "MMcfe" means million cubic feet of natural gas equivalents, "Bcfe" means one billion cubic feet of natural gas equivalents, "Tcf" means one trillion cubic feet, "PV-10" means estimated pretax present value of future net revenues discounted at 10% using SEC rules, "gross" wells or acres are the wells or acres in which the Company has a working interest, and "net" wells or acres are determined by multiplying gross wells or acres by the Company's working interest in such wells or acres.

                                     PART I

Item 1. Business.

General

   PetroCorp Incorporated is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties, and in the production of oil, natural gas liquids and natural gas in North America. The Company's activities are conducted principally in the states of Oklahoma, Texas, Mississippi, Louisiana and Kansas, and in the province of Alberta, Canada.

   At December 31, 1999, the Company's proved reserves totaled 4.5 MMBbls of oil and 76.4 Bcf of natural gas and had an estimated pretax present value of future net revenues (PV-10) of $120.4 million. On a Mcfe basis, approximately 74% of the Company's proved reserves were natural gas at such date. In addition, the Company has unproved interest holdings with a net book value of $6.2 million, as well as interests in natural gas processing and gathering facilities with a net book value of $3.2 million.

   The Company was formed in July 1983 as a Delaware corporation and in December 1986 contributed its assets to a newly formed Texas general partnership. In October 1992, the Company changed its legal form from a Texas general partnership to a Texas corporation. In August 1999, the Company signed a Management Agreement with its largest shareholder, Kaiser-Francis Oil Company (Kaiser-Francis), under which Kaiser-Francis will provide management, technical and administrative support for all of the Company's operations in the United States and Canada. At that time, Gary R. Christopher was named President and CEO of the Company. Mr. Christopher is an employee of Kaiser-Francis Oil Company and has served on PetroCorp's Board of Directors since 1996. This Management Agreement was approved by the shareholders of the Company in October 1999 and took effect on November 1, 1999. A new slate of corporate officers was approved at that time. PetroCorp's principal executive offices are located at 6733 South Yale Avenue, Tulsa, Oklahoma 74136, with a mailing address of P.O. Box 21298, Tulsa, Oklahoma 74121-1298, and its telephone number is (918) 491-4500. Unless the context otherwise requires, the terms the "Company" and "PetroCorp" refer to and include PetroCorp Incorporated, its predecessor entities (including the original Delaware corporation and the subsequent Texas general partnership) and all subsidiaries in which PetroCorp owns a 50% or greater interest.

Business Strategy

   PetroCorp and its wholly-owned Canadian subsidiaries acquire, explore and develop oil and natural gas properties in North America.

   Acquisition Strategy. The Company has grown, in large part, through the acquisition of producing oil and gas properties. The Company generally focuses on acquisitions of long-lived natural gas reserves, located onshore in North America, and prefers acquisitions that provide additional potential through development or exploitation efforts, as well as exploratory drilling opportunities.

   Exploration and Development Strategy. Exploration and development activities are an important component of PetroCorp's business strategy. Through its Management Agreement with Kaiser-Francis, the Company will be able to allocate a greater portion of future cash flows to exploration and development activities.

Exploration and Development Activities

   United States. The SW Oklahoma City Unit is showing a positive response to water injection consistent with both the Company's initial estimates and offset field response to similar waterflood projects. During the last half of 1999, unit production has more than doubled to 400+ barrels of oil per day (as compared to the summer of 1998, when production averaged approximately 190 barrels/day). With this proven response,

PetroCorp has realized a 600,000 barrel net increase in proven reserves for this field. A peak waterflood response of 800--1,100 barrels/day is still anticipated by 2002.

   Current U.S. exploration activity is focused on the south Texas Wilcox play in Duval County where PetroCorp has committed to participate in the drilling of a 16,500 ft. well to test the Ronnie and House X sands. This test is on trend with Destino Field, a 22 Bcfe Ronnie sand field, and Rosita, a 265 Bcfe House sand field. Two shallow Hinnant prospects have also been identified and leased based upon 3-D seismic interpretation. Twenty square miles of new 3-D seismic data were received at year end and current interpretations indicate multiple Hinnant prospects are present.

   In addition to the south Texas area, PetroCorp is reevaluating the viability of company-controlled oil prospects in the Mississippi Salt Basin. Two drillable prospects are currently being marketed to industry partners for drilling during 2000.

   Canada. Recent activity in the Hanlan-Robb area has focused on the sidetracking of existing vertical wells and the installation of field compression for the Hanlan Swan Hills Gas Unit #1 (a 1.4 Tcf gas field). PetroCorp also participated in two horizontal wells in the Shaw/Basing area and two farmout wells in the Red Cap area which increased gross production 150% from the Company's acreage to 37 MMcf/D. PetroCorp has access to substantial seismic and other data covering the Hanlan-Robb properties and plans to continue participation in additional seismic surveys in the area.

   PetroCorp owns a 24.5% working interest in the centrally located Hanlan-Robb gas processing plant and varying interests in a gas gathering system that connects all of the Company's currently producing Hanlan-Robb fields to the plant. Beginning in September 1998, new third-party gas, for which processing fees are received, has increased plant throughput from 220 MMcf/D to approximately 300 MMcf/D at year-end 1999. As a result of the increased plant throughput and third-party processing revenue, total operating costs for PetroCorp have been reduced from $0.15/Mcf in 1998 to $0.06/Mcf for 1999. The Company has adequate excess capacity in the plant for its exploration, development and acquisition plans in the area.

   The Minehead exploratory prospect, located ten miles east of the Hanlan-Robb Gas Plant, exposes the Company to significant reserve additions. Targeting the Swan Hills formation, the prospect is on trend with the Blackstone Field (1.0
Tcf) and the Hanlan Unit (1.4 Tcf). In 1999, a well testing the concept was drilled at no cost to the Company. The well has been cased and is awaiting further evaluation. PetroCorp has a 9.4% working interest upon payout of the well, as well as a 9.4% working interest in the 12,800 surrounding leased acres.

Production and Sales

   The following table presents certain information with respect to oil and gas production attributable to the Company's properties, average sales price received and average production costs during the three years ended December 31, 1999, 1998, and 1997. See Note 9 to the Consolidated Financial Statements of the Company and "Supplemental Information to the Consolidated Financial Statements" in the Notes thereto included elsewhere in this report for additional financial information regarding the Company's foreign and domestic operations.

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1999    1998    1997
                                                        ------- ------- -------
Net oil produced (MBbls):
  United States........................................     324     422     580
  Canada...............................................     138     143     142
                                                        ------- ------- -------
    Total..............................................     462     565     722
Average oil sales price (per Bbl):
  United States........................................ $ 17.33 $ 12.55 $ 19.57
  Canada...............................................   16.48   11.59   17.19
  Weighted average.....................................   17.08   12.31   19.10
Net gas produced (MMcf):
  United States........................................   4,421   4,932   4,853
  Canada...............................................   4,660   4,579   4,787
                                                        ------- ------- -------
    Total..............................................   9,081   9,511   9,640
Average gas sales price (per Mcf):
  United States........................................ $  2.24 $  2.15 $  2.62
  Canada...............................................    1.58    1.32    1.46
  Weighted average.....................................    1.90    1.75    2.04
Gas equivalents produced (MMcfe):
  United States........................................   6,365   7,464   8,333
  Canada...............................................   5,488   5,437   5,639
                                                        ------- ------- -------
    Total..............................................  11,853  12,901  13,972
Average sales price (per Mcfe):
  United States........................................ $  2.44 $  2.13 $  2.89
  Canada...............................................    1.76    1.42    1.67
  Weighted average.....................................    2.13    1.83    2.39
Production costs (per Mcfe):
  United States........................................ $  0.72 $  0.69 $  0.73
  Canada...............................................    0.40    0.40    0.30
  Weighted average.....................................    0.57    0.57    0.56

Marketing

   PetroCorp's United States gas production is sold to a variety of pipelines, marketing companies and utility end users at prices based on the spot market. The gas is typically sold under short-term contracts ranging in length from one month to one year. During 1999, nearly one-half of the Company's Canadian gas was dedicated under long term contracts to Pan-Alberta Gas Ltd. (Pan-Alberta), a major Canadian gas aggregator and marketer. Under these contracts, approximately 75% of the gas was resold into the United States, predominantly to markets in the upper Midwest region. PetroCorp received a price, per Mcf, from Pan-Alberta equal to Pan-Alberta's resale price less certain costs. Most of the Company's remaining Canadian gas was sold to Engage Energy at spot prices under a one-year contract.

   PetroCorp's domestic crude oil and condensate production is sold to a variety of purchasers typically on a monthly contract basis at posted field prices or NYMEX prices, as determined by major buyers. In particular areas, where production volumes are significant or the location is desirable for a particular purchaser, or both, the Company has successfully negotiated bonuses over the purchaser's general field postings for its production.

   During the year ended December 31, 1999, Pan-Alberta, Engage Energy, and EOTT Energy Operated Limited Partnership accounted for 18%, 17% and 11% of the Company's total sales, respectively. The Company does not believe the loss of any purchaser would have a material adverse effect on its financial position since the Company believes alternative sales arrangements could be made on relatively comparable terms.

   In general, prices of oil and gas are dependent on numerous factors beyond the control of the Company, such as competition, international events and circumstances (including actions taken by the Organization of Petroleum Exporting Countries (OPEC)), and certain economic, political and regulatory developments. Since demand for natural gas is generally highest during winter months, prices received for the Company's natural gas are subject to seasonal variations.

Hedging Activities

   Prior to 1997, the Company utilized hedging transactions to manage its exposure to price fluctuations in crude oil and natural gas. The Company has reviewed this strategy and has begun hedging activities again, effective April 2000. No contracts were outstanding as of December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition

   The oil and gas industry is highly competitive. The Company competes in acquisitions and in the exploration, development, production and marketing of oil and gas with major oil companies, larger independent oil and gas concerns and individual producers and operators. Many of these competitors have substantially greater financial and other resources than the Company.

Regulation

 United States

   General. The Company's business is affected by numerous governmental laws and regulations, including energy, environmental, conservation and tax laws. For example, state and federal agencies have issued rules and regulations that require permits for the drilling of wells, regulate the spacing of wells, prevent the waste of reserves through proration, and regulate oilfield and pipeline environmental and safety matters. Changes in any of these laws could have a material adverse effect on the Company's business, and the Company cannot predict the overall effects of such laws and regulations on its future operations. Although these regulations have an impact on the Company and others in the oil and gas industry, the Company does not believe that it is affected in a significantly different manner by these regulations than are its competitors in the oil and gas industry.

   The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by the foregoing.

   Regulation of Transportation and Sale of Natural Gas and Oil. Various aspects of the Company's oil and gas operations are regulated by agencies of the federal government. The transportation of natural gas in interstate commerce is generally regulated by the Federal Energy Regulatory Commission
(FERC) pursuant to the Natural Gas Act of 1938 (the NGA) and the Natural Gas Policy Act of 1978 (NGPA). The intrastate transportation and gathering of natural gas (and operational and safety matters related thereto) may be subject to regulation by state and local governments.

   In the past, the federal government regulated the prices at which the Company's produced oil and gas could be sold. Currently, "first sales" of natural gas by producers and marketers, and all sales of crude oil, condensate and natural gas liquids, can be made at uncontrolled market prices, but Congress could reenact price controls at any time.

   Within the past decade, the FERC has issued numerous orders and policy statements designed to create a more competitive environment in the national natural gas marketplace, including orders promoting "open-access" transportation on natural gas pipelines subject to the FERC's NGA and NGPA jurisdiction. The FERC's "Order 636" was issued in April 1992 and was designed to restructure the interstate natural gas transportation and marketing system and to promote competition within all phases of the natural gas industry. Among other things, Order 636 required interstate pipelines to separate the transportation of gas from the sale of gas, to change the manner in which pipeline rates were designed and to implement other changes intended to promote the growth of market centers. Subsequent FERC initiatives have attempted to standardize interstate pipeline business practices and to allow pipelines to implement market-based, negotiated and incentive rates. The restructured services implemented by Order 636 and successor orders have now been in effect for a number of winter heating seasons and have significantly affected the manner in which natural gas (both domestic and foreign) is transported and sold to consumers.

   Order 636 has generally been upheld in judicial appeals to date. However, FERC routinely evaluates whether its approach to regulation of the natural gas industry should be changed and whether further refinements or changes to existing policies should be made in view of developments in the natural gas industry since Order 636 was originally issued. Although FERC has indicated that it remains committed to Order 636's "fundamental goal" of "improving the competitive structure of the natural gas industry in order to maximize the benefits of wellhead decontrol," the future regulatory goals and priorities of FERC may change, and it is not possible to predict the effect, if any, of future restructuring orders or policies on the Company's operations. FERC's policies may also be impacted by the ongoing restructuring of the electric power industry pursuant to FERC Order No. 888.

   While Order 636 and related orders do not directly regulate either the production or sale of gas that may be produced from the Company's properties, the increased competition and changes in business practices within the natural gas industry resulting from such orders have affected the terms and conditions under which the Company markets and transports its available gas supplies. To date, the FERC's pro-competition policies have not materially affected the Company's business or operations. On a prospective basis, however, such orders may substantially increase the burden on producers and transporters to accurately nominate and deliver on a daily basis specified volumes of natural gas, or to bear penalties or increased costs in the event scheduled deliveries are not made.

   Environmental Regulation. Various federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and costs. In particular, the Company's exploration, exploitation and production operations, its activities in connection with storage and transportation of crude oil and other liquid hydrocarbons and its use of facilities for treating, processing or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation. Although compliance with these regulations increases the cost of Company operations, such compliance has not in the past had a material effect on the Company's capital expenditures, earnings or competitive position. Environmental regulations have historically been subject to frequent change by regulatory authorities. The trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes," which would make the reclassified wastes subject to much more stringent handling, disposal and cleanup requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Also at the federal level, the U.S. Oil Pollution Act requires owners and operators of facilities that could be the source of an oil spill into "waters of the United

States" (a term defined to include rivers, creeks, wetlands and coastal waters) to demonstrate that they have at least $35 million in financial resources to pay for the costs of cleaning up an oil spill and compensating any parties damaged by an oil spill. Such financial assurances may be increased to as much as $150 million if a formal assessment indicates such an increase is warranted. These financial responsibility requirements could have a significant adverse impact on small oil and gas companies like PetroCorp. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. The Company is unable to predict the ongoing cost to it of complying with these laws and regulations or the future impact of such regulations on its operation. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company. A catastrophic discharge of hydrocarbons into the environment could, to the extent such event is not insured, subject the Company to substantial expense.

 Canada

   In Canada, the petroleum industry operates under federal, provincial and municipal legislation and regulations governing taxes, land tenure, royalties, production rates, environmental protection, exports and other matters. Prices of oil and natural gas in Canada have been deregulated and are determined by market conditions and negotiations between buyers and sellers, although oil production volumes are regulated. Various matters relating to the transportation and distribution of natural gas are the subject of hearings before various regulatory tribunals. In addition, although the price of natural gas exported from Canada is subject to negotiation between buyers and sellers, the National Energy Board, which regulates exports of natural gas, requires that natural gas export contracts meet certain criteria as a condition of approving such contracts. These criteria, including price considerations, are designed to demonstrate that the export is in the Canadian public interest. Several provincial governments have introduced a number of programs to encourage and assist the oil and natural gas industry, including incentive payments, royalty holidays and royalty tax credits. Canadian governmental regulations may have a material effect on the economic parameters for engaging in oil and gas activities in Canada and may have a material effect on the advisability of investments in Canadian oil and gas drilling activities.

Employees

   At December 31, 1999, PetroCorp had 3 full-time employees. (See "Restructuring" included in Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations.)

Item 2. Properties.

Principal Properties

   The Company's proved oil and gas properties are relatively concentrated. Approximately 80% of the PV-10 from the Company's proved reserves at December 31, 1999 was attributable to four principal areas.

   The following table presents data regarding the estimated quantities of proved oil and gas reserves and the PV-10 attributable to the Company's principal properties as of December 31, 1999, all of which are taken from reports prepared by Huddleston & Co., Inc. in accordance with the rules and regulations of the Securities and Exchange Commission (SEC).

                                                       December 31, 1999
                                               ---------------------------------
                                                  Estimated Proved
                                                      Reserves
                                               ----------------------
                                                 Oil    Gas
      Property/Area                            (MBbls) (MMcf)  MMcfe    PV-10
      -------------                            ------- ------ ------- ----------
                                                                         (in
                                                                      thousands)
      Hanlan-Robb.............................     83  48,077  48,575  $ 48,983
      Oklahoma City Area......................  2,431   2,908  17,494    30,412
      McLeod Field............................    443   4,038   6,696     8,404
      South Louisiana Area....................     91   3,897   4,443     8,031
                                                -----  ------ -------  --------
        Subtotal..............................  3,048  58,920  77,208    95,830
                                                -----  ------ -------  --------
      Others..................................  1,533  17,439  26,637    24,547
                                                -----  ------ -------  --------
        Total.................................  4,581  76,359 103,845  $120,377
                                                =====  ====== =======  ========

   Hanlan-Robb. PetroCorp's largest single producing area is the Hanlan-Robb natural gas production complex located in the foothills region of western Alberta, Canada, which accounted for approximately 40% of the Company's 1999 net daily gas production. The Company owns an interest in ten producing fields in this area, covering 47,000 developed acres, with current combined production of 223 MMcf/D. PetroCorp has additional interests in 73,900 undeveloped acres in this area. The key field is the world-class Hanlan Swan Hills Gas Unit #1, with an estimated ultimate recovery of 1.4 Tcf and current gross production of 142 MMcf/D. PetroCorp's ownership is part of a joint venture managed by the Company with institutional investors that collectively own 21.6% of the field. PetroCorp's working interest in this field is 35% of the joint venture, or 7.6%. Petro-Canada (not an affiliate of PetroCorp) is the largest interest owner in the area and operates the Hanlan-Robb area fields and the related gathering system and processing plant.

   Oklahoma City Area. Includes the Southwest Oklahoma City Field located within the metropolitan Oklahoma City area in Oklahoma and the Edmond Prospect located just north of Oklahoma City. In the Southwest Oklahoma City Field area, PetroCorp operates 61 wells and has a working interest in two additional wells. The Company also owns a 4% working interest in the adjacent Will Rogers Unit, operated by Marathon. The key property is the PetroCorp operated SW Oklahoma City Unit, a field-wide waterflood unit targeting the Prue formation at 6,500 feet. Current unit production is approximately 400 BOPD and 2,200 Mcf/D. The Company owns an 86.4% working interest in the unit.

   McLeod Field. As part of an acquisition in late 1996, the Company acquired one shut-in oil well in this field in west central Alberta, Canada. Since then, PetroCorp has drilled six wells to develop production from three formations. The Company's working interests vary from 12% to 100% in 9.8 sections (approximately 6,240 acres).

   South Louisiana Area. Includes ownership in the East Riceville Field in Vermillion Parish and the Scott Field in Lafayette Parish. East Riceville is a two-well gas field producing 28 MMcf/D from a Miogyp reservoir at approximately 17,000 feet. PetroCorp owns a 13.8% working interest in this field, which is operated by Murphy Exploration and Production Company.

   Other Properties. Other significant U.S. properties include the Rich Hurt Field in western Duval County, Texas, the Glick Field located in south-central Kansas, the Hunter Misener Unit located in Alfalfa County, Oklahoma, the Maynor Creek Field in Wayne County, Mississippi, the Harris Field in Live Oak County, Texas, and the Paradox Basin area of southwest Colorado. Other significant Canadian properties include the Trochu Prospect in south-central Alberta and the Worsley Triassic A Pool located on the north flank of the Peace River Arch in Alberta.

Title to Properties

   United States. Except for the Company-owned mineral fee, royalty and overriding royalty interests shown in the "Acreage and Wells" table below, substantially all of the Company's United States property interests are held pursuant to leases from third parties. The Company believes that it has satisfactory title to its properties in accordance with standards generally accepted in the oil and gas industry. In numerous instances the Company has acquired legal title to producing properties and has carved out of the properties so acquired net profits royalty interests in favor of institutional investors who supplied a substantial portion of the funds for the acquisition of such properties. The producing property reserves of the Company are stated after giving effect to the reduction in cash flow attributable to such net profits royalty interests. In addition, the Company's properties are subject to customary royalty interests, liens for current taxes and other burdens that the Company believes do not materially interfere with the use of or affect the value of such properties.

   Canada. Canadian property interests are held primarily under leases from the Crown. A small percentage are from freehold owners. Prior to drilling on a non-Crown lease or acquiring a non-Crown producing lease, the Company generally obtains a title opinion covering the "historical" (freehold) title. The Company generally relies on a title certificate under Canada's Torrens title registration system to verify "current" (leasehold) ownership. Except for these differences, title matters in Canada are similar to those in the United States.

Oil and Gas Reserves

   All information herein regarding estimates of the Company's proved reserves, related future net revenues and PV-10 is taken from reports prepared by Huddleston & Co., Inc. (the Independent Engineers) in accordance with the rules and regulations of the SEC. The Independent Engineers' estimates were based upon a review of production histories and other geologic, economic, ownership and engineering data provided by the Company.

   The following table sets forth summary information with respect to the estimates made by the Independent Engineers of the Company's proved oil and gas reserves as of December 31, 1999. The PV-10 values shown in the table are not intended to represent the current market value of the estimated oil and gas reserves owned by the Company.

                                                          December 31, 1999
                                                      -------------------------
                                                      United
                                                      States   Canada   Total
                                                      ------- -------- --------
   Proved reserves:
     Oil (MBbls).....................................   3,261    1,320    4,581
     Gas (MMcf)......................................  20,950   55,409   76,359
     Gas equivalents (MMcfe).........................  40,516   63,329  103,845
   Future net revenues ($000s)(1).................... $91,353 $105,703 $197,056
   Present value of future net revenues ($000s)(2)... $60,682 $ 59,695 $120,377
   Proved developed reserves:
     Oil (MBbls).....................................   3,180    1,187    4,367
     Gas (MMcf)......................................  18,906   47,026   65,932
     Gas equivalents (MMcfe).........................  37,986   54,148   92,134
   Future net revenues ($000s)(1).................... $86,050 $ 90,400 $176,450
   Present value of future net revenues ($000s)(2)... $57,216 $ 51,134 $108,350

--------
(1) Proved and proved developed future net revenues include $2,885,000 related to the sale of sulfur.
(2) Proved and proved developed present values of future net revenues include $1,630,000 related to the sale of sulfur.

   There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and future amounts and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of proved undeveloped reserves are inherently less certain than estimates of proved developed reserves. The quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, geologic success and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, the Company's reserves may be subject to downward or upward revision based upon production history, purchases or sales of properties, results of future development, prevailing oil and gas prices and other factors. Therefore, the present value shown above should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties.

   In accordance with SEC guidelines, the Independent Engineers' estimates of future net revenues from the Company's proved reserves and the present value thereof are made using oil, gas and sulfur sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including, in the case of gas contracts, the use of fixed and determinable contractual price escalations. See "Marketing" under Item 1 of this report, "Management's Discussion and Analysis of Financial Condition and Results of Operations" under
Item 7 of this report and "Supplemental Information to Consolidated Financial Statements" in the Notes to the Consolidated Financial Statements of the Company. Estimates of the Company's proved oil and gas reserves were not filed with or included in reports to any other federal authority or agency other than the SEC during the fiscal year ended December 31, 1999.

Acreage and Wells

   The following table sets forth certain information with respect to the Company's developed and undeveloped leased acreage as of December 31, 1999.

                                                     Developed     Undeveloped
                                                       Acres         Acres(1)
                                                   -------------- --------------
                                                    Gross   Net    Gross   Net
                                                   ------- ------ ------- ------
United States:
  Colorado........................................  10,186  7,958       0      0
  Kansas..........................................   5,360    667      10      1
  Louisiana.......................................   2,091    202     341     69
  Mississippi.....................................     640    405  10,238  6,770
  Oklahoma........................................  40,429 10,558  14,284  6,137
  Texas...........................................  24,963  3,304 102,308  7,310
  Other...........................................   2,287    446   5,109    480
Canada:
  Alberta.........................................  62,640 11,416  84,000 21,519
                                                   ------- ------ ------- ------
    Total......................................... 148,596 34,956 216,290 42,286
                                                   ======= ====== ======= ======

--------
(1) Approximately 20% of net undeveloped acres are covered by leases that expire during 2000, unless drilling or production otherwise extends lease terms.

   As of December 31, 1999, the Company had working interests in 230 gross (74 net) producing oil wells and 188 gross (36 net) producing gas wells. Of these wells, 19 gross (17 net) oil wells and 48 gross (10 net) gas wells were in Canada, and the remainder of the oil and gas wells were in the United States.

Drilling Activities

   All of PetroCorp's drilling activities are conducted through arrangements with independent contractors, and it owns no drilling equipment. Certain information with regard to the Company's drilling activities, during the years ended December 31, 1999, 1998 and 1997 is set forth below:

                                              Year Ended December 31,
                                    ---------------------------------------------
                                         1999            1998           1997
                                    --------------  -------------- --------------
                                            Net             Net            Net
                                          Working         Working        Working
           Type of Well             Gross Interest  Gross Interest Gross Interest
           ------------             ----- --------  ----- -------- ----- --------
United States:
 Development:
 Oil...............................    4     .2                       6     1.2
 Gas...............................    1     .0(1)     9    1.3       3      .6
 Nonproductive.....................    1     .2                       3      .8
                                     ---    ---      ---    ---     ---    ----
   Total...........................    6     .4        9    1.3      12     2.6
                                     ---    ---      ---    ---     ---    ----
 Exploratory:
 Oil...............................                                   2      .6
 Gas...............................                    2     .3       1      .5
 Nonproductive.....................    1     .2        8    2.6       6     2.2
                                     ---    ---      ---    ---     ---    ----
   Total...........................    1     .2       10    2.9       9     3.3
                                     ---    ---      ---    ---     ---    ----
Canada:
 Development:
 Oil...............................    1      1                       2      .5
 Gas...............................    2     .2        2     .1       5     1.4
 Nonproductive.....................    2     .0(1)
                                     ---    ---      ---    ---     ---    ----
   Total...........................    5    1.2        2     .1       7     1.9
                                     ---    ---      ---    ---     ---    ----
 Exploratory:
 Oil...............................                                   1     1.0
 Gas...............................    4     .2        2    1.1       8     2.2
 Nonproductive.....................    3     .1        2    1.2       4      .4
                                     ---    ---      ---    ---     ---    ----
   Total...........................    7     .3        4    2.3      13     3.6
                                     ---    ---      ---    ---     ---    ----
Total..............................   19    2.1       25    6.6      41    11.4
                                     ===    ===      ===    ===     ===    ====

--------
(1) The Company has a net working interest less than 0.05% in these wells.

   At December 31, 1999, the Company was participating in the drilling of 4 gross (.2 net) wells. Of these, 2 gross (.1 net) were in the United States and 2 gross (.1 net) were in Canada.

Hanlan-Robb Natural Gas Processing Plant and Gas Gathering Systems

   PetroCorp owns interests in a centrally located gas processing plant and in a gas gathering system that connects all of the Company's currently producing Hanlan-Robb fields to the Hanlan-Robb plant. Commissioned in 1983, the estimated replacement value is approximately $340 ($C500) million. The original design capacity of 300 MMcf/D has been expanded to 380 MMcf/D and two new major pipeline systems began delivering third-party gas to the plant for processing in September 1998. This new third-party gas, for which processing fees are received, has increased plant throughput from 220 MMcf/D to approximately 300 MMcf/D at year-end 1999. PetroCorp owns a 24.5% working interest in the plant and varying working interests in the gathering systems, dehydration and compression facilities that deliver gas to the plant.

   Previously a wholly-owned subsidiary of the Company, Fidelity Gas Systems, Inc. ("FGS"), owned and operated the Anasazi Gas Gathering System, which gathers gas produced from the Company-operated lease in the Paradox Basin area of southwest Colorado. In December 1997, FGS was merged into the Company. The working interest owners have entered into contracts with the Company pursuant to which the Company purchases all of the gas produced from the area. This gas is then resold by the Company to a purchaser at a redelivery point on the national transmission pipeline system. Proceeds payable by the Company are based upon the Company's resale price less a contractually agreed-upon fee. Amounts received by the Company are distributed to all working interest and royalty owners in the producing area in accordance with their ownership interests. Because it is a gas gathering system, the Anasazi Gas Gathering System has been deemed nonjurisdictional with respect to existing FERC rules and regulations.

Other Facilities

   The Company leases approximately 31,600 square feet in Houston, Texas where its primary office was previously located. The Company also leases approximately 8,200 square feet in Oklahoma City, Oklahoma and approximately 4,000 square feet in Calgary, Alberta for divisional offices. Additionally, the Company owns an 18,400 square-foot building and surface pads covering approximately 42 acres related to its Southwest Oklahoma City Field operations.

                  FORWARD-LOOKING STATEMENTS AND RISK FACTORS

   Current and prospective stockholders should carefully consider the following risk factors in evaluating an investment in PetroCorp. The information discussed herein includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included herein regarding planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and the Company can give no assurance that such expectations will prove to have been correct. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors.

   All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

Volatile Nature of Oil and Gas Markets; Fluctuations in Prices

   The Company's future financial condition and results of operations are highly dependent on the demand and prices received for oil and gas production and on the costs of acquiring, developing and producing reserves. Oil and gas prices have historically been volatile and are expected by the Company to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the Company's control. These factors include political conditions in the Middle East and elsewhere, domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. A decline in oil or gas prices may adversely affect the Company's cash flow, liquidity and profitability. Lower oil or gas prices also may reduce the amount of the Company's oil and gas that can be produced economically.

Dependence on Acquiring and Finding Additional Reserves

   The Company's prospects for future growth and profitability will depend predominantly on its ability to replace present reserves through acquisitions and exploratory drilling, as well as on its ability to successfully develop additional reserves. There can be no assurance that the Company's acquisition and exploration activities or planned development projects will result in significant additional reserves or that the Company will have continuing success at drilling economically productive wells.

Substantial Capital Requirements

   The Company has made substantial capital expenditures in connection with the acquisition, exploration and development of oil and gas properties. Future cash flows and the availability of credit are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and the Company's success in locating and producing new reserves. If revenues were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Company had no available credit, the Company could be limited in its ability to replace its reserves or to maintain production at current levels, resulting in a decrease in production and revenue over time. If the Company's cash flow from operations and available credit are not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

Reliance on Estimates of Reserves and Future Net Cash Flows

   There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the Company's control. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flow necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies, assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary significantly. Actual production, revenues and expenditures with respect to the Company's reserves likely will vary from estimates, and such variances may be material. In addition, the Company's reserves and future cash flows may be subject to revisions based upon production history, results of future development, oil and gas prices, performance of counterparties under agreements to which the Company is a party, operating and development costs and other factors.

   The PV-10 values referred to herein should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the SEC, PV-10 is generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor (which is required by the SEC to be used to calculate PV-10 for reporting purposes), is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company and its properties or the oil and gas industry in general.

Exploration Risks

   Exploratory drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered, and there can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and gas may involve unprofitable efforts, not only from non-productive wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

Marketing Risks

   The Company's ability to market its oil and gas production at commercially acceptable prices is dependent on, among other factors, the availability and capacity of gathering systems and pipelines, federal and state regulation of production and transportation, general economic conditions, and changes in supply and in demand.

Acquisition Risks

   Acquisitions of oil and gas businesses and properties and volumetric production payments have been an important element of the Company's success, and the Company will continue to seek acquisitions in the future. Even though the Company performs a review (including a limited review of title and other records) of the major properties it seeks to acquire that it believes is consistent with industry practices, such reviews are inherently incomplete and it is generally not feasible for the Company to review in-depth every property and all records. Even an in-depth review may not reveal existing or potential problems or permit the Company to become familiar enough with the properties to assess fully their deficiencies and capabilities, and the Company often assumes environmental and other liabilities in connection with acquired businesses and properties.

Operating Risks

   The Company's operations are subject to numerous risks inherent in the oil and gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The Company's operations may be materially curtailed, delayed or canceled as a result of numerous factors, including the presence of unanticipated pressure or irregularities in formations, accidents, title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that the levels of insurance maintained by the Company will be adequate to cover any losses or liabilities.

Risks That Might Arise from the Management Agreement

 Operational inefficiencies may occur during the transition period.

   During the transition period to operation by Kaiser-Francis, which is not anticipated to exceed six months, some operational inefficiencies may occur as Kaiser-Francis' personnel become familiar with the Company's properties and operations.

 Kaiser-Francis may not perform to the Company's satisfaction.

   Although the Company believes that Kaiser-Francis is well qualified to perform oil and gas operations and administrative services on behalf of the Company, there is the risk that Kaiser-Francis may not perform the services to the Company's satisfaction.

 If the Management Agreement is terminated, the Company will need to hire employees to conduct the business.

   After the end of the transition period to operation by Kaiser-Francis, the Company will no longer employ the personnel necessary to perform the Company's functions. Consequently, should the Management Agreement be terminated by either party, the Company will need to contract with another party to provide these services or hire the personnel necessary to perform these functions. There is no assurance that the Company will be able to timely and cost-effectively make such alternate arrangements.

 Kaiser-Francis may have conflicts of interest with the Company.

   Kaiser-Francis is actively and substantially engaged in the oil and gas exploration and production business, including, in some cases, operations in geographical areas in which the Company currently owns interests. Under the Management Agreement, Kaiser-Francis may continue to engage in such activities, even though its activities might be considered to be in competition with the Company's oil and gas activities. Accordingly, in some cases, if Kaiser-Francis acquires new properties or develops new prospects on its own behalf, rather than on behalf of the Company, the potential for actual or apparent conflicts of interest exists. Kaiser-Francis also may from time to time arrange contracts with certain of its affiliates to perform services on behalf of the Company. Such arrangements have the potential to create real or apparent conflicts of interest.

Competitive Industry

   The oil and gas industry is highly competitive. The Company competes for corporate and property acquisitions and the exploration, development, production, transportation and marketing of oil and gas, as well as contracting for equipment and securing personnel, with major oil and gas companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial and other resources which substantially exceed those available to the Company.

Government Regulation

   The Company's business is subject to certain federal, state and local laws and regulations relating to the drilling for and production, transportation and marketing of oil and gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on an increasing number of parties. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the effect or cost of compliance with such requirements or their effects on oil and gas use or prices. In addition, legislative proposals are frequently introduced in Congress and state legislatures which, if enacted, might significantly affect the oil and gas industry. In view of the many uncertainties which exist with respect to any legislative proposals, the effect on the Company of any legislation which might be enacted cannot be predicted.

Item 3. Legal Proceedings.

   The Company is a party to various lawsuits and governmental proceedings, all arising in the ordinary course of business. Although the outcome of these lawsuits cannot be predicted with certainty, the Company does not expect such matters to have a material adverse effect, either singly or in the aggregate, on the financial position of the Company.

Item 4. Submission of Matters to a Vote of Security Holders.

   (a)October 28, 1999 annual meeting of shareholders.

  (b) (1) Approval of the Management Agreement between the Company and Kaiser-Francis pursuant to which Kaiser-Francis provides management and administrative support services for all the Company's operations and the operations of its wholly-owned subsidiaries, both in the United States and in Canada.

                                                       Number of Votes
                                               -------------------------------
                                                                   Abstentions
                                                         Withheld  and Broker
                                                  For    Authority  Non-Votes
                                               --------- --------- -----------
Including Kaiser-Francis Shares............... 7,876,244   6,720         --
Excluding Kaiser-Francis Shares (The
 "Disinterested Shares")...................... 3,548,787   6,720         --

    (2) Election of Directors

                                                       Number of Votes
                                               -------------------------------
                                                                   Abstentions
                                                         Withheld  and Broker
                   Nominee                        For    Authority  Non-Votes
                   -------                     --------- --------- -----------
Gary R. Christopher........................... 7,881,264      --      1,700
Stephen M. McGrath............................ 7,880,911     353      1,700

   The term of office for each of Lealon L. Sargent, Thomas N. Amonett, G. Jay
Erbe, Jr., W. Niel McBean and Robert C. Thomas as directors of the Company continued after the meeting.

    (3) Ratification of the Reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending
        December 31, 1999.

                                                       Number of Votes
                                               -------------------------------
                                                                   Abstentions
                                                         Withheld  and Broker
                                                  For    Authority  Non-Votes
                                               --------- --------- -----------
                                               7,878,844   4,020        100

                                    PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

   The Company's Common Stock is currently listed on the American Stock Exchange (the "AMEX") and trades under the symbol PEX. The Company's Common Stock has been listed with the AMEX since September 17, 1998. Prior to that time, the Company's Common Stock had been listed on The Nasdaq Stock Market since October 28, 1993. The following table presents the high and low closing prices for the Company's Common Stock for each quarter during 1998 and 1999, and for a portion of the Company's current quarter, as reported by the AMEX.

                                      1998                            1999                      2000
                         ------------------------------- ------------------------------- ------------------
                          First  Second   Third  Fourth   First  Second   Third  Fourth    First Quarter
                         Quarter Quarter Quarter Quarter Quarter Quarter Quarter Quarter (through March 20)
                         ------- ------- ------- ------- ------- ------- ------- ------- ------------------
High....................  $9.31   $9.00   $8.25   $7.88   $5.88   $6.13   $7.50   $6.88        $6.75
Low.....................   7.75    7.13    5.13    5.25    5.19    4.38    5.50    5.75         5.25

   As of March 20, 2000, the closing price for the Company's Common Stock was $6.50 per share. As of March 20, 2000, there were approximately 500 holders of record of the Common Stock.

   The Company has not declared or paid any cash dividends on its Common Stock to date. The Board of Directors of the Company does not intend to declare cash dividends on its Common Stock in the foreseeable future. The Company intends instead to retain its earnings to support the growth of the Company's business. Any future cash dividends would depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Company's Board of Directors. The terms of the Company's credit facility prohibits the declaration or payment of any dividends.

Item 6. Selected Financial Data.

   The following table summarizes consolidated financial data of the Company and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, including the Notes thereto, included elsewhere in this report.

                                   For the Year Ended December 31,
                             ------------------------------------------------
                               1999      1998      1997      1996      1995
                             --------  --------  --------  --------  --------
                               (In thousands, except per share amounts)
Income Statement Data:
Revenues:
  Oil and gas............... $ 25,162  $ 23,621  $ 33,502  $ 29,718  $ 24,448
  Plant processing..........    1,785     1,550     1,420     1,658     1,880
  Other.....................      179        36       172       170     1,037
                             --------  --------  --------  --------  --------
                               27,126    25,207    35,094    31,546    27,365
                             --------  --------  --------  --------  --------
Expenses:
  Production costs..........    6,733     7,344     7,793     6,660     7,304
  Depreciation, depletion
   and amortization.........    9,906    16,568    17,065    12,433    13,300
  Oil and gas property
   valuation adjustment.....             33,600                         8,500
  General and
   administrative...........    4,311     4,482     4,846     4,542     5,544
  Restructuring costs.......    3,643
  Other operating expenses..      281       265       367       333       256
                             --------  --------  --------  --------  --------
                               24,874    62,259    30,071    23,968    34,904
                             --------  --------  --------  --------  --------
Income (loss) from
 operations.................    2,252   (37,052)    5,023     7,578    (7,539)
                             --------  --------  --------  --------  --------
Other income (expenses):
  Investment and other
   income...................      585     1,151       558     1,910     1,470
  Interest expense..........   (3,865)   (3,622)   (3,528)   (3,391)   (3,917)
  Other income (expenses)...     (132)       14       (47)      (46)     (159)
                             --------  --------  --------  --------  --------
                               (3,412)   (2,457)   (3,017)   (1,527)   (2,606)
                             --------  --------  --------  --------  --------
Income (loss) before income
 taxes......................   (1,160)  (39,509)    2,006     6,051   (10,145)
Income tax provision
 (benefit)..................     (954)  (15,114)      136     1,807      (608)
                             --------  --------  --------  --------  --------
Net income (loss)........... $   (206) $(24,395) $  1,870  $  4,244  $ (9,537)
                             ========  ========  ========  ========  ========
Net income (loss) per
 share--basic............... $  (0.02) $  (2.82) $   0.22  $   0.49  $  (1.11)
                             ========  ========  ========  ========  ========
Net income (loss) per
 share--diluted............. $  (0.02) $  (2.82) $   0.22  $   0.49  $  (1.11)
                             ========  ========  ========  ========  ========
Weighted average number of
 common shares--basic.......    8,658     8,637     8,586     8,585     8,585
                             ========  ========  ========  ========  ========
Weighted average number of
 common shares--diluted.....    8,658     8,699     8,688     8,669     8,585
                             ========  ========  ========  ========  ========
Balance Sheet Data (at
 December 31):
  Working capital........... $  3,642  $  2,080  $  2,638  $  1,946  $  6,344
  Total assets..............  105,395   103,992   130,924   122,864   114,839
  Long-term debt............   43,410    47,305    42,192    33,462    36,513
  Shareholders' equity......   42,363    40,744    66,557    65,665    61,521

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

General

   The Company's principal line of business is the production and sale of its oil and natural gas reserves located in North America. Results of operations are dependent upon the quantity of production and the price obtained for such production. Prices received by the Company for the sale of its oil and natural gas have fluctuated significantly from period to period. Such fluctuations affect the Company's ability to maintain or increase its production from existing oil and gas properties and to explore, develop or acquire new properties.

   The following table reflects certain operating data for the periods presented:

                                                             For the Year Ended
                                                                December 31,
                                                            --------------------
                                                             1999   1998   1997
                                                            ------ ------ ------
Production:
 United States:
  Oil (Mbbls)..............................................    324    422    580
  Gas (Mmcf)...............................................  4,421  4,932  4,853
  Gas equivalents (Mmcfe)..................................  6,365  7,464  8,333
 Canada:
  Oil (Mbbls)..............................................    138    143    142
  Gas (Mmcf)...............................................  4,660  4,579  4,787
  Gas equivalents (Mmcfe)..................................  5,488  5,437  5,639
 Total:
  Oil (Mbbls)..............................................    462    565    722
  Gas (Mmcf)...............................................  9,081  9,511  9,640
  Gas equivalents (Mmcfe).................................. 11,853 12,901 13,972
Average sales prices:
 United States:
  Oil (per Bbl)............................................ $17.33 $12.55 $19.57
  Gas (per Mcf)............................................   2.24   2.15   2.62
 Canada:
  Oil (per Bbl)............................................  16.48  11.59  17.19
  Gas (per Mcf)............................................   1.58   1.32   1.46
 Weighted average:
  Oil (per Bbl)............................................  17.08  12.31  19.10
  Gas (per Mcf)............................................   1.90   1.75   2.04
Selected data per Mcfe:
 Average sales price....................................... $ 2.13 $ 1.83 $ 2.39
 Production costs..........................................   0.57   0.57   0.56
 General and administrative expenses.......................   0.36   0.35   0.35
 Oil and gas depreciation, depletion and amortization......   0.69   1.16   1.10

Restructuring

   As part of a restructuring plan, on August 3, 1999, PetroCorp's Board of Directors entered into a Management Agreement with its largest shareholder, Kaiser-Francis, under which Kaiser-Francis provides management, technical, and administrative support services for all PetroCorp operations in the United States and Canada. The Management Agreement received shareholder approval on October 28, 1999 and was effective November 1, 1999. The Company also entered into an Interim Agreement with Kaiser-Francis to provide certain services pending receipt of shareholder approval of the Management Agreement. As the Management Agreement was effective November 1, 1999, the Interim Agreement ceased as of October 31, 1999.

   Under the terms of the Management Agreement, Kaiser-Francis is compensated through a service fee, equal to administrative and overhead fees charged under applicable operating agreements plus fixed fees for non-operated properties. Additionally, Kaiser-Francis can earn overriding royalties or working interests in certain circumstances.

   The Company recorded restructuring costs of $3,643,000 during 1999. Included in the costs are employee termination costs of $2,371,000, $807,000 in nonrefundable office lease discontinuance, $363,000 in investment banking and legal costs, and $102,000 in other related costs. Fifty-two employees were terminated in 1999 with one employee terminated in 2000. As of December 31, 1999, $2,161,000 of the restructuring costs are included in accrued liabilities.

Acquisitions

   During the fourth quarter of 1999, the Company made two acquisitions. One is located in the Midcontinent area of the United States and one is located in Western Canada. Total net reserves acquired were 1,246,000 Mcfe. Future discounted net revenues at 10% using SEC pricing are $1,678,000.

   These acquisitions are the first in a continuing and intensified effort to acquire oil and natural gas reserves in the Company's core areas of operation.

Results of Operations

 1999 Compared to 1998

   Overview. Net loss decreased 99% to a loss of $.2 million, or $0.02 per share, compared to a loss of $24.4 million, or $2.82 per share, for the corresponding period. Net income in 1998 was significantly impacted by a $33.6 million oil and gas property valuation adjustment while 1999 net income was impacted by $3,643,000 of restructuring costs.

   Revenues. Total revenues increased 7% to $27.1 million in 1999 compared to $25.2 million in 1998. Oil production decreased 18% to 462 MBbls from 565 MBbls. Natural gas production decreased 5% to 9,081 MMcf from 9,511 MMcf, resulting in overall production decreasing 8% to 11,853 MMcfe from 12,901 MMcfe.

   The Company's average U.S. natural gas price increased 4% to $2.24 per Mcf in 1999 from $2.15 per Mcf in 1998, while the average Canadian natural gas price increased 20% to $1.58 from $1.32. The Company's composite average oil price increased 39% to $17.08 per barrel in 1999 from $12.31 per barrel in 1998. Primarily as a result of price increases, oil and gas revenues increased 7% to $25.2 million in 1999 from $23.6 million in 1998. Plant processing revenues increased 15% to $1.8 million from $1.6 million primarily as a result of new third party processing in the Canadian Hanlan-Robb gas processing plant.

   Production Costs. Production costs decreased 8% to $6.7 million in 1999 compared to $7.3 million in 1998 primarily as a result of the 8% decrease in production volumes. Production costs per Mcfe were $0.57 for both 1999 and 1998.

   Depreciation, Depletion & Amortization (DD&A). Total DD&A decreased 40% to $9.9 million in 1999 from $16.6 million in 1998. The decrease in the oil and gas DD&A rate per Mcfe to $0.69 in 1999 from $1.16 in 1998 reflects the impact of the year-end 1999 increase in proved reserves and the impact of the 1998 oil and gas property valuation adjustment.

   General and Administrative Expenses. General and administrative expenses decreased 4% to $4.3 million in 1999 from $4.5 million in 1998. The overall decrease is primarily due to cost reduction efforts, including reductions in personnel. This decrease was partially offset by $805,000 of stay pay costs.

   Investment and Other Income. Investment and other income decreased 49% to $585,000 in 1999 from $1.2 million in 1998, primarily as a result of gas contract settlements received in 1998.

   Interest Expense. Interest expense increased 7% to $3.9 million in 1999 from $3.6 million in 1998, reflecting the impact of increased debt associated with a producing property acquisition completed in June 1998.

   Income Taxes. The Company recorded a $954,000 income tax benefit on pre-tax loss of $1.2 million with an effective tax rate of 82% in 1999 compared to an income tax benefit of $15.1 million on pre-tax loss of $39.5 million with an effective tax rate of 38% in 1998. During 1999, the Company recorded an income tax provision for its Canadian operations with an effective tax rate of 7% which was offset by an income tax benefit for its U.S. operations with an effective tax rate of 28%, resulting in an overall effective tax rate of 82%.

 1998 Compared to 1997

   Overview. Primarily resulting from a 36% decrease in oil prices and a 14% decrease in gas prices, coupled with an 8% decrease in production volumes, cash flow before changes in operating assets and liabilities decreased 44% to $10.7 million during 1998. This compares to $19.1 million in 1997.

   Under rules promulgated by the Securities and Exchange Commission (the SEC), companies that follow the full cost accounting method are required to make quarterly "ceiling test" calculations, by country, using product prices in effect at that time. As a result of low U.S. product prices at December 31, 1998, the Company recorded a valuation adjustment to its U.S. oil and gas property balances, resulting in a non-cash after-tax charge against earnings of $21.2 million ($33.6 million pre-tax). Excluding the valuation adjustment, the Company recorded a net loss of $3.2 million, or $0.37 per share, in 1998 compared to net income of $1.9 million, or $0.22 per share, recorded in the prior year.

   Revenues. Total revenues decreased 28% to $25.2 million in 1998 compared to $35.1 million in 1997. Oil and gas revenues decreased 29% to $23.6 million in 1998 from $33.5 million in the prior year as a result of the lower oil and gas prices, coupled with the lower production volumes.

   The Company's oil production decreased 22% to 565 MBbls while its natural gas production remained almost level at 9,511 MMcf for an overall decline in production of 8% to 12,901 MMcfe from 13,972 MMcfe. The decreased oil production reflects normal production declines at the Hunter Misener Unit waterflood project located in northern Oklahoma and the Maynor Creek Field in Mississippi. The Company had increases in gas production from the South Texas Acquisition and new wells in the U.S. and Canada. However, these increases were offset by lower gas volumes resulting from an unexpected mechanical problem, which has since been remedied, in a significant gas well located in South Louisiana, non-strategic property sales and natural production declines.

   The Company's composite average oil price decreased 36% to $12.31 per barrel in 1998 from $19.10 per barrel in 1997. The Company's average U.S. natural gas price decreased 18% to $2.15 per Mcf in 1998 from $2.62 per Mcf in the prior year, while the average Canadian natural gas price decreased 10% to $1.32 per Mcf from $1.46 per Mcf.

   Plant processing revenues increased 9% to $1.6 million in 1998 from $1.4 million in 1997 as a result of new third party gas processing fees received at the Company's Hanlan-Robb gas processing plant in Canada, beginning in August 1998.

   Production Costs. Production costs decreased 6% to $7.3 million in 1998 while production costs per Mcfe remained almost level at $0.57. The decrease in absolute dollars reflects a reduction in production taxes and the Company's continued effort to reduce operating costs.

   Depreciation, Depletion & Amortization (DD&A). Total DD&A decreased 3% to $16.6 million in 1998 from $17.1 million in 1997. This decrease reflects the impact of lower production volumes partially offset by a 5% increase in the oil and gas DD&A rate to $1.16 per Mcfe from $1.10 per Mcfe.

   Oil and Gas Property Valuation Adjustment. The Company follows the full cost method of accounting for its oil and gas properties. Under this method, all productive and non-productive exploration and development costs incurred for the purpose of finding oil and gas reserves are capitalized and may not exceed a calculated ceiling computed on a country-by-country basis. The ceiling is calculated on a quarterly basis as the sum of (i) the present value (discounted at 10%) of future net revenues from estimated production of proved oil and gas reserves plus (ii) the lower of cost or estimated fair market value of the unproved properties, less (iii) the related income tax effects. At December 31, 1998, as a result of low oil and gas prices, the Company's net capitalized costs for its U.S. oil and gas properties exceeded the ceiling by $21.2 million resulting in a pre-tax non-cash valuation adjustment of $33.6 million. The ceiling was calculated using a Koch WTI posting price of $9.50 per barrel of oil and a Henry Hub cash price of $2.14 per Mcf of natural gas as benchmark prices.

   General and Administrative Expenses. General and administrative expenses decreased 8% to $4.5 million in 1998 from $4.8 million in 1997 as a result of the Company's focus on reducing costs.

   Investment and Other Income. Investment and other income increased significantly to $1.2 million in 1998 from $558,000 in 1997. The Company recorded an additional $762,000 in 1998 related to gas contract settlements and other items.

   Interest Expense. Interest expense increased 3% to $3.6 million in 1998 from $3.5 million in the prior year, reflecting the impact of increased debt associated with a producing property acquisition completed in July 1997.

   Income Taxes. Reflecting the U.S. valuation adjustment, the Company recorded a $15.1 million income tax benefit with an effective tax rate of 38% on a pre-tax loss of $39.5 million in 1998. This compares to an income tax provision of $136,000 with an effective tax rate of 7% on pre-tax income of $2.0 million in 1997. During 1997, the Company recorded an income tax provision for its Canadian operations with an effective tax rate of 15% which was partially offset by an income tax benefit for its U.S. operations with an effective tax rate of 29%, resulting in an overall effective tax rate of 7%.

Liquidity and Capital Resources

   The Company has historically funded its capital expenditures and working capital requirements with its cash flow from operations, debt and equity capital and participation by institutional investors. As of December 31, 1999, the Company had working capital of $3.6 million as compared to $2.1 million at December 31, 1998. Cash provided by operating activities before changes in operating assets and liabilities were $8.7 million, $10.7 million and $19.1 million in 1999, 1998 and 1997, respectively.

   The Company's total capital expenditures, including capitalized internal costs, were $3.3 million, $19.4 million and $28.0 million for 1999, 1998 and 1997, respectively. In 1999, the Company spent $2.6 million related to exploration and development and $.4 million related to acquisitions. During 1998, the Company spent $11.6 million related to exploration and development and $4.8 million related to acquisitions. In 1997, the Company spent $16.4 million related to exploration and development and $11.0 million related to acquisitions.

   Sales of non-strategic oil and gas properties totaled nil, $2.8 million, and $1.4 million in 1999, 1998 and 1997, respectively.

   In March 1996, the Company sold its SW Oklahoma City Field gas gathering system for $3.8 million. The Company's total gain on the sale was $3.1 million, with $1.0 million being recognized in the first quarter of

1996 in "investment and other income" on the consolidated statement of operations while the remaining $2.1 million of the gain was deferred. The deferred revenue was recognized in subsequent periods as a component of gas revenues by partially offsetting the gas gathering fees paid by the Company over the productive life of the Company's SW Oklahoma City Field. During the year ended December 31, 1999, $257,000 of "deferred revenue" was recognized.

   In June 1997, the Company entered into a $50.0 million five-year revolving credit agreement with the Toronto-Dominion Bank, the agent, and the Bank of Nova Scotia. On June 30, 1997, the Company was advanced $13.0 million to fund an acquisition of producing properties completed in early July 1997 and to fund certain debt repayments. During 1998, the Company borrowed $12.0 million to fund additional acquisitions and other debt repayments. At December 31,1999, the Company had a total of $27.0 million outstanding under the revolver and $3,850,000 available based on the current borrowing base, as defined, subject to certain limitations. The facility was amended in June 1998 to extend the initial five-year term an additional year to July 1, 2003 with quarterly borrowing base amortization beginning September 30, 2001. The borrowings can be funded by either Eurodollar loans or Prime loans. The interest rate on the borrowings is equal to an interest rate spread plus either the Eurodollar rate or the Prime rate. The interest spread is determined from a sliding scale based on the Company's borrowing base percentage utilization in effect from time to time. The spread ranges from 1 3/8% to 2% on Eurodollar loans and 3/8% to 1% on Prime loans. The Company's average interest rate under this facility was approximately 6.9% during 1999.

   In July 1993, PetroCorp issued $40.0 million in senior notes. The Note Purchase Agreement established $10.0 million of Senior Adjustable Rate Notes Series A, due June 30, 1999 (the Series A Notes), payable to a subsidiary of USF&G Corporation (a 20% shareholder of the Company), and $30.0 million of 7.55% Senior Notes Series B, due June 30, 2008 (the Series B Notes), payable to two wholly-owned subsidiaries of CIGNA Corporation (formerly an 18% shareholder of the Company) and to four unaffiliated institutional investors in amounts totaling $20.0 million and $10.0 million, respectively. Mandatory redemptions commenced on December 31, 1994 for the Series A Notes and were completed in 1999. Mandatory redemptions commenced on December 31, 1995 for the Series B Notes. As of December 31, 1999, the remaining principal balances for the Series B Notes were $17.4 million, of which $3.3 million will mature in the next twelve months. Interest on the Series B Notes is fixed at a rate of 7.55% and is payable semiannually in arrears.

   The Note Purchase Agreement contains provisions that limit the Company's debt levels based on undiscounted and discounted oil and gas reserves using the SEC's rules, including the use of year-end prices held constant over the life of the remaining reserves.

   The Company's Canadian subsidiary redeemed its redeemable preferred stock on August 9, 1994 for $7.0 million and simultaneously issued $7.0 million in nonrecourse long-term notes payable (Nonrecourse Notes Payable) with similar financial terms. At December 31, 1999, the nonrecourse long-term notes payable balance was $3.3 million, of which $1,027,000 was classified as "current."

   The Company plans to finance its 2000 capital expenditures from expected operating cash flow and working capital. However, if the Company increases its capital expenditure level in the future, or operating cash flow is not as expected, capital expenditures may require additional funding, obtained through borrowings from commercial banks and other institutional sources, public offerings of equity or debt securities and existing and future relationships with institutional investment partners.

Year 2000 Issues

   PetroCorp had no Year 2000 computer problems. Minimal costs were expended in this area.

Item 7A. Quantitative and Qualitative Disclosure about Market Risk

   The Company's primary sources of market risk are from fluctuations in commodity prices, interest rates and exchange rates.

 Commodity Price Risk

   The Company produces and sells natural gas, crude oil, condensate, natural gas liquids and sulfur. As a result, the Company's financial results can be significantly affected as these commodity prices fluctuate widely in response to changing market forces. The Company has previously utilized hedging transactions to manage its exposure to price fluctuations on its sales of oil and natural gas. In the first quarter of 2000, the Company entered into swap transactions in an effort to lock in a portion of higher oil prices which currently exist. These transactions apply to approximately 50 percent of the Company's projected oil production from April 2000 through December 2000, at prices ranging from $23.57 to $29.00. However, no hedge transactions were in place in 1999, 1998 and 1997.

 Interest Rate Risk

   Total debt at December 31, 1999, included $20.7 million of fixed-rate debt attributed to Series B Senior Notes and Nonrecourse Notes Payable, and $27 million of floating-rate debt attributed to the TD Bank Credit Agreement. As a result, the Company's annual interest cost in 2000 will fluctuate based on short-term interest rates. The impact on annual cash flow of a 100 basis point change in the floating rate would be approximately $270,000.

   At December 31, 1999, the Company's fixed rate Series B Senior Notes had a book value of $17.4 million and a fair market value of $17.8 million. Due to the nature of the Nonrecourse Notes Payable, the Company believes that it is not practical to estimate the fair value. See Note 5 to the Consolidated Financial Statements for information regarding future maturities of the Company's debt.

 Foreign Currency Exchange Rate Risk

   The Company conducts a significant portion of its business in the Canadian dollar and is therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions. Exposure from market rate fluctuations related to activities in Canada, where the Company's functional currency is the Canadian dollar, is not material at this time.

Item 8. Financial Statements and Supplementary Data.

   The information required by this item appears on pages 27 through 52 of this report.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   There is no matter required to be disclosed in response to this item.

                                    PART III

   In accordance with paragraph (3) of General Instruction G to Form 10-K, Part III of this Report is omitted because the Company will file with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year ended December 31, 1999 a definitive proxy statement pursuant to Regulation 14A involving the election of directors, which proxy statement is incorporated herein by reference (with the exception of certain portions noted therein that are not so incorporated by reference).

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

   (a) The following documents are filed as a part of this report:

     1. Financial Statements

                                                                         Page
                                                                        of this
                                                                        Report
                                                                        -------
Report of Independent Accountants......................................  J-29
Consolidated Balance Sheets as of December 31, 1999 and December 31,
 1998..................................................................  J-30
Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997...................................................  J-31
Consolidated Statements of Shareholders' Equity for the Years Ended
 December 31, 1999,
 1998 and 1997.........................................................  J-32
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997...................................................  J-33
Notes to Consolidated Financial Statements.............................  J-34

     2. Financial Statement Schedules

       Not Applicable.

     3. Exhibits

 2.1* Plan of Merger and Combination Agreement, dated September 18, 1991, by and among Park Avenue Exploration Corporation, PetroCorp, L.S. Holding
      Company, PetroCorp Incorporated, PetroPartners Limited Partnership,
      PetroCorp Acquisition Corporation and Management Shareholders, as amended by the First Amendment, dated October 1, 1992, and by the Simplification
      Agreement described in Exhibit 2.2 hereto. Incorporated by reference to
      Exhibit 2.1 to the Company's Registration Statement on Form S-1
      (Registration No. 33-36972) initially filed with the Securities and Exchange Commission (SEC) on August 26, 1993 (Registration Statement).

 2.2* Simplification Agreement, dated August 24, 1993, by and among Park Avenue
      Exploration Corporation, L.S. Holding Company, PetroCorp, PetroCorp
      Incorporated, PetroPartners Limited Partnership, PetroCorp Employees
      Partnership, L.P., Lealon L. Sargent, W. Neil McBean, Don A. Turkleson,
      Michael L. Lord, Antonio F. Pelletier, David G. Campbell, Fletcher S.
      Hicks, Craig K. Townsend, Clifford G. Zwahlen, Charles L. Zorio, Rodney
      Rother, Mark Meyer and Carl Campbell (Simplification Agreement).
      Incorporated by reference to Exhibit 2.2 to the Registration Statement.

 3.1* Amended and Restated Articles of Incorporation of PetroCorp Incorporated.
      Incorporated by reference to Exhibit 3.2 to the Registration Statement.

 3.2* Amended and Restated Bylaws of PetroCorp Incorporated. Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

 3.3* Statement of Designations, Preferences, Limitations and Relative Rights of Its Series A Junior Participating Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company's Form 8-K, dated November 20,
      1998.

 4.1* Rights Agreement dated as of November 12, 1998, between PetroCorp
      Incorporated and First Union National Bank, as Rights Agent. Incorporated by reference to Exhibit 4.1 to the Company's Form 8-K, dated November 20,
      1998.

 4.2* Form of Right Certificate. Incorporated by reference to Exhibit 4.2 to the Company's Form 8-K, dated November 20, 1998.


  4.3* Specimen certificate for shares of Common Stock. Incorporated by reference to Exhibit 4.1 to the Registration Statement.

  4.4*  Note Purchase Agreement, dated July 29, 1993, among PetroCorp
        Incorporated, United States Fidelity and Guaranty Company, Connecticut
        General Life Insurance Company, Indiana Insurance Company, Security
        Life of Denver Insurance Company, Southland Life Insurance Company,
        Life Insurance Company of Georgia and Life Insurance Company of North
        America. Incorporated by reference to Exhibit 4.2 to the Registration
        Statement.

  9.1*  Voting Agreement, dated January 18, 1994, by and among USF&G
        Corporation, Park Avenue Exploration Corporation, United States
        Fidelity and Guaranty Company, CIGNA Corporation, L.S. Holding Company,
        American Oil & Gas Investors, AmGO II, First Reserve Fund V, Limited
        Partnership, First Reserve Fund V-2, Limited Partnership, First Reserve
        Fund VI, Limited Partnership and First Reserve Corporation.
        Incorporated by reference to Exhibit 9.2 to the Form 8-K.

 10.1* Amended and Restated 1992 PetroCorp Stock Option Plan. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.

 10.2*  Hanlan-Robb Area Agreement of Purchase and Sale, effective August 1,
        1991, between Gulf Canada Resources Limited and Petro-Canada and PCC
        Energy Inc. Incorporated by reference to Exhibit 10.3 to the Registration Statement.

 10.3*  Registration Rights Agreement, dated August 24, 1993, between L.S.
        Holding Company (assigned to Kaiser-Francis Oil Company) and PetroCorp
        Incorporated. Incorporated by reference to Exhibit 10.5 to the Registration Statement.

 10.4*  Registration Rights Agreement, dated August 24, 1993, between Park
        Avenue Exploration Corporation and PetroCorp Incorporated. Incorporated by reference to Exhibit 10.6 to the Registration Statement.

 10.5*  Registration Rights Agreement, dated January 18, 1994, between
        PetroCorp Incorporated and American Oil & Gas Investors, AmGO II, First
        Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited
        Partnership, First Reserve Fund VI, Limited Partnership and First
        Reserve Corporation (assigned to Kaiser-Francis Oil Company).
        Incorporated by reference to Exhibit 10.1 to the Form 8-K.

 10.6* Piggyback Registration Rights Agreement, dated October 27, 1993, between Lealon L. Sargent and PetroCorp Incorporated. Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. This is a management contract or compensatory plan or arrangement required to be filed as an exhibit.

 10.7*  Separation Benefits Agreement, dated September 27, 1993, between Lealon
        L. Sargent and PetroCorp Incorporated. Incorporated by reference to
        Exhibit 10.8 to the Registration Statement. This is a management contract or compensatory plan or arrangement required to be filed as an exhibit.

 10.8*  Executive Management Annual Incentive Compensation Plan, effective
        January 1, 1994. Incorporated by reference to Exhibit 10.8 to the
        Company's Annual Report on Form 10-K for the fiscal year ended December
        31, 1994 (1994 Form 10-K). This is a management contract or compensatory plan or arrangement required to be filed as an exhibit.

 10.9*  Share Purchase Agreement, dated December 13, 1996, between 702056
        Alberta Ltd. and shareholders of Millarville Oil & Gas Ltd.
        Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated December 23, 1996.

 10.10* Agreement for Purchase and Sale, dated June 5, 1997, between PetroCorp
        Incorporated and Great River Oil and Gas Corporation. Incorporated by reference to Exhibit 2.1 to the Company's current report on Form 8-K dated July 1, 1997.

 10.11* First Amendment to Agreement for Purchase and Sale, dated June 30,
        1997, between PetroCorp Incorporated and Great River Oil and Gas
        Corporation. Incorporated by reference to Exhibit 2.2 to the Company's current report on Form 8-K dated July 1, 1997.


 10.12* Credit Agreement, dated June 26, 1997, among PetroCorp Incorporated,
        PCC Energy Limited, PCC Energy Corp, and Toronto-Dominion (Texas), Inc.
        and Toronto-Dominion Bank. Incorporated by reference to Exhibit 10 to the Company's current report on Form 8-K dated July 1, 1997.

 10.13* 1997 Non-Employee Director Stock Option Plan. Incorporated by reference to Appendix A to the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 16, 1997.

 10.14* Management Agreement, dated August 3, 1999, between PetroCorp
        Incorporated and Kaiser-Francis Oil Company. Incorporated by reference to Annex A of the Company's proxy statement dated September 30, 1999.

 21     List of material subsidiaries.

 23.1   Consent of PricewaterhouseCoopers LLP.

 23.2   Consent of Huddleston & Co., Inc.

 27     Financial Data Schedule.

 99.1* Agreement to furnish document relating to subsidiary. Incorporated by reference to Exhibit 99.1 to the 1994 Form 10-K.

--------
*  Incorporated by reference.

   (b) Reports on Form 8-K

     Not Applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PetroCorp Incorporated

   In our opinion, the consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of PetroCorp Incorporated and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principals generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Tulsa, Oklahoma
March 24, 2000

                             PETROCORP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998

                      (in thousands, except share amounts)

                                                              1999      1998
                          ASSETS                            --------  --------
Current assets:
  Cash and cash equivalents................................ $ 12,899  $  7,786
  Accounts receivable, net.................................    4,605     4,569
  Other current assets.....................................      162       326
                                                            --------  --------
    Total current assets...................................   17,666    12,681
                                                            --------  --------
Property, plant and equipment:
  Proved oil and gas properties, at cost, full cost method,
   net of accumulated depreciation, depletion and
   amortization............................................   63,998    64,179
  Unproved oil and gas properties, not subject to
   depletion...............................................    6,154     9,151
  Plant and related facilities.............................    3,151     3,768
  Other, net...............................................      403     1,144
                                                            --------  --------
                                                              73,706    78,242
                                                            --------  --------
Deferred income taxes......................................   13,916    12,761
Other assets, net..........................................      107       308
                                                            --------  --------
    Total assets........................................... $105,395  $103,992
                                                            ========  ========

           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  6,138  $  4,424
  Accrued liabilities......................................    3,609     3,467
  Current portion of long-term debt........................    4,277     2,710
                                                            --------  --------
    Total current liabilities..............................   14,024    10,601
                                                            --------  --------
Long-term debt.............................................   43,410    47,305
                                                            --------  --------
Deferred revenue...........................................                257
                                                            --------  --------
Deferred income taxes......................................    5,598     5,085
                                                            --------  --------
Commitments and contingencies (Note 11)
Shareholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized, none issued.................................
  Common stock, $0.01 par value, 25,000,000 shares
   authorized, (8,683,019 shares and 8,656,019 shares
   outstanding at December 31, 1999 and 1998,
   respectively)...........................................       87        87
  Additional paid-in capital...............................   71,380    71,245
  Retained earnings (accumulated deficit)..................  (24,530)  (24,324)
  Accumulated other comprehensive loss.....................   (4,574)   (6,264)
                                                            --------  --------
    Total shareholders' equity.............................   42,363    40,744
                                                            --------  --------
    Total liabilities and shareholders' equity............. $105,395  $103,992
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  Years Ended December 31, 1999, 1998 and 1997

                      (in thousands, except share amounts)

                             1999      1998     1997
                            -------  --------  -------
Revenues:
  Oil and gas.............  $25,162  $ 23,621  $33,502
  Plant processing........    1,785     1,550    1,420
  Other...................      179        36      172
                            -------  --------  -------
                             27,126    25,207   35,094
                            -------  --------  -------
Expenses:
  Production costs........    6,733     7,344    7,793
  Depreciation, depletion
   and amortization.......    9,906    16,568   17,065
  Oil and gas property
   valuation adjustment...             33,600
  General and
   administrative.........    4,311     4,482    4,846
  Restructuring costs.....    3,643
  Other operating
   expenses...............      281       265      367
                            -------  --------  -------
                             24,874    62,259   30,071
                            -------  --------  -------
Income (loss) from
 operations...............    2,252   (37,052)   5,023
                            -------  --------  -------
Other income (expenses):
  Investment and other
   income.................      585     1,151      558
  Interest expense........   (3,865)   (3,622)  (3,528)
  Other income
   (expenses).............     (132)       14      (47)
                            -------  --------  -------
                             (3,412)   (2,457)  (3,017)
                            -------  --------  -------
Income (loss) before
 income taxes.............   (1,160)  (39,509)   2,006
Income tax provision
 (benefit)................     (954)  (15,114)     136
                            -------  --------  -------
Net income (loss).........  $  (206) $(24,395) $ 1,870
                            =======  ========  =======
Net income (loss) per
 common share--basic......  $ (0.02) $  (2.82) $  0.22
                            =======  ========  =======
Net income (loss) per
 common share--diluted....  $ (0.02) $  (2.82) $  0.22
                            =======  ========  =======
Weighted average number of
 common shares--basic.....    8,658     8,637    8,586
                            =======  ========  =======
Weighted average number of
 common shares--diluted...    8,658     8,699    8,688
                            =======  ========  =======


   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (in thousands)

                                                    Retained    Accumulated
                                       Additional   earnings       other
                         Shares         paid-in   (accumulated comprehensive Treasury
                         issued Amount  capital     deficit)       loss       stock    Total
                         ------ ------ ---------- ------------ ------------- -------- -------
Balance, December 31,
 1996................... 8,616   $86    $71,170     $ (1,799)     $(3,475)    $(317)  $65,665
  Net income............                               1,870                            1,870
  Additional paid-in
   capital..............                    (27)                                          (27)
  Accumulated other
   comprehensive loss...                                           (1,021)             (1,021)
  Treasury stock........                                                         70        70
                         -----   ---    -------     --------      -------     -----   -------
Balance, December 31,
 1997................... 8,616    86     71,143           71       (4,496)     (247)   66,557
  Net Loss..............                             (24,395)                         (24,395)
  Exercise of stock
   options..............    40     1        102                                           103
  Accumulated other
   comprehensive loss...                                           (1,768)             (1,768)
  Treasury stock........                                                        247       247
                         -----   ---    -------     --------      -------     -----   -------
Balance, December 31,
 1998................... 8,656    87     71,245      (24,324)      (6,264)       --    40,744
  Net loss..............                                (206)                            (206)
  Exercise of stock
   options..............    27              135                                           135
  Accumulated other
   comprehensive loss...                                            1,690               1,690
                         -----   ---    -------     --------      -------     -----   -------
Balance, December 31,
 1999................... 8,683   $87    $71,380     $(24,530)     $(4,574)    $  --   $42,363
                         =====   ===    =======     ========      =======     =====   =======



   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 1999, 1998 and 1997

                                 (in thousands)

                                                     1999      1998     1997
                                                    -------  --------  -------
Cash flows from operating activities:
 Net income (loss)................................. $  (206) $(24,395) $ 1,870
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation, depletion and amortization.........   9,906    16,568   17,065
  Deferred income tax provision (benefit)..........    (954)  (15,114)     136
  Oil and gas property valuation adjustment........            33,600
  Other............................................    (112)     (437)    (710)
  Changes in operating assets and liabilities:
   Accounts receivable.............................     (36)    2,039    1,506
   Other current assets............................     164        11      (25)
   Accounts payable................................   1,714    (1,743)     160
   Accrued liabilities.............................     142       122     (224)
                                                    -------  --------  -------
    Net cash provided by operating activities......  10,618    10,651   19,778
                                                    -------  --------  -------
Cash flows from investing activities:
 Proceeds from sale of oil and gas properties......             2,812    1,408
 Additions to oil and gas properties...............  (3,089)  (18,260) (27,425)
 Additions to plant and related facilities.........    (166)     (919)    (285)
 Additions to other property, plant and equipment..               (71)    (125)
 Additions to other assets.........................              (144)    (211)
                                                    -------  --------  -------
    Net cash used in investing activities..........  (3,255)  (16,582) (26,638)
                                                    -------  --------  -------
Cash flows from financing activities:
 Proceeds from long-term debt......................   2,238    14,845   13,244
 Repayment of long-term debt.......................  (4,566)  (10,876)  (5,757)
 Other.............................................     135       350       43
                                                    -------  --------  -------
    Net cash provided by (used in) financing
     activities....................................  (2,193)    4,319    7,530
                                                    -------  --------  -------
Effect of exchange rate changes on cash............     (57)        7     (138)
                                                    -------  --------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................   5,113    (1,605)     532
Cash and cash equivalents at beginning of year.....   7,786     9,391    8,859
                                                    -------  --------  -------
Cash and cash equivalents at end of year........... $12,899  $  7,786  $ 9,391
                                                    =======  ========  =======
Supplemental disclosure:
 Interest paid..................................... $ 3,150  $  3,573  $ 2,177
                                                    =======  ========  =======
 Income taxes paid................................. $    --  $     --  $    --
                                                    =======  ========  =======

   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

1. Summary of Accounting Policies

 General

   PetroCorp Incorporated, a Texas corporation, is engaged in the acquisition, exploration, development, and the production and sale of crude oil and natural gas in North America. The terms "PetroCorp" and "Company" refer to PetroCorp Incorporated and its subsidiaries. PetroCorp operates in Canada through its wholly-owned Canadian subsidiaries as follows: PCC Energy Inc. (PCC Inc.), PCC Energy Limited and PCC Energy Corp. PetroCorp's wholly-owned subsidiary, Fidelity Gas Systems, Inc. (FGS), was merged into PetroCorp in 1997.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from such estimates.

 Property, Plant and Equipment

   The Company follows the full cost method of accounting for oil and gas properties whereby all productive and nonproductive exploration and development costs incurred for the purpose of finding oil and gas reserves are capitalized. Such capitalized costs include lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, together with internal costs directly attributable to property acquisition, exploration and development activities. No gains or losses are recognized upon the sale or other disposition of oil and gas properties, except in unusually significant transactions.

   The costs of the Company's oil and gas properties, including estimated future development and dismantlement costs, are depreciated on a country-by-country basis using a composite unit-of-production rate. An additional valuation adjustment is made on a country-by-country basis if net capitalized costs of the Company's oil and gas properties exceed the capitalization ceiling, which is calculated on a quarterly basis as the sum of (1) the present value (10%) of future net revenues from estimated production of proved oil and gas reserves plus (2) the lower of cost or estimated fair value of the unproved properties, less (3) the related income tax effects. At December 31, 1998, the Company's net capitalized costs of its U.S. oil and gas properties exceeded the capitalization ceiling by $21,168,000 resulting in a pre-tax valuation adjustment of $33,600,000. Such valuation adjustment is reflected in the Company's results of operations for the year ended December 31, 1998. There was no valuation adjustment for the years ended December 31, 1999 and 1997.

   Plant and related facilities, consisting principally of a gas processing plant in Alberta, Canada, are being depreciated on a straight-line basis over the remaining estimated useful life. Other property and equipment are depreciated by the straight-line method at rates based on the estimated useful lives of the assets ranging from five to ten years.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


 Revenue Recognition

   Revenues from the sale of petroleum produced are recognized upon the passage of title, net of royalties and net profits royalty interests.

   Revenues from natural gas production are recorded using the sales method, net of royalties and net profits interests, which may result in more or less the Company's share of pro-rata production from certain wells. Based on the Company's average natural gas price of $2.35 per mcf received, the Company estimates its balancing position to be approximately $728,000 (310,000 mcf) on underproduced properties and approximately $666,000 (283,000 mcf) on overproduced properties. When sales volumes exceed the Company's entitled share and the overproduced balance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. At December 31, 1999 and 1998, the Company included $40,000 (26,000 mcf) and $35,000 (28,000 mcf) respectively, in accrued liabilities with respect to overproduced imbalances.

   Revenues from plant processing are recognized at the time associated natural gas is processed and sold at the plant tailgate. Other revenues include fees associated with the field gathering of third-party natural gas from certain properties in which the Company has an interest and revenues from the sale of sulfur in Canada.

 Accounts Receivable

   Accounts receivable relate primarily to sales of oil and gas and amounts due from joint-interest partners for expenditures made by the Company on behalf of such partners. The Company reviews the financial condition of potential purchasers and partners prior to signing sales or joint-interest agreements. At December 31, 1999 and 1998, the Company's allowance for doubtful accounts receivable, which is reflected in the consolidated balance sheet as a reduction in accounts receivable, totaled $50,000.

 Income Taxes

   The Company utilizes the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

 Foreign Currency Translation

   The "functional currency" for translating the Company's Canadian accounts is the Canadian dollar. Assets and liabilities are translated into the reporting currency at the rate of exchange in effect at the balance sheet date while revenues, expenses, gains and losses are translated at the average exchange rate for the period. The resulting translation adjustments are accumulated in the other comprehensive loss component of shareholders' equity. Foreign currency transaction gains and losses are recognized currently. For the years ended December 31, 1999, 1998 and 1997, the Company recognized foreign currency losses of $22,000, $2,000 and $36,000, respectively. At December 31, 1999, 1998 and 1997, the exchange rates were ($1 CAN = $U.S.) $0.6924, $0.6535 and $0.6992, respectively, while the average exchange rates during such years were $0.6748, $0.6721 and $0.7201, respectively.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


 Cash Equivalents

   For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. Cash and cash equivalents are not insured above FDIC limits, which subjects the Company to credit risk.

 Hedging Activities

   To reduce the impact of fluctuations in the market prices of oil and natural gas, the Company periodically utilized hedging strategies such as futures transactions or swaps to hedge the price of a portion of its future oil and natural gas production. Results of these hedging transactions are reflected in oil and natural gas sales in the month of hedged production. At December 31, 1999, 1998 and 1997, the Company had no such hedging or derivative transactions.

 Other

   On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 for certain companies (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income (only certain types of hedge transactions are reported as a component of other comprehensive income). Additionally, for all hedge transactions the nature and type of hedge will be disclosed. Based on the nature of the Company's anticipated use of derivative instruments in 2000, the Company does not anticipate that the adoption of SFAS 133 will have a significant effect on the results of operations or financial position.

2. Restructuring

   As part of a restructuring plan, on August 3, 1999, PetroCorp's Board of Directors entered into a Management Agreement with its largest shareholder, Kaiser-Francis Oil Company ("Kaiser-Francis"), under which Kaiser-Francis provides management, technical, and administrative support services for all PetroCorp operations in the United States and Canada. The Management Agreement received shareholder approval on October 28, 1999 and was effective November 1, 1999. The Company also entered into an Interim Agreement with Kaiser-Francis to provide certain services pending receipt of shareholder approval of the Management Agreement. As the Management Agreement was effective November 1, 1999, the Interim Agreement ceased as of October 31, 1999.

   Under the terms of the Management Agreement, Kaiser-Francis is compensated through a service fee, equal to administrative and overhead fees charged under applicable operating agreements plus fixed fees for non-operated properties. Additionally, Kaiser-Francis can earn overriding royalties or working interests in certain circumstances.

   The Company recorded restructuring costs of $3,643,000 during 1999. Included in the costs are employee termination costs of $2,371,000, $807,000 in nonrefundable office lease discontinuance, $363,000 in investment banking and legal costs, and $102,000 in other related costs. Fifty-two employees were terminated in 1999 with one employee terminated in 2000. As of December 31, 1999, $2,161,000 of the restructuring costs are included in accrued liabilities.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


3. Comprehensive Income

   The Company follows SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes requirements for reporting comprehensive income and its components which includes the Company's foreign currency translation adjustment. The Company's comprehensive income (loss) for the years ended December 31, 1999, 1998 and 1997 are as follows (amounts in thousands):

                                                       Years ended December
                                                                31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      ------  --------  -------
     Net income (loss)............................... $ (206) $(24,395) $ 1,870
     Foreign currency translation....................  1,690    (1,768)  (1,021)
                                                      ------  --------  -------
     Comprehensive income (loss)..................... $1,484  $(26,163) $   849
                                                      ======  ========  =======

4. Property, Plant and Equipment

   Investments in property, plant and equipment were as follows at December 31, 1999 and 1998 (amounts in thousands):

                                                           1999       1998
                                                         ---------  ---------
     Oil and gas properties:
       Proved........................................... $ 216,991  $ 208,354
       Unproved.........................................     6,154      9,151
                                                         ---------  ---------
                                                           223,145    217,505
     Plant and related facilities.......................     9,806      9,094
     Gas gathering facilities...........................     1,698      1,698
     Furniture, fixtures and equipment..................        29      1,878
                                                         ---------  ---------
                                                           234,678    230,175
     Less--accumulated depreciation, depletion and
      amortization......................................  (160,972)  (151,933)
                                                         ---------  ---------
                                                         $  73,706  $  78,242
                                                         =========  =========

   Depreciation, depletion and amortization for all property, plant and equipment for the years ended December 31, 1999, 1998 and 1997 was $9,906,000, $16,406,000 and $16,880,000, respectively. Oil and gas property depreciation, depletion and amortization for the years ended December 31, 1999, 1998 and 1997 was $8,138,000, $14,961,000 and $15,383,000, respectively. Depreciation, depletion and amortization per equivalent Mcf (using a Mcf-to-barrel conversion factor of 6 to 1) for the years ended December 31, 1999, 1998 and 1997 was $0.85, $1.62 and $1.51, respectively, for U.S. operations and $0.50, $0.53 and $0.50, respectively, for Canadian operations. The total composite rates were $0.69, $1.16 and $1.10 for the years ended December 31, 1999, 1998 and 1997, respectively.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


5. Long-Term Debt

   The Company's total long-term debt is as follows (amounts in thousands):

                                                                1999     1998
                                                               -------  -------
      Series A & B Senior Notes............................... $17,350  $21,150
      TD Bank Credit Agreement................................  27,000   25,000
      Nonrecourse Note Payable................................   3,337    3,865
      Less: Current portion of long-term debt.................  (4,277)  (2,710)
                                                               -------  -------
        Total long-term debt.................................. $43,410  $47,305
                                                               =======  =======

   Debt maturing in each of the years during the five-year period subsequent to December 31, 1999 is as follows: $4,277,000 in 2000, $12,827,000 in 2001,
$12,527,000 in 2002, $11,406,000 in 2003, and $1,800,000 in 2004.

 Series A and Series B Senior Notes

   On July 29, 1993, the Company entered into the Note Purchase Agreement with subsidiaries of CIGNA Corporation and USF&G Corporation together with certain other insurance companies to refinance existing notes. The final payment of $875,000 on the Series A Note was made in June 1999 to an affiliate.

   The Series B notes are payable in annual installments ranging from $3,250,000 to $1,200,000 with the final payment in June 2008. Interest on the Series B notes is fixed at a rate of 7.55% and is payable semiannually in arrears.

   The Note Purchase Agreement imposes upon the Company certain financial covenants and other restrictive covenants that have the effect of restricting the amount of dividends on the common stock that may be paid by the Company. Also, the Note Purchase Agreement contains provisions that limit the Company's debt levels based on undiscounted and discounted oil and gas reserves using the SEC's rules, including the use of year-end prices held constant over the life of the remaining reserves, and it requires a minimum current ratio and minimum tangible net worth.

 Bank Debt

   On June 26, 1997, the Company entered into a $50 million, five-year revolving credit agreement with the Toronto-Dominion Bank (TD Bank), the agent, and the Bank of Nova Scotia. The facility was amended in June 1998 and July 1999 to extend the initial five-year term an additional year to July 1, 2003 with quarterly borrowing base amortization beginning September 30, 2001. The borrowings can be funded by either Eurodollar loans or Prime loans. The interest rate on the borrowings is equal to an interest rate spread plus either the Eurodollar rate or the Prime rate. The interest spread is determined from a sliding scale based on the Company's borrowing base percentage utilization in effect from time to time. The spread ranges from 1 3/8% to 2% on Eurodollar loans and 3/8% to 1% on Prime loans. At December 31, 1999 $3,850,000 was available based on the current borrowing base, as defined, subject to certain limitations.

   The $50 million revolving credit agreement prohibits the declaration and payment of dividends on the common stock of the Company. Also, the debt agreement requires the Company to maintain a minimum current ratio, a minimum tangible net worth, and a minimum interest coverage ratio.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


 Nonrecourse Notes Payable

   On December 12, 1991, the Company (through its Canadian subsidiary, PCC Inc.) acquired an interest in certain oil and gas properties and related gas processing facilities located in the Hanlan-Robb area in western Alberta, Canada. The Company used the proceeds from the issuance of redeemable preferred stock of PCC Inc. to partially fund the acquisition. The holders of the preferred stock also separately and concurrently acquired an interest in the same oil and gas properties as the Company.

   On August 9, 1994, PCC Inc. entered into agreements whereby PCC Inc. redeemed the remaining shares of its redeemable preferred stock for $7,034,000. Simultaneously, PCC Inc. issued $7,034,000 in nonrecourse long-term notes payable (the Nonrecourse Notes Payable) to the previous holders of the preferred stock with financial terms similar to the redeemable preferred stock. Consistent with the redeemable preferred stock, the Nonrecourse Notes Payable are denominated in Canadian dollars.

   In 1999, 1998 and 1997, the Company issued $238,000, $846,000 and $245,000 of additional notes, respectively, as provided under the provisions of the agreements.

   Interest accrues and is payable on a quarterly basis at a rate of 15% per annum. In addition, redemptions are required to be made quarterly, based on a fixed schedule through December 31, 2002. Interest and redemption payments are made only to the extent there are sufficient cash proceeds from production and sale of oil and gas reserves related to the interest in the Hanlan-Robb assets acquired by the holders of the Nonrecourse Notes Payable. To the extent interest and redemptions exceed such cash proceeds, the excess amount is carried forward to the next quarter.

6. Income Taxes

   The components of income (loss) before income taxes for the years ended December 31, 1999, 1998 and 1997 consisted of the following (amounts in thousands):

                                                    1999      1998     1997
                                                   -------  --------  -------
      United States operations.................... $(4,191) $(40,630) $(1,269)
      Canadian operations.........................   3,031     1,121    3,275
                                                   -------  --------  -------
                                                   $(1,160) $(39,509) $ 2,006
                                                   =======  ========  =======

   The provision (benefit) for income taxes consists of the following (amounts in thousands):

                                                    1999      1998     1997
                                                   -------  --------  -------
      Deferred:
        Federal................................... $(1,090) $(14,348) $  (344)
        State.....................................     (65)     (820)     (20)
        Canadian..................................     201        54      500
                                                   -------  --------  -------
                                                   $  (954) $(15,114) $   136
                                                   =======  ========  =======

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


   A reconciliation of the Company's United States income tax provision (benefit) computed by applying the statutory United States federal income tax rate to the Company's income (loss) before income taxes for the years ended December 31, 1999, 1998 and 1997 is presented in the following table (amounts in thousands):

                                                    1999      1998     1997
                                                   -------  --------  -------
United States federal income taxes (benefit) at
 statutory rate of 35%............................ $  (406) $(13,828) $   702
Increases (reductions) resulting from:
  Canadian earnings not subject to United States
   taxes..........................................  (1,061)     (392)  (1,146)
  Canadian income taxes...........................     201        54      500
  State income taxes..............................     (65)     (820)     (20)
  Other...........................................     377      (128)     100
                                                   -------  --------  -------
                                                   $  (954) $(15,114) $   136
                                                   =======  ========  =======

   Deferred tax assets and liabilities consist of the following at December 31, 1999 and 1998 (amounts in thousands):

                                                               1999     1998
                                                             --------  -------
Deferred tax assets:
  Net operating loss carryforward--U.S...................... $ 17,786  $14,884
  Net operating loss carryforward--Canada...................    1,708    2,775
                                                             --------  -------
Gross deferred tax asset....................................   19,494   17,659
                                                             --------  -------
Deferred tax liabilities:
  Excess of basis in oil and gas properties for financial
   reporting purposes over the tax basis--U.S...............   (3,870)  (2,123)
  Excess of basis in oil and gas properties for financial
   reporting purposes over the tax basis--Canada............   (7,306)  (7,860)
                                                             --------  -------
Gross deferred tax liability................................  (11,176)  (9,983)
                                                             --------  -------
                                                             $  8,318  $ 7,676
                                                             ========  =======

   As of December 31, 1999, the Company has U.S. net operating loss (NOL) carryforwards of $48,070,000 and $45,262,000 for regular tax and alternative minimum tax purposes, respectively. Alternative minimum tax NOL carryforwards begin to expire in 2008 and regular tax NOL carryforwards expire as follows:

      NOL carryforwards expiring in
      -----------------------------
      2001......................................................... $   262,000
      2002.........................................................     412,000
      2003.........................................................     300,000
      2004.........................................................     432,000
      2005.........................................................     202,000
      Thereafter...................................................  46,462,000
                                                                    -----------
                                                                    $48,070,000
                                                                    ===========

   Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of loss carryforwards. Although realization is not assured, management believes it is more likely

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997

than not that the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Additionally, certain future changes in the Company's shareholders may impose restrictions under Section 382 on the annual utilization of its net operating loss carryforwards.

   The provision for Canadian income taxes differs from the amount of income tax determined by applying the Canadian statutory income tax rate to pretax Canadian income as a result of the following (amounts in thousands):

                                                       Years ended December
                                                                31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
      Tax computed at statutory rate of 44.62%....... $ 1,352  $   500  $ 1,461
      Nondeductible crown royalties..................   1,602      973    1,160
      Resource allowance.............................  (2,666)  (1,342)  (1,948)
      Alberta royalty tax credit.....................     (87)     (77)    (173)
                                                      -------  -------  -------
                                                      $   201  $    54  $   500
                                                      =======  =======  =======

7. Stock Option and Other Employee Benefit Plans

   In 1992, the Company established the 1992 PetroCorp Stock Option Plan (the Option Plan). The Option Plan allows up to 957,357 option shares to be granted and outstanding. The following table summarizes these options:

                                                                      Exercise
                                                           Options     Price
                                                           -------  ------------
      Outstanding at December 31, 1996.................... 870,740  $5.00-$10.00
        Granted...........................................
        Forfeited.........................................
        Exercised.........................................  (5,000)    $5.00
                                                           -------
      Outstanding at December 31, 1997.................... 865,740  $5.00-$10.00
        Granted...........................................
        Forfeited......................................... (81,740)    $10.00
        Exercised......................................... (64,500) $5.00-$6.38
                                                           -------
      Outstanding at December 31, 1998.................... 719,500  $5.00-$10.00
        Granted...........................................
        Forfeited......................................... (20,000)    $6.38
        Exercised......................................... (27,000)    $5.00
                                                           -------
      Outstanding at December 31, 1999.................... 672,500  $5.00-$10.00
                                                           =======

   The weighted average exercise prices for options under the Option Plan outstanding at December 31, 1999, 1998 and 1997 were $8.04, $7.87 and $7.86, respectively.

   In October 1996, all granted stock options under the Option Plan were fully vested and exercisable as a change in control, defined in the Option Plan as the change in ownership of more than 30% of the outstanding common shares of the Company, occurred after Kaiser-Francis Oil Company purchased the common shares owned by investment funds managed by First Reserve Corporation and the common shares owned by a subsidiary of CIGNA Corporation.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


   In 1997, the Company established the 1997 PetroCorp Non-Employee Director Stock Option Plan (the Director Option Plan) for the benefit of the Company's Board of Directors. This plan allows up to 75,000 option shares to be granted and outstanding. The following table summarizes these options:

                                                                      Exercise
                                                             Options    Price
                                                             ------- -----------
      Outstanding at December 31, 1996
        Granted............................................. 25,000     $8.63
        Forfeited...........................................
        Exercised...........................................
                                                             ------
      Outstanding at December 31, 1997...................... 25,000     $8.63
        Granted.............................................  6,000     $8.25
        Forfeited...........................................
        Exercised...........................................
                                                             ------
      Outstanding at December 31, 1998...................... 31,000  $8.25-$8.63
        Granted.............................................  6,000     $6.75
        Forfeited...........................................
        Exercised...........................................
                                                             ------
      Outstanding at December 31, 1999...................... 37,000  $6.75-$8.63
                                                             ======

   The Director Options were fully vested at the date of grant.

   Stock options under both plans expire ten years from the date of grant.

   The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation," effective July 1, 1996. While SFAS No. 123 encourages entities to adopt the fair value based method of accounting for their stock-based compensation plans, the Company has elected to continue to utilize the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for these stock-based compensation plans. Had compensation cost for the Option Plan and the Director Option Plan been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's 1999, 1998 and 1997 net income and earnings per share would have been reduced by approximately $17,000, $16,000 and $79,000, or nil, nil and $0.01 per share, respectively. The fair value of the options granted during 1999 is estimated as $27,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 46%, risk-free interest rate of 6.1% and an expected life of ten years.

   Effective January 1, 1993, the Company established a savings plan, which is available to eligible employees and qualifies as a deferred compensation plan under Section 401(k) of the Internal Revenue Code. The Company matches employee contributions for an amount up to 6% of each employee's salary. The Company's contributions to the plan, which are charged to expense, totaled $198,000, $192,000 and $188,000 in 1999, 1998 and 1997, respectively.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


8. Earnings Per Share

   The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for the periods presented.

                                                                       Per share
                                                       Income   Shares  amount
                                                      --------  ------ ---------
      Year ended December 31, 1999:
       Basic EPS:
        Net loss..................................... $   (206) 8,658   $(0.02)
      Effect of dilutive securities:
        Options......................................              27
                                                      --------  -----   ------
       Diluted EPS:
        Net loss..................................... $   (206) 8,685   $(0.02)
                                                      ========  =====   ======
      Year ended December 31, 1998:
       Basic EPS:
        Net loss..................................... $(24,395) 8,637   $(2.82)
       Effect of dilutive securities:
        Options......................................              62
                                                      --------  -----   ------
       Diluted EPS:
        Net income................................... $(24,395) 8,699   $(2.82)
                                                      ========  =====   ======
      Year ended December 31, 1997:
       Basic EPS:
        Net income................................... $  1,870  8,586   $ 0.22
       Effect of dilutive securities:
        Options......................................             102
                                                      --------  -----   ------
       Diluted EPS:
        Net income................................... $  1,870  8,688   $ 0.22
                                                      ========  =====   ======

   The 1999 and 1998 loss per share and the 1997 net income per share amounts do not include the effect of potentially dilutive securities of 709,500, 750,500 and 445,740, respectively, as the impact on these outstanding options was antidilutive.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


9. Geographic Area Information

   The principal business of the Company is oil and gas, which consists of the exploration, development, acquisition, exploitation and operation of oil and gas properties and the production and sale of crude oil and natural gas in North America. Pertinent information with respect to the Company's oil and gas business is presented in the following table (amounts in thousands):

                                      United               General
                                      States      Canada  Corporate     Total
                                     --------     ------- ---------    -------
1999:
  Revenues.......................... $ 15,565     $11,561  $           $27,126
  Income (loss) from operations.....    5,045       5,607   (8,400)(A)   2,252
  Depreciation, depletion and
   amortization.....................    5,746       3,714      446       9,906
  Capital expenditures..............    1,043       2,212                3,255
  Identifiable assets at December
   31...............................   81,264      24,010      121     105,395
1998:
  Revenues.......................... $ 15,911     $ 9,296  $           $25,207
  Income (loss) from operations.....  (35,593)(B)   3,381   (4,840)    (37,052)
  Depreciation, depletion and
   amortization.....................   12,511       3,698      359      16,568
  Capital expenditures..............   11,673       7,653       68      19,394
  Identifiable assets at December
   31...............................   64,408      38,930      654     103,992
1997:
  Revenues.......................... $ 24,068     $11,026  $           $35,094
  Income (loss) from operations.....    4,902       5,748   (5,627)      5,023
  Depreciation, depletion and
   amortization.....................   12,925       3,565      575      17,065
  Capital expenditures..............   20,565       7,172      309      28,046
  Identifiable assets at December
   31...............................   88,132      41,803      989     130,924

--------
(A) Includes $3,643 of restructuring costs.
(B) Includes a $33,600 oil & gas property valuation adjustment.

   The following table reflects purchasers which accounted for more than 10% of the Company's oil and gas revenues:

                                                                  1999  1998  1997
                                                                  ----  ----  ----
      Pan-Alberta Gas Ltd........................................  18%   23%   21%
      EOTT Energy Operating Limited Partnership..................  11%   10%   26%
      Conoco Inc.................................................        10%
      Engage Energy LP...........................................  17%

   During 1998 and prior, the majority of the Company's Canadian gas was dedicated under long-term contracts to Pan-Alberta Gas Ltd., a major Canadian aggregator. However, as part of a legal settlement effective December 31, 1998, approximately 50% of PetroCorp's dedicated gas volumes have been released from Pan-Alberta contracts. These released volumes are now sold on the spot market at prevailing prices. The Company does not believe the loss of any purchaser would have a material adverse effect on its financial position since the Company believes alternative sales arrangements could be made on relatively comparable terms.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


10. Fair Value of Financial Instruments

   The following information discloses the fair value of the Company's financial instruments in accordance with SFAS 107, "Disclosures About Fair Value of Financial Instruments" (amounts in thousands):

                                                               Carrying  Fair
                                                                Amount   Value
                                                               -------- -------
      1999:
       Long-term debt:
        Series B, 7.55% senior notes.......................... $17,350  $17,811
      1998:
       Long-term debt:
        Series B, 7.55% senior notes..........................  20,275   26,505
      1997:
       Long-term debt:
        Series B, 7.55% senior notes..........................  23,300   23,772

   The carrying amounts approximate fair value for the Company's cash and cash equivalents, accounts receivable, accounts payable, the Series A, senior adjustable rate notes and bank debt. Due to the nature and terms of the Nonrecourse Notes Payable, the Company believes that it is not practicable to estimate the fair value. The Company estimates the fair value of the Series B, 7.55% senior notes using discounted cash flow analysis based on 115 basis points above year end LIBOR rates.

11. Commitments and Contingencies

   The Company has entered into operating lease agreements with noncancelable terms in excess of one year for office space. Future minimum lease payments are $552,000, $510,000, $479,000 and nil for the years ending December 31, 2000,
2001, 2002 and 2003, respectively. Future minimum sublease income with noncancelable terms in excess of one year for office space are $36,000, $44,000, $29,000 and nil for the years ending December 31, 2000, 2001, 2002 and 2003. There was no sublease income recorded in 1999. Total rental expense for office space for the years ended December 31, 1999, 1998 and 1997 was $583,000, $560,000 and $648,000, respectively. Accrued restructuring costs include $797,000 of office lease discontinuance costs at December 31, 1999.

   There are other claims and actions pending against the Company. In the opinion of management, the amounts, if any, which may be awarded in connection with any of these claims and actions would not be material to the Company's consolidated financial position or results of operations.

12. Related Party Transactions

   The Company has engaged an engineering consulting company to procure certain services and equipment pertaining to its Canadian operations. The consulting company solicits bids from various vendors in order to obtain competitive pricing. During 1999, 1998 and 1997, the consulting company procured $45,000, $236,000 and $148,000 from an equipment supplier partly owned by a director of the Company's Canadian subsidiaries who is a relative of the Company's previous Chief Executive Officer.

                             PETROCORP INCORPORATED

                        December 31, 1999, 1998 and 1997


   The Company is a joint-interest owner in a project operated by Kaiser-Francis Oil Company, a shareholder. During 1999, 1998 and 1997, the Company remitted $95,000, $181,000 and $914,000, respectively, to Kaiser-Francis as payment of the Company's share of the joint operation. During 1999, the Company remitted $339,000 to Kaiser-Francis for management fees and cost reimbursements under the Management Agreement (see Note 2). Amounts payable to Kaiser-Francis at December 31, 1999 and 1998 were $100,000 and $5,000, respectively.

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                OIL AND GAS RESERVES AND RELATED FINANCIAL DATA

                        December 31, 1999, 1998 and 1997

                                  (unaudited)

Costs Incurred in Oil and Gas Producing Activities

   Presented below are costs incurred in petroleum property acquisition, exploration and development activities (amounts in thousands):

                                                           U.S.   Canada  Total
                                                          ------- ------ -------
1999:
 Acquisition of properties:
  Proved properties...................................... $   150 $  230 $   380
  Unproved properties....................................      90      9      99
 Exploration costs.......................................      27    204     231
 Development costs.......................................     776  1,603   2,379
                                                          ------- ------ -------
    Total................................................ $ 1,043 $2,046 $ 3,089
                                                          ======= ====== =======
1998:
 Acquisition of properties:
  Proved properties...................................... $ 4,260 $  595 $ 4,855
  Unproved properties....................................   1,227          1,227
 Exploration costs.......................................   3,168  4,436   7,604
 Development costs.......................................   2,861  1,713   4,574
                                                          ------- ------ -------
    Total................................................ $11,516 $6,744 $18,260
                                                          ======= ====== =======
1997:
 Acquisition of properties:
  Proved properties...................................... $ 9,993 $  954 $10,947
  Unproved properties....................................   1,671    537   2,208
 Exploration Costs.......................................   4,827  3,757   8,584
 Development costs.......................................   4,047  1,639   5,686
                                                          ------- ------ -------
    Total................................................ $20,538 $6,887 $27,425
                                                          ======= ====== =======

   Included in the above amounts for the years ended December 31, 1999, 1998 and 1997 were $1,188,000, $1,811,000 and $1,897,000, respectively, of capitalized internal costs related to property acquisition, exploration and development.

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)


Capitalized Costs Related to Oil and Gas Producing Activities

   The following table presents total capitalized costs of proved and unproved properties and accumulated depreciation, depletion and amortization related to petroleum producing operations (amounts in thousands):

                                                  U.S.      Canada     Total
                                                ---------  --------  ---------
1999:
  Proved properties............................ $ 171,931  $ 45,060  $ 216,991
  Unproved properties..........................     4,599     1,555      6,154
                                                ---------  --------  ---------
                                                  176,530    46,615    223,145
  Accumulated depreciation, depletion and
   amortization................................  (139,323)  (13,670)  (152,993)
                                                ---------  --------  ---------
                                                $  37,207  $ 32,945  $  70,152
                                                =========  ========  =========
1998:
  Proved properties............................ $ 168,071  $ 40,283  $ 208,354
  Unproved properties..........................     7,417     1,734      9,151
                                                ---------  --------  ---------
                                                  175,488    42,017    217,505
  Accumulated depreciation, depletion and
   amortization................................  (133,914)  (10,261)  (144,175)
                                                ---------  --------  ---------
                                                $  41,574  $ 31,756  $  73,330
                                                =========  ========  =========
1997:
  Proved properties............................ $ 157,370  $ 37,900  $ 195,270
  Unproved properties..........................     7,877     1,715      9,592
                                                ---------  --------  ---------
                                                  165,247    39,615    204,862
  Accumulated depreciation, depletion and
   amortization................................   (88,226)   (8,006)   (96,232)
                                                ---------  --------  ---------
                                                $  77,021  $ 31,609  $ 108,630
                                                =========  ========  =========

   Of the unproved properties capitalized cost at December 31, 1999, approximately $292,000 and $1,627,000 were incurred in 1999 and 1998, respectively. The Company anticipates evaluating these properties during subsequent years.

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)


Results of Operations From Petroleum Producing Activities

   The results of operations from petroleum producing activities, which do not include revenues associated with the production and sale of sulfur, are as follows (amounts in thousands):

                                                     U.S.    Canada    Total
                                                   --------  -------  --------
1999:
  Revenues........................................ $ 15,506  $ 9,656  $ 25,162
  Production costs................................   (4,555)  (2,178)   (6,733)
  Depreciation, depletion and amortization........   (5,410)  (2,728)   (8,138)
  Income tax benefit (expense)....................   (2,050)    (973)   (3,023)
                                                   --------  -------  --------
  Results of operations from petroleum producing
   activities (excluding corporate overhead and
   interest costs)................................ $  3,491  $ 3,777  $  7,268
                                                   ========  =======  ========
1998:
  Revenues........................................ $ 15,911  $ 7,710  $ 23,621
  Production costs................................   (5,171)  (2,173)   (7,344)
  Depreciation, depletion and amortization........  (12,105)  (2,856)  (14,961)
  Oil and gas property valuation adjustment.......  (33,600)           (33,600)
  Income tax benefit (expense)....................   12,937     (134)   12,803
                                                   --------  -------  --------
  Results of operations from petroleum producing
   activities (excluding corporate overhead and
   interest costs)................................ $(22,028) $ 2,547  $(19,481)
                                                   ========  =======  ========
1997:
  Revenues........................................ $ 24,068  $ 9,434  $ 33,502
  Production costs................................   (6,080)  (1,713)   (7,793)
  Depreciation, depletion and amortization........  (12,589)  (2,794)  (15,383)
  Income tax benefit (expense)....................   (1,998)    (739)   (2,737)
                                                   --------  -------  --------
  Results of operations from petroleum producing
   activities (excluding corporate overhead and
   interest costs)................................ $  3,401  $ 4,188  $  7,589
                                                   ========  =======  ========

Reserve Quantities

   Estimates of proved reserves of the Company and the related standardized measure of discounted future net cash flow information are based on the reports of independent petroleum engineers. These estimates represent the Company's interest in the reserves associated with properties held directly and its proportionate share of reserves held indirectly through partnerships or joint ventures.

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)


   The Company's estimates of its proved reserves and proved developed reserves of oil and gas as of December 31, 1999, 1998 and 1997 and the changes in its proved reserves are as follows:

                                     U.S.          Canada           Total
                                --------------  --------------  --------------
                                  Oil    Gas     Oil     Gas     Oil     Gas
                                (MBbls) (MMcf)  (MBbls) (MMcf)  (MBbls) (MMcf)
                                ------- ------  ------  ------  ------  ------
1999:
 Proved reserves:
  Beginning of year............  2,578  21,970  1,412   57,422  3,990   79,392
  Production...................   (324) (4,421)  (138)  (4,660)  (462)  (9,081)
  Purchase of minerals-in-
   place.......................            148           1,098           1,246
  Extensions and discoveries...                     6    1,066      6    1,066
  Improved recoveries..........    605      91                    605       91
  Sales of minerals-in-place...
  Revision to previous
   estimates...................    402   3,162     40      483    442    3,645
                                 -----  ------  -----   ------  -----   ------
  End of year..................  3,261  20,950  1,320   55,409  4,581   76,359
                                 =====  ======  =====   ======  =====   ======
 Proved developed reserves:
  Beginning of year............  2,499  19,454  1,081   47,460  3,580   66,914
                                 =====  ======  =====   ======  =====   ======
  End of year..................  3,180  18,906  1,187   47,026  4,367   65,932
                                 =====  ======  =====   ======  =====   ======
1998:
 Proved reserves:
  Beginning of year............  3,473  27,279  1,562   60,025  5,035   87,304
  Production...................   (422) (4,932)  (143)  (4,579)  (565)  (9,511)
  Purchase of minerals-in-
   place.......................     22   1,807      4      382     26    2,189
  Extensions and discoveries...     11     694    155    4,613    166    5,307
  Sales of minerals-in-place...    (53)     (3)   (48)  (2,746)  (101)  (2,749)
  Revision to previous
   estimates...................   (453) (2,875)  (118)    (273)  (571)  (3,148)
                                 -----  ------  -----   ------  -----   ------
  End of year..................  2,578  21,970  1,412   57,422  3,990   79,392
                                 =====  ======  =====   ======  =====   ======
Proved developed reserves:
  Beginning of year............  3,385  24,011  1,469   55,204  4,854   79,215
                                 =====  ======  =====   ======  =====   ======
  End of year..................  2,499  19,454  1,081   47,460  3,580   66,914
                                 =====  ======  =====   ======  =====   ======
1997:
 Proved reserves:
  Beginning of year............  4,108  26,620  1,124   54,153  5,232   80,773
  Production...................   (580) (4,853)  (142)  (4,787)  (722)  (9,640)
  Purchase of minerals-in-
   place.......................    228   5,830     21      408    249    6,238
  Extensions and discoveries...     72   1,553    248   12,795    320   14,348
  Sales of minerals-in-place...                   (19)    (840)   (19)    (840)
  Revision to previous
   estimates...................   (355) (1,871)   330   (1,704)   (25)  (3,575)
                                 -----  ------  -----   ------  -----   ------
  End of year..................  3,473  27,279  1,562   60,025  5,035   87,304
                                 =====  ======  =====   ======  =====   ======
Proved developed reserves:
  Beginning of year............  2,414  22,517    941   46,125  3,355   68,642
                                 =====  ======  =====   ======  =====   ======
  End of year..................  3,385  24,011  1,469   55,204  4,854   79,215
                                 =====  ======  =====   ======  =====   ======

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)


Standardized Measure of Discounted Future Net Cash Flows

   The standardized measure of discounted future net cash flows was calculated by applying current prices to estimated future production, less future expenditures (based on current costs) to be incurred in developing and producing such proved reserves and the estimated effect of future income taxes based on the current tax law. The resulting future net cash flows were discounted using a rate of 10% per annum.

   The standardized measure of discounted future net cash flow amounts contained in the following tabulation do not purport to represent the fair market value of oil and gas properties. No value has been given to unproved properties. There are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and the timing and amount of future costs. Future realization of oil and gas prices over the remaining reserve lives may vary significantly from current prices. In addition, the method of valuation utilized, based on current prices and costs and the use of a 10% discount rate, is not necessarily appropriate for determining fair value.

   The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows (amounts in thousands):

                                                       U.S.    Canada   Total
                                                     -------- -------- --------
1999:
 Future gross revenues.............................. $128,792 $129,892 $258,684
 Less--future costs:
  Production........................................   35,640   23,544   59,184
  Development and dismantlement.....................    1,799    3,530    5,329
                                                     -------- -------- --------
 Future net cash flows before income taxes..........   91,353  102,818  194,171
 Less--10% annual discount for estimated timing of
  cash flows........................................   30,671   44,753   75,424
                                                     -------- -------- --------
 Present value of future net cash flows before
  income tax........................................   60,682   58,065  118,747
 Less--present value of future income taxes.........    4,276   20,711   24,987
                                                     -------- -------- --------
 Standardized measure of discounted future net cash
  flows............................................. $ 56,406 $ 37,354 $ 93,760
                                                     ======== ======== ========
1998:
 Future gross revenues.............................. $ 73,407 $107,803 $181,210
 Less--future costs:
  Production........................................   27,841   17,501   45,342
  Development and dismantlement.....................    2,094    3,719    5,813
                                                     -------- -------- --------
 Future net cash flows before income taxes..........   43,472   86,583  130,055
 Less--10% annual discount for estimated timing of
  cash flows........................................   12,508   39,535   52,043
                                                     -------- -------- --------
 Present value of future net cash flows before
  income tax........................................   30,964   47,048   78,012
 Less--present value of future income taxes.........            16,470   16,470
                                                     -------- -------- --------
 Standardized measure of discounted future net cash
  flows............................................. $ 30,964 $ 30,578 $ 61,542
                                                     ======== ======== ========

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)

                                                       U.S.    Canada   Total
                                                     -------- -------- --------
1997:
 Future gross revenues.............................. $131,220 $112,021 $243,241
 Less--future costs:
  Production........................................   28,274   36,584   64,858
  Development and dismantlement.....................    3,519    3,735    7,254
                                                     -------- -------- --------
 Future net cash flows before income taxes..........   99,427   71,702  171,129
 Less--10% annual discount for estimated timing of
  cash flows........................................   30,800   29,517   60,317
                                                     -------- -------- --------
 Present value of future net cash flows before
  income tax........................................   68,627   42,185  110,812
 Less--present value of future income taxes.........    7,388   11,137   18,525
                                                     -------- -------- --------
 Standardized measure of discounted future net cash
  flows............................................. $ 61,239 $ 31,048 $ 92,287
                                                     ======== ======== ========

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)


   The following table summarizes the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

                                                     U.S.    Canada    Total
                                                   --------  -------  --------
1999:
  Standardized measure--beginning of period....... $ 30,964  $30,578  $ 61,542
  Sales of oil and gas produced, net of production
   costs..........................................  (10,950)  (7,479)  (18,429)
  Purchases of minerals-in-place..................      187    1,491     1,678
  Extensions, discoveries and improved recovery...    3,198    1,100     4,298
  Sales of minerals-in-place......................
  Net changes in prices and productions costs.....   27,195   11,517    38,712
  Development costs incurred and changes in
   estimated future development and dismantlement
   costs..........................................      456      805     1,261
  Revisions to previous quantity estimates........   14,144    1,672    15,816
  Accretion of discount...........................    3,096    4,706     7,802
  Changes in timing of production and other.......   (7,608)  (2,795)  (10,403)
  Net changes in income taxes.....................   (4,276)  (4,241)   (8,517)
                                                   --------  -------  --------
  Standardized measure--end of period............. $ 56,406  $37,354  $ 93,760
                                                   ========  =======  ========
1998:
  Standardized measure--beginning of period....... $ 61,239  $31,048  $ 92,287
  Sales of oil and gas produced, net of production
   costs..........................................  (10,740)  (5,537)  (16,277)
  Purchases of minerals-in-place..................    2,547      437     2,984
  Extensions and discoveries......................      609    2,833     3,442
  Sales of minerals-in-place......................     (266)  (1,432)   (1,698)
  Net changes in prices and productions costs.....  (29,854)  11,599   (18,255)
  Development costs incurred and changes in
   estimated future development and dismantlement
   costs..........................................    1,870      714     2,584
  Revisions to previous quantity estimates........   (4,790)  (1,191)   (5,981)
  Accretion of discount...........................    6,863    4,219    11,082
  Changes in timing of production and other.......   (4,378)  (6,622)  (11,000)
  Net changes in income taxes.....................    7,864   (5,490)    2,374
                                                   --------  -------  --------
  Standardized measure--end of period............. $ 30,964  $30,578  $ 61,542
                                                   ========  =======  ========
1997:
  Standardized measure--beginning of period....... $ 79,969  $51,410  $131,379
  Sales of oil and gas produced, net of production
   costs..........................................  (17,988)  (7,721)  (25,709)
  Purchases of minerals-in-place..................   14,138      382    14,520
  Extensions and discoveries......................    2,371    7,296     9,667
  Sales of minerals-in-place......................              (582)     (582)
  Net changes in prices and productions costs.....  (35,621) (35,279)  (70,900)
  Development costs incurred and changes in
   estimated future development and dismantlement
   costs..........................................    2,086    1,367     3,453
  Revisions to previous quantity estimates........   (5,479)     175    (5,304)
  Accretion of discount...........................   10,315    7,361    17,676
  Changes in timing of production and other.......   (5,052)  (4,775)   (9,827)
  Net changes in income taxes.....................   16,500   11,414    27,914
                                                   --------  -------  --------
  Standardized measure--end of period............. $ 61,239  $31,048  $ 92,287
                                                   ========  =======  ========

                             PETROCORP INCORPORATED

         SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
          OIL AND GAS RESERVES AND RELATED FINANCIAL DATA--(Continued)

                        December 31, 1999, 1998 and 1997

                                  (unaudited)


   The standardized measure amounts are based on current prices at each year end and reflect overall weighted average prices of:

                                                             U.S.  Canada Total
                                                            ------ ------ ------
1999:
  Oil (per BBL)............................................ $24.40 $22.84 $23.95
  Gas (per Mcf)............................................   2.35   1.80   1.95

1998:
  Oil (per BBL)............................................ $10.15 $ 8.63 $ 9.63
  Gas (per Mcf)............................................   2.15   1.66   1.80

1997:
  Oil (per BBL)............................................ $17.31 $15.18 $16.65
  Gas (per Mcf)............................................   2.61   1.46   1.84

   Information relating to sulfur in Canada which has not been included in the standardized measure is summarized as follows:

                                                     1999      1998      1997
                                                  ---------- -------- ----------
Revenues for year ended December 31.............  $  120,000 $ 55,000 $  183,000
Production (long tons) for the year ended
 December 31....................................      15,000   15,000     15,546
Estimated proved reserves (long tons) as of
 December 31....................................     202,000  221,000    202,000
Present value (10%), before income taxes, of
 future net revenues............................   1,630,000  468,000  1,080,000
Price per long ton, net of transportation costs,
 used to determine future revenues at December
 31.............................................  $    14.28 $   3.90 $     9.36

                      Summarized Quarterly Financial Data

                                  (unaudited)
                 (amounts in thousands, except per share data)

                                   First   Second    Third    Fourth
                                  quarter  quarter  quarter  quarter     Year
                                  -------  -------  -------  --------  --------
Year ended December 31, 1999:
  Revenues....................... $ 5,405  $ 6,460  $7,728   $  7,533  $ 27,126
  Gross profit(1)................   1,038    2,094   3,223      3,851    10,206
  Income from operations.........  (1,106)   1,273      (3)     2,088     2,252
  Net income (loss)..............  (1,121)     483    (370)       802      (206)
  Net income (loss) per share--
   basic......................... $ (0.13) $  0.06  $(0.04)  $   0.09  $  (0.02)
Year ended December 31, 1998:
  Revenues....................... $ 6,506  $ 6,086  $6,173   $  6,442  $ 25,207
  Gross profit(1)................     728      157      20    (33,475)  (32,570)
  Income from operations.........    (405)    (998) (1,106)   (34,498)  (37,007)
  Net loss.......................    (636)  (1,029)   (764)   (21,966)  (24,395)
  Net loss per share--basic...... $ (0.07) $ (0.12) $(0.09)  $  (2.54) $  (2.82)

--------
(1) Revenues less operating expenses other than general and administrative.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          PetroCorp Incorporated
                                          (Registrant)

                                                 /s/ Gary R. Christopher
                                          By:__________________________________
                                                   Gary R. Christopher
                                              President and Chief Executive
                                                         Officer
                                              (Principal Executive Officer)

Date: March 29, 2000

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Gary R. Christopher           President, Chief Executive   March 29, 2000
______________________________________  Officer (Principal
         Gary R. Christopher            Executive Officer) and
                                        Director

       /s/ Steven R. Berlin            Vice President--Finance,     March 29, 2000
______________________________________  Secretary & Treasurer
           Steven R. Berlin             (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

        /s/ Steven E. Amos             Controller                   March 29, 2000
______________________________________
            Steven E. Amos

      /s/ Lealon L. Sargent            Chairman of the Board of     March 29, 2000
______________________________________  Directors
          Lealon L. Sargent

      /s/ Thomas N. Amonett            Director                     March 29, 2000
______________________________________
          Thomas N. Amonett

       /s/ G. Jay Erbe, Jr.            Director                     March 29, 2000
______________________________________
           G. Jay Erbe, Jr.

        /s/ W. Neil McBean             Director                     March 29, 2000
______________________________________
            W. Neil McBean

      /s/ Stephen M. McGrath           Director                     March 29, 2000
______________________________________
          Steven M. McGrath

       /s/ Robert C. Thomas            Director                     March 29, 2000
______________________________________
           Robert C. Thomas

                                 EXHIBIT INDEX

 No.                    Item
 ---                    ----
 21   --List of material subsidiaries
 23.1 --Consent of PricewaterhouseCoopers LLP
 23.2 --Consent of Huddleston & Co., Inc.
 27   --Financial Data Schedule

                                                                         ANNEX K
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

               For the Quarterly period ended September 30, 2000

                                       OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

                   For the Transition period        to

                         Commission File Number 0-22650

                             PETROCORP INCORPORATED
             (Exact name of registrant as specified in its charter)

                 Texas                                 76-0380430
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
     Incorporation or Organization)

            6733 South Yale                              74136
            Tulsa, Oklahoma                            (Zip Code)
    (Address of Principal Executive
                Offices)

       Registrant's Telephone Number, Including Area Code: (918) 491-4500

                                 Not Applicable

     -------------------------------------------------------------
   (Former Name, Former Address and Former Fiscal Year, if changed since last report)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes  [X] No  [_]

   Indicate the number of shares outstanding of each of the Registrant's classes of stock, as of October 31, 2000:

      Common Stock, $.01 per value                     8,700,019
            (Title of Class)                 (Number of Shares Outstanding)

                             PETROCORP INCORPORATED

                                     INDEX

                                                                       Page No.
                                                                       --------
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
  Consolidated Balance Sheets at September 30, 2000 and December 31,
   1999...............................................................    K-3
  Consolidated Statements of Operations for the three and nine months
   ended September 30, 2000 and 1999..................................    K-4
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 2000 and 1999........................................    K-5
  Notes to Consolidated Financial Statements..........................    K-6
Item 2. Management's Discussion and Analysis of Financial Condition
 and Results of Operations............................................   K-11
Item 3. Quantitative and Qualitative Disclosures about Market Risk....   K-14
PART II. OTHER INFORMATION............................................   K-15
SIGNATURES............................................................   K-16

   Certain matters discussed in this report, excluding historical information, include forward-looking statements--statements that discuss the Company's expected future results based on current and pending business operations. The Company is making these forward-looking statements in reliance on the safe harbor protections provided under the PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

   Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although the Company believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this document. Important risk factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company would include, but in no way be limited by, the Company's ability to obtain agreements with co-venturers, partners and governments; it ability to engage drilling, construction and other contractors; its ability to obtain economical and timely financing; geological, land, sea or weather conditions; world prices for oil, natural gas and natural gas liquids, adequate and reliable transportation systems; and foreign and United State laws, including tax laws. Additional information about issues that could lead to material changes in performance is contained in the Company's Form 10-K.

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

                             PETROCORP INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)
                                  (Unaudited)

                                                          September 30, December 31,
                         ASSETS                               2000          1999
                         ------                           ------------- ------------
Current assets:
  Cash and cash equivalents..............................   $ 11,909      $ 12,899
  Accounts receivable, net...............................      7,909         4,605
  Other current assets...................................        505           162
                                                            --------      --------
    Total current assets.................................     20,323        17,666
                                                            --------      --------
Property, plant and equipment:
  Oil and gas properties, at cost, full cost method, net
   of accumulated depreciation, depletion and
   amortization..........................................     68,772        70,152
  Plant and related facilities, net......................      2,679         3,151
  Other, net.............................................        137           403
                                                            --------      --------
                                                              71,588        73,706
                                                            --------      --------
Deferred income taxes....................................     11,817        13,916
Other assets, net........................................        203           107
                                                            --------      --------
      Total assets.......................................   $103,931      $105,395
                                                            ========      ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
  Accounts payable.......................................   $  9,541      $  6,138
  Accrued liabilities....................................      2,150         3,609
  Income tax payable.....................................      2,462            --
  Current portion of long-term debt......................        987         4,277
                                                            --------      --------
    Total current liabilities............................     15,140        14,024
                                                            --------      --------
Long-term debt...........................................     34,426        43,410
                                                            --------      --------
Deferred income taxes....................................      5,912         5,598
                                                            --------      --------
Shareholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized, none issued...............................
  Common stock, $0.01 par value, 25,000,000 shares
   authorized, 8,700,019 and 8,683,019 shares outstanding
   as of September 30, 2000 and December 31, 1999,
   respectively..........................................         87            87
  Additional paid-in capital.............................     71,591        71,380
  Accumulated deficit....................................    (17,426)      (24,530)
  Accumulated other comprehensive loss...................     (5,799)       (4,574)
                                                            --------      --------
    Total shareholders' equity...........................     48,453        42,363
                                                            --------      --------
    Total liabilities and shareholders' equity...........   $103,931      $105,395
                                                            ========      ========

   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except share amounts)
                                  (Unaudited)

                                                               For the nine
                                                                  months
                                       For the three months   ended September
                                       ended September 30,          30,
                                       ---------------------- ----------------
                                          2000       1999      2000     1999
                                       ----------  ---------- -------  -------
Revenues:
  Oil and gas........................  $   10,956  $   7,194  $26,847  $18,099
  Plant processing...................         668        426    1,526    1,332
  Other..............................         163        108      317      162
                                       ----------  ---------  -------  -------
                                           11,787      7,728   28,690   19,593
                                       ----------  ---------  -------  -------
Expenses:
  Production costs...................       2,396      1,693    6,144    4,806
  Depreciation, depletion and
   amortization......................       2,474      2,755    6,748    8,222
  General and administrative.........         428        826    1,389    2,701
  Restructuring costs (NOTE 2).......          --      2,400     (500)   3,490
  Other operating expenses...........          67         57      253      210
                                       ----------  ---------  -------  -------
                                            5,365      7,731   14,034   19,429
                                       ----------  ---------  -------  -------
Income (loss) from operations........       6,422         (3)  14,656      164
                                       ----------  ---------  -------  -------
Other income (expenses):
  Investment income..................         147        185      524      352
  Interest expense...................        (813)      (962)  (2,831)  (2,821)
  Other income (expenses)............         105       (141)     293     (142)
                                       ----------  ---------  -------  -------
                                            (561)       (918)  (2,014)  (2,611)
                                       ----------  ---------  -------  -------
Income (loss) before income taxes....       5,861       (921)  12,642   (2,447)
                                       ----------  ---------  -------  -------
Income tax provision (benefit):
  Current............................       1,079         --    2,511       --
  Deferred...........................       1,518       (551)   2,785   (1,439)
                                       ----------  ---------  -------  -------
                                            2,597       (551)   5,296   (1,439)
                                       ----------  ---------  -------  -------
Net income (loss) before
 extraordinary item..................       3,264       (370)   7,346   (1,008)
Extraordinary item--extinguishment of
 debt (less applicable taxes of
 $143,000)...........................          --         --      242       --
                                       ----------  ---------  -------  -------
Net income (loss)....................  $    3,264  $    (370) $ 7,104  $(1,008)
                                       ==========  =========  =======  =======
Net income (loss) per common share--
 basic:
  Income (loss) before extraordinary
   item..............................  $     0.38  $   (0.04) $  0.85  $ (0.12)
  Extraordinary item.................          --         --    (0.03)      --
                                       ----------  ---------  -------  -------
  Net income (loss)..................  $     0.38  $   (0.04) $  0.82  $ (0.12)
                                       ==========  =========  =======  =======
Net income (loss) per common share--
 diluted:
  Income (loss) before extraordinary
   item..............................  $     0.37  $   (0.04) $  0.84  $ (0.12)
  Extraordinary item.................          --         --    (0.03)      --
                                       ----------  ---------  -------  -------
  Net income (loss)..................  $     0.37  $   (0.04) $  0.81  $ (0.12)
                                       ==========  =========  =======  =======
Weighted average number of common
 shares--basic.......................       8,694      8,656    8,688    8,656
                                       ==========  =========  =======  =======
Weighted average number of common
 shares--diluted.....................       8,822      8,680    8,757    8,672
                                       ==========  =========  =======  =======

   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (Unaudited)

                                                               For the nine
                                                                  months
                                                             ended September
                                                                   30,
                                                             -----------------
                                                               2000     1999
                                                             --------  -------
Cash flows from operating activities:
  Net income (loss)......................................... $  7,104  $(1,008)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
  Depreciation, depletion and amortization..................    6,748    8,222
  Deferred income tax expense (benefit).....................    2,785   (1,439)
  Other.....................................................       49     (112)
Changes in operating assets and liabilities:
  Accounts receivable.......................................   (3,304)     129
  Other current assets......................................     (343)     116
  Accounts payable..........................................    3,403      725
  Accrued liabilities.......................................   (1,353)   1,276
  Income tax payable........................................    2,462       --
                                                             --------  -------
    Net cash provided by operating activities...............   17,551    7,909
                                                             --------  -------
Cash flows from investing activities:
  Additions to oil and gas properties.......................   (5,573)  (2,850)
  Additions to plant and related facilities.................     (464)     (97)
  Additions to other property, plant and equipment..........       --      (13)
                                                             --------  -------
    Net cash used in investing activities...................   (6,037)  (2,960)
                                                             --------  -------
Cash flows from financing activities:
  Proceeds from long-term debt..............................   15,913    2,195
  Repayment of long-term debt...............................  (28,125)  (2,769)
  Other.....................................................     (114)      --
                                                             --------  -------
    Net cash used in financing activities...................  (12,326)    (574)
                                                             --------  -------
Effect of exchange rate changes on cash.....................     (178)      82
                                                             --------  -------
Net increase (decrease) in cash and cash equivalents........     (990)   4,457
Cash and cash equivalents at beginning of period............   12,899    7,786
                                                             --------  -------
Cash and cash equivalents at end of period.................. $ 11,909  $12,243
                                                             ========  =======

   The accompanying notes are an integral part of these financial statements.

                             PETROCORP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1--BASIS OF PRESENTATION:

   The unaudited consolidated financial statements of PetroCorp Incorporated (the "Company" or "PetroCorp") have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal and recurring adjustments necessary for a fair presentation, have been included. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1999, included in the Company's 1999 Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period.

NOTE 2--RESTRUCTURING:

   As part of a restructuring plan, on August 3, 1999, PetroCorp's Board of Directors entered into a Management Agreement with its largest shareholder, Kaiser-Francis Oil Company ("Kaiser-Francis"), under which Kaiser-Francis provides management, technical, and administrative support services for all PetroCorp operations in the United States and Canada.

   As a result of the restructuring, fifty-two employees were terminated in 1999 with one employee terminated in 2000. Several employees elected to defer receipt of their termination benefits until 2000. The Houston, Oklahoma City and Calgary offices were closed but the Company was still liable under the lease agreements. In the second quarter, the Company was able to find a replacement lessee for some of the idle office space earlier than anticipated. The following table shows the change in accrued restructuring costs:

                                         Expenditures
                             Balance at    charged     Changes    Balance at
                            December 31,   against       in      September 30,
                                1999       accrual    estimates      2000
                            ------------ ------------ ---------  -------------
   Employee termination
    costs..................  $1,341,000   $1,333,000  $      --     $ 8,000
   Office lease
    discontinuance and
    other related costs....     820,000      230,000   (500,000)     90,000
                             ----------   ----------  ---------     -------
                             $2,161,000   $1,563,000  $(500,000)    $98,000
                             ==========   ==========  =========     =======

NOTE 3--COMPREHENSIVE INCOME OR LOSS:

   The Company's comprehensive income(loss) for the three and nine months ended September 30, 2000 and 1999 is as follows (in thousands):

                                                 For the
                                                  three
                                               months ended    For the nine
                                                September      months ended
                                                   30,        September 30,
                                               -------------  ---------------
                                                2000   1999    2000    1999
                                               ------  -----  ------  -------
      Net income (loss)....................... $3,264  $(370) $7,104  $(1,008)
      Foreign currency translation gain
       (loss).................................   (454)    89  (1,225)   1,179
                                               ------  -----  ------  -------
      Comprehensive income (loss)............. $2,810  $(281) $5,879  $   171
                                               ======  =====  ======  =======

                             PETROCORP INCORPORATED

                                  (Unaudited)


NOTE 4--EARNINGS PER SHARE:

   The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for the periods presented (in thousands, except share amounts):

                                                        Per Share Amounts
                                                ----------------------------------
                                                 Net income
                                  Net           (loss) before                Net
 Three months ended September   Income          extraordinary Extraordinary Income
              30,               (Loss)   Shares     item          loss      (loss)
 ----------------------------   -------  ------ ------------- ------------- ------
 2000
   Basic EPS:
     Net income...............  $ 3,264  8,694     $ 0.38        $   --     $ 0.38
   Effect of dilutive
    securities:
     Options..................       --    128      (0.01)           --      (0.01)
                                -------  -----     ------        ------     ------
   Diluted EPS:
     Net income...............  $ 3,264  8,822     $ 0.37        $   --     $ 0.37
                                =======  =====     ======        ======     ======
 1999
   Basic EPS:
     Net loss.................  $  (370) 8,656     $(0.04)       $   --     $(0.04)
   Effect of dilutive
    securities:
     Options..................       --     24         --            --         --
                                -------  -----     ------        ------     ------
   Diluted EPS:
     Net income...............  $  (370) 8,680     $(0.04)       $   --     $(0.04)
                                =======  =====     ======        ======     ======
                                                        Per Share Amounts
                                                ----------------------------------
                                                 Net income
                                  Net           (loss) before                Net
  Nine months ended September   Income          extraordinary Extraordinary Income
              30,               (Loss)   Shares     item          loss      (loss)
  ---------------------------   -------  ------ ------------- ------------- ------
 2000
   Basic EPS:
     Net income (A)...........  $ 7,104  8,688     $ 0.85        $(0.03)    $ 0.82
   Effect of dilutive
    securities:
     Options..................       --     69      (0.01)           --      (0.01)
                                -------  -----     ------        ------     ------
   Diluted EPS:
     Net income...............  $ 7,104  8,757     $ 0.84        $(0.03)    $ 0.81
                                =======  =====     ======        ======     ======
 1999
   Basic EPS:
     Net loss.................  $(1,008) 8,656     $(0.12)       $   --     $(0.12)
   Effect of dilutive
    securities:
     Options..................       --     16         --            --         --
                                -------  -----     ------        ------     ------
   Diluted EPS:
     Net loss.................  $(1,008) 8,672     $(0.12)       $   --     $(0.12)
                                =======  =====     ======        ======     ======

--------
(A) Net of extraordinary loss of $242,000.

                             PETROCORP INCORPORATED

                                  (Unaudited)


   The net income per share and net loss per share amounts do not include the effect of potentially dilutive securities of 389,000 and 575,000 for the three months ended September 30, 2000 and 1999, respectively, and 419,650 and 575,000 for the nine months ended September 30, 2000 and 1999, respectively, as the impact of these outstanding options was antidilutive.

NOTE 5--HEDGING ACTIVITIES:

   In the first quarter of 2000, the Company entered into swap transactions in an effort to lock in a portion of higher oil prices which currently exist. These transactions apply to approximately 50 percent of the Company's projected oil production from April 2000 through December 2000, at prices ranging from $23.57 to $29.00 per barrel. The fair value of the swap transactions, based on NYMEX oil futures settlement prices as of September 30, 2000, would result in the company paying $527,000. Oil and gas revenue includes $69,000 received and $434,000 paid in settlement of swap transactions through September 30, 2000.

   In the second quarter of 2000, the Company entered into a no-cost collar arrangement by which 180,000 MMbtu for each of the months July through October 2000 are subject to a $4.96 ceiling and a $3.50 floor per MMbtu. No liability or receivable to the Company arose for the first three months of this arrangement. The settlement of the October 2000 hedge resulted in a payment by the Company of $62,000.

   No hedge transactions were in place in 1999.

   On June 15, 1998, the financial Accounting Standards board issued Statement of financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended by SFAS 137 and 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 for certain companies (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income (only certain types of hedge transactions are reported as a component of other comprehensive income). Additionally, for all hedge transactions the nature and type of hedge will be disclosed. Based on the nature of the Company's anticipated use of derivative instruments in 2000, the Company does not anticipate that the adoption of SFAS 133 will have a significant effect on the results of operations or financial position.

NOTE 6--PROPERTY, PLANT AND EQUIPMENT:

   Investments in property, plant and equipment were as follows at September 30, 2000 and December 31, 1999 (amounts in thousands):

                                                             2000      1999
                                                           --------  --------
      Oil and gas properties.............................. $226,827  $223,145
      Plant and related facilities........................    9,880     9,806
      Gas gathering facilities............................    1,698     1,698
      Furniture, fixtures and equipment...................       --        29
                                                           --------  --------
                                                            238,405   234,678
      Less--accumulated depreciation, depletion and
       amortization....................................... (166,817) (160,972)
                                                           --------  --------
                                                           $ 71,588  $ 73,706
                                                           ========  ========

                             PETROCORP INCORPORATED

                                  (Unaudited)


NOTE 7--LONG-TERM DEBT:

   In June 2000, the revolving credit agreement was amended to increase the current borrowing base to $40 million and change the termination date to July 31, 2000, pending a new loan agreement between Toronto-Dominion and the Company. The new loan agreement was successfully completed in July, 2000. Also in June 2000, the Company paid off the Series B fixed rate notes, using available capital and borrowings under the revolving credit agreement. Early termination payments required by the Series B agreement and remaining unamortized debt costs were expensed and are reflected in the financial statements as an extraordinary item of $385,000, net of applicable taxes of $143,000.

   In July 2000, the Company entered into a $75 million revolving credit agreement with the Toronto-Dominion Bank (TD Bank), the agent, and the Bank of Nova Scotia. The term of the facility is through April 30, 2003 and the initial borrowing base was set at $58 million. Borrowings can be funded by either Eurodollar loans or Base Rate loans. The interest rate on the borrowings is equal to an interest rate spread plus either the Eurodollar rate or the Base Rate. The interest spread is determined from a sliding scale based on the Company's borrowing base percentage utilization in effect from time to time. The spread ranges from 1.25 to 2.25 on Eurodollar loans and .25 to 1.25 on Base Rate loans.

NOTE 8--STOCK OPTIONS:

   On May 19, 2000, shareholders approved the Company's 2000 Stock Option Plan. Grants of 82,000 shares at $6.13 and 24,650 shares at $7.06 have been issued. These shares vest one year from date of grant. The weighted average exercise price for options outstanding under the Plan at September 30, 2000 was $6.34. For additional stock option information, see the Company's most recent 10-K.

                             PETROCORP INCORPORATED

                                  (Unaudited)


NOTE 9--GEOGRAPHIC AREA INFORMATION:

   The principal business of the Company is oil and gas, which consists of the exploration, development, acquisition, exploitation and operation of oil and gas properties and the production and sale of crude oil and natural gas in North America. Pertinent information with respect to the Company's oil and gas business is presented in the following table (in thousands):

                                          United           General
                                          States  Canada  Corporate     Total
                                          ------- ------- ---------    --------
Three months ended September 30, 2000:
  Revenues............................... $ 6,782 $ 5,005  $    --     $ 11,787
  Income (loss) from operations..........   3,804   3,046     (428)       6,422
Three months ended September 30, 1999:
  Revenues............................... $ 4,366 $ 3,362  $    --     $  7,728
  Income (loss) from operations             1,510   1,713   (3,226)(A)       (3)
Nine months ended September 30, 2000:
  Revenues............................... $16,381 $12,309  $    --     $ 28,690
  Income (loss) from operations             8,093   7,452     (889)(B)   14,656
  Identifiable assets at September 30....  53,569  50,159      203      103,931
Nine months ended September 30, 1999:
  Revenues............................... $11,275 $ 8,318  $    --     $ 19,593
  Income (loss) from operations             2,547   3,808   (6,191)(C)      164
  Identifiable assets at September 30....  62,472  43,086      386      105,944

--------
(A) Includes $2,400 of restructuring costs.
(B) Net of $500 restructuring cost credit.
(C) Includes $3,490 of restructuring costs.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

General

   The Company's principal line of business is the production and sale of its oil and natural gas reserves located in North America. Results of operations are dependent upon the quantity of production and the price obtained for such production. Prices received by the Company for the sale of its oil and natural gas have fluctuated significantly from period to period. Such fluctuations affect the Company's ability to maintain or increase its production from existing oil and gas properties and to explore, develop or acquire new properties.

   The following table reflects certain operating data for the periods presented:

                                              For the             For the
                                           three months         nine months
                                        ended September 30, ended September 30,
                                        ------------------- -------------------
                                          2000      1999      2000      1999
                                        --------- --------- --------- ---------
Production:
  United States:
    Oil (MBbls)........................        74        78       228       242
    Gas (MMcf).........................     1,162     1,044     2,952     3,432
    Total gas equivalents (MMcfe)......     1,606     1,512     4,320     4,884
  Canada:
    Oil (MBbls)........................        25        42        86       111
    Gas (MMcf).........................     1,180     1,066     3,177     3,254
    Total gas equivalents (MMcfe)......     1,330     1,318     3,693     3,920
  Total:
    Oil (MBbls)........................        99       120       314       353
    Gas (MMcf).........................     2,342     2,110     6,129     6,686
    Total gas equivalents (MMcfe)......     2,936     2,830     8,013     8,804
Average sales prices:
  United States:
    Oil (per Bbl)...................... $   25.76 $   19.75 $   27.01 $   15.27
    Gas (per Mcf)......................      4.13      2.70      3.43      2.20
  Canada:
    Oil (per Bbl)......................     24.75     18.57     25.95     15.07
    Gas (per Mcf)......................      3.06      1.93      2.62      1.59
  Weighted average:
    Oil (per Bbl)......................     25.50     19.33     26.72     15.21
    Gas (per Mcf)......................      3.59      2.31      3.01      1.90
Selected data per Mcfe:
  Average sales price.................. $    3.73 $    2.54 $    3.35 $    2.06
  Production costs.....................      0.82      0.60      0.77      0.55
  General and administrative expenses..      0.15      0.29      0.17      0.31
  Oil and gas depreciation, depletion
   and amortization....................      0.71      0.83      0.70      0.80

Results of Operations

 Three Months Ended September 30, 2000 Compared to Three Months Ended September 30, 1999

   Overview. The Company recorded a third quarter 2000 net income of $3,264,000, or $0.38 per share. This compares to a net loss of $370,000 or $0.04 per share recorded in the third quarter of 1999. This improvement results from higher oil and gas prices and lower general and administrative, restructuring costs and depreciation, depletion, and amortization expenses. Net cash provided by operating activities was $9.6 million for the quarter ended September 30, 2000 compared to net cash provided of $5.6 million for the corresponding quarter of 1999.

   Revenues. Total revenues increased 53% to $11.8 million in the third quarter of 2000 compared to $7.7 million in the third quarter of 1999, primarily due to commodity price increases. The Company's natural gas production increased 11% to 2,342 MMcf from 2,110 MMcf and oil production declined 18% to 99 MBbls from 120 MBbls, resulting in the Company's overall equivalent production increasing 4% to 2,936 MMcfe from 2,830 MMcfe. The increase in natural gas production is primarily the result of the Alfred Martin Heirs and Alcott 2-4 wells in the U.S. and Shaw/Basing wells in Canada coming on line. The decrease in oil production reflects normal production declines.

   The Company's composite average oil price increased 32% to $25.50 per barrel in the third quarter of 2000 from $19.33 per barrel in the third quarter of 1999. Oil revenues were reduced by hedging payments of $374,000, or $3.78 per barrel during the quarter. The Company's average U.S. natural gas price increased 53% to $4.13 per Mcf in the third quarter of 2000 from $2.70 per Mcf in the prior year quarter, while the average Canadian natural gas price increased 59% to $3.06 per Mcf in the third quarter of 2000 from $1.93 per Mcf for 1999. The significant increase in prices, partially offset by the decline in production volumes, resulted in a 53% increase in oil and gas revenues to $11.0 million in the third quarter of 2000 from $7.2 million in the prior year.

   Production Costs. Production costs increased 42% to $2.4 million in the third quarter of 2000 as a result of workover operations for repairs and production enhancement and higher U.S. production taxes related to higher commodity prices. Production costs per Mcfe increased 37% to $0.82 per Mcfe in the third quarter of 2000 from $0.60 in the same quarter of 1999. Approximately $0.24 per Mcfe of increased costs are due to workover operations and increased production taxes.

   Depreciation, Depletion & Amortization (DD&A). Total DD&A decreased 10% to $2.5 million in the third quarter of 2000 from $2.8 million in the third quarter of 1999. The decrease reflects the impact of higher oil and gas reserves due to price increases and field extensions. The composite oil and gas DD&A rate decreased 14% to $0.71 per Mcfe from $0.83 per Mcfe.

   General and Administrative Expenses. General and administrative expenses decreased 48% to $0.4 million in the third quarter of 2000 from $0.8 million in the third quarter of 1999 as a result of the Company's restructuring efforts and the Management Agreement with Kaiser-Francis. See Note 2 to the consolidated financial statements.

   Investment Income. Investment income decreased 21% to $147,000 in the third quarter of 2000 from $185,000 in the third quarter of 1999 due to excess cash being used to pay down debt.

   Interest Expense. Interest expense decreased 15% to $813,000 in the third quarter of 2000 from $962,000 in the prior year quarter, reflecting the reductions in outstanding debt, as described in the Liquidity and Capital Resources section.

   Income Taxes. The Company recorded a $2,597,000 income tax expense with an effective tax rate of 44% on a pre-tax income of $5,861,000 in the third quarter of 2000. This compares to an income tax benefit of $551,000 with an effective tax rate of 60% on a pre-tax loss of $921,000 in the third quarter of 1999.

 Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 1999

   Overview. The Company recorded net income of $7,104,000, or $0.82 per share for the first nine months of 2000. This compares to a net loss of $1.0 million or $0.12 per share recorded in the first nine months of 1999. This improvement results from higher oil and gas prices and lower general and administrative, restructuring costs and depreciation, depletion, and amortization expenses. Net cash provided by operating activities was $17.6 million for the nine months ended September 30, 2000 compared to $7.9 million for the corresponding nine months of 1999.

   Revenues. Total revenues increased 46% to $28.7 million in the first nine months of 2000 compared to $19.6 million in the first nine months of 1999, primarily due to commodity price increases. The Company's natural gas production decreased 8% to 6,129 MMcf from 6,686 MMcf and oil production declined 11% to 314 MBbls from 353 MBbls, resulting in the Company's overall equivalent production declining 9% to 8,013 MMcfe from 8,804 MMcfe. The decrease in natural gas production is primarily the result of normal production declines coupled with temporary reductions due to workover and facility related downtime and pipeline capacity constraints in Canada, as well as the temporary shut down for repairs, in March 2000, of the Minehead 8-13 well in Canada. The decrease in oil production reflects normal production declines.

   The Company's composite average oil price increased 76% to $26.72 per barrel in the first nine months of 2000 from $15.21 per barrel in the first nine months of 1999. Oil revenue was reduced by net hedging payments of $365,000, or $1.16 per barrel for the year. The Company's average U.S. natural gas price increased 56% to $3.43 per Mcf in the first nine months of 2000 from $2.20 per Mcf in the prior year, while the average Canadian natural gas price increased 65% to $2.62 per Mcf in the first nine months of 2000 from $1.59 per Mcf for 1999. The significant increase in prices, partially offset by the decline in production volumes, resulted in a 48% increase in oil and gas revenues to $26.8 million in the first nine months of 2000 verses $18.1 million in the prior year.

   Production Costs. Production costs increased 28% to $6.1 million in the first nine months of 2000 as a result of workover operations for repairs and production enhancement and production tax increases related to higher commodity prices. Production costs per Mcfe increased 40% to $0.77 per Mcfe in the first nine months of 2000 from $0.55 in the same nine months of 1999. Approximately $0.20 per Mcfe of increased costs are due to workover operations and increased production taxes.

   Depreciation, Depletion & Amortization (DD&A). Total DD&A decreased 18% to $6.7 million in the first nine months of 2000 from $8.2 million in the first nine months of 1999. The decrease reflects the impact of higher U.S. oil and gas reserves due to price increases and field extensions. The composite oil and gas DD&A rate decreased 13% to $0.70 per Mcfe from $0.80 per Mcfe.

   General and Administrative Expenses. General and administrative expenses decreased 48% to $1.4 million in the first nine months of 2000 from $2.7 million in the first nine months of 1999 as a result of the Company's restructuring efforts and the Management Agreement with Kaiser-Francis. See
Note 2 to the consolidated financial statements.

   Restructuring Costs. The Company recorded a $0.5 million credit against restructuring costs in the first nine months of 2000 primarily because the Houston office space was leased to an outside party and the Company's obligation ended. This compares to a $3.5 million restructuring charge in the first nine months of 1999 related to the Company's pursuit of strategic alternatives to maximize shareholder value. See Note 2 to the consolidated financial statements.

   Investment Income. Investment income increased 49% to $524,000 in the first nine months of 2000 from $352,000 in the first nine months of 1999 due to more cash being available for investment.

   Interest Expense. Interest expense increased less than 1% to $2,831,000 in the first nine months of 2000 from $2,821,000 in the prior year first nine months, reflecting the impact of rate increases, net of debt paydowns in the third quarter. See the Liquidity and Capital Resources section for further discussion.

   Income Taxes. The Company recorded a $5,296,000 income tax expense with an effective tax rate of 42% on a pre-tax income of $12,642,000 in the first nine months of 2000. This compares to an income tax benefit of $1.4 million with an effective tax rate of 59% on a pre-tax loss of $2.4 million in the first nine months of 1999.

Liquidity and Capital Resources

   As of September 30, 2000, the Company had working capital of $5.2 million as compared to $3.6 million at December 31, 1999. Net cash provided by operating activities was $17.6 million for the nine months ended September 30, 2000 compared to $7.9 million for the corresponding nine months of 1999.

   The Company's total capital expenditures were $6.0 million and $3.0 million for the nine months ended September 30, 2000 and 1999, respectively, primarily related to exploration and development.

   No sales of oil and gas properties occurred in the first nine months of either 2000 or 1999.

   In June 1997, the Company entered into a $50.0 million five-year revolving credit agreement with the Toronto-Dominion Bank, the agent, and the Bank of Nova Scotia. The facility was amended in June 1998 to extend the initial five-year term an additional year to July 1, 2003 with quarterly borrowing base amortization beginning September 30, 2001. The borrowings can be funded by either Eurodollar loans or Prime loans. The interest rate on the borrowings is equal to an interest rate spread plus either the Eurodollar rate or the Prime rate. The interest spread is determined from a sliding scale based on the Company's borrowing base percentage utilization in effect from time to time. The spread ranges from 1 3/8% to 2% on Eurodollar loans and 3/8% to 1% on Prime loans. The Company's average interest rate under this facility was approximately 8.4% through July 21, 2000, which was the date this facility was terminated, verses 6.5% during the first nine months of 1999.

   In June 2000, the revolving credit agreement was amended to increase the current borrowing base to $40 million and change the termination date to July 31, 2000, pending a new loan agreement between Toronto-Dominion and the Company. The new loan agreement was successfully completed in July 2000. Also in June 2000, the Company paid off the Series B fixed rate notes, using available capital and borrowings under the revolving credit agreement. Early termination payments required by the Series B agreement and remaining unamortized debt costs were expensed and are reflected in the financial statements as an extraordinary item of $385,000, net of applicable taxes of $143,000.

   In July 2000, the Company entered into a $75 million revolving credit agreement with the Toronto-Dominion Bank (TD Bank), the agent, and the Bank of Nova Scotia. The term of the facility is through April 30, 2003 and the initial borrowing base was set at $58 million. Borrowings can be funded by either Eurodollar loans or Base Rate loans. The interest rate on the borrowings is equal to an interest rate spread plus either the Eurodollar rate or the Base Rate. The interest spread is determined from a sliding scale based on the Company's borrowing base percentage utilization in effect from time to time. The spread ranges from 1.25 to 2.25 on Eurodollar loans and .25 to 1.25 on Base Rate loans. At September 30, 2000, the Company had a total of $32,500,000 million outstanding under the revolver and $25,500,000 available based on the current borrowing base, as defined, subject to certain limitations. From July 21, 2000, the date of inception of this facility, through September 30, 2000, the average interest rate under this facility was approximately 8.6%.

   The Company has historically funded its capital expenditures and working capital requirements with its cash flow from operations, debt and equity capital and participation by institutional investors. If the Company increases its capital expenditure level in the future or operating cash flow is not as expected, capital expenditures may require additional funding, obtained through borrowings from commercial banks and other institutional sources or by public or private offerings of equity or debt securities.

Year 2000 Issues

   PetroCorp had no Year 2000 computer problems. Minimal costs were expended in this area.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

   The Company's primary sources of market risk are from fluctuations in commodity prices, interest rates and exchange rates.

 Commodity Price Risk

   The Company produces and sells natural gas, crude oil, condensate, natural gas liquids and sulfur. As a result, the Company's financial results can be significantly affected as these commodity prices fluctuate widely in response to changing market forces. The Company has previously utilized hedging transactions to manage its exposure to price fluctuations on its sales of oil and natural gas. In the first quarter of 2000, the Company entered into swap transactions in an effort to lock in a portion of higher oil prices which currently exist. These transactions apply to approximately 50 percent of the Company's projected oil production from April 2000 through December 2000, at prices ranging from $23.57 to $29.00 per barrel. The fair value of the swap transactions, based on NYMEX oil futures settlement prices as of September 30, 2000, would result in the company paying $527,000. Oil and gas revenue includes $69,000 received and $434,000 paid in settlement of swap transactions through September 30, 2000.

   In the second quarter of 2000, the Company entered into a no-cost collar arrangement by which 180,000 MMbtu for each of the months July through October 2000 are subject to a $4.96 ceiling and a $3.50 floor per MMbtu. No liability or receivable to the Company arose for the first three months of this arrangement. The settlement of the October 2000 hedge resulted in a payment by the Company of $62,000.

   No hedge transactions were in place in 1999.

PART II. OTHER INFORMATION

 Item 1--Legal Proceedings

   Not Applicable

 Item 2--Changes in Securities

   Not Applicable

 Item 3--Defaults upon Senior Securities

   Not Applicable

 Item 4-- Submission of Matters to Vote of Security Holders

   Not Applicable

 Item 5--Other Information

   Not Applicable

 Item 6--

   (a) Exhibits

     27  Financial Data Schedule

   (b) Reports on Form 8-K

     Not Applicable

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized officer.

                                          PETROCORP INCORPORATED
                                          (Registrant)

Date: November 7, 2000                            /s/ Steven R. Berlin
                                          _____________________________________
                                          Steven R. Berlin
                                          Chief Financial Officer and
                                           Secretary
                                          (On behalf of the Registrant and as
                                           the
                                          Principal Financial Officer)

                                                                         ANNEX L

                      SERIES B PERPETUAL WARRANT AGREEMENT

   This Series B Perpetual Warrant Agreement (as amended, restated or otherwise modified from time to time, this "AGREEMENT") is made as of September 29, 2000, between Southern Mineral Corporation, a Nevada corporation (including its successors and permitted assigns, the "COMPANY"), and American Stock Transfer & Trust Company, a New York corporation (including its successors and permitted assigns, the "WARRANT AGENT").

   WHEREAS, the Company has determined to issue and deliver Series B Perpetual Warrant Certificates ("WARRANT CERTIFICATES") initially in the form of Exhibit A, representing Series B Perpetual Warrants ("WARRANTS"), to the persons and in the amounts listed on Exhibit B;

   WHEREAS, each Warrant represented on a Warrant Certificate entitles the holder thereof to purchase one share (as adjusted) of common stock, par value $0.01 per share ("COMMON STOCK"), of the Company for each such Warrant exercised;

   WHEREAS, the Company desires to provide for the form and provisions of the Warrant Certificates, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the bearers of the Warrants Certificates; and

   WHEREAS, all acts and things necessary to make the Warrant Certificates when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided in this agreement, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement, have been done and performed.

   NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

             EXECUTION AND COUNTERSIGNATURE OF WARRANT CERTIFICATES

   Section 1.1. Execution and countersignature of Warrant Certificates.

   (a) Each Warrant Certificate, whenever issued, shall be dated August 1, 2000, shall be substantially in the form of Exhibit A and may have such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrant Certificates may be listed, or to conform to customary usage. Each Warrant Certificate shall be signed by, or bear the facsimile signature of, the President or a Vice President of the Company and shall bear a facsimile of the Company's seal. In case any officer whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to hold such office before such Warrant Certificate is issued, such Warrant Certificate may be issued with the same effect as if such officer had held such office at the date of issuance. No Warrant Certificate may be exercised until it has been countersigned by the Warrant Agent as provided in
Section 1.1(b).

   (b) The Warrant Agent shall countersign a Warrant Certificate only:

     (i) if the Warrant Certificate is to be issued in exchange or substitution for one or more previously countersigned Warrant Certificates, as hereinafter provided, or

     (ii) if the Company instructs the Warrant Agent to do so.

   (c) Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect.

                                   ARTICLE II

          WARRANT PRICE, DURATION AND EXERCISE OF WARRANT CERTIFICATES

   Section 2.1. Warrant Price. Each Warrant shall, when the Warrant Certificate by which such Warrant is represented is countersigned by the Warrant Agent, entitle the holder thereof, subject to the provisions thereof and of this Agreement, to purchase from the Company one share of Common Stock at the price of $4.21 per share, subject to adjustment as provided in Article III. The term "WARRANT PRICE" as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

   Section 2.2. Perpetual Duration of Warrants. The Warrants are perpetual; that is, the Warrants will not expire.

   Section 2.3. Exercise of Warrants.

   (a) A Warrant, when the Warrant Certificate by which such Warrant is represented is countersigned by the Warrant Agent, may be exercised in whole or part, at any time of from time to time, by surrendering such Warrant Certificate at the corporate trust office of the Warrant Agent in New York, with the subscription form set forth in the Warrant Certificate duly executed, and by paying in full, in lawful money of the United States, the Warrant Price for each full share of Common Stock as to which such Warrant is exercised and any applicable taxes.

   (b) As soon as practicable after the exercise of any Warrant, the Company shall issue to or to the order of the holder of such Warrant a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, registered in such name or names as may be directed by such holder, and, if such Warrant shall not have been exercised in full (except with respect to a remaining fraction of a share), a new countersigned Warrant Certificate for the number of Warrants represented by such holder's previous Warrant Certificate which shall not have been exercised. In the event that the holder of one or more Warrants exercising his purchase rights thereunder has pursuant to such exercise the right to purchase a fraction of a share of Common Stock, the Company shall, in lieu of issuing to such holder a fractional share, pay such holder cash in an amount equal to: (i) (x) the fraction to which such holder is entitled multiplied by (y) the closing market price of a share of Common Stock on the business day immediately following the day of exercise minus (ii) (x) the same fraction multiplied by (y) the Warrant Price on such day. If no sale takes place on such day, the closing market price for such day shall be deemed to be (i) the average of the closing bid and asked prices on such day, as officially quoted, as reported in the principal reporting system with respect to securities listed on the principal national securities exchange or market on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange or market, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company or, if on such day no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Company.

   (c) All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, and the Company shall pay all taxes in respect of the issue thereof. The Company shall not be required, however, to pay any tax imposed in connection with any transfer involved in the issue of a certificate for shares of Common Stock in any name other than that of the holder of the Warrant Certificate surrendered in connection with the purchase thereof; and in such case the Company shall not be required to issue or deliver any stock certificate until such tax shall have been paid.

   (d) Each person (or entity) in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant Certificate was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the Company's stock transfer books are open.

   (e) The Warrant Agent shall cancel any Warrant Certificate surrendered for exchange, substitution, transfer or exercise in whole or in part.

                                  ARTICLE III

                                  ADJUSTMENTS

   Section 3.1. Stock Dividends and Splits. If after the date hereof, and subject to the provisions of Section 3.6, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split of shares of Common Stock, then, on the date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or for the effectiveness of such split, the number of shares of Common Stock issuable on exercise of each Warrant shall be adjusted in proportion to such adjustment in outstanding shares and the then applicable Warrant Price shall be correspondingly adjusted.

   Section 3.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 3.6, the number of outstanding shares of Common Stock is adjusted by a combination or reclassification (excluding any such reclassification in connection with a merger, consolidation, share exchange or similar transaction in which the Company is the continuing entity) of shares of Common Stock, then, upon the effective date of such combination or reclassification, the number of shares of Common Stock issuable on exercise of each Warrant shall be adjusted in proportion to such adjustment in outstanding shares and the then applicable Warrant Price shall be correspondingly adjusted.

   Section 3.3. Reorganization, Merger and Asset Sales. If after the date hereof any capital reorganization or reclassification of the Common Stock of the Company, or any consolidation, merger, share exchange or similar transaction involving the Company, or the sale of all or substantially all of the Company's assets shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, share exchange, similar transaction or asset sale, lawful and fair provision shall be made whereby the Warrant Certificate holders shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in the Warrant Certificates and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the Warrants represented thereby, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the Warrants had such reorganization, reclassification, consolidation, merger, share exchange, similar transaction or asset sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Warrant Certificate holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price and of the number of shares purchasable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities, or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, share exchange, similar transaction or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such transaction, or the entity purchasing such assets, shall assume by written instrument executed and delivered to the Warrant Agent the obligation to deliver to the Warrant Certificate holders such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

   Section 3.4. Notice of Changes in Warrants. Upon any adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, then and in each such case the Company shall promptly give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from any such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

   The Company shall also mail such notice to the addresses of the Warrant Certificate holders reflected in the records of the Warrant Agent. Failure to give or publish such notice, or any defect therein, shall not affect the legality or validity of the subject adjustments.

   Section 3.5. Other Notices. If at any time:

   (a) the Company shall pay any dividends payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

   (b) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

   (c) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation, merger, share exchange or similar transaction of the Company with, or sale of all or substantially all of the Company's assets to, another entity; and

   (d) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company;

then, in any one or more of such cases, the Company shall give written notice and publish the same in the manner set forth in Section 3.4, of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution, or subscription rights, or (ii) such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of Common Stock shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such notice shall be given and published at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto. Failure to give or publish such notice, or any defect therein, shall not affect the legality or validity of any of the matters set forth in the foregoing clauses (a) to (d), both inclusive.

   Section 3.6. Limitation on Fractions. Notwithstanding anything to the contrary in Section 3.1 or 3.2, upon exercise of any Warrant, cumulative adjustments in the number of shares issuable upon exercise of Warrants shall be made only to the nearest multiple of one-tenth of a share, i.e., fractions of less than five-hundredths of a share shall be disregarded and fractions of five- hundredths of a share or more shall be treated as being one-tenth of a share.

   Section 3.7. Form of Warrant Certificate. The form of Warrant Certificate need not be changed because of any change pursuant to this Article III, and Warrant Certificates issued after such change may state the same Warrant Price and the same number of shares as is stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof; and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

                                   ARTICLE IV

     OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANT CERTIFICATES

   Section 4.1. No Rights as Shareholder Conferred by Warrant Certificates. No Warrant Certificate holder, as such, shall be entitled to vote or to receive dividends or shall otherwise be deemed to be the holder of shares of Common Stock for any purpose, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon any Warrant Certificate holder, as such, any of the rights of a stockholder of the Company or any right to vote upon or withhold consent to any action of the Company (whether upon any reorganization, issuance of securities, reclassification or conversion of Common Stock, consolidation, merger, share exchange or similar transaction, sale, lease, conveyance or otherwise), receive notice of meetings or other action affecting stockholders (except for notices expressly provided for in this Agreement) or receive dividends or subscription rights.

   Section 4.2. Lost, Stolen, Mutilated, or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated, or destroyed. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time enforceable by anyone.

   Section 4.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

                                   ARTICLE V

                 TRANSFER AND EXCHANGE OF WARRANT CERTIFICATES

   Section 5.1. Negotiability and Ownership of Warrant Certificates. Warrant Certificates issued hereunder shall be transferable of record only by the Warrant Agent.

   Section 5.2. Exchange of Warrant Certificates. After countersignature by the Warrant Agent in accordance without the provisions of this Agreement, one or more Warrant Certificates may be surrendered to the Warrant Agent for exchange and, upon cancellation thereof, the Warrant Agent shall countersign and deliver in exchange therefor one or more new Warrant Certificates, as requested by the bearer of the canceled Warrant Certificate or Warrant Certificates, for the same aggregate number of Warrants as were evidenced by the Warrant Certificate or Warrant Certificates so canceled.

                                   ARTICLE VI

                 CONCERNING THE WARRANT AGENT AND OTHER MATTERS

   Section 6.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

   Section 6.2. Resignation, Consolidation, Merger, Share Exchange or Similar Transaction of Warrant Agent.

   (a) The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving one month's notice in writing to the Company, except that shorter notice may be given if the Company, in writing, accepts such (in its sole discretion) as sufficient. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectual vesting in and confirming to such successor Warrant Agent all such authority. powers, rights, immunities, duties, and obligations. Not later than the effective date of any such appointment the Company shall give notice thereof to the predecessor Warrant Agent and each transfer agent for the Common Stock. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor Warrant Agent.

   (b) Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger, consolidation share exchange or similar transaction to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

   Section 6.3. Fees and Expenses of Warrant Agent. The Company shall:

   (a) pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and reimburse the Warrant Agent upon demand for all out of pocket expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder;

   (b) perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement; and

   (c) indemnify and hold harmless the Warrant Agent against any loss, liability or expense (including reasonable attorney's fees) incurred without negligence, willful misconduct or bad faith on the part of the Warrant Agent arising out of or in connection with the acceptance or administration of its duties under the Warrant Agreement, including the costs and expenses of defending against any such claim.

   Section 6.4. Additional Provisions.

   (a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion. The Warrant Agent may execute any of the powers hereof and perform the duties required of it hereunder by or through attorneys, agents, receivers or employees and shall be entitled to advice of counsel concerning all matters of agency and its duty hereunder.

   (b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or a Vice President or the Treasurer or the Controller or the Secretary of the Company and delivered to the Warrant Agent; and such statement shall be full warrant to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this agreement in reliance upon such statement; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

   (c) The Warrant Agent shall be liable hereunder only for its own negligence or willful misconduct.

   (d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

   (e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except by it) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the making of any adjustments required under the provisions of Article III or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this agreement or any Warrant Certificate or as to whether any shares of Common Stock will when issued be validly issued and fully paid and nonassessable.

   Section 6.5. Acceptance of Agency.

   (a) The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent through the exercise of any Warrant.

   (b) The Warrant Agent shall not be required to give any bond or surety in respect of the execution of such agency, powers, duties or otherwise.

   Section 6.6. Modification of Agreement. The Warrant Agent may, without the consent or concurrence of the holders of the Warrant Certificates, by supplemental agreement or otherwise concur with the Company in making any changes or corrections in this Agreement that it shall have been advised by counsel (who may be counsel for the Company) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained.

   Section 6.7. Right to Inspect. At any reasonable time, the Warrant Agent, the Company and each of their respective duly authorized representatives shall have the right to fully inspect any and all books, papers and records of the Company pertaining to the Warrants and Warrant Certificates and to make memoranda therefrom.

   Section 6.8. Obligation to Take Action. The permissive authority of the Warrant Agent to act pursuant to this Agreement shall not be construed as a duty to exercise such authority.

   Section 6.9. Reliance on Documents.

   (a) The Warrant Agent shall incur no liability in acting or proceeding in good faith upon any resolution, telegram, request, consent, waiver, certificate, statement, affidavit, voucher, bond, requisition or other paper or document prepared and furnished pursuant to this Agreement or any of the Warrant Certificates that it in good faith believes to be genuine.

   (b) The Warrant Agent may accept and rely upon such materials as conclusive evidence of the truth and accuracy of such statements and shall not be required to investigate any matters contained in any such documents.

   (c) The Warrant Agent is not bound to recognize any person or entity as the holder of any Warrant Certificate or to take any action at the request of any such person or entity unless such Warrant Certificate is deposited with the Warrant Agent or evidence satisfactory to the Warrant Agent of the ownership of such Warrant Certificate is furnished to the Warrant Agent.

   (d) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

   Section 6.10. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent or the holders of the Warrant Certificates shall bind and inure to the benefit of their respective successors and assigns hereunder.

   Section 6.11. Notices and Demands to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by mail first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

       Southern Mineral Corporation
       1201 Louisiana Street, Suite 3350
       Houston, Texas 77002

Any notice or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to the Warrant Agent shall be sufficiently given or made if sent by mail first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

       America Stock Transfer & Trust Company
       6201 Fifteenth Avenue
       New York, New York, 11219

   Section 6.12. Applicable Law. EXCEPT TO THE EXTENT THAT CHAPTER 78 OF THE REVISED NEVADA STATUTES IS REQUIRED TO BE APPLIED WITH RESPECT TO THE RIGHTS, PRIVILEGES AND OBLIGATIONS OF AND TO HOLDERS OF WARRANTS ISSUED BY A NEVADA CORPORATION, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT AND OF THE WARRANTS SHALL BE GOVERNED BY THE LAW OF THE STATE OF TEXAS.

   Section 6.13. Persons Having Rights Under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the holders of the Warrant Certificates any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof, and all covenants, conditions, stipulations, promises, and agreements in this Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and the holders of the Warrant Certificates.

   Section 6.14. Effect of Headings. The Article and Section headings herein are for convenience only and are not part of this agreement and shall not affect the interpretation thereof.

           [The remainder of this page is intentionally left blank.]

                      SMC WARRANT AGREEMENT SIGNATURE PAGE

   In witness whereof, this Agreement has been duly executed by the parties hereto under their respective corporate seals as of the day and year first above written.

                                          SOUTHERN MINERAL CORPORATION

                                          By:__________________________________
                                             Name:
                                             Title:

                                          AMERICAN STOCK TRANSFER & TRUST
                                           COMPANY

                                          By:__________________________________
                                             Name:
                                             Title:

Exhibit A: Form of Warrant Certificate
Exhibit B: List of Holders of Warrant Certificates

                                   EXHIBIT A

                          FORM OF WARRANT CERTIFICATE

                          SOUTHERN MINERAL CORPORATION

                     Series B Perpetual Warrant Certificate
           Representing Warrants to Purchase Shares of Common Stock,
                           Par Value $0.01 Per Share

   This Warrant Certificate certifies that, [                     ] (including
its successors, the "HOLDER"), is the holder of [      ] Series B Perpetual
Warrants ("WARRANTS"), each of which entitles such Holder to purchase, at any time, one share (as adjusted) of common stock, par value $0.01 per share ("COMMON STOCK"), of Southern Mineral Corporation, a Nevada corporation (the "COMPANY"), as such stock is constituted at the date of this warrant, at the price of $4.21 per share (as adjusted, the "WARRANT PRICE"), but such number of shares and the Warrant Price may be adjusted from time to time upon the occurrence of certain events as provided in the Warrant Agreement (hereinafter defined), by the surrender of this Warrant Certificate, with the subscription form on the reverse side hereof duly executed, at the office of American Stock Transfer & Trust Company, a New York corporation (the "WARRANT AGENT"), whose address is 6201 Fifteenth Avenue, New York, New York, 11219, and the payment of, in lawful money of the United States, the Warrant Price for the number of whole shares of Common Stock as to which Warrants represented by this Warrant Certificate are exercised, subject to the conditions set forth herein.

   Upon exercise of less than the full number of Warrants represented by this Warrant Certificate, there shall be countersigned and issued to or upon the order of the Holder a new Warrant Certificate in respect of the Warrants as to which this Warrant Certificate shall not have been exercised.

   This Warrant Certificate may be exchanged either separately or in combination with one or more other countersigned Warrant Certificates for one or more new countersigned Warrant Certificates representing the same aggregate number of Warrants represented by the Warrant Certificate or Warrant Certificates exchanged.

   No fractional shares of Common Stock will be issued upon the exercise of rights to purchase hereunder; rather, a cash payment in respect thereof will be made by the Company in lieu of the issuance of a fractional share as provided in the Warrant Agreement.

   No holder of this Warrant Certificate or of any Warrant shall be deemed to be the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon any holder of this Warrant Certificate or of any Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any reorganization, issuance of securities, reclassification or conversion of Common Stock, consolidation, merger, sale, lease, conveyance or otherwise), receive notice of meetings or other action affecting stockholders (except for notices expressly provided for in the Warrant Agreement) or receive dividends or subscription rights or otherwise.

   This Warrant Certificate is issued under and in accordance with the Series B
Perpetual Warrant Agreement dated as of [         ], 2000 (the "WARRANT
AGREEMENT"), between the Company and the Warrant Agent and is subject to the terms and provisions contained in such Warrant Agreement, to all of which terms and provisions the Holder consents by acceptance hereof.

   This Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, in whole or in part, on the register of the Company, upon surrender of this Warrant Certificate for registration of transfer at the office of the Warrant Agent maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent duly executed by, the holder hereof or his attorney duly authorized in writing, with signature guaranteed as specified in the attached Form of Assignment. Upon any partial transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Warrant Certificates with respect to any portion not so transferred. No service charge shall be made for any registration of transfer or exchange of this Warrant Certificate, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection herewith.

   Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that this Warrant Certificate, when duly endorsed in blank, shall be deemed negotiable and that when this Warrant Certificate shall have been so endorsed, the holder hereof may be treated by the Company, the Warrant Agent and all other persons and entities dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the register of the Company maintained by the Warrant Agent, notwithstanding any notice to the contrary, but until such transfer on such register, the Company and the Warrant Agent may treat the registered holder hereof as the owner hereof for all purposes.

   This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

           [The remainder of this page is intentionally left blank.]

   This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

                                          SOUTHERN MINERAL CORPORATION

                                          By: _________________________________
                                             Name:
                                             Title:

COUNTERSIGNED:

AMERICAN STOCK TRANSFER & TRUST COMPANY
as Warrant Agent

By: _________________________________
  Name:
  Title:

Dated ___________________

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]

                           EXERCISE SUBSCRIPTION FORM

           (To be executed only upon exercise of Warrant Certificate)

To: Southern Mineral Corporation

   The undersigned irrevocably exercises                Warrants represented by
this Warrant Certificate for the acquisition of               shares of common
stock, par value $0.01 per share, of Southern Mineral Corporation on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement therein referred to, surrenders this Warrant Certificate and all right, title and interest herein to Southern Mineral Corporation, and directs that the shares of common stock deliverable upon the exercise of this Warrant Certificate be registered or placed in the name and at the address specified below and delivered thereto.

Dated: __________________
                                          __________________________________(1)
                                                  (Signature of Owner)

                                          _____________________________________
                                                    (Street Address)

                                          _____________________________________
                                          (City)        (State)      (ZIP Code)

                                          Signature Guaranteed by:


                                          -------------------------------------
--------
(1) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by an eligible guarantor institution pursuant to SEC Rule 17Ad-15.

Shares of Common Stock to be issued to:

Please insert Social Security or identifying number:

Name:
Street Address:
City, State and ZIP Code:

Any Warrants represented by this Warrant Certificate which are exercisable but unexercised to be issued to:

Please insert Social Security or identifying number:

Name:
Street Address:
City, State and ZIP Code:

                              [FORM OF ASSIGNMENT]

   FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate hereby sells, assigns and transfers unto the assignee(s) named below (including the undersigned with respect to any shares of common stock for which the Warrants represented by the within Warrant Certificate are exercisable but the right to exercise for which is not being assigned hereby) all of the right of the undersigned under the within Warrant Certificate, with respect to the number of Warrants as are set forth below:

                                                     Social Security                      Number
                                                        or other                            of
    Name(s)                                            identifying                       Warrants
      of                                                number of                         being
   Assignees             Address                       Assignee(s)                       assigned
   ---------             -------                     ---------------                     --------


and does hereby irrevocably constitute and appoint                 the
undersigned's attorney to make such transfer on the books of Southern Mineral Corporation maintained for that purpose with full power of substitution in the premises.


Dated: __________________
                                          __________________________________(1)
                                                  (Signature of Owner)

                                          _____________________________________
                                                    (Street Address)

                                          _____________________________________
                                          (City)        (State)      (ZIP Code)

                                          Signature Guaranteed by:


                                          -------------------------------------
--------
(1) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by an eligible guarantor institution pursuant to SEC Rule 17Ad-15.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   PetroCorp's Restated Articles of Incorporation provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under Texas law. Texas law and PetroCorp's Restated Articles of Incorporation provide PetroCorp with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such authority, PetroCorp has purchased insurance against certain costs of indemnification of its officers and directors.

Item 21. Exhibits and Financial Statement Schedules

   Set forth below is a list of the exhibits included as part of this Registration Statement.

 Exhibit
   No.   Description
 ------- -----------
   2.1   Agreement and Plan of Merger, dated as of December 22, 2000, among
         PetroCorp Incorporated, PetroCorp Acquisition Company and Southern
         Mineral Corporation (included as Annex A to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
   2.2   Plan of Merger and Combination Agreement, dated September 18, 1991, by and among Park Avenue Exploration Corporation, PetroCorp, L.S. Holding
         Company, PetroCorp Incorporated, PetroPartners Limited Partnership,
         PetroCorp Acquisition Corporation and Management Shareholders, as
         amended by the First Amendment, dated October 1, 1992, and by the
         Simplification Agreement described in Exhibit 2.3 hereto. Incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on
         Form S-1(Registration No. 33-36972) initially filed with the
         Securities and Exchange Commission (SEC) on August 26, 1993
         Registration Statement).
   2.3   Simplification Agreement, dated August 24, 1993, by and among Park
         Avenue Exploration Corporation, L.S. Holding Company, PetroCorp,
         PetroCorp Incorporated, PetroPartners Limited Partnership, PetroCorp
         Employees Partnership, L.P., Lealon L. Sargent, W. Neil McBean, Don A.
         Turkleson, Michael L. Lord, Antonio F. Pelletier, David G. Campbell,
         Fletcher S. Hicks, Craig K. Townsend, Clifford G. Zwahlen, Charles L.
         Zorio, Rodney Rother, Mark Meyer and Carl Campbell (Simplification
         Agreement). Incorporated by reference to Exhibit 2.2 to the
         Registration Statement.
   4.1   Statement of Designations, Preferences, Limitations and Relative
         Rights of Its Series A Junior Participating Preferred Stock.
         Incorporated by reference to Exhibit 3.1 to the Company's Form 8-K, dated November 20, 1998.
   4.2   Rights Agreement dated as of November 12, 1998, between PetroCorp
         Incorporated and First Union National Bank, as Rights Agent.
         Incorporated by reference to Exhibit 4.1 to the Company's Form 8-K, dated November 20, 1998.
   4.3   Form of Right Certificate. Incorporated by reference to Exhibit 4.2 to the Company's Form 8-K, dated November 20, 1998.
   4.4   Specimen certificate for shares of Common Stock. Incorporated by reference to Exhibit 4.1 to the Registration Statement.
   4.5   Note Purchase Agreement, dated July 29, 1993, among PetroCorp
         Incorporated, United States Fidelity and Guaranty Company, Connecticut
         General Life Insurance Company, Indiana Insurance Company, Security
         Life of Denver Insurance Company, Southland Life Insurance Company,
         Life Insurance Company of Georgia and Life Insurance Company of North
         America. Incorporated by reference to Exhibit 4.2 to the Registration
         Statement.

 Exhibit
   No.   Description
 ------- -----------
   5.1+  Opinion of Frederic Dorwart, Lawyers regarding the legality of the securities.
   8.1+  Opinion of Akin, Gump, Strauss, Hauer, Feld, L.L.P. regarding certain tax matters.
   9.1   Shareholder Agreement, dated December 22, 2000, between Kaiser-Francis
         Oil Company and Southern Mineral Corporation (included as Annex B to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
   9.2   Shareholder Agreement, dated December 22, 2000, between St. Paul Fire and Marine Insurance Company and Southern Mineral Corporation
         (included as Annex C to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
   9.3   Shareholder Agreement, dated December 22, 2000, among PetroCorp
         Incorporated; and Donald H. Weise, Jr. and DHW Energy, Inc. (included as Annex D to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
   9.4   Shareholder Agreement, dated December 22, 2000, among PetroCorp
         Incorporated; and Thomas R. Fuller, and Michmatt, Inc. (included as
         Annex E to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
   9.5   Shareholder Agreement, dated December 22, 2000, among PetroCorp
         Incorporated, CoMac Partners, L.P., CoMac Endowment Fund, L.P.; CoMac
         International N.V.; CoMac Opportunities Fund, L.P.; and Carol Ann
         Coughlin (included as Annex F to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
   9.6   Voting Agreement, dated January 18, 1994, by and among USF&G
         Corporation, Park Avenue Exploration Corporation, United States
         Fidelity and Guaranty Company, CIGNA Corporation, L.S. Holding
         Company, American Oil & Gas Investors, AmGO II, First Reserve Fund V,
         Limited Partnership, First Reserve Fund V-2, Limited Partnership,
         First Reserve Fund VI, Limited Partnership and First Reserve
         Corporation. Incorporated by reference to Exhibit 9.2 to the Form 8-K.
  10.1   Amended and Restated 1992 PetroCorp Stock Option Plan. Incorporated by
         reference to Exhibit 10.1 to the Company's Quarterly Report on Form
         10-Q for the quarterly period ended September 30, 1996.
  10.2   Hanlan-Robb Area Agreement of Purchase and Sale, effective August 1,
         1991, between Gulf Canada Resources Limited and Petro-Canada and PCC
         Energy Inc. Incorporated by reference to Exhibit 10.3 to the
         Registration Statement.
  10.3   Registration Rights Agreement, dated August 24, 1993, between L.S.
         Holding Company (assigned to Kaiser-Francis Oil Company) and PetroCorp
         Incorporated. Incorporated by reference to Exhibit 10.5 to the
         Registration Statement.
  10.4   Registration Rights Agreement, dated August 24, 1993, between Park
         Avenue Exploration Corporation and PetroCorp Incorporated.
         Incorporated by reference to Exhibit 10.6 to the Registration
         Statement.
  10.5   Registration Rights Agreement, dated January 18, 1994, between
         PetroCorp Incorporated and American Oil & Gas Investors, AmGO II,
         First Reserve Fund V, Limited Partnership, First Reserve Fund V-2,
         Limited Partnership, First Reserve Fund VI, Limited Partnership and
         First Reserve Corporation (assigned to Kaiser-Francis Oil Company).
         Incorporated by reference to Exhibit 10.1 to the Form 8-K.
  10.6   Piggyback Registration Rights Agreement, dated October 27, 1993, between Lealon L. Sargent and PetroCorp Incorporated. Incorporated by
         reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K
         for the fiscal year ended December 31, 1993. This is a management contract or compensatory plan or arrangement required to be filed as an exhibit.
  10.7   Separation Benefits Agreement, dated September 27, 1993, between
         Lealon L. Sargent and PetroCorp Incorporated. Incorporated by
         reference to Exhibit 10.8 to the Registration Statement. This is a
         management contract or compensatory plan or arrangement required to be filed as an exhibit.

 Exhibit
   No.   Description
 ------- -----------
  10.8   Executive Management Annual Incentive Compensation Plan, effective
         January 1, 1994. Incorporated by reference to Exhibit 10.8 to the
         Company's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994 (1994 Form 10-K). This is a management contract or compensatory plan or arrangement required to be filed as an exhibit.
  10.9   Share Purchase Agreement, dated December 13, 1996, between 702056
         Alberta Ltd. and shareholders of Millarville Oil & Gas Ltd.
         Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated December 23, 1996.
  10.10  Agreement for Purchase and Sale, dated June 5, 1997, between PetroCorp
         Incorporated and Great River Oil and Gas Corporation. Incorporated by
         reference to Exhibit 2.1 to the Company's current report on Form 8-K dated July 1, 1997.
  10.11  First Amendment to Agreement for Purchase and Sale, dated June 30,
         1997, between PetroCorp Incorporated and Great River Oil and Gas
         Corporation. Incorporated by reference to Exhibit 2.2 to the Company's current report on Form 8-K dated July 1, 1997.
  10.12  Credit Agreement, dated June 26, 1997, among PetroCorp Incorporated,
         PCC Energy Limited, PCC Energy Corp, and Toronto-Dominion (Texas),
         Inc. and Toronto-Dominion Bank. Incorporated by reference to Exhibit
         10 to the Company's current report on Form 8-K dated July 1, 1997.
  10.13  1997 Non-Employee Director Stock Option Plan. Incorporated by
         reference to Appendix A to the Company's Proxy Statement for the
         Annual Meeting of Shareholders held on May 16, 1997.
  10.14  Management Agreement, dated August 3, 1999, between PetroCorp
         Incorporated and Kaiser-Francis Oil Company. Incorporated by reference to Annex A of the Company's proxy statement dated September 30, 1999.
  10.15  Credit Agreement dated July 21, 2000 among PetroCorp Incorporated, PC
         Energy Limited, PCC Corp., Toronto Dominion (Texas), Inc., The
         Toronto-Dominion Bank, TD Securities (USA), Inc. and various lenders signature thereto. Incorporated by reference to Exhibit 10.2 of the
         Company's Quarterly Report on Form 10-Q dated August 11, 2000.
  10.16  PetroCorp Incorporated 2000 Stock Option Plan. Incorporated by
         reference to Exhibit 4.0 of the Company's registration of such plan on
         Form S-8 filed on December 12, 2000.
  13.1   PetroCorp 1999 Annual Report on Form 10-K (included as Annex J to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
  13.2   PetroCorp Quarterly Report on Form 10-Q for the period ending
         September 30, 2000, (included as Annex K to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
  21     List of material subsidiaries. Incorporated by reference to Exhibit 21 of PetroCorp's 1999 Annual Report on Form 10-K.
  23.1*  Consent of PricewaterhouseCoopers LLP.
  23.2*  Consent of KPMG LLP.
  23.3*  Consent of Huddleston & Co., Inc.
  23.4*  Consent of Netherland, Sewell & Associates, Inc.
  23.5*  Consent of McDaniel & Associates Consultants LTD.
  23.6*  Consent of Ryder Scott Company Petroleum Engineers.
  23.7*  Consent of Chapman Petroleum Engineering Ltd.

 Exhibit
   No.   Description
 ------- -----------
  23.8*  Consent of Gilbert Laustsen Jung Associates Ltd.
  99.1   Form of Southern Mineral Affiliate Letter (included as Annex G to this joint proxy statement/prospectus forming a part of this registration statement and incorporated herein).
  99.2*  Consent of Petrie Parkman & Co, Inc.
  99.3*  Form of Proxy of PetroCorp.
  99.4*  Form of Proxy of Southern Mineral.
  99.5*  Form of Cover Letter and Stock Election Form
  99.6   Agreement to furnish document relating to subsidiary. Incorporated by reference to Exhibit 99.1 to the 1994 Form 10-K.

--------
* Filed herewith. All other exhibits have been previously filed.
+ To be filed by amendment.

Item 22. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 herein, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 29th day of January, 2001.

                                          PetroCorp Incorporated

                                          By:     /s/ Steven R. Berlin
                                            -----------------------------------
                                                    Steven R. Berlin
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

   Each of the undersigned directors and officers of PetroCorp Incorporated hereby constitutes and appoints Gary R. Christopher and Steven R. Berlin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any Registration Statement filed pursuant to Rule 424(b) of the Securities Act of 1933, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Gary R. Christopher           President, Chief Executive  January 29, 2001
______________________________________  Officer and Director
         Gary R. Christopher

       /s/ Steven R. Berlin            Chief Financial Officer,    January 29, 2001
______________________________________  Secretary and Treasurer
           Steven R. Berlin

        /s/ Steven E. Amos             Corporate Controller        January 29, 2001
______________________________________
            Steven E. Amos

        /s/ Thomas N. Amonett          Director                    January 29, 2001
______________________________________
          Thomas N. Amonett

        /s/ Mark W. Files              Director                    January 29, 2001
______________________________________
            Mark W. Files

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ W. Neil McBean             Director                    January 29, 2001
______________________________________
            W. Neil McBean

      /s/ Stephen M. McGrath           Director                    January 29, 2001
______________________________________
          Stephen M. McGrath

      /s/ Lealon L. Sargent            Director                    January 29, 2001
______________________________________
          Lealon L. Sargent

       /s/ Robert C. Thomas            Director                    January 29, 2001
______________________________________
           Robert C. Thomas